UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VIREO HEALTH INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

British Columbia	82-3835655
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

207 South 9th Street

Minneapolis, Minnesota 55402

(Address of principal executive offices and zip code)

(612) 999-1606

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Subordinate Voting Shares

Multiple Voting Shares

Super Voting Shares

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” As an emerging growth company, we may take advantage of specified reduced disclosure and other exemptions from requirements that are otherwise applicable to public companies that are not emerging growth companies. These provisions include:

•	Reduced disclosure about our executive compensation arrangements;

•	Exemptions from non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

•	Our election under Section 107(b) of the JOBS Act to delay adoption of new or revised accounting standards with different effective dates for public and private companies until those standards would otherwise apply to private companies; and

•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”) or if we issue more than $1.0 billion of non-convertible debt over a three-year period.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. You should assume that the information contained in this document is accurate as of the date of this registration statement on Form 10 only.

This registration statement will become effective automatically 60 days from the date of the original filing (the “Effective Date”), pursuant to Section 12(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the Effective Date, we will become subject to the reporting requirements of Section 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Use of Names

In this Amendment No. 1 to Vireo Health International, Inc.’s registration statement on Form 10, unless the context otherwise requires, the terms “we,” “us,” “our,” “Company” or “Vireo” refer to Vireo Health International, Inc. together with its wholly-owned subsidiaries. References to “Darien Business Development Corp” or “Darien” refer to the Company prior to completion of the Transaction (as hereinafter defined).

Currency

Unless otherwise indicated, all references to “$” or “US$” in this registration statement refer to United States dollars, and all references to “C$” refer to Canadian dollars.

Disclosure Regarding Forward-Looking Statements

This Amendment No. 1 to the registration statement on Form 10 contains statements that we believe are, or may be considered to be, “forward-looking statements.” Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on current beliefs, expectations or assumptions regarding the future of the business, future plans and strategies, operational results and other future conditions of the Company. All statements other than statements of historical fact included in this registration statement regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “plans,” “expects” or “does not expect,” “is expected,” “look forward to,” “budget,” “scheduled,” “estimates,” “forecasts,” “will continue,” “intends,” “the intent of,” “have the potential,” “anticipates,” “does not anticipate,” “believes,” “should,” “should not,” or variations of such words and phrases that indicate that certain actions, events or results “may,” “could,” “would,” “might,” or “will,” “be taken,” “occur,” or “be achieved,” or the negative of these terms or variations of them or similar terms. Furthermore, forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements. Risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements include, but are not limited to the risks described under the heading “Risk Factors Summary” and in Item 1A—“Risk Factors” in this registration statement.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this registration statement, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this registration statement.

Risk Factors Summary

Investing in our securities involves risks. You should carefully consider the risks described in Item 1A— “Risk Factors” beginning on page 30 before deciding to invest in our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

•	Marijuana remains illegal under U.S. federal law, and enforcement of U.S. cannabis laws could change.

•	There is a substantial risk of regulatory or political change.

•	We may be subject to action by the U.S. federal government through various government agencies for participation in the cannabis industry.

•	U.S. state and local regulation of cannabis is uncertain and changing.

•	State regulatory agencies may require us to post bonds or significant fees.

•	We may be subject to heightened scrutiny by United States and Canadian authorities, which could ultimately lead to the market for Subordinate Voting Shares becoming highly illiquid and our shareholders having no ability effect trades in Subordinate Voting Shares in Canada.

•	We may face state limitations on ownership of cannabis licenses.

•	We may become subject to FDA or ATF regulation.

•	Cannabis businesses are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services.

•	We operate in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where we carry on business.

•	Because marijuana is illegal under U.S. federal law, we may be unable to access to U.S. bankruptcy protections in the event of our bankruptcy or a bankruptcy in an entity in which we invest.

•	Because our contracts involve marijuana and related activities, which are not legal under U.S. federal law, we may face difficulties in enforcing our contracts.

•	We may not be able to secure our payment and other contractual rights with liens on the inventory or licenses of our clients and contracting parties under applicable state laws.

•	Because marijuana is illegal under U.S. federal law, marijuana businesses may be subject to civil asset forfeiture.

•	We may be subject to constraints on and differences in marketing our products under varying state laws.

•	The results of future clinical research may be unfavorable to cannabis, which may have a material, adverse effect on the demand for our products.

•	Inconsistent public opinion and perception of the medical recreational use marijuana industry hinders market growth and state adoption.

•	Investors in the Company who are not U.S. citizens may be denied entry into the United States.

•	As a cannabis business, we are subject to unfavorable tax treatment under the Code.

•	If our operations are found to be in violation of applicable money laundering legislation and our revenues are viewed as proceeds of crime, we may be unable to effect distributions or repatriate funds to Canada.

•	We incurred net losses in the nine months ended September 30, 2020 and fiscal years 2019 and 2018 with net cash used in operating activities and cannot provide assurance as to when or if we will become profitable and generate cash in our operating activities.

•	We anticipate requiring substantial additional financing to operate our business and we may face difficulties acquiring additional financing on terms acceptable to us or at all.

•	We are a holding company and our earnings are dependent on the earnings and distributions of our subsidiaries.

•	Our subsidiaries may not be able to obtain necessary permits and authorizations.

•	Disparate state-by-state regulatory landscapes and the constraints related to holding cannabis licenses in various states results in operational and legal structures for realizing the benefit from cannabis licenses that could result in materially detrimental consequences to us.

•	The success of our business depends, in part, on our ability to successfully integrate recently acquired businesses and to retain key employees of acquired businesses.

•	We may invest in pre-revenue companies which may not be able to meet anticipated revenue targets in the future.

•	The nature of the medical and recreational cannabis industry may result in unconventional due diligence processes and acquisition terms that could have unknown and materially detrimental consequences to us.

•	Our assets may be purchased with limited representations and warranties from the sellers of those assets.

•	Lending by us to third parties may be unsecured, subordinate in interest or backed by unrealizable license assets.

•	Competition for the acquisition and leasing of properties suitable for the cultivation, production and sale of medical and recreational cannabis may impede our ability to make acquisitions or increase the cost of these acquisitions, which could materially, adversely affect our operating results and financial condition.

•	We face security risks related to our physical facilities and cash transfers.

•	We face exposure to fraudulent or illegal activity by employees, contractors, consultants and agents, which may subject us to investigations and actions.

•	We face risks related to the novelty of the cannabis industry, and the resulting lack of information regarding comparable companies, unanticipated expenses, difficulties and delays, and the offering of new products and services in an untested market.

•	We are dependent on the popularity and acceptance of our brand portfolio.

•	Our business is subject to the risks inherent in agricultural operations.

•	We may encounter increasingly strict environmental regulation in connection with our operations and the associated permitting, which may increase the expenses for cannabis production or subject us to enforcement actions by regulatory authorities.

•	We may face potential enforcement actions if we fail to comply with applicable laws.

•	We face risks related to our information technology systems, including potential cyber-attacks and security and privacy breaches.

•	We may be required to disclose personal information to government or regulatory entities.

•	We face risks related to our insurance coverage and uninsurable risks.

•	Our reputation and ability to do business may be negatively impacted by our suppliers’ inability to produce and ship products.

•	We are dependent on key inputs, suppliers and skilled labor for the cultivation, extraction and production of cannabis products.

•	Our inability to attract and retain key personnel could materially adversely affect our business.

•	Our sales are difficult to forecast due to limited and unreliable market data.

•	We may be subject to growth-related risks.

•	We are currently involved in litigation, and there may be additional litigation in which we will be involved in the future.

•	We face an inherent risk of product liability claims as a manufacturer, processor and producer of products that are intended to be ingested by people.

•	Our intellectual property may be difficult to protect.

•	We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could subject us to significant liabilities and other costs.

•	Our products may be subject to product recalls, which may result in expense, legal proceedings, regulatory action, loss of sales and reputation, and diversion of management attention.

•	We may not be able to secure our payment and other contractual rights with liens on the inventory or licenses of our clients and contracting parties under applicable state laws.

•	We face intense competition in a new and rapidly growing industry by other licensed companies with more experience and financial resources than we have and by unlicensed, unregulated participants.

•	There are risks associated with consolidation of the industry by well-capitalized entrants developing large-scale operations.

•	Synthetic products from the pharmaceutical industry may compete with cannabis use and products.

•	Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

•	The elimination of monetary liability against our directors, officers, and employees under British Columbia law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

•	There is doubt as to the ability to enforce judgments in Canada or under Canadian law against U.S. subsidiaries, assets, and experts.

•	Our past performance may not be indicative of our future results.

•	Our business, financial condition, results of operations, and cash flow may be negatively impacted by challenging global economic conditions.

•	Epidemics and pandemics, including the recent outbreak of COVID-19, may have a significant negative impact on our business and financial results.

•	A return on our securities is not guaranteed.

•	Our voting control is concentrated given 40.5% of our voting power is held by our Chief Executive Officer.

•	Our capital structure and voting control may cause unpredictability.

•	Additional issuances of Shares, or securities convertible into Shares, may result in dilution.

•	Sales of substantial numbers of Shares may have an adverse effect on their market price.

•	The market price for the Shares may be volatile.

•	A decline in the price or trading volume of the Shares could affect our ability to raise further capital and adversely impact our ability to continue operations.

•	If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate, or unfavorable research about us, our business or our market, our stock price and trading volume could decline.

•	An investor may face liquidity risks with an investment in the Shares.

•	We are subject to increased costs as a result of being a public company in Canada and the United States.

•	We do not intend to pay dividends on our Shares and, consequently, the ability of investors to achieve a return on their investment will depend entirely on appreciation in the price of our Shares.

•	We are eligible to be treated as an “emerging growth company” as defined in the JOBS Act and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, the Subordinate Voting Shares may be less attractive to investors.

•	Our shareholders are subject to extensive governmental regulation and, if a shareholder is found unsuitable by one of our licensing authorities, that shareholder would not be able to beneficially own our securities. Our shareholders may also be required to provide information that is requested by licensing authorities and we have the right, under certain circumstances, to redeem a shareholder’s securities; we may be forced to use our cash or incur debt to fund such redemption of our securities.

•	We will be subject to Canadian and United States tax on our worldwide income.

•	Dispositions of shares will be subject to Canadian and/or United States tax.

•	Although we do not intend to pay dividends on our shares, any such dividends would be subject to Canadian and/or United States withholding tax.

•	Transfers of Shares may be subject to United States estate and generation-skipping transfer taxes.

•	Taxation of Non-U.S. Holders upon a disposition of shares depends on whether we are classified as a United States real property holding corporation.

•	Changes in tax laws may affect the Company and holders of Shares.

•	ERISA imposes additional obligations on certain investors.

ITEM 1. BUSINESS

Background

Vireo Health International, Inc. is a reporting issuer in Canada, listed for trading on the Canadian Securities Exchange (the “CSE”) under the symbol “VREO”. Vireo is a physician-led, science-focused cannabis company focused on building long-term, sustainable value by bringing the best of medicine, science, and engineering to the cannabis industry. With operations strategically located in limited-license medical markets, Vireo manufactures pharmaceutical-grade cannabis products in environmentally-friendly greenhouses and distributes its products through its growing network of Green Goods™ and other Vireo branded retail dispensaries as well as third-party locations in the markets in which Vireo’s subsidiaries hold operating licenses.

The business of the Company was established in 2014 as Minnesota Medical Solutions, LLC, and received its first license in December 2014. The Company, through its subsidiaries and affiliates, cultivates, manufactures and distributes cannabis products to third parties in wholesale markets and cultivates, manufactures and sells cannabis products directly to approved patients in its owned retail stores. The Company is licensed in eight states and territories, consisting of Arizona, Maryland, Massachusetts, Minnesota, New Mexico, New York, Ohio, and Puerto Rico. As of December 18, 2020, the Company retails cannabis products in 13 dispensaries located in Arizona (1), Minnesota (6), New Mexico (2), and New York (4) and wholesales cannabis products, through third-party companies, in Arizona, Maryland, Ohio, and New York. The Company expects to open two additional dispensaries in Minnesota by the end of 2020, one additional dispensary in Maryland during the first quarter of 2021, two additional dispensaries in New Mexico during the first quarter of 2021 and, subject to regulatory approval, one dispensary in Maryland during 2021.  The Company also expects to close on the acquisition of medical and adult-use cannabis cultivation and processing businesses in Nevada by December 31, 2020.

In addition to developing and maintaining cannabis businesses in its core limited-license jurisdictions, Vireo’s teams of scientists, attorneys and engineers are also focused on driving innovation and securing meaningful and protectable intellectual property that is complementary to Vireo’s core business. Through this dual-path approach to long-term value creation, Vireo believes it enhances the potential for shareholder returns.

The following organizational chart describes the organizational structure of the Company as of the close of business on December 18, 2020. See Exhibit 21.1 to this registration statement for a list of subsidiaries of the Company.

(1) In addition, Vireo is affiliated with the following entities: Arizona Natural Remedies, Inc. (Non-Profit Affiliate Managed by Retail Management Associates, LLC); Ohio Medical Solutions, Inc. (Affiliate); Dorchester Management, LLC (Affiliate); Red Barn Growers (Non-Profit Affiliate Managed by Vireo Health of New Mexico, LLC); New York CannaCare Corporation (Non-Profit Affiliate Managed by Vireo Health of New York, LLC)

(2) The sale of Ohio Medical Solutions Inc. is currently pending.

The registered office of the Company is located at Suite 2200, HSBC Building, 885 West Georgia Street Vancouver, British Columbia V6C 3E8. The head office is located at 207 South Ninth Street, Minneapolis, Minnesota 55402.

History of the Company

Darien was incorporated under the Business Corporations Act (Alberta) on November 23, 2004 under the name “Initial Capital Inc.” On May 8, 2007, Darien changed its name to “Digifonica International Inc.” following the completion of a qualifying transaction. On December 9, 2013, Darien continued into British Columbia under the name of “Dominion Energy Inc.” Darien had several name changes before ultimately changing its name to “Darien Business Development Corp.” on March 13, 2017. On March 18, 2019, Vireo Health, Inc. completed the reverse take-over transaction of Vireo Health International Inc. (formerly Darien Business Development Corp.) whereby Darien acquired all of the issued and outstanding shares of Vireo U.S. Following the completion of the reverse takeover, the former shareholders of Vireo U.S. acquired control of Darien as they owned a majority of the outstanding shares of Darien upon completion of the reverse takeover and therefore constituted a reverse takeover of Darien under the policies of the Canadian Stock Exchange. Concurrently with the completion of the reverse takeover, the Company changed its name to “Vireo Health International, Inc.”

General Development of the Business

Vireo Health, Inc. was organized as a limited liability company under Minnesota law on February 4, 2015 and converted to a Delaware corporation on January 1, 2018. Vireo Health, Inc. acquired all of the equity of Minnesota Medical Solutions, LLC, and Empire State Health Solutions, LLC, in an equity interest swap transaction occurring in 2018. Pursuant to a reverse takeover as discussed in more detail below, Vireo Health, Inc. was acquired by Darien Business Development Corp on March 18, 2019, which then changed its name to Vireo Health International, Inc.

Vireo is a United States-based multi-state cannabis company with significant operations in its five core markets of Arizona, Maryland, Minnesota, New Mexico and New York. The Company’s mission is to provide patients and consumers with best-in-class cannabis products and expert advice, informed by medicine and science. Vireo is also seeking to develop intellectual property that is complementary to its mission, including novel product formulations, novel delivery systems and harm mitigation processes.

The Transaction and Related Financing Activities

On March 18, 2019, Vireo Health, Inc. (“Vireo U.S.”) completed the reverse takeover transaction of Vireo Health International Inc. (formerly Darien Business Development Corp. or “Darien”) (the “RTO”) whereby Darien acquired all of the issued and outstanding shares of Vireo U.S. The former shareholders of Vireo U.S. acquired control of the Company as they owned a majority of the outstanding shares of the Company upon completion of the RTO. The Company’s licenses in Arizona, Massachusetts, New Mexico, and Puerto Rico were acquired in conjunction with the RTO in March of 2019.

As part of the Transaction, we adopted a three class voting structure on March 8, 2019, which resulted in the Company’s authorized share capital consisting of an unlimited number of Subordinate Voting Shares, an unlimited number of Multiple Voting Shares and an unlimited number of Super Voting Shares. Each Subordinate Voting Share carries the right to one vote per share on all matters to be voted on by our shareholders, each Multiple Voting Share carries the right to 100 votes per share on all matters to be voted on by our shareholders, and each Super Voting Share carries the right to 1,000 votes per share on all matters to be voted on by our shareholders. See Item 11 – “Description of the Registrant’s Securities to be Registered.”

Upon completion of the Transaction, our outstanding capital consisted of: (i) 21,014,514 Subordinate Voting Shares; (ii) 514,388 Multiple Voting Shares; and (iii) 65,411 Super Voting Shares.

On February 13, 2019, Vireo U.S., Darien, Vireo Finco (Canada) Inc. (“Canadian Finco”), 1197027 B.C. LTD, a British Columbia corporation and wholly-owned subsidiary of Darien (“B.C. Subco”) and Darien Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Darien (“U.S. Subco”), entered into a series of agreements to accomplish the RTO. The steps were as follows:

1.	Canadian Finco issued subscription receipts (the “Subscription Receipts”) in exchange for gross proceeds of approximately $51 million (the “Subscription Receipt Financing”);

2.	The issued and outstanding class A, class B, class C and class D preferred stock of Vireo U.S. was converted into common stock of Vireo U.S.;

3.	The Subscription Receipts were converted into Canadian Finco common shares, with the holder of each Subscription Receipt receiving one Canadian Finco common share in exchange therefor;

4.	Non-US shareholders of Vireo U.S. exchanged their common shares of Vireo U.S. stock for Subordinate Voting Shares of the Company;

5.	Concurrently:

a.	U.S. Subco and Vireo U.S. effected a reverse merger under Delaware law, whereby U.S. Subco and Vireo U.S. merged and Vireo U.S. became a wholly-owned subsidiary of the Company and the shareholders of Vireo U.S. received, in exchange for their common shares of Vireo U.S. stock, Super Voting Shares or Multiple Voting Shares of the Company’s stock, as applicable.

b.	The Company, B.C. Subco and Canadian Finco completed a three-cornered amalgamation pursuant to which Canadian Finco shareholders (including former holders of Subscription Receipts) received Subordinate Voting Shares of the Company and Canadian Finco and B.C. Subco merged, with the resulting entity being “Amalco,” constituting a continuation of each of Canadian Finco and B.C. Subco under applicable law; and

6.	Amalco was dissolved and liquidated, pursuant to which all of the assets of Amalco were distributed to the Company.

The SR Offering

Prior to the RTO, Canadian Finco (a special purpose corporation wholly-owned by Vireo U.S.), completed a brokered and a non-brokered subscription receipt financing at a price of $4.25 per subscription receipt for aggregate gross proceeds of approximately $51 million (the “SR Offering”). As part of closing the Transaction, the investors in the SR Offering received Subordinate Voting Shares of Vireo U.S. on an economically equivalent basis. The brokered portion of the SR Offering was co-led by Eight Capital Corp. and Canaccord Genuity Corp., with a syndicate that included Haywood Securities Inc., Beacon Securities Limited and GMP Securities L.P. In connection with the RTO and pursuant to the SR Offering, a total of 12,090,937 Subordinate Voting Shares were issued and outstanding after completion of the Transaction, including Subordinate Voting Shares issued to former holders of Canadian Finco subscription receipts issued in the SR Offering.

The Subordinate Voting Shares began trading on the CSE on March 20, 2019 under the symbol VREO. The Subordinate Voting Shares are quoted on the OTCQX under the symbol VREOF.

Financing Activities

On March 9, 2020, the Company closed the first tranche of a non-brokered private placement and issued 13,651,574 units at a price of C$0.77 per unit. Each unit is comprised of one Subordinate Voting Share of the Company and one Subordinate Voting Share purchase warrant. Each warrant entitles the holder to purchase one Subordinate Voting Share for a period of three years from the date of issuance at an exercise price of C$0.96 per Subordinate Voting Share. The Company has the right to force the holders of the warrants to exercise the warrants into shares if, prior to the maturity date, the five-trading-day volume weighted-average price of the shares equals or exceeds C$1.44. Total proceeds from this transaction were $7,613,480 net of share issuance costs of $104,173.

As noted above, on March 18, 2019, Canadian Finco completed the SR Offering, a brokered and a non-brokered subscription receipt financing at a price of $4.25 per subscription receipt for aggregate gross proceeds of approximately $51 million. The investors received 12,090,937 Subordinate Voting Shares on an economically equivalent basis. The brokered portion of the SR Offering was co-led by Eight Capital Corp. and Canaccord Genuity Corp., with a syndicate that included Haywood Securities Inc., Beacon Securities Limited and GMP Securities L.P.

Recent Acquisitions

On February 1, 2019, Vireo entered into a master purchase agreement with certain sellers (the “Mayflower Sellers”) for the purchase by Vireo of all of the issued and outstanding equity interests of Mayflower Botanicals, Inc., which holds a license to cultivate and distribute medical cannabis and a priority position for approval to cultivate and distribute adult-use cannabis in Massachusetts for an aggregate purchase price of $10,000,000 (“Mayflower Botanicals Master Purchase Agreement”). The acquisition closed on March 22, 2019 and the parties agreed to settle the transaction for $1,025,000 cash and the issuance of 30,325 Vireo Multiple Voting Shares valued at $12,888,125. The foregoing description is qualified in its entirety by reference to the Mayflower Botanicals Master Purchase Agreement, which is included as Exhibit 10.11 hereto and incorporated by reference herein.

On March 25, 2019, the Company acquired substantially all of the assets of Silver Fox Management Services, LLC (“Silver Fox”) including all intellectual property, contracts, leases, license rights and inventory. The purpose of this acquisition was to acquire the exclusive right to manage and control Red Barn Growers, Inc. (“Red Barn Growers”), a New Mexico nonprofit corporation with licenses to cultivate and distribute medical cannabis in the state of New Mexico. As part of the transaction, the Company paid $2,000,000 in cash, issued $3,130,306 in multiple voting shares, and incurred total transaction costs related to the acquisition of $16,608.

On February 26, 2019, Vireo entered into a third amended and restated membership interest and stock purchase agreement dated (the “Third Amended and Restated Agreement”), with certain sellers (the “ANR Sellers”) for the acquisition by Vireo of all the membership interests of Elephant Head Farm, LLC, Retail Management Associates, LLC, Live Fire, Inc. and Sacred Plant, Inc. for $10,500,000 payable in cash and $5,000,000 payable in the form of convertible promissory notes. Elephant Head Farm, LLC and Retail Management Associates, LLC together operate the cannabis business of a non-profit licensee to cultivate and distribute medical cannabis in Arizona. A cash deposit of $1.15 million was delivered to the ANR Sellers prior to the execution date of the Third Amended and Restated Agreement with the balance to be paid on closing. The foregoing description is qualified in its entirety by reference to the Third Amended and Restated Agreement, which is included as Exhibit 10.12 hereto and incorporated by reference herein. On March 26, 2019, the Company completed the acquisition with total consideration consisting of $10,500,000 in cash and the issuance of 16,806 Vireo Multiple Voting Shares valued at $7,142,550 as a result of immediate conversion of the consideration payable in the form of convertible promissory notes. The foregoing description is qualified in its entirety by reference to the Third Amended and Restated Agreement, which is included as Exhibit 10.12 hereto and incorporated by reference herein.

On April 10, 2019, the Company entered into a definitive agreement to acquire 100% of the membership interests in MJ Distributing C201, LLC and MJ Distributing P132, LLC (“MJ Distributing”) which hold provisional licenses to cultivate and distribute, respectively, medical cannabis in the state of Nevada. The purpose of these acquisitions was to acquire a medical marijuana license in the State of Nevada. The acquisitions were financed with cash on hand and borrowings. As of December 31, 2019, the Company had made cash deposits with the sellers and in escrow of $1,592,500 and placed convertible promissory notes in the amount of $2,500,000 in escrow, as consideration for the equity. Additionally, as of December 31, 2019, there were deferred acquisition costs of $28,136. The completion of the acquisition of these entities is conditional upon the Nevada Department of Taxation’s approval of the change in ownership.

Other Recent Developments

On August 11, 2020, the Company completed the sale of its equity in its subsidiary, Pennsylvania Medical Solutions, LLC, which held the licenses for and operated the Company’s cultivation and production operations in the Commonwealth of Pennsylvania. The Company received consideration of $16.7 million in cash and $3.75 million in the form of a four-year note with an 8 percent coupon rate payable quarterly, for total consideration of $20.45 million. As part of this transaction, the Company was relieved of $13.3 million of Right of Use Liabilities. The transaction also includes an 18-month option for the purchaser to purchase all the equity in another Vireo subsidiary, Pennsylvania Dispensary Solutions, LLC, for an additional $5 million in cash. This option was exercised in November 2020 and closed on December 18, 2020. As of December 18, 2020, the Company ceased to have any operations or own any licenses in Pennsylvania. The foregoing description is qualified in its entirety by reference to the Pennsylvania Medical Solutions Sale Agreement, which is included as Exhibit 10.13 hereto and incorporated by reference herein.

In 2020, the Company has made a $1.2 million investment in the expansion of its outdoor cultivation capacity in Arizona from 0.5 acres to 8.5 acres, which the Company anticipates will increase its cultivation capacity by at least ten times its previous capacity.

In August 2020, the Company purchased an approximately 120,000 square foot greenhouse facility in Massey, Maryland, which it is currently retrofitting for year-round cannabis production. This will increase the Company’s cultivation capacity in Maryland by approximately 1,200 percent.

On October 1, 2020, Vireo U.S. entered into an agreement with a third party to sell its affiliated entity Ohio Medical Solutions, Inc. (“OMS”) to the third party for $1.15 million. Currently, OMS is directly owned by three Vireo executives who directly hold a license to operate a processing facility in Ohio. In compliance with Ohio regulatory requirements, in December of 2017, each of the four Vireo executives who then owned OMS jointly executed a $100,000 promissory note to Vireo U.S. in exchange for Vireo U.S.’s funding of OMS’ capital and operating costs. Since December 2017, additional amounts have been loaned to OMS by Vireo U.S. through informal, verbal arrangements. In further compliance with Ohio regulatory requirements, in December of 2017, Vireo U.S. entered into an option agreement with the four executives then holding the Ohio license to purchase OMS at a fixed price once the Ohio processing facility had been operational for one year. This option is currently exercisable. Given the various indicia of control over OMS, Vireo has consolidated the operations of OMS for financial statement reporting purposes and treated OMS as a controlled entity of Vireo through which it has conducted its Ohio operations. Following the sale of OMS, the Company will have no remaining operations in Ohio.

The proceeds of the sale are intended to be used to cancel $1.15 million total in loans and cash advances made by Vireo U.S. to OMS, as well as all amounts incurred as shared services costs by OMS since 2018. The proceeds are not anticipated to exceed these amounts owed to Vireo U.S. The transaction is expected to close no later than the end of the first quarter of 2021. See Item 7 – “Certain Relationships and Related Transactions and Director Independence.”

As of the date of filing of this registration statement, the Company does not hold any licenses for the adult-use of cannabis. On October 20, 2020, the Nevada Cannabis Compliance Board approved the transfer of MJ Distributing P132, LLC, which holds medical and adult-use processing licenses, and MJ Distributing C201, LLC, which holds medical and adult-use cultivation licenses, to Vireo Health of Nevada I, LLC. The Company expects these transfers to be completed by the end of 2020.

On November 5, 2020, the Company entered into a non-binding term sheet with Green Ivy Capital and its affiliates (the “Lenders”) on a senior secured, delayed draw term loan (the “Credit Facility”) with an aggregate principal amount of up to $46,000,000. The Lenders are not obligated to fund unless and until definitive loan documents are executed, which is anticipated in December 2020.

On November 16, 2020, the Company announced that it has exercised its right to force the redemption of all subordinate voting share purchase warrants (the “Warrants”) issued to participants in the Company’s previously announced March 10, 2020, private placement offering (the “Offering”). Each Warrant issued in conjunction with the Offering entitled the holder to purchase one Subordinate Voting Share for a period of three years from the date of issuance at an exercise price of C$0.96 per share, subject to adjustment in certain events. Vireo retained the right to require the redemption of these Warrants if the Company's five-day volume-weighted-average-price (“VWAP”) on the CSE exceeded C$1.44. This milestone was achieved during the trading period from November 3, 2020 through November 9, 2020 and Vireo has exercised its right to redeem the Warrants. Management expects these redemptions to result in the issuance of 13,651,574 additional Subordinate Voting Shares and cash proceeds of approximately C$13.1 million prior to December 31, 2020.

Description of the Business

Overview of the Company

Vireo is a United States-based multi-state cannabis company with significant operations in its five core markets of Arizona, Maryland, Minnesota, New Mexico and New York. Vireo is physician-led and dedicated to providing patients with high quality cannabis-based products and compassionate care. Vireo cultivates cannabis in environmentally friendly greenhouses, manufactures pharmaceutical-grade cannabis extracts, and sells its products at both Company-owned and third-party dispensaries to qualifying patients. Vireo currently serves thousands of customers each month.

While Vireo is not currently focused on substantial capital investment or expansion outside of its core markets, the Company does own additional medical cannabis licenses that may present opportunities for future development, partnership or divestiture in the future. In the November 2020 election, Arizona voters approved adult-use marijuana in Arizona. The Company’s remaining core medical markets of Maryland, Minnesota, New Mexico and New York all have the potential to also enact adult-use legalization in the next 24 months. The licenses in Puerto Rico and Massachusetts also have potential for commercialization. Combined with its teams’ focus on driving scientific innovation within the industry, improving operational efficiency and continuing the process of securing meaningful intellectual property complementary to Vireo’s core business, Vireo believes it is well positioned to become a global market leader in the cannabis industry. As of December 1, 2020, seven of its nine markets are operational, with 13 of its 32 total retail dispensary licenses open for business.

The Company’s principal locations and type of operation are listed below:

Location	Nature and Status of Operations	Opened or Acquired
Amado, Arizona	Fully operational cultivation facility	Acquired in 2019
Phoenix, Arizona	Fully operational dispensary facility	Acquired in 2019
Hurlock, Maryland	Fully operational cultivation and processing facility	Opened in 2018
Massey, Maryland	Cultivation land and buildings purchased; construction commenced
Frederick, Maryland	Dispensary leased; construction commenced
Holland, Massachusetts	Cultivation land purchased; pre-development	Acquired in 2019
Otsego, Minnesota	Fully operational cultivation and processing facility	Opened in 2015
Minneapolis, Minnesota	Fully operational dispensary facility	Opened in 2015
Bloomington, Minnesota	Fully operational dispensary facility	Opened in 2016
Moorhead, Minnesota	Fully operational dispensary facility	Opened in 2015
Rochester, Minnesota	Fully operational dispensary facility	Opened in 2015
Hermantown, Minnesota	Fully operational dispensary facility	Opened in 2020
Blaine, Minnesota	Fully operational dispensary facility	Opened in 2020
Burnsville, Minnesota	Dispensary leased; construction commenced
Woodbury, Minnesota	Dispensary leased; construction commenced
Caliente, Nevada	Construction completed in 2019; state approved license transfers in October 2020	To be acquired by end of 2020
Gallup, New Mexico	Fully operational dispensary facility	Acquired in 2019
Gallup, New Mexico	Fully operational cultivation facility	Acquired in 2019
Gallup, New Mexico	Cultivation land leased; construction completed; awaiting final approval
Santa Fe, New Mexico	Fully operational dispensary facility	Acquired in 2019
Las Cruces, New Mexico	Dispensary leased; pre-development
Albuquerque, New Mexico	Dispensary leased; pre-development
Johnstown, New York	Fully operational cultivation and processing facility	Opened in 2016
Colonie, New York	Fully operational dispensary facility	Opened in 2016
Elmhurst, New York	Fully operational dispensary facility	Opened in 2016
Johnson City, New York	Fully operational dispensary facility	Opened in 2016
White Plains, New York	Fully operational dispensary facility	Opened in 2016
Akron, Ohio	Fully operational processing facility[1]	Opened in 2019
Barceloneta, Puerto Rico	Cultivation and processing facility lease executed; pre-development
Vega Baja, Puerto Rico	Cultivation land lease executed; pre-development

The Cannabis Industry and Business Lines of the Company

According to market research projections by BDSA Analytics, Inc., global legal cannabis sales are expected to reach over $47 billion by 2025, including U.S. sales of $34.5 billion in 2025.

As described further below, United States federal law now bifurcates the legality of “hemp” from “marihuana” (also commonly known as marijuana). For purposes of this filing, the term “cannabis” means “marihuana” as set forth in the Controlled Substances Act (21 U.S.C. § 811) (the “Controlled Substances Act”) and is used interchangeably with the term “marijuana.”

In the United States, medical cannabis has been legalized in 36 states and the District of Columbia.

To date, fifteen states and the District of Columbia have approved cannabis for recreational use by adults (adult-use).

1 Sale of the entity owning this facility is pending.

Gallup and Pew polls conducted in the fall of 2019 indicate that approximately two-thirds of respondents favored legalization of cannabis. The Company operates within states where medical and/or recreational use has been approved by state and local governing bodies.

The Company strives to meet best-in-class health, safety and quality standards relating to the growth, production and sale of cannabis medicines, and products for consumers. The Company’s offerings include cannabis flower and cannabis oil, along with a line of cannabis topicals, orally ingestible tablets and capsules featuring cannabinoids, and vaporizer pens.

The Company is a vertically integrated cannabis company that operates from “seed-to-sale.” It has three business lines:

i.       Cultivation: Vireo grows cannabis in outdoor, indoor and greenhouse facilities. Its expertise in growing enables the Company to produce award-winning and proprietary strains in a cost-effective manner. The Company sells its products in Vireo-owned or -managed dispensaries and to third parties where lawful.

ii.       Production: The Company converts cannabis biomass into formulated oil, using a variety of extraction techniques. The Company uses some of this oil to produce consumer products such as vaporizer cartridges and edibles, and it sells some oil to third parties, in jurisdictions where this practice is lawful.

iii.       Retail Dispensaries: The Company operates retail dispensaries that sell proprietary and, where lawful, third-party cannabis products to retail customers and patients.

Cultivation

The Company has rights to operate cultivation facilities in five states and Puerto Rico. Although pricing pressure for dried flower in several mature cannabis markets has led some operators to eschew cultivation, the Company believes that its cultivation operations provide certain benefits, including:

i.	Low Cost: The Company continually seeks ways to optimize its growing processes and minimize expenses. By having control over its own cultivation, the Company can reduce input costs and maximize margins. The Company believes that production at scale, including outdoor cultivation for bulk oil production, is critical to drive down unit cost.

ii.	Product Availability: Control over its cultivation facilities allows the Company to monitor and update the product mix in its dispensaries to meet evolving demand, especially in the form of strain selection and diversity.

iii.	Quality Assurance: Quality and safety of cannabis products are critically important to our retail customers. Control over growing processes greatly reduces the risk of plant contamination or infestation. The Company believes that products with consistent quality can demand higher retail prices.

The Company’s focus on quality, potency, strain diversity and production at scale is important because it believes that the wholesale market for cannabis plant material will become increasingly price competitive over time. More companies are entering, and will likely continue to enter, this segment of the industry. However, the Company believes that manufacturers and retailers that can source high-quality, low-cost plant material will have a significant advantage in the medium and long term.

Cultivation and Production Facilities

Except for the Company’s production-only facility in Ohio, which is currently under contract for sale, the Company operates combined cultivation and production facilities. Each cultivation and production facility focuses primarily on the development of cannabis products and, where allowed, dried cannabis plant material for medical and other consumer use, as well as the research and development of new strains of cannabis. At all its facilities, the Company focuses on consumer safety and maintaining strict quality control. The methods used in the Company’s facilities result in several key benefits, including consistent production of high-quality product and the minimization of product recalls and patient complaints.

The Company operates the following principal cultivation and production facilities as of the close of business on December 18, 2020:

Arizona:	•	Operates and controls one retail dispensary and an outdoor cultivation facility with production operations.

	•	Current cultivation capacity is insufficient to supply the Company’s dispensaries adequately and, therefore, the Company must purchase a portion of its flower inventory, as well as all manufactured cannabis products, from licensed, third-party suppliers.

	•	The Company has a large number of customers; its results of operations and financial results in Arizona are not dependent upon sales to one or a few major customers.

Maryland:	•	Holds one phase 1 retail dispensary license (and has applied for a phase 2 retail dispensary license), and one cultivation and production facility of approximately 30,000 square feet.

	•	The Company has obtained preliminary approval to transfer the cultivation license to another facility consisting of approximately 120,000 square feet of greenhouse space and associated land and buildings. The production operation will remain at the current facility.

	•	The Company’s wholesale business is continuing to experience growth in this medical market. Investments in operational expansion within this market during calendar year 2020 are expected to contribute to continued increased available product in fiscal year 2021, with the potential for improved financial results from increased scale and the significant expansion of flower production capacity. This expansion will be primarily funded by proceeds of the Company’s recent sales of its Pennsylvania businesses.

	•	The Company has a number of customers; its results of operations and financial results in Maryland are not dependent upon sales to one or a few major customers.

Minnesota	•	Currently operates four retail dispensaries and one cultivation and production facility of approximately 90,000 square feet.

	•	The state Legislature recently granted Vireo four additional dispensary licenses, which are currently under construction and are expected to open by the end of 2020.

	•	The Company has a large number of customers; its results of operations and financial results in Minnesota are not dependent upon sales to one or a few major customers.

New Mexico	•	Currently operates approximately 3,000 square feet of cultivation and production and has two operational retail dispensaries.

	•	Current cultivation capacity is insufficient to supply the Company’s dispensaries adequately and, therefore, the Company must purchase a portion of its flower inventory, as well as all manufactured cannabis products, from licensed, third-party suppliers.

	•	The Company is in the process of expanding cultivation capacity and is seeking to open two additional retail dispensary locations during the fourth quarter of 2020 or first quarter of 2021.

	•	The Company has a large number of customers; its results of operations and financial results in New Mexico are not dependent upon sales to one or a few major customers.

New York	•	Currently operates four retail dispensaries and one cultivation and production facility of approximately 60,000 square feet.

	•	The Company purchases a small portion of its manufactured products inventory from several of the nine other registered organizations.

	•	Also operates a legal home-delivery business in New York City and certain surrounding areas.

	•	While Vireo believes the long-term opportunity in New York is substantial, recent performance has been impacted by neighboring states transitioning to recreational-use jurisdictions, as well as by the doubling of the number of registered organizations (vertically integrated medical cannabis providers) from five to 10. The Company believes that new product introductions and the expansion of wholesale revenue streams will contribute to improving profit margins in the future. Vireo also anticipates additional growth of its home delivery service.

	•	The Company has a large number of customers; its results of operations and financial results in New York are not dependent upon sales to one or a few major customers.

Ohio:	•	Operates an approximately 11,000 square foot production facility

	•	The limited availability of wholesale cannabis plant material in the state has severely constrained production revenue opportunity to date.

	•	On October 1, 2020, Company’s affiliate entered into an agreement to sell the assets of this business to a subsidiary of AYR Strategies. The transaction is expected to close during the first quarter of 2021.

Our cultivation capacity is constrained in Maryland and New Mexico. In Maryland, our principal suppliers of bulk flower are SunMed, Grow West and Hollistic. Availability of bulk flower from these suppliers is limited. In New Mexico, our principal suppliers of flower are Seven Points Farms and Urban Wellness. The availability of flower from these suppliers is inconsistent. In New Mexico our principal suppliers of medicated products are Hi Extracts/Bloom, Budder Pros, Slang Worldwide/O. Pen Vape and Vitality Extracts/Elevated. The availability of medicated products from these suppliers is consistent.

Manufacturing

The Company manufactures, assembles and packages cannabis finished goods across a variety of product segments:

i.	Inhalable: flower, dabbable concentrates (e.g., Rosin, Hash, Temple Balls), pre-filled vaporizer pens and cartridges, pre-rolls, syringes.

ii.	Ingestible: tablets, softgels, oral solutions, oral spray, tinctures, lozenges.

iii.	Topicals: balms and topical bars.

The Company has wholesale operations in Arizona, Maryland, New York and Ohio. Manufactured products are sold to third parties and distributed to Company-owned and operated retail dispensaries.

Principal Products or Services

Vireo’s brands include:

•	Vireo® brand distillate vaporizer cartridges, distilled oil, softgels, tablets, oral solutions, tinctures and balms;

•	1937™ brand distillate vaporizer cartridges;

•	LiteBud™ pre-roll and flower products; and

•	Various other flower and trim brands.

The following table shows which principal products the Company is permitted to sell in its various markets:

Market	Principal Products
Arizona	Bulk Flower; 1937 Pre-Pack Flower; Trim; Whole Plant Strip; Manicured Whole Plant Strip
Maryland

1937 Vape Cartridges; Vireo Spectrum Vape Cartridges; Vireo Spectrum Syringes; Vireo Spectrum Oral Solution; Vireo Spectrum Oral Spray; Vireo Spectrum Balm; Vireo Spectrum Tablet; 1937 Concentrates; 1937 Pre-Rolls; Litebud Pre-Rolls; 1937 Pre-Pack Flower; 1937 Bulk Flower; 1937 Bulk Trim

Minnesota	Vireo Spectrum Vape Cartridges; Vireo Spectrum Capsules; Vireo Spectrum Tincture; Vireo Spectrum Oral Solution; Vireo Spectrum Oral Spray; Sinirgi Oral Spray; Vireo Spectrum Syringe/Bulk Oil; Vireo Spectrum Tablet; Vireo Spectrum Topical Balm; Vireo Spectrum Topical Bar
New Mexico	Bulk flower; Trim
New York	Vireo Spectrum Vape Cartridges; Vireo Spectrum Syringes; Vireo Spectrum Softgel; Moonlight Softgel; Vireo Spectrum Oral Solution; Vireo Spectrum Oral Spray; Vireo Spectrum Balm; Vireo Spectrum Ground Metered Flower

Retail Strategy, Footprint and Planned Expansion

The Company has invested substantial resources in developing customer-friendly store designs and floorplans. The Company has recently begun constructing new dispensaries using a new layout and color scheme tied to the Green Goods™ trademark and plans to convert existing dispensaries to this new theme over time.

Members of the Company’s management team have experience in real estate development, and this experience has enabled the Company to secure premium locations for its dispensaries. Typically, the Company seeks locations with high foot traffic and good visibility. The Company considers location, population/demographics and competitive dynamics when selecting retail locations.

Principal Milestones & Business Objectives

The principal milestones and business objectives of the Company over the next 12-month period include achieving positive net cash flow, expanding cultivation and processing capacity in certain markets, opening additional dispensaries in several states, improving operational efficiencies, continued asset development and completing pending divestitures of non-core assets.

Employees

As of December 17, 2020, the Company had 442 employees. Certain of the Company’s employees in Maryland, Minnesota and New York are represented by local offices of the United Food and Commercial Workers International Union (“UFCW”). The collective bargaining agreements with the employees in these states expire as follows:

State	Agreement Expiration
Maryland	March 31, 2022
Minnesota	May 1, 2021
New York	July 31, 2022

In addition, the Company’s home delivery drivers in New York are represented by the Warehouse Production Sales & Allied Service Employees Union, AFL-CIO Local 811 (“Local 811”). The Company’s collective bargaining agreement with Local 811 expires July 31, 2023.

The Company considers its relations with its employees, with UFCW and with Local 811 to be good overall.

Research and Development

The Company’s research and development activities have primarily focused on developing new, innovative, and patent protectable products for the cannabis market. These efforts focus on novel cannabinoid formulations as well as accessory products designed to improve the cannabis experience. The Company also experiments with plant spacing and nutrient blends, cannabis variety trialing and improved pest management techniques.

The Company also engages in research and development activities focused on developing new extracted or infused products.

Patents and Trademarks

The Company holds two patents for “Tobacco Products with Cannabinoid Additives and Methods for Reducing the Harm Associated with Tobacco Use” (US Patents 10,369,178 and 10,702,565) and has a number of other patents pending with the United States Patent and Trademark Office (“USPTO”).

The Company has applied to register a number of trademarks with the USPTO, including:

•	Vireo Health™
•	Green Goods™
•	1937™
•	Lite Bud™
•	Chandra™
•	Terp Safe™
•	Relief Ratio™

The Company has also received registrations of certain of these marks in some of the states in which it sells cannabis products.

Competitive Conditions and Position of Vireo

The Company employs a multi-tiered approach to entering markets and building out its operational footprint. Historically, Vireo U.S. won licenses in competitive, merit-based selection processes. After the RTO, the Company has primarily pursued limited acquisitions in additional markets. The Company evaluates each market and associated opportunities to determine an appropriate strategy for market entry and development, which in some markets has included acquiring an existing licensee. In some instances, the Company has developed a fully vertically integrated supply chain from seed to sale, building out cultivation, production, and retail operations. In some markets, the Company operates only retail or production operations. Historically, the Company has pursued opportunities in limited license markets with higher barriers to entry presenting an opportunity for higher returns or the development of strategic opportunities. It also plans for overcapacity in its production facilities to enable rapid increases in production capacity when adult-use cannabis sales are permitted.

The industry is highly competitive with many operators, including large multi-state operators and smaller regional and local enterprises. The Company faces competition from other companies that may have greater resources, enhanced access to public equity markets, more experienced management or that may be more mature as businesses. There are several multi-state operators that the Company competes directly with in some of the Company’s operating markets. Aside from current direct competition, other multi-state operators that are sufficiently capitalized to enter the Company’s markets through acquisitive growth are also considered potential competitors. Similarly, as the Company continues to enter new markets, it will encounter new direct competitors. The Company also faces an increased competitive environment across several markets as those markets mature arising from better capitalized competitors, some with superior locations and lower costs than Vireo. Given changing market conditions, the Company has reduced its costs to remain a viable concern in the face of increasing competition, increasing costs, including regulatory compliance costs, and decreased growth in revenues.

See “Risk Factors – We face intense competition in a new and rapidly growing industry from licensed companies with more experience and financial resources than we have and from unlicensed and unregulated participants.”

Regulation of Cannabis in the United States

Below is a discussion of the federal and state-level U.S. regulatory regimes in those jurisdictions where the Company operates through its subsidiaries. The Company currently operates facilities or provides services to cannabis dispensaries in Arizona, Maryland, Minnesota, New Mexico, New York, and Ohio2. The Company will evaluate, monitor and reassess this disclosure, and any related risks, on an ongoing basis and will provide updated information to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, laws or regulations regarding cannabis regulation. Any non-compliance, citations or notices of violation that may impact the Company’s licenses, business activities or operations will be promptly disclosed.

Regulation of Cannabis in the United States Federally

The United States Supreme Court has ruled that Congress has the constitutional authority to enact the existing federal prohibition on cannabis. As described further below, United States federal law now bifurcates the legality of “hemp” from “marihuana” (also commonly known as marijuana). For purposes of this filing, the term “cannabis” means “marihuana” as set forth in the Controlled Substances Act and is used interchangeably with the term “marijuana.”

The United States federal government regulates drugs through the Controlled Substances Act, which places controlled substances, including marijuana, on a schedule. Marijuana is classified as a Schedule I drug. The Department of Justice defines Schedule I drugs, substances or chemicals as “drugs with no currently accepted medical use and a high potential for abuse.” With the limited exceptions of Epidiolex, a pharmaceutical derived from the cannabis extract cannabidiol (“CBD”), and certain drugs that incorporate synthetically-derived cannabinoids (i.e., Marinol, Syndros, and Cesamet), the United States Food and Drug Administration has not approved marijuana as a safe and effective drug for any indication. Moreover, under the Agriculture Improvement Act of 2018 (commonly referred to as the 2018 Farm Bill), marijuana remains a Schedule I controlled substance under the Controlled Substances Act, with the exception of hemp and extracts derived from hemp (such as CBD) with a tetrahydrocannabinol (“THC”) concentration of less than 0.3%.

Unlike in Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of medical marijuana under the Access to Cannabis for Medical Purposes Regulations, marijuana is largely regulated at the state level in the United States.

State laws regulating cannabis are in direct conflict with the Controlled Substances Act. Although certain states and territories of the U.S. authorize medical or recreational cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal; any such acts are criminal acts under federal law under the Controlled Substances Act. Although the Company’s activities are compliant with applicable state and local laws, strict compliance with state and local laws with respect to cannabis may neither absolve the Company of liability under U.S. federal law, nor may it provide a defense to any federal proceeding which may be brought against the Company.

2 The Company will cease having any operations in Ohio following the sale of OMS, which is anticipated to occur in the first quarter of 2021.

In August 2013, then-Deputy Attorney General, James Cole, authored a memorandum (the “Cole Memorandum”) addressed to all United States district attorneys acknowledging that, notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several states had enacted laws relating to cannabis for medical purposes.

The Cole Memorandum outlined the priorities for the Department of Justice relating to the prosecution of cannabis offenses. In particular, the Cole Memorandum noted that in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. Notably, however, the Department of Justice never provided specific guidelines for what regulatory and enforcement systems it deemed sufficient under the Cole Memorandum standard. In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the Department of Justice should be focused on addressing only the most significant threats related to cannabis. States where medical cannabis had been legalized were not characterized as a high priority.

In March 2017, the newly appointed Attorney General Jeff Sessions again noted limited federal resources and acknowledged that much of the Cole Memorandum had merit. However, on January 4, 2018, Mr. Sessions issued a new memorandum that rescinded and superseded the Cole Memorandum effective immediately (the “Sessions Memorandum”). The Sessions Memorandum stated, in part, that current law reflects “Congress” determination that cannabis is a dangerous drug and cannabis activity is a serious crime”, and Mr. Sessions directed all U.S. Attorneys to enforce the laws enacted by Congress and to follow well-established principles when pursuing prosecutions related to marijuana activities. The inconsistency between federal and state laws and regulations is a major risk factor.

As a result of the Sessions Memorandum, federal prosecutors were free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of state-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and resultantly it is uncertain how active federal prosecutors will be in relation to such activities. Furthermore, the Sessions Memorandum did not discuss the treatment of medical cannabis by federal prosecutors. As an industry best practice, despite the rescission of the Cole Memorandum, Vireo continues to do the following to ensure compliance with the guidance provided by the Cole Memorandum:

•	Ensure the operations of its subsidiaries and business partners are compliant with all licensing requirements that are set forth with regards to cannabis operation by the applicable state, county, municipality, town, township, borough, and other political/administrative divisions. To this end, the Company retains appropriately experienced legal counsel to conduct the necessary due diligence to ensure compliance of its operations with all applicable regulations.

•	The activities relating to cannabis business adhere to the scope of the licensing obtained for example, in the states where only medical cannabis is permitted, the products are only sold to patients who hold the necessary documentation to permit the possession of the cannabis.

•	The Company only works through licensed operators, which must pass a range of requirements, adhere to strict business practice standards and be subjected to strict regulatory oversight whereby sufficient checks and balances ensure that no revenue is distributed to criminal enterprises, gangs and cartels;

•	The Company conducts reviews of products and product packaging to ensure that the products comply with applicable regulations and contain necessary disclaimers about the contents of the products to prevent adverse public health consequences from cannabis use and prevent impaired driving.

•	The Company’s subsidiaries have implemented inventory-tracking systems and necessary procedures to ensure that inventory is effectively tracked, and the diversion of cannabis and cannabis products is prevented.

Attorney General William Barr, who succeeded Attorney General Sessions, has not provided a clear policy directive for the United States related to state-legal cannabis-related activities. However, in a written response to questions from U.S. Senator Cory Booker made as a nominee, Attorney General Barr stated, “I do not intend to go after parties who have complied with state law in reliance on the Cole Memorandum.” Attorney General Barr’s statements are not official declaration of U.S. Department of Justice (the “DOJ”) policy and are not binding on the DOJ, on any U.S. Attorney or on the Federal courts. Moreover, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that Federal authorities may enforce current U.S. Federal law. The Company will continue to monitor compliance on an ongoing basis in accordance with its compliance program and standard operating agreement procedures. While the Company’s operations are in full compliance with all applicable state laws, regulations and licensing requirements, such activities remain illegal under United States federal law. For the reasons described above and the risks further described in Legal Risks, below, there are significant risks associated with the business of the Resulting Issuer.

Although the Cole Memorandum has been rescinded, one legislative safeguard for the medical cannabis industry remains in place: Congress has passed a so- called “rider” provision in the FY 2015, 2016, 2017, 2018, and 2019 Consolidated Appropriations Acts to prevent the U.S. Department of Justice from using congressionally appropriated funds to prevent any state or jurisdiction from implementing a law that authorizes the use, distribution, possession, or cultivation of medical marijuana. The rider is known as the “Rohrabacher-Farr” Amendment after its original lead sponsors (it is also sometimes referred to as the “Rohrabacher-Blumenauer” or, in its Senate Form, the “Leahy” Amendment, but it is referred to in this registration statement as “Rohrabacher-Farr”).

Rohrabacher-Farr is typically included in short-term funding bills or continuing resolutions by the House of Representatives, whereas the Leahy Amendment was included in the fiscal year 2020 budget by the Senate, which was signed on December 20, 2019. The Leahy Amendment prevents the U.S. Department of Justice from using congressionally appropriated funds to enforce federal cannabis laws against regulated medical cannabis actors operating in compliance with state and local law. The Leahy Amendment was in effect until September 30, 2020 when the fiscal year ended. On October 1, 2020, Rohrabacher-Farr was renewed through the signing of a stopgap spending bill, effective through December 11, 2020. On December 11, 2020, Congress passed another stopgap spending bill that is effective until December 18, 2020. Until December 18, 2020, the Department of Justice is prohibited from using congressionally appropriated funds to prevent any state or territory from implementing a law that authorizes the use, distribution, possession, or cultivation of medical marijuana. As of the time of this filing, Congress was deliberating on the passage of the Consolidated Appropriations Act, 2021, which among other things prohibits the Department of Justice from using funds made available under the Act to prevent the States of Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming, or with respect to the District of Columbia, the Commonwealth of the Northern Mariana Islands, the United States Virgin Islands, Guam, or Puerto Rico from implementing their own laws that authorize the use, distribution, possession, or cultivation of medical marijuana.

The risk of federal enforcement and other risks associated with the Company’s business are described in Item 1A.—"Risk Factors.”

Regulation of the Cannabis Market at State and Local Levels

Below is a summary overview of the licensing and regulatory framework in the markets where the Company is expected to hold licenses, rights to operate or where its subsidiaries are expected to be actively expanding into the cannabis industry. The Company’s licenses in Arizona, Massachusetts, New Mexico, and Puerto Rico were acquired in conjunction with or shortly after its RTO in March of 2019.

Arizona

Arizona Regulatory Landscape

On November 2, 2010, Arizona voters enacted a medical cannabis initiative - Proposition 203 - with 50.13% of the vote. The Arizona legislature thereafter enacted the Arizona Medical Marijuana Act (“AMMA”), decriminalizing the medical use of cannabis. Arizona Department of Health Services (DHS) finalized dispensary and registry identification card regulations on March 28, 2011. On April 14, 2011, it began accepting applications for registry cards that provide patients and their caregivers with protection from arrest. DHS was preparing to accept dispensary applications starting in June and to register one dispensary for every 10 pharmacies in the state, totaling 125. However, on May 27, 2011, Gov. Jan Brewer led a federal lawsuit seeking a declaratory judgment on whether Arizona’s new medical cannabis program conflicted with federal law. Her lawsuit was rejected in 2012.

The Arizona legislature subsequently rolled back some of Proposition 203’s protections, such as possibly allowing an employer to fire a medical cannabis patient based on a report alleging workplace impairment from a colleague who is “believed to be reliable.” The legislature also passed H.B. 2585, which contradicts Proposition 203 by adding medical cannabis patient data to the prescription drug-monitoring program. In 2015, the legislature again undermined patient protections again with the passage of H.B. 2346, which specifies that nothing requires a government medical assistance program, a private health insurer or a workers’ compensation carrier or self-insured employer providing workers’ compensation benefits to reimburse a person for costs associated with the medical use of marijuana.

To qualify under Arizona’s program, patients must have one of the listed debilitating medical conditions: cancer, HIV-positive; AIDS; Hepatitis C; glaucoma; amyotrophic lateral sclerosis (ALS); Crohn’s disease; agitation of Alzheimer’s disease; or a medical condition that produces wasting syndrome, severe and chronic pain, severe nausea, seizures, or severe and persistent muscle spasms, including those characteristics of multiple sclerosis.

Arizona voters enacted the Marijuana Legalization Initiative (Proposition 207), which took effect on November 30, 2020, following certification of the 2020 election results by the Arizona Secretary of State. Proposition 207 legalizes the possession and use of marijuana for adults age 21 years and older in Arizona. Individuals are permitted to grow up to six marijuana plants within their own residence, in a lockable, enclosed area out of public view. The Arizona Department of Health Services (“AZDHS”) is responsible for adopting rules to regulate adult-use marijuana, including the licensing of marijuana retail stores, cultivation facilities, and production facilities. Current medical cannabis license-holders will receive first priority to apply for adult-use licenses. Among other provisions, Proposition 207 imposes an additional 16 percent tax on marijuana sales and creates a Social Equity Ownership Program, which issues licenses to entities whose owners are “from communities disproportionately impacted by the enforcement of previous marijuana laws.” It also empowers local governments to ban marijuana facilities and testing centers and to have control over elements of regulation, zoning and licensing of marijuana facilities.

Vireo’s Licenses in Arizona

All medical cannabis certificates are vertically integrated and authorize the holders to cultivate and dispense medical cannabis to patients. Certificate holders must be not-for-profit entities. Elephant Head Farm (“EHF”) and Retail Management Associates, LLC (“RMA”), which are subsidiaries of Vireo, perform fee-based management services consisting of the operation of one dispensary and one cultivation and processing facility for a non-profit licensee, Arizona Natural Remedies, Inc. (“ANR”) (executives of the Company constitute all of the members of the board of directors of ANR).  The non-profit licensee holds a Medical Marijuana Dispensary Registration Certificate, Approval to Operate, issued by the DHS, and a Special Use permit issued by the city of Phoenix, which collectively permit ANR to own a single dispensary in Phoenix and a cultivation and processing facility in southern Arizona.

Arizona Licenses and Regulations

Arizona state licenses are renewed biannually. Every other year, licensees are required to submit a renewal application per guidelines published by the ADHS. While renewals are biannual, there is no ultimate expiry after which no renewals are permitted. Additionally, in respect of the renewal process, provided that the requisite renewal fees are paid, the renewal application is submitted in a timely manner, and there are no material violations noted against the applicable licenses, the Company would expect to receive the applicable renewed license in the ordinary course of business. While the Company’s compliance controls have been developed to mitigate the risk of any material violations of a license arising, there is no assurance that the Company’s licenses will be renewed in the future in a timely manner.

Arizona is a vertically integrated system, so that each license permits the holder to acquire, cultivate, process, distribute and/or dispense, deliver, manufacture, transfer, and supply medical marijuana in compliance with the AMMA and ADHS rules and regulations. For every ten (10) pharmacies that have registered under A.R.S. § 32-1929, have obtained a pharmacy permit from the Arizona Board of Pharmacy, and operate in the State, the DHS may issue one non-profit medical cannabis dispensary registration certificate. Each dispensary registration certificate permits the license holder to: (i) open one dispensary and (ii) one cultivation facility and/or one processing facility. Cultivation and processing sites can be located anywhere in the State and are not are limited to their district (Community Health Analysis Area) after their first three years of operation and may apply to relocate thereafter. All dispensaries must be not-for-profit. Arizona dispensary registration certificates are valid for one year after the date of issuance. The holder of a dispensary registration certificate must also submit an application for approval to operate a dispensary to the DHS. An approval to operate a dispensary has the same expiration date as the dispensary registration certificate associated with the approval to operate the dispensary. A dispensary that has approval to operate as a dispensary issued by the DHS is subject to annual renewals of its dispensary registration certificate.

Arizona Reporting Requirements

The ADHS requires that dispensaries implement policies and procedures regarding inventory control, including tracking, packaging, acquisition and disposal of cannabis. ANR uses BioTrackTHC as its in-house computerized seed to sale software, which integrates with the state’s program and captures the required data points for cultivation, manufacturing and retail as required in Arizona’s medical cannabis laws and regulations. ANR is required to submit audited financial statements annually to DHS.

The State of Arizona uses the ADHS Medical Marijuana Verification System (“ADHS MMV”) to validate card holders, verify allotment amounts and track all retail transactions for Arizona qualified patients. The ADHS MMV system is also used annually by license holders to renew the dispensary registration certificate.

The Company uses BioTrack software as its computerized, seed-to-sale tracking and inventory system. Individual licensees whether directly or through third-party integration systems are required to capture and retain all information pertaining to the acquisition, possession, cultivation, manufacturing, delivery, transfer, transportation, supplying, selling, distributing, or dispensing of medical marijuana, to meet all reporting requirements for the State of Arizona.

Maryland

Maryland Regulatory Landscape

In 2012, a state law was enacted in Maryland to establish a state-regulated medical cannabis program. Legislation was signed in May 2013 and the program became operational on December 1, 2017. The Natalie M. LaPrade Maryland Medical Cannabis Commission (the “MCC”) regulates the state program and awarded operational licenses in a highly competitive application process. The market is divided into three primary classes of licenses: dispensary, cultivation and processing. Medical cannabis dispensary license pre-approvals were issued to 102 dispensaries out of a pool of over 800 applicants, 15 processing licenses were awarded out of a pool of 124 applicants and 15 cultivation licenses were awarded out of a pool of 146 applicants.

The medical cannabis program was written to allow access to medical cannabis for patients with qualifying medical conditions, including chronic pain, nausea, seizures, glaucoma and post-traumatic stress disorder or “PTSD.”

In April 2018, Maryland lawmakers agreed to expand the state’s medical cannabis industry by adding another 20 licenses: 7 for cultivation and 13 for processing. Permitted products for sale and consumption include oil-based formulations, dry flower and edibles and other concentrates.

Vireo’s Licenses in Maryland

In Maryland, the Company owns one retail dispensary license, which is not currently operational. The Company’s license in Maryland was awarded to Vireo’s affiliate MaryMed, LLC through merit-based license application processes. Merit-based license awards require limited investment and thus present high-return opportunities. Vireo believes that its medical and scientific background has helped the Company develop a competitive advantage in the marketplace with respect to applying and winning some merit-based license awards.

The Company also operates in Maryland a cultivation and production facility of 22,500 square feet to serve the wholesale market. It holds phase 2 licenses for both cultivation and processing. Wholesale revenues have grown, driven in part by new product offerings and increased market penetration. Heading into fiscal year 2021, Vireo anticipates continued revenue growth. MaryMed has signed a lease in Frederick, Maryland, and intends to develop a dispensary there, subject to regulatory approval as discussed below. Vireo also plans to relocate its cultivation facility to a site in Massey, Maryland, as discussed elsewhere in this document.

Pending Vireo License in Maryland

MaryMed’s Phase 1 approved for dispensary license for medical cannabis was granted and it is in the process of applying for Phase 2 approval. In Maryland, a phase 1 retail license is a preliminary approval of the licensee. A phase 2 license in Maryland approves the licensed location and final details about the licensee. MaryMed was unable to identify a municipality in its authorized region that will permit operation of a medical cannabis dispensary. As a result, MMCC authorized MaryMed to locate a dispensary in a different region. MaryMed identified and entered into a lease for a dispensary site in the city of Frederick, Maryland, and expects to open a dispensary there, subject to regulatory approval, in the first quarter of 2021.

Maryland Licenses and Regulations

Maryland licenses are valid for a period of six years and are subject to four-year renewals after required fees are paid and provided that the business remains in good standing. Renewal requests are typically communicated through email from the MMCC and include a renewal form.

Maryland Reporting Requirements

The State of Maryland uses Marijuana Enforcement Tracking Regulation and Compliance system (METRC) as the state’s computerized T&T system for seed-to-sale. Individual licensees whether directly or through third-party integration systems are required to use this system for all reporting.

The State of Maryland uses METRC as the state’s computerized T&T system for seed-to-sale. Individual licensees whether directly or through third-party integration systems are required to push data to the state to meet all reporting requirements. The Company uses a third-party application for its computerized seed to sale software, which integrates with the state’s Metric program and captures the required data points for cultivation, manufacturing and retail as required in the Maryland Medical Cannabis law.

Minnesota

Minnesota Regulatory Landscape

Legislation passed during the 2014 Minnesota legislative session created a new process allowing seriously ill individuals from Minnesota to use medical cannabis to treat a set of nine qualifying medical conditions. The qualifying medical conditions were recently expanded to include intractable pain, post-Apnea. Beginning in August 2020, two additional qualifying conditions were added: chronic pain and age-related macular degeneration. The Medical Cannabis Program is regulated and administered by the Minnesota Department of Health which oversees all cultivation, production and distribution facilities. In the initial program the Minnesota Department of Health had registered two manufacturers, with each manufacturer having licenses for four distribution facilities across the state, so state enacted legislation that permits each manufacturer to open four additional distribution facilities, in the Congressional districts where it does not currently operate, so that each Congressional district will be served by one dispensary from each of the approved manufacturers.

Medical cannabis is provided to patients as a liquid, pill, topical (lotions, balms and patches), vaporized delivery method that does not require the use of dried leaves or plant form, , water-soluble cannabinoid multi-particulates (for example, granules, powders and sprinkles) and orally dissolvable products such as lozenges, gums, mints, buccal tablets and sublingual tablets.

In terms of safety and security, there are several precautions built into the program. For example, registered manufacturers must contract with a laboratory for testing the quality and consistency of the medical cannabis products. Manufactures’ facilities are also subject to state inspections.

Minnesota has also implemented a process for monitoring and evaluating the health impacts of medical cannabis on patients which will be used to help patients and health professionals grow their understanding of the benefits, risks and side effects of medical cannabis.

Vireo’s Licenses and Permits in Minnesota

The Company’s licenses in Minnesota were each awarded to Vireo through merit-based license application processes. Merit-based license awards require limited investment and thus present high-return opportunities. Vireo believes that its medical and scientific background has helped the Company develop a competitive advantage in the marketplace with respect to applying and winning some merit-based license awards.

Vireo Health of Minnesota, LLC (“Vireo Minnesota”), which is a subsidiary of Vireo, holds one or two medical cannabis license to operate retail medical cannabis dispensaries in the state of Minnesota and operates four dispensary locations in Minnesota located in Bloomington, Rochester, Minneapolis, and Moorhead. Vireo Minnesota also has a cultivation and production facility in Otsego, MN.

Minnesota Licenses and Regulations

Vireo currently operates six retail dispensaries and one cultivation and production facility of approximately 90,000 square feet. Recent changes to the states qualifying conditions for medical cannabis patients have contributed to increases in patient enrollment, and the legislature also recently granted Vireo four additional dispensary licenses, two of which opened in the fourth quarter of 2020 and two of which are currently being developed. These additional dispensary licenses, combined with the potential for the state to add dry flower to the list of allowed delivery methods, give Vireo’s management team optimism that the Minnesota market remains a strong near-term growth opportunity for the Company.

Minnesota state licenses are renewed every two years. Every two years, licensees are required to submit a renewal application with the commissioner at least six months before its registration term expires per Minnesota Administrative Rules Part 4770.1460. The most recent manufacturer annual fee paid in 2019 was $146,000 and is non-refundable. Additionally, provided that the requisite renewal fees are paid, the renewal application is submitted in a timely manner, and there are no material violations noted against the applicable licenses, Vireo Minnesota expects to receive the applicable renewed license in the ordinary course of business. While Vireo Minnesota’s compliance controls have been developed to mitigate the risk of any material violations of a license arising, there is no assurance that Vireo Minnesota’s license will be renewed in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process could impede the ongoing or planned operations of the Company and have a material, adverse effect on the Company’s business and financial results.

Minnesota Reporting Requirements

The State of Minnesota does not require a specific computerized T&T system for seed-to-sale. Individual licensees whether directly or through third-party integration systems are required to push data to the state to meet all reporting requirements.

Vireo Minnesota currently uses Leaf Logix to satisfy its reporting requirements.

New Mexico

New Mexico Regulatory Landscape

The Lynn and Erin Compassionate Use Act (“Compassionate Use Act”) was signed into law in 2007 and became effective July 1, 2007. The Compassionate Use Act established the regulatory framework for use of medical cannabis by New Mexico residents and created the New Mexico Medical Cannabis Program (“NMMCP”). It allows practitioners to prescribe medical cannabis to patients with a debilitating medical condition (as defined in the Compassionate Use Act). Currently, there are at least 23 qualifying conditions under the Compassionate Use Act. When a practitioner determines that the patient has a debilitating medical condition and provides written certification so stating and that the potential health benefits of the cannabis use would likely outweigh the health risks for the patient, the patient can apply with the New Mexico Department of Health (“NMDOH”) for a registry identification card. A qualified patient is allowed to possess cannabis in an amount that is reasonably necessary to ensure uninterrupted availability of cannabis for a period of three months. In 2019, New Mexico announced it would begin permitting non-residents of the state to obtain cannabis under the Compassionate Use Act. However, in early 2020, that decision had been reversed. As of April 2020, there were over 80,000 patients registered in the program.

Vireo’s Licenses in New Mexico

Vireo Health of New Mexico, LLC, a wholly-owned subsidiary of Vireo, currently operates two dispensaries located in Santa Fe and Gallup and a cultivation and processing facility located in Gallup for Red Barn Growers, a New Mexico non-profit licensee, pursuant to a management agreement.

New Mexico Licenses and Regulations

In New Mexico, Vireo currently operates an approximately 10,000 square feet of cultivation and production and has two operational retail dispensaries. Vireo may seek to expand cultivation throughout fiscal year 2020. The expansion is anticipated to support the launch of wholesale sales and the opening of two additional retail dispensary locations during the second half of 2020.

The NMMCP is overseen by the NMDOH. The NMMCP has 35 Licensed Non-Profit Producers (LNPPs). LNPPs cultivate and distribute cannabis to qualified patients. The NMDOH is not accepting new applications for licensure of LNPPs at this time. Each LNPP can operate an unlimited number of dispensaries. The NMMCP approves third-party manufactures to make cannabis-derived products that are then sold through the LNPPs. With approval by the NMMCP, LNPPs can also manufacture products to sell to patients.

New Mexico Reporting Requirements

The state of New Mexico uses BIOTRACKTHC© as the state’s computerized T&T system used to track commercial cannabis activity and seed-to-sale. Individual licensees are required to push data to the state to meet all reporting requirements.

New York

New York Regulatory Landscape

Governor Cuomo signed the Compassionate Care Act into law on July 5, 2014. It allows patients to use medical cannabis if they have been diagnosed with a specific severe, debilitating or life-threatening condition that is accompanied by an associated or complicating condition. The law was expanded to include chronic pain and PTSD. The law has a sunset provision whereby it will expire after seven years unless renewed by the legislature.

Physicians must complete a New York State Department of Health-approved course and register with the New York Department of Health Medical Marijuana Program to certify patients. Practitioners must consult the New York State Prescription Monitoring Program Registry prior to issuing a certification to a patient for medical cannabis.

Patients who are certified by their practitioners are required to apply to obtain a registry identification card in order to obtain medical cannabis certified patients may designate up to two caregivers, who must also register with the Department of Health, to obtain and administer medical cannabis products on behalf of the patients.

There are ten registered organizations, which each hold a vertically integrated license allowing the cultivation, manufacture, transport, distribution and dispensation of medical cannabis. Registered organizations may only manufacture medical cannabis products in forms approved by the Commissioner of the Department of Health. Approved forms currently include metered liquid or oil preparations, solid and semisolid preparations (e.g., capsules, chewable and effervescent tablets, lozenges), metered ground plant preparations, and topical forms and transdermal patches. The Compassionate Care Act expressly provides that a certified medical use of cannabis does not include smoking and that all prices must be approved by the New York Department of Health.

Each registered organization may have up to four dispensing facilities, owned and operated by the registered organization, where approved medical cannabis products will be dispensed to certified patients or their designated caregivers, who have registered with the Department. Dispensing facilities must report dispensing data to the New York State Prescription Monitoring Program Registry and consult the registry prior to dispensing approved medical cannabis products to certified patients or their designated caregivers.

Governor Cuomo has on several occasions indicated his intent to introduce legislation authorizing adult-use cannabis in New York. It is unclear how any such legislation will interact with the current medical cannabis regime and what effect, if any, such proposal will have on the business of Vireo.

Vireo’s Licenses and Permits in New York

The Company’s licenses in New York were each awarded to Vireo through merit-based license application processes. Merit-based license awards require limited investment and thus present high-return opportunities. Vireo believes that its medical and scientific background has helped the Company develop a competitive advantage in the marketplace with respect to applying and winning some merit-based license awards.

Through its subsidiary Vireo Health of New York, LLC, Vireo holds one of ten vertically integrated medical cannabis licenses. It currently has a manufacturing and production facility in Johnstown, NY and four dispensaries throughout the State in New York City (Queens) County, Binghamton, White Plains and Albany. It also operates a home-delivery service based out of its Queens dispensary.

Vireo’s New York cultivation and processing facility is approximately 21 acres and compromised of 13,650 square foot of indoor cultivation space, 38,304 square feet of greenhouse cultivation space, and 7,350 square feet of laboratory and processing space. The balance of the land (20 acres total) is unimproved and available to Vireo for future expansion. The facility has been in continuous production and sale of cannabis since January 2016.

New York Licenses and Regulations

In New York, Vireo was one of the original five registered organizations, placing second in the initial selection process, and is currently one of only 10 registered organizations operators in the state. Vireo currently operates four retail dispensaries and one cultivation and production facility of approximately 60,000 square feet. It also operates a legal home-delivery business in New York. While Vireo believes the long-term opportunity in New York is substantial, recent performance has been impacted by neighboring states transitioning to recreational-use jurisdictions, as well as by increasing competition from other developing operators. New product introductions and the beginning of wholesale revenue streams may contribute to improving profit margins in the future. Vireo anticipates additional growth of its home delivery service.

New York registered organization licenses expire 2 years after the date of issuance. An application to renew any registration must be filed with the Department not more than six months nor less than four months prior to the expiration thereof. Registration fees are $200,000 and are refundable if the applicant is not granted a renewal registration. Additionally, in respect of the renewal process, provided that the requisite renewal fees are paid, the renewal application is submitted in a timely manner, and there are no material violations noted against the applicable licenses,

New York Reporting Requirements

The state of New York uses BIOTRACKTHC© as the state’s computerized T&T system used to track commercial cannabis activity and seed-to-sale. Individual licensees are required to push data to the state to meet all reporting requirements.

Ohio

Ohio Regulatory Landscape

House Bill 523, effective on September 8, 2016, legalized medical cannabis in Ohio. The Ohio Medical Marijuana Control Program allows people with certain medical conditions, upon the recommendation of an Ohio-licensed physician certified by the State Medical Board, to purchase and use medical cannabis.

Three state government agencies are responsible for the operation of the medical marijuana program: (1) the Ohio Department of Commerce is responsible for overseeing medical cannabis cultivators, processors and testing laboratories; (2) the State of Ohio Board of Pharmacy is responsible for overseeing medical cannabis retail dispensaries, the registration of medical cannabis patients and caregivers, the approval of new forms of medical cannabis and coordinating the Medical Marijuana Advisory Committee; and (3) the State Medical Board of Ohio is responsible for certifying physicians to recommend medical cannabis and may add to the list of qualifying conditions for which medical cannabis can be recommended.

Vireo’s Licenses and Permits in Ohio

The Company’s license in Ohio was awarded to Vireo through a merit-based license application process. Merit-based license awards require limited investment and thus present high-return opportunities. Vireo believes that its medical and scientific background has helped the Company develop a competitive advantage in the marketplace with respect to applying and winning certain merit-based license awards.

Ohio Medical Solutions operates a processing facility in Akron. OMS is owned exclusively by three Vireo executives and its business is managed by Vireo under a management agreement. OMS has also granted Vireo an option to exercise the right to acquire the entity. The option can only be exercised on approval of a change of control by the Ohio Department of Commerce.

Ohio Licenses and Regulations

In Ohio, Vireo currently operates an approximately 11,000 square foot production facility. The limited availability of biomass in the state limited production revenue opportunity for much of fiscal year 2019 as cultivators were ramping up production. Vireo expects to experience improved biomass availability in fiscal year 2020 and 2021. Vireo is also seeking opportunities to monetize this license or partner with other operators in the state on the processor license

On June 4, 2018, the State of Ohio Board of Pharmacy awarded 56 medical cannabis provisional dispensary licenses. The licenses were awarded after an extensive review of 376 submitted dispensary applications.

By rule, the State of Ohio Board of Pharmacy is limited to issuing up to 60 dispensary licenses across the state but has the authority to increase the number of licenses starting September 8, 2018. Per the program rules, the Board will consider, on at least a biennial basis, whether enough medical cannabis dispensaries exist, considering the state population, the number of patients seeking to use medical cannabis, and the geographic distribution of dispensary sites.

Ohio Reporting Requirements

The Ohio Medical Marijuana Control Program has selected Franwell Inc.’s METRC solution (“METRC”) to implement the “seed-to-sale” inventory tracking system to comply with the requirements of the statute and rules contained in Ohio Revised Code and Ohio Administrative Code Chapter 3796.

Vireo Compliance Program

Expenditures for compliance with federal, state and local environmental laws and regulations are consistent from year to year and are not material to Vireo’s financial results. The Company is compliant with all applicable regulations and properly disposes of the toxic and hazardous substances it uses in its operations.

Vireo is classified as having “direct” involvement in the U.S. marijuana industry and is in compliance with applicable licensing requirements and the regulatory framework enacted by each U.S. state in which it operates. The Company is not subject to any citations or notices of violation with applicable licensing requirements and the regulatory framework enacted by each applicable U.S. state that may have an impact on its licenses, business activities or operations.

With the oversight of the Company’s General Counsel and Chief Compliance Officer, Vireo’s compliance team oversees, maintains, and implements its compliance program. In addition to Vireo’s internal legal department, Vireo has engaged state regulatory compliance counsel in many jurisdictions.

The compliance team oversees training for cultivation, production and dispensary managers and employees, along with other department leaders and other designated persons as needed, on compliance with state and local laws and regulations.

Vireo’s compliance team monitors all compliance notifications from the regulators and inspectors and lead the effort to timely resolve any issues identified. Vireo keeps records of all compliance notifications received from the state regulators or inspectors and how and when the issue was resolved.

Vireo has created comprehensive standard operating procedures that include detailed descriptions and instructions for receiving shipments of inventory, inventory tracking, recordkeeping and record retention practices related to inventory, as well as procedures for performing inventory reconciliation and ensuring the accuracy of inventory tracking and recordkeeping. Vireo maintains accurate records of its inventory at all licensed facilities. Vireo conducts audits of its cannabis and cannabis products inventories at least weekly in order to detect any possible diversion. In addition to weekly audits, security and/or compliance staff conduct unscheduled, unannounced audits to prevent complacency or the perception thereof. Adherence to Vireo’s standard operating procedures is mandatory and ensures that Vireo’s operations are compliant with the rules set forth by the applicable state and local laws, regulations, ordinances, licenses and other requirements. Vireo also verifies adherence to standard operating procedures by regularly conducting internal inspections and ensures that any issues identified are resolved quickly and thoroughly.

In January 2018, United States Attorney General, Jeff Sessions rescinded the Cole Memorandum and thereby created a vacuum of guidance for enforcement agencies and the Department of Justice. As an industry best practice, despite the recent rescission of the Cole Memorandum, Vireo continues to do the following to ensure compliance with the guidance provided by the Cole Memorandum:

•	Ensure the operations of its subsidiaries and business partners are compliant with all licensing requirements related to cannabis operation by applicable state, county, municipality, town, township, borough, and other political/administrative divisions. To this end, Vireo retains appropriately experienced legal counsel to conduct the necessary due diligence to ensure compliance of such operations with all applicable regulations;

•	The activities relating to cannabis business adhere to the scope of the licensing obtained. For example, in the states where only medical cannabis is permitted, cannabis products are only sold to patients who hold the necessary documentation whereas, in the states where cannabis is permitted for adult recreational use, in the future, Vireo intends to sell its cannabis products only to individuals who meet the requisite age requirements;

•	Vireo adheres to compliant business practices and has implemented strict regulatory oversight to ensure that no revenue is distributed to criminal enterprises, gangs or cartels; and

•	Vireo conducts reviews of products and product packaging to ensure that the products comply with applicable regulations and contain necessary disclaimers about the contents of the products to prevent adverse public health consequences from cannabis use and prevent impaired driving.

Vireo will continue to monitor compliance on an ongoing basis in accordance with its compliance program and standard operating procedures. While Vireo’s operations are in compliance with all applicable state laws, regulations and licensing requirements in all material respects, such activities remain illegal under United States federal law. For the reasons described above and the risks further described in Risk Factors below, there are significant risks associated with our business. Readers are strongly encouraged to carefully read all of the risk factors contained in Risk Factors.

ITEM 1A. RISK FACTORS

The following are certain factors relating to the Company’s business. These risks and uncertainties are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or currently deemed immaterial by the Company, may also impair its operations. If any such risks actually occur, the Company’s shareholders could lose all or part of their investment and its business, financial condition, liquidity, results of operations and prospects could be materially adversely affected and its ability to implement its growth plans could be adversely affected. The Company’s shareholders should evaluate carefully the following risk factors associated with the Subordinate Voting Shares.

Risks Related to the Regulatory System and Business Environment for Cannabis

Marijuana remains illegal under U.S. federal law, and enforcement of U.S. cannabis laws could change.

There are significant legal restrictions and regulations that govern the cannabis industry in the United States. Marijuana remains a Schedule I drug under the Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis in the United States. In those states in which the use of marijuana has been legalized, its use remains a violation of federal law pursuant to the Controlled Substances Act. The Controlled Substances Act classifies marijuana as a Schedule I controlled substance, and as such, medical and adult use cannabis use is illegal under U.S. federal law. Unless and until the U.S. Congress amends the Controlled Substances Act with respect to marijuana (and the President approves such amendment), there is a risk that federal authorities may enforce current federal law. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation. While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis regulatory programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve Vireo of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against Vireo. Since federal law criminalizing the use of marijuana pre-empts state laws that legalize its use, enforcement of federal law regarding marijuana is a significant risk and would greatly harm our business, prospects, revenue, results of operation and financial condition. The enforcement of federal laws in the United States is a significant risk to the business of Vireo and any proceedings brought against Vireo thereunder may materially, adversely affect Vireo’s operations and financial performance.

Our activities are, and will continue to be, subject to evolving regulation by governmental authorities. We are either currently, or in the future expect to be, directly or indirectly engaged in the medical and adult use cannabis industry in the United States where local state law permits such activities. The legality of the production, cultivation, extraction, distribution, retail sales, transportation and use of cannabis differs among states in the United States. Due to the current regulatory environment in the United States, new risks may emerge; management may not be able to predict all such risks.

As of the date of this filing, there are 36 states, plus the District of Columbia (and the territories of Guam, Puerto Rico, the U.S. Virgin Islands and the Northern Mariana Islands), that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Similarly, 15 states and the District of Columbia have legalized cannabis for adult use.

Because our current and anticipated future activities in the medical and adult use cannabis industry may be illegal under the applicable federal laws of the United States, there can be no assurance that the U.S. federal government will not seek to enforce the applicable laws against us. The consequences of such enforcement would likely be materially adverse to the Company and our business, including our reputation, profitability and the market price of our publicly traded Subordinate Voting Shares, and could result in the forfeiture or seizure of all or substantially all of our assets.

Due to the conflicting views between state legislatures and the federal government regarding cannabis, cannabis businesses are subject to inconsistent laws and regulations. There can be no assurance that the federal government will not enforce federal laws relating to marijuana and seek to prosecute cases involving marijuana businesses that are otherwise compliant with state laws in the future. The prior U.S. administration attempted to address the inconsistent treatment of cannabis under state and federal law in the Cole Memorandum that Deputy Attorney General James Cole sent to all U.S. Attorneys in August 2013, which outlined certain priorities for the U.S. Department of Justice (the “DOJ”) relating to the prosecution of cannabis offenses. The Cole Memorandum noted that, in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, production, distribution, sale and possession of cannabis, conduct in compliance with such laws and regulations was not a priority for the DOJ. However, the DOJ did not provide (and has not provided since) specific guidelines for what regulatory and enforcement systems would be deemed sufficient under the Cole Memorandum.

On January 4, 2018, former U.S. Attorney General Jeff Sessions formally issued the Sessions Memorandum, which rescinded the Cole Memorandum effective upon its issuance. The Sessions Memorandum stated, in part, that current law reflects “Congress’ determination that cannabis is a dangerous drug and cannabis activity is a serious crime,” and Mr. Sessions directed all U.S. Attorneys to enforce the laws enacted by Congress and to follow well-established principles when pursuing prosecutions related to cannabis activities.

As a result of the Sessions Memorandum, federal prosecutors are now free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities, despite the existence of state-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and thus it is uncertain how active U.S. federal prosecutors will be in the future in relation to such activities.

There can be no assurance that the federal government will not enforce federal laws relating to cannabis and seek to prosecute cases involving cannabis businesses that are otherwise compliant with state laws in the future. Jeff Sessions resigned as U.S. Attorney General on November 7, 2018. On February 14, 2019, William Barr was confirmed as U.S. Attorney General. Mr. Barr has stated that he does not support cannabis legalization but has also stated that he does not intend to prosecute cannabis businesses that are in compliance with state laws. Most states that have legalized cannabis continue to craft their regulations pursuant to the Cole Memorandum. Federal enforcement agencies have taken little or no action against state-compliant cannabis businesses. However, the DOJ may change its enforcement policies at any time, with or without advance notice.

The uncertainty of U.S. federal enforcement practices going forward and the inconsistency between U.S. federal and state laws and regulations present major risks for the Company.

There is a substantial risk of regulatory or political change.

The success of our business strategy depends on the legality of the cannabis industry in the United States. The political environment surrounding the cannabis industry in the United States in general can be volatile and the regulatory framework in the United States remains in flux. Despite the currently implemented laws and regulations in the U.S. and its territories to legalize and regulate the cultivation, production, processing, sale, possession and use of cannabis, and additional states that have pending legislation regarding the same, the risk remains that a shift in the regulatory or political realm could occur and have a drastic impact on the industry as a whole, adversely impacting our ability to successfully invest and/or participate in the selected business opportunities.

Further, there is no guarantee that at some future date, voters and/or the applicable legislative bodies will not repeal, overturn or limit any such legislation legalizing the sale, disbursement and consumption of medical or adult-use cannabis. It is also important to note that local and city ordinances may strictly limit and/or restrict disbursement of cannabis in a manner that will make it extremely difficult or impossible to transact business that is necessary for the continued operation of the cannabis industry.

Cannabis remains illegal under U.S. federal law, and the U.S. federal government could bring criminal and civil charges against us or our subsidiaries or our investments at any time. Federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis-related legislation could have a material, adverse effect on our business, financial condition or results of operations.

We may be subject to action by the U.S. federal government through various government agencies for participation in the cannabis industry.

Because the cultivation, processing, production, distribution and sale of cannabis for any purpose, medical, adult use or otherwise, remain illegal under U.S. federal law, it is possible that we may be forced to cease any such activities. The U.S. federal government, through, among others, the DOJ, its sub-agency the Drug Enforcement Administration (“DEA”) and the U.S. Internal Revenue Service (the “IRS”), has the right to actively investigate, audit and shut down cannabis growing facilities, processors and retailers. The U.S. federal government may also attempt to seize our property. Any action taken by the DOJ, the DEA and/or the IRS to interfere with, seize or shut down our operations will have an adverse effect on our business, prospects, revenue, results of operation and financial condition.

Since federal law criminalizing the use of cannabis pre-empts state laws that legalize its use, the federal government can assert criminal violations of federal law despite state laws permitting the use of cannabis. While it does not appear that federal law enforcement and regulatory agencies are focusing resources on licensed marijuana-related businesses that are operating in compliance with state law, the stated position of the current administration is hostile to legal cannabis. As the rescission of the Cole Memorandum and the implementation of the Sessions Memorandum demonstrate, the DOJ may at any time issue additional guidance that directs federal prosecutors to devote more resources to prosecuting marijuana related businesses. In the event that the DOJ under U.S. Attorney General Barr aggressively pursues financiers or equity owners of cannabis-related businesses, and U.S. Attorneys follow the DOJ policies through pursuing prosecutions, then we could face:

(i)	seizure of our cash and other assets used to support or derived from our cannabis subsidiaries;

(ii)	the arrest of our employees, directors, officers, managers and investors; and

(iii)	ancillary criminal violations of the Controlled Substances Act for aiding and abetting, and conspiracy to violate the Controlled Substances Act by providing financial support to cannabis companies that service or provide goods to state-licensed or permitted cultivators, processors, distributors and/or retailers of cannabis.

Because the Cole Memorandum was rescinded, the DOJ under the current administration or an aggressive federal prosecutor could allege that the Company and our Board and, potentially, our shareholders, “aided and abetted” violations of federal law by providing finances and services to our portfolio cannabis companies. Under these circumstances, federal prosecutors could seek to seize our assets, and to recover the “illicit profits” previously distributed to shareholders resulting from any of our financing or services. In these circumstances, our operations would cease, shareholders may lose their entire investments and directors, officers and/or shareholders may be left to defend any criminal charges against them at their own expense and, if convicted, be sent to federal prison.

Additionally, there can be no assurance as to the position any new administration may take on marijuana; a new administration could decide to enforce the federal laws more aggressively. Any enforcement of current federal marijuana laws could cause significant financial damage to the Company and our shareholders. Further, future presidential administrations may choose to treat marijuana differently and potentially enforce the federal laws more aggressively.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. These results could have a material, adverse effect on the Company, including our reputation and ability to conduct business, our holding (directly or indirectly) of cannabis licenses in the United States, the listing of our securities on various stock exchanges, our financial position, operating results, profitability or liquidity or the market price of our Subordinate Voting Shares. In addition, it is difficult to estimate the time or resources that would be needed for the investigation or final resolution of any such matters because: (i) the time and resources that may be needed depend on the nature and extent of any information requested by the authorities involved; and (ii) such time or resources could be substantial.

U.S. state and local regulation of cannabis is uncertain and changing.

There is no assurance that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing state laws are repealed or curtailed, our business or operations in those states or under those laws would be materially and adversely affected. Federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis related legislation could materially adversely affect the Company, our business and our assets or investments.

The rulemaking process at the state level that applies to cannabis operators in any state will be ongoing and result in frequent changes. As a result, a compliance program is essential to manage regulatory risk. All operating policies and procedures implemented by the Company are compliance-based and are derived from the state regulatory structure governing cannabis businesses. Notwithstanding Vireo’s efforts and diligence, regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming. No assurance can be given that the Company will receive and maintain the necessary licenses, permits or cards to continue operating our business.

Local laws and ordinances could also restrict the Company’s business activity. Although Vireo’s operations are legal under the laws of the states in which it operates, local governments often have the ability to limit, restrict and ban cannabis businesses from operating within their jurisdiction. Land use, zoning, local ordinances and similar laws could be adopted or changed and have a material, adverse effect on Vireo’s business.

Multiple states where medical and/or adult use cannabis is legal have or are considering special taxes or fees on businesses in the marijuana industry. It is uncertain at this time whether other states are in the process of reviewing such additional taxes and fees. The implementation of special taxes or fees could have a material, adverse effect upon our business, prospects, revenue, results of operation and financial condition.

We currently operate or provide services to cannabis dispensaries in Arizona, Minnesota, New Mexico, and New York.

State regulatory agencies may require us to post bonds or significant fees.

There is a risk that a greater number of state regulatory agencies will begin requiring entities engaged in certain aspects of the business or industry of legal marijuana to post a bond or significant fees when applying, for example, for a dispensary license or renewal, as a guarantee of payment of sales and franchise taxes. We are not able to quantify at this time the potential scope of such bonds or fees in the states in which we currently operate or may in the future operate. Any bonds or fees of material amounts could have a negative impact on the ultimate success of our business.

We may be subject to heightened scrutiny by United States and Canadian authorities, which could ultimately lead to the market for Subordinate Voting Shares becoming highly illiquid and our shareholders having no ability effect trades in Subordinate Voting Shares in Canada.

Currently, our Subordinate Voting Shares are traded on the Canadian Securities Exchange and on the OTCQX tier of the OTC Markets in the United States. Our business, operations and investments in the United States, and any such future business, operations or investments, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada and the United States. As a result, we may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on our ability to operate or invest in the United States or any other jurisdiction, in addition to those described herein.

In 2017, there were concerns that the Canadian Depository for Securities Limited, through its subsidiary CDS Clearing and Depository Services Inc. (“CDS”), Canada’s central securities depository (clearing and settling trades in the Canadian equity, fixed income and money markets), would refuse to settle trades for cannabis issuers that have investments in the United States. However, CDS has not implemented this policy.

On February 8, 2018, the Canadian Securities Administrators published Staff Notice 51-352 describing the Canadian Securities Administrators’ disclosure expectations for specific risks facing issuers with cannabis-related activities in the U.S. Staff Notice 51-352 confirms that a disclosure-based approach remains appropriate for issuers with U.S. cannabis-related activities. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with U.S. cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the U.S. cannabis industry.

On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group, which is the owner and operator of CDS, announced the signing of a Memorandum of Understanding (“MOU”) with Aequitas NEO Exchange Inc., the Canadian Securities Exchange, the Toronto Stock Exchange and the TSX Venture Exchange. The MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the United States. The MOU confirms, with respect to the clearing of listed securities, that CDS relies on the Canadian securities exchanges to review the conduct of listed issuers. The MOU notes that securities regulation requires that the rules of each of the exchanges must not be contrary to the public interest and that the rules of each of the exchanges have been approved by the securities regulators. Pursuant to the MOU, CDS will not ban accepting deposits of or transactions for clearing and settlement of securities of issuers with cannabis-related activities in the United States. Even though the MOU indicated that there are no plans to ban the settlement of securities through CDS, there can be no guarantee that this approach to regulation will continue in the future. If such a ban were implemented at a time when the Subordinate Voting Shares are listed on a Canadian stock exchange, it would have a material, adverse effect on the ability of holders of Subordinate Voting Shares to make and settle trades. In particular, the market for Subordinate Voting Shares would become highly illiquid until an alternative (if available) was implemented, and investors would have no ability to effect a trade of Subordinate Voting Shares through the facilities of the applicable Canadian stock exchange.

We may face state limitations on ownership of cannabis licenses.

Certain jurisdictions in which we operate or expect to operate limit the number of cannabis licenses and certain economic or commercial interests in the entity that holds the license that can be held by one entity within that state. As a result of the completion of certain acquisition transactions that we have entered into or may enter into in the future, we may potentially hold more than the prescribed number of licenses or economic or commercial interests in a licensed entity in certain states, and accordingly may be required to divest certain licenses or entities that hold such license in order to comply with applicable regulations. The divestiture of certain licenses or entities that hold such licenses may result in a material, adverse effect on our business, financial condition or results of operations.

We may become subject to FDA or ATF regulation.

Marijuana remains a Schedule I controlled substance under U.S. federal law. If the federal government reclassifies marijuana to a Schedule II controlled substance, it is possible that the U.S. Food and Drug Administration (the “FDA”) would seek to regulate cannabis under the Food, Drug and Cosmetics Act of 1938, as amended (the “FDCA”). The FDA is responsible for ensuring public health and safety through regulation of food, drugs, supplements and cosmetics, among other products, through its enforcement authority pursuant to the FDCA. FDA’s responsibilities include regulating the ingredients as well as the marketing and labeling of drugs sold in interstate commerce. Because marijuana is federally illegal to produce and sell, and because it has few federally recognized medical uses, the FDA has historically deferred enforcement related to cannabis to the DEA; however, the FDA has enforced the FDCA with regard to industrial hemp-derived products, especially CBD derived from industrial hemp sold outside of state-regulated cannabis businesses. The FDA has recently affirmed its authority to regulate CBD derived from both marijuana and industrial hemp, and its intention to develop a framework for regulating the production and sale of CBD derived from industrial hemp.

Additionally, the FDA may issue rules and regulations, including good manufacturing practices related to the growth, cultivation, harvesting, processing and production of medical cannabis. Clinical trials may be needed to verify the efficacy and safety of cannabis and cannabis products. It is also possible that the FDA would require facilities where medical-use cannabis is grown to register with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, the impact they would have on the cannabis industry is unknown, including the costs, requirements and possible prohibitions that may be enforced. If we are unable to comply with the potential regulations or registration requirements prescribed by the FDA, it may have a material, adverse effect on our business, prospects, revenue, results of operation and financial condition.

It is also possible that the federal government could seek to regulate cannabis under the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”). The ATF may issue rules and regulations related to the use, transporting, sale and advertising of cannabis or cannabis products.

Cannabis businesses are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services.

Banks and other depository institutions are currently hindered by federal law from providing financial services to marijuana businesses, even in states where those businesses are regulated.

Each of the Company and our subsidiaries is subject to a variety of laws and regulations domestically and in the U.S. that involve money laundering, financial record-keeping and proceeds of crime, including the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the “Bank Secrecy Act”), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. and Canada. Further, under U.S. federal law, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering, aiding and abetting, or conspiracy.

The Financial Crimes Enforcement Network (“FinCEN”) of the U.S. Department of the Treasury issued the FinCEN Memorandum on February 14, 2014, outlining the pathways for financial institutions to bank cannabis businesses in compliance with federal enforcement priorities. The FinCEN Memorandum states that, in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. The FinCEN Memorandum refers to the Cole Memorandum’s enforcement priorities.

The revocation of the Cole Memorandum has not yet affected the status of the FinCEN Memorandum, nor has FinCEN given any indication that it intends to rescind the FinCEN Memorandum itself. Shortly after the Sessions Memorandum was issued, FinCEN did state that it would review the FinCEN Memorandum, but FinCEN has not yet issued further guidance.

Although the FinCEN Memorandum remains intact, it is unclear whether the current administration will continue to follow its guidelines. The DOJ continues to have the right and power to prosecute crimes committed by banks and financial institutions, such as money laundering and violations of the Bank Secrecy Act, that occur in any state including states that have in some form legalized the sale of cannabis. Further, the conduct of the DOJ’s enforcement priorities could change for any number of reasons. A change in the DOJ’s priorities could result in the prosecution of banks and financial institutions for crimes that were not previously prosecuted.

If our operations, or proceeds thereof, dividend distributions or profits or revenues derived from our operations were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds from a crime (the sale of a Schedule I drug) under the Bank Secrecy Act’s money laundering provisions. This may restrict our ability to declare or pay dividends or effect other distributions.

The FinCEN Memorandum does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the DOJ, FinCEN or other federal regulators. Thus, most banks and other financial institutions in the United States do not appear comfortable providing banking services to cannabis-related businesses or relying on this guidance given that it has the potential to be amended or revoked by the current administration. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, we may have limited or no access to banking or other financial services in the United States. In addition, federal money laundering statutes and Bank Secrecy Act regulations discourage financial institutions from working with any organization that sells a controlled substance, regardless of whether the state it operates in permits cannabis sales. The inability or limitation of our ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for us to operate and conduct our business as planned or to operate efficiently.

We operate in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where we carry on business.

Our business and activities are heavily regulated in all jurisdictions where we carry on business. Our operations are subject to various laws, regulations and guidelines by state and local governmental authorities relating to the manufacture, marketing, management, transportation, storage, sale, pricing and disposal of cannabis, cannabis oil and consumable cannabis products, and also including laws and regulations relating to health and safety, insurance coverage, the conduct of operations and the protection of the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over our activities, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services. Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by these governmental authorities and obtaining all necessary regulatory approvals for the manufacture, production, storage, transportation, sale, import and export, as applicable, of our products. The commercial cannabis industry is still a new industry at the state and local level. The effect of relevant governmental authorities’ administration, application and enforcement of their respective regulatory regimes and delays in obtaining, or failure to obtain, applicable regulatory approvals which may be required may significantly delay or impact the development of markets, products and sales initiatives and could have a material, adverse effect on our business, prospects, revenue, results of operation and financial condition.

While endeavor to comply with all relevant laws, regulations and guidelines and, to our knowledge, we are in compliance with, or are in the process of being assessed for compliance with all such laws, regulations and guidelines, any failure to comply with the regulatory requirements applicable to our operations may lead to possible sanctions including the revocation or imposition of additional conditions on licenses to operate our business; the suspension or expulsion from a particular market or jurisdiction or of our key personnel; the imposition of additional or more stringent inspection, testing and reporting requirements; and the imposition of fines and censures. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increase compliance costs or give rise to material liabilities and/or revocation of our licenses and other permits, which could have a material, adverse effect on our business, results of operations and financial condition. Furthermore, governmental authorities may change their administration, application or enforcement procedures at any time, which may adversely impact our ongoing costs relating to regulatory compliance.

Because marijuana is illegal under U.S. federal law, we may be unable to access to U.S. bankruptcy protections in the event of our bankruptcy or a bankruptcy in an entity in which we invest.

Many courts have denied cannabis businesses bankruptcy protections because the use of cannabis is illegal under federal law. In the event of a bankruptcy, it would be very difficult for lenders to recoup their investments in the cannabis industry. If we were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available to us, which would have a material, adverse effect on the Company.

Additionally, there is no guarantee that we will be able to effectively enforce any interests we may have in our other subsidiaries and investments. A bankruptcy or other similar event related to an entity in which we hold an interest that precludes such entity from performing its obligations under an agreement may have a material, adverse effect on our business, financial condition or results of operations. Further, should an entity in which we hold an interest have insufficient assets to pay its liabilities, it is possible that other liabilities will be satisfied prior to the liabilities or equity owed to us. In addition, bankruptcy or other similar proceedings are often a complex and lengthy process, the outcome of which may be uncertain and could result in a material, adverse effect on our business, financial condition or results of operations.

Because our contracts involve marijuana and related activities, which are not legal under U.S. federal law, we may face difficulties in enforcing our contracts.

Because our contracts involve cannabis and other activities that are not legal under federal law and in some state jurisdictions, we may face difficulties in enforcing our contracts in federal courts and certain state courts. Therefore, there is uncertainty as to whether we will be able to legally enforce our agreements, which could have a material, adverse effect on the Company.

We may not be able to secure our payment and other contractual rights with liens on the inventory or licenses of our clients and contracting parties under applicable state laws.

In general, the laws of the various states that have legalized cannabis sale and cultivation do not expressly or impliedly allow for the pledge of inventory containing cannabis as collateral for the benefit of third parties, such as the Company and its subsidiaries, that do not possess the requisite licenses and entitlements to cultivate, process, sell, or possess cannabis pursuant to the applicable state law. Likewise, the laws of those states generally do not allow for transfer of the licenses and entitlements to sell or cultivate cannabis to third parties that have not been granted such licenses and entitlements by the applicable state agency. Our inability to secure our payment and other contractual rights with liens on the inventory and licenses of our clients and contracting parties increases the risk of loss resulting from breaches of the applicable agreements by the contracting parties, which, in turn, could have a material, adverse effect on our business, financial condition or results of operations.

Because marijuana is illegal under U.S. federal law, marijuana businesses may be subject to civil asset forfeiture.

Because the marijuana industry remains illegal under U.S. federal law, any properties owned by participants in the marijuana industry which are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

We may be subject to constraints on and differences in marketing our products under varying state laws.

There may be restrictions on sales and marketing activities imposed by government regulatory bodies that could hinder the development of our business and operating results. Restrictions may include regulations that specify what, where and to whom product information and descriptions may appear and/or be advertised. Marketing, advertising, packaging and labeling regulations also vary from state to state, potentially limiting the consistency and scale of consumer branding communication and product education efforts. The regulatory environment in the U.S. limits our ability to compete for market share in a manner similar to other industries. If we are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products, our sales and operating results could be materially, adversely affected.

The results of future clinical research may be unfavorable to cannabis, which may have a material, adverse effect on the demand for our products.

The cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception can be significantly influenced by scientific research or findings regarding the consumption of cannabis products. There can be no assurance that future scientific research or findings will be favorable to the cannabis market or any particular product, or consistent with earlier research or findings. Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids. Although we believe that various articles, reports and studies support our beliefs regarding the medical benefits, viability, safety, efficacy and dosing of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding cannabis. Future research studies and clinical trials may draw opposing conclusions to those stated in this Document or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, or other facts related to cannabis, which could have a material, adverse effect on the demand for our products, and therefore on our business, prospects, revenue, results of operation and financial condition.

Inconsistent public opinion and perception of the medical and adult-use use cannabis industry hinders market growth and state adoption.

Public opinion and support for medical and adult-use cannabis has traditionally been inconsistent and varies from jurisdiction to jurisdiction. While public opinion and support appears to be rising generally for legalizing medical and adult-use cannabis, it remains a controversial issue subject to differing opinions surrounding the level of legalization (for example, medical cannabis as opposed to legalization in general). Inconsistent public opinion and perception of the medical and adult-use cannabis may hinder growth and state adoption, which could have a material, adverse effect on our business, financial condition or results of operations.

Our ability to generate revenue and be successful in the implementation of our business plan is dependent on consumer acceptance and demand of our product lines. Our management believes the medical and adult-use cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Acceptance of our products will depend on several factors, including availability, cost, familiarity of use, perceptions of acceptance by other people, convenience, effectiveness, safety, and reliability. If customers do not accept our products, or if we fail to meet customers’ needs and expectations adequately, our ability to continue generating revenues could be reduced. Consumer perception of our products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of medical and adult-use cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the medical and adult-use cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity could have a material, adverse effect on the demand for our products and our business, results of operations, financial condition and cash flows. Our dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material, adverse effect on the Company, the demand for our products, and our business, results of operations, financial condition and cash flows. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or our products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material, adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

Investors in the Company who are not U.S. citizens may be denied entry into the United States.

Because cannabis remains illegal under United States federal law, those individuals who are not U.S. citizens employed at or investing in legal and licensed U.S. cannabis companies could face detention, denial of entry or lifetime bans from the United States for their business associations with U.S. cannabis businesses. Entry happens at the sole discretion of U.S. Customs and Border Protection (“CBP”) officers on duty, and these officers have wide latitude to ask questions to determine the admissibility of a foreign national. The government of Canada has started warning travelers on its website that previous use of cannabis, or any substance prohibited by United States federal laws, could mean denial of entry to the United States. Business or financial involvement in the legal cannabis industry in Canada or in the United States could also be reason enough for United States border guards to deny entry. On September 21, 2018, CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of United States laws regarding controlled substances and, because cannabis continues to be a controlled substance under United States law, working in or facilitating the proliferation of the legal cannabis industry in U.S. states where it is deemed legal or Canada may affect admissibility to the United States. As a result, CBP has affirmed that, employees, directors, officers, managers and investors of companies involved in business activities related to cannabis in the United States or Canada (such as the Company), who are not United States citizens face the risk of being barred from entry into the United States for life. On October 9, 2018, CBP released an additional statement regarding the admissibility of Canadian citizens working in the legal cannabis industry. CBP stated that a Canadian citizen working in or facilitating the proliferation of the legal cannabis industry in Canada coming into the United States for reasons unrelated to the cannabis industry will generally be admissible to the United States; however, if such person is found to be coming into the United States for reasons related to the cannabis industry, such person may be deemed inadmissible.

As a cannabis business, we are subject to unfavorable tax treatment under the Code.

Under Section 280E of the Code, no deduction or credit is allowed for any amount paid or incurred during the taxable year in carrying on any trade or business if the trade or business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the Controlled Substances Act), which is prohibited by federal law or the law of any state in which that trade or business is conducted. The IRS has applied this provision to cannabis operations, prohibiting them from deducting many expenses associated with cannabis businesses other than certain costs and expenses related to cannabis cultivation and manufacturing operations. Accordingly, Section 280E has a significant impact on the operations of cannabis companies and an otherwise profitable business may operate at a loss, after taking into account its U.S. income tax expenses.

If our operations are found to be in violation of applicable money laundering legislation and our revenues are viewed as proceeds of crime, we may be unable to effect distributions or repatriate funds to Canada.

We are subject to a variety of laws and regulations in the U.S. and Canada that involve money laundering, financial record-keeping and proceeds of crime, including the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the “Bank Secrecy Act”), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. and Canada.

If the operations of the Company or our subsidiaries, or any proceeds thereof, any dividend distributions or any profits or revenues derived from these operations in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above, or any other applicable legislation. This could have a material, adverse effect on the Company and, among other things, could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada.

Risks Related to our Business and Operations

We incurred net losses in the nine months ended September 30, 2020 and fiscal years 2019 and 2018 with net cash used in operating activities and cannot provide assurance as to when or if we will become profitable and generate cash in our operating activities.

We incurred net losses of $57,479,312 and $8,210,965 and net cash used in operating activities of $26,906,844 and $12,972,381 for the fiscal years ended December 31, 2019 and 2018, respectively. In addition, we incurred net losses of $20,676,352 and $17,984,998 and net cash used in operating activities of $10,995,777 and $20,334,057 for the nine months ended September 30, 2020 and 2019, respectively. As of September 30, 2020, we had an aggregate accumulated deficit of $99,467,201. Such losses have historically required us to seek additional funding through the issuance of debt or equity securities. In addition, we have historically experienced and may prospectively experience fluctuations in our quarterly earnings due to the nature of our business. Our long-term success is dependent upon among other things, achieving positive cash flows from operations and augmenting such cash flows using external resources to satisfy our cash needs, and there is no assurance that we will be able to achieve such cash flows.

We anticipate requiring substantial additional financing to operate our business and we may face difficulties acquiring additional financing on terms acceptable to us or at all.

We will need additional capital to sustain our operations and will likely need to seek further financing. If we fail to raise additional capital, as needed, our ability to implement our business model and strategy could be compromised. To date, our operations and expansion of our business have been funded primarily from cash-flow from operations as substantially supplemented by the proceeds of debt and equity financings and the sale of our former Pennsylvania grower/processor subsidiary. We expect to require substantial additional capital in the future primarily to fund working capital requirements of our business, including operational expenses, operationalizing existing licenses, planned capital expenditures including the focused development and growth of cultivation and dispensary facilities, debt service and acquisitions.

Even if we obtain financing for our near-term operations and expansion, we expect that we will require additional capital thereafter. Our capital needs will depend on numerous factors including: (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions, and debt service.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by our existing shareholders will be reduced and our shareholders may experience significant dilution. In addition, new securities may contain rights, preferences, or privileges that are senior to those of existing securities. If we raise additional capital by incurring debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity securities, market fluctuations in the price of our securities could limit our ability to obtain equity financing.

No assurance can be given that any additional financing will be available to us, or if available, will be on terms favorable to us. If we are unable to raise capital when needed, our business, financial condition, and results of operations would be materially, adversely affected, and we could be forced to reduce or discontinue our operations.

We are a holding company and our earnings are dependent on the earnings and distributions of our subsidiaries.

We are a holding company and essentially all of our assets are the capital stock or membership interests of our subsidiaries or management services agreements with entities in each of the markets in which we operate, including in our core markets of Arizona, Maryland, Minnesota, New Mexico, and New York. As a result, our shareholders are subject to the risks attributable to our subsidiaries. As a holding company, we conduct substantially all of our business through our subsidiaries, which generate substantially all of our revenues. Consequently, our cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of our subsidiaries and the distribution of those earnings to us. The ability of these entities to pay dividends and other distributions will depend on their operating results and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of our material subsidiaries, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries before us.

Our subsidiaries may not be able to obtain necessary permits and authorizations.

Our subsidiaries may not be able to obtain or maintain the necessary licenses, permits, certificates, authorizations or accreditations to operate their respective businesses, or may only be able to do so at great cost. In addition, our subsidiaries may not be able to comply fully with the wide variety of laws and regulations applicable to the cannabis industry. Failure to comply with or to obtain the necessary licenses, permits, certificates, authorizations or accreditations could result in restrictions on a subsidiary’s ability to operate in the cannabis industry, which could have a material, adverse effect on our business, financial condition and results of operations.

Disparate state-by-state regulatory landscapes and the constraints related to holding cannabis licenses in various states results in operational and legal structures for realizing the benefit from cannabis licenses that could result in materially detrimental consequences to us.

We realize, and will continue to realize, the benefits from cannabis licenses pursuant to a number of different structures, depending on the regulatory requirements from state-to-state, including realizing the economic benefit of cannabis licenses through management agreements. Such agreements are often required to comply with applicable laws and regulations or are in response to perceived risks that we determine warrant such arrangements.

The foregoing structures present various risks to the Company and our subsidiaries, including but not limited to the following risks, each of which could have a material, adverse effect on our business, financial condition and results of operations:

•	A governmental body or regulatory entity may determine that any of these structures are in violation of a legal or regulatory requirement or change such legal or regulatory requirements with the result that a management agreement structure violates such requirements (where it had not in the past). We will not be able to provide any assurance that a license application submitted by a third party will be accepted, especially if the management and operation of the license is dependent on a management agreement structure.

•	There could be a material, adverse impact on the revenue stream we intend to receive from or on account of cannabis licenses (as we will not be the license holder, and therefore any economic benefit is received pursuant to a contractual arrangement). If a management agreement is terminated, we will no longer receive any economic benefit from the applicable dispensary and/or cultivation license.

•	These structures could potentially result in the funds invested by us being used for unintended purposes, such as to fund litigation.

•	If a management agreement structure is in place, we will not be the license holder of the applicable state-issued cannabis license, and therefore, only have contractual rights in respect of any interest in any such license. If the license holder fails to adhere to its contractual agreement with us, or if the license holder makes, or omits to make, decisions in respect of the license that we disagree with, we will only have contractual recourse and will not have recourse to any regulatory authority.

•	The license holder may renege on its obligation to pay fees and other compensation pursuant to a management agreement or violate other provisions of these agreements.

•	The license holder’s acts or omissions may violate the requirements applicable to it pursuant to the applicable dispensary and/or cultivation license, thus jeopardizing the status and economic value of the license holder (and, by extension, of the Company).

•	In the case of a management agreement, the license holder may terminate the agreement if any loan owing to us is paid back in full and the license holder is able to pay a break fee.

•	The license holder may attempt to terminate the management agreement in violation of its express terms.

In any or all of the above situations, it may be difficult and expensive for us to protect our rights through litigation, arbitration, or similar proceedings.

The success of our business depends, in part, on our ability to execute on our acquisition strategy, to successfully integrate acquired businesses and to retain key employees of acquired businesses.

Since the Company’s inception, we have acquired and integrated complementary businesses, which have contributed to a significant portion of our growth. We continue to evaluate strategic acquisition opportunities that have the potential to support and strengthen our business, including acquisitions in the United States, as part of our ongoing growth strategy. We cannot predict the timing or size of any future acquisitions. To successfully acquire a significant target, we may need to raise additional equity and/or indebtedness, which could increase our debt. There can be no assurance that we will enter into definitive agreements with respect to any contemplated transaction or that any contemplated transaction will be completed. The investigation of acquisition candidates and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If we fail to complete any acquisition for any reason, including events beyond our control, the costs incurred up to that point for the proposed acquisition likely would not be recoverable.

Acquisitions typically require integration of the acquired company’s estimation, project management, finance, information technology, risk management, purchasing and fleet management functions. We may be unable to successfully integrate an acquired business into our existing business, and an acquired business may not be as beneficial or profitable as and when expected or at all. Our inability to successfully integrate new businesses in a timely and orderly manner could increase costs, reduce profits or generate losses. Factors affecting the successful integration of an acquired business include, but are not limited to, the following:

•	we may become liable for certain liabilities of an acquired business, whether or not known to us, which could include, among others, tax liabilities, product liabilities, environmental liabilities and liabilities for employment practices, and these liabilities could be significant;

•	we may not be able to retain local managers and key employees who are important to the operations of an acquired business;

•	substantial attention from our senior management and the management of an acquired business may be required, which could decrease the time that they have to service and attract customers;

•	we may not effectively utilize new equipment that we acquire through acquisitions;

•	the complete integration of an acquired company depends, to a certain extent, on the full implementation of our financial and management information systems, business practices and policies; and

•	we may actively pursue a number of opportunities simultaneously and may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight.

Acquisitions involve risks that the acquired business will not perform as expected and that business judgments concerning the value, strengths and weaknesses of the acquired business will prove incorrect. In addition, potential acquisition targets may be in states in which we do not currently operate, which could result in unforeseen operating difficulties and difficulties in coordinating geographically dispersed operations, personnel and facilities. In addition, if we enter into new geographic markets, we may be subject to additional and unfamiliar legal and regulatory requirements.

We cannot guarantee that we will achieve synergies and cost savings in connection with completed or future acquisitions within the timing anticipated or at all. Many of the businesses that we have acquired and may acquire in the future have unaudited financial statements that have been prepared by management and have not been independently reviewed or audited. We cannot guarantee that such financial statements would not be materially different if such statements were independently reviewed or audited. We cannot guarantee that we will continue to acquire businesses at valuations consistent with prior acquisitions or that we will complete future acquisitions at all. We cannot guarantee that there will be attractive acquisition opportunities at reasonable prices, that financing will be available or that we can successfully integrate acquired businesses into existing operations. In addition, the results of operations from these acquisitions could, in the future, result in impairment charges for any of our intangible assets, including goodwill or other long-lived assets, particularly if economic conditions worsen unexpectedly. Our inability to effectively manage the integration of our completed and future acquisitions could prevent us from realizing expected rates of return on an acquired business and could have a material and adverse effect on our financial condition, results of operations or liquidity.

We may invest in pre-revenue companies which may not be able to meet anticipated revenue targets in the future.

We have made and may in the future make investments in companies with no significant sources of operating cash flow and no revenue from operations. Our investments in such companies will be subject to risks and uncertainties that new companies with no operating history may face. In particular, there is a risk that our investment in these pre-revenue companies will not be able to meet anticipated revenue targets or will generate no revenue at all, or such underperforming pre-revenue companies may fail, which could have a material, adverse effect on our business, prospects, revenue, results of operation and financial condition.

The nature of the medical and adult-use cannabis industry may result in unconventional due diligence processes and acquisition terms that could have unknown and materially detrimental consequences to us.

The uncertainty inherent in various aspects of the medical and adult-use cannabis industry may result in what otherwise would be considered to be inadequate investment due diligence information and uncertain legal consequences relative to arrangements affecting a target investment. The reluctance of banks and other financial institutions to facilitate financial transactions in the medical and adult-use cannabis industry can result in inadequate and unverifiable financial information about target investments, as well as cash management practices that are vulnerable to theft and fraud. The lack of established, traditional sources of financing for industry participants can result in unusual and uncertain arrangements affecting the ownership and obligations of a target investment. The reluctance of lawyers to represent industry participants in furtherance of financing and other business transactions can result in the lack of appropriate documentation setting forth the terms of the transactions, inadequately documented transactions, and transactions that in whole or in part are illegal under applicable state law, among other detrimental consequences. We may have invested in, and may in the future invest in, businesses and companies that are or may become party to legal proceedings, may have inadequate financial and other due diligence information, may employ vulnerable cash management practices, lack written or adequate legal documents governing significant transactions, and otherwise have known or unknown conditions that could be detrimental to our business and assets.

Our assets may be purchased with limited representations and warranties from the sellers of those assets.

We will generally acquire assets and businesses, after conducting our due diligence, with only limited representations and warranties from the seller regarding the quality of the assets and the likelihood of payment. As a result, if defects in the assets or business are subsequently discovered, we may not be able to pursue a claim for any or all of our damages against the owners of such seller or borrower, and may be limited to asserting our claims against the seller or borrower. The extent of damages that we may incur as a result of such matters cannot be predicted, but potentially could have a material, adverse effect on the value of our assets and revenue stream and, as a result, on our ability to pay dividends.

Lending by us to third parties may be unsecured, subordinate in interest or backed by unrealizable license assets.

In connection with certain transactions, we may also act as lender to one or more counterparties. Certain of these loans are unsecured, which places us at a greater risk of not receiving repayment or the equivalent value thereof. Even for loans that are secured, there is a risk that other lenders may have priority interest to us or that the assets of the borrower may be insufficient to satisfy the loan. In addition, we may have difficulty putting liens on the assets of a borrower, as the major asset is generally the cannabis license which is not transferrable pursuant to state law. Any inability of a borrower to repay a loan or of the Company to realize the value of secured assets could have a material, adverse effect on our business, financial condition or results of operations.

Competition for the acquisition and leasing of properties suitable for the cultivation, production and sale of medical and adult use cannabis may impede our ability to make acquisitions or increase the cost of these acquisitions, which could materially, adversely affect our operating results and financial condition.

We compete for the acquisition of properties suitable for the cultivation, production and sale of medical and adult use cannabis with entities engaged in agriculture and real estate investment activities, including corporate agriculture companies, cultivators, producers and sellers of cannabis. These competitors may prevent us from acquiring and leasing desirable properties, may cause an increase in the price we must pay for properties or may result in us having to lease our properties on less favorable terms than we expect. Our competitors may have greater financial and operational resources than we do and may be willing to pay more for certain assets or may be willing to accept more risk than we believe can be prudently managed. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, due to a number of factors, including but not limited to potential greater clarity of the laws and regulations governing medical use cannabis by state and federal governments, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If we pay higher prices for properties or enter into leases for such properties on less favorable terms than we expect, our profitability and ability to generate cash flow and make distributions to our stockholders may decrease. Increased competition for properties may also preclude us from acquiring those properties that would generate attractive returns.

We face security risks related to our physical facilities and cash transfers.

The business premises of our operating locations are targets for theft. While we have implemented security measures at each location and continue to monitor and improve such security measures, our cultivation, production, processing and dispensary facilities could be subject to break-ins, robberies and other breaches in security. If there were a breach in security and we fell victim to a robbery or theft, the loss of cannabis plants, cannabis oils, cannabis flowers, cannabis products and cultivation, production, processing and packaging equipment could have a material, adverse impact on our business, prospects, revenue, results of operation and financial condition.

Our business involves the movement and transfer of cash, which is collected from dispensaries or patients/customers and deposited into our bank. There is a risk of theft or robbery during the transport of cash. We have engaged security firms to provide security in the transport and movement of large amounts of cash. Employees sometimes transport cash and/or products and, if requested, may be escorted by armed guards. While we have taken robust steps to prevent theft or robbery of cash during transport, there can be no assurance that there will not be a security breach during the transport and the movement of cash, involving the theft of product or cash.

We face exposure to fraudulent or illegal activity by employees, contractors, consultants and agents, which may subject us to investigations and actions.

We are exposed to the risk that any of our employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates one or more of the following: (i) government regulations; (ii) manufacturing standards; (iii) federal or state privacy laws and regulations; or (iv) laws that require the true, complete and accurate reporting of financial information or data; or (v) other laws or regulations. It may not always be possible for us to identify and prevent misconduct by our employees and other third parties, and the precautions taken by us to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. We cannot provide assurance that our internal controls and compliance systems will protect us from acts committed by our employees, agents or business partners in violation of U.S. federal or state or local laws. If any such actions are instituted against us, and we are not successful in defending the Company or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could have a material, adverse effect on our business, financial condition or results of operations.

We face risks related to the novelty of the cannabis industry, and the resulting lack of information regarding comparable companies, unanticipated expenses, difficulties and delays, and the offering of new products and services in an untested market.

As a relatively new industry, there are not many established players in the cannabis industry whose business model we can follow or emulate. Similarly, there is little information about comparable companies available for potential investors to review in making a decision about whether to invest in the Company.

Shareholders and investors should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies, like us, that are in their early stages. For example, unanticipated expenses and problems or technical difficulties may occur, which may result in material delays in the operation of our business. We may fail to successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of the Subordinate Voting Shares to the point where investors may lose their entire investments.

We have committed and expect to continue committing significant resources and capital to develop and market existing products and services and new products and services. These products and services are relatively untested in the marketplace, and we cannot provide assurance that we will achieve market acceptance for these products and services, or other new products and services that we may offer in the future. Moreover, these and other new products and services may be subject to significant competition from offerings by new and existing competitors in the business. In addition, new products and services may pose a variety of challenges and require us to attract additional qualified employees. The failure to successfully develop and market these new products and services could materially harm our business, prospects, revenue, results of operation and financial condition.

We are dependent on the popularity and acceptance of our brand portfolio.

Our ability to generate revenue and be successful in the implementation of our business plan is dependent on consumer acceptance of and demand for our products. Acceptance of and demand for our products depends on several factors, including availability, cost, ease of use, familiarity of use, convenience, effectiveness, safety and reliability. If these customers do not accept our products, or if such products fail to adequately meet customers’ needs and expectations, our ability to continue generating revenues could be reduced.

We believe that establishing and maintaining the brand identities of products is a critical aspect of attracting and expanding a large customer base. Promotion and enhancement of brands will depend largely on success in providing high-quality products. If customers and end users do not perceive our products to be of high quality, or if we introduce new products or enters into new business ventures that are not favorably received by customers and consumers, we will risk diluting brand identities and decreasing their attractiveness to existing and potential customers. Moreover, in order to attract and retain customers and to promote and maintain brand equity in response to competitive pressures, we may have to increase substantially financial commitment to creating and maintaining a distinct brand loyalty among customers. If we incur significant expenses in an attempt to promote and maintain brands, this could have a material, adverse effect on our business, financial condition or results of operations.

Our business is subject to the risks inherent in agricultural operations.

Medical and adult use cannabis is an agricultural product. There are risks inherent in the cultivation business, such as insects, plant diseases and similar agricultural risks. Although the products are usually grown indoors or in green houses under climate-controlled conditions, with conditions monitored, there can be no assurance that natural elements will not have a material, adverse effect on the production of the subsidiaries’ products and, consequentially, on our business, financial condition or results of operations.

We may encounter increasingly strict environmental regulation in connection with our operations and the associated permitting, which may increase the expenses for cannabis production or subject us to enforcement actions by regulatory authorities.

Our operations will be subject to environmental regulation in the various jurisdictions in which they operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not have a material, adverse effect on our business, financial condition or results of operations of the Company.

Government approvals and permits are currently, and may in the future be, required in connection with the operations of the Company. To the extent such approvals are required and not obtained, we may be curtailed or prohibited from our proposed production of cannabis or from proceeding with the development of our operations as currently proposed.

We may face potential enforcement actions if we fail to comply with applicable laws.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The subsidiaries may be required to compensate those suffering loss or damage by reason of their operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production of cannabis, or more stringent implementation thereof, could cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development, and could have a material, adverse effect on our business, financial condition or results of operations.

We face risks related to our information technology systems, including potential cyber-attacks and security and privacy breaches.

Our use of technology is critical in our continued operations. We are susceptible to operational, financial and information security risks resulting from cyber attacks and/or technological malfunctions. Successful cyber attacks and/or technological malfunctions affecting us or our service providers can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of customer information or other confidential information and reputational risk. We have not experienced any material losses to date relating to cyber attacks, other information breaches or technological malfunctions. However, there can be no assurance that we will not incur such losses in the future. As cybersecurity threats continue to evolve, we may be required to use additional resources to continue to modify or enhance protective measures or to investigate and redress security vulnerabilities.

We are subject to laws, rules and regulations in the United States and other jurisdictions relating to the collection, production, storage, transfer and use of personal data. We may store and collect personal information about customers and employees. It is our responsibility to protect that information from privacy breaches that may occur through procedural or process failure, information technology malfunction or deliberate, unauthorized intrusions. Any such theft or privacy breach could have a material, adverse effect on our business, prospects, revenue, results of operation and financial condition. Additionally, our ability to execute transactions and to possess and use personal information and data in conducting our business subjects us to legislative and regulatory burdens that may require us to notify regulators and customers, employees and other individuals of a data security breach. Evolving compliance and operational requirements under the privacy laws, rules and regulations of jurisdictions in which we operate impose significant costs that are likely to increase over time. In addition, non-compliance could result in proceedings against us by governmental entities and/or the imposition of significant fines, could negatively impact our reputation and may otherwise materially, adversely impact our business, financial condition and operating results.

We may be required to disclose personal information to government or regulatory entities.

We own, manage, or provide services to various U.S. state-licensed cannabis operations. Acquiring even a minimal and/or indirect interest in a U.S. state-licensed cannabis business can trigger requirements to disclose investors’ personal information. While these requirements vary by jurisdiction, some require interest holders to apply for regulatory approval and to provide tax returns, compensation agreements, fingerprints for background checks, criminal history records and other documents and information. Some states require disclosures of directors, officers and holders of more than a certain percentage of equity of the applicant. While certain states include exceptions for investments in publicly traded entities, not all states do so, and some such exceptions are confined to companies traded on a U.S. securities exchange. If these regulations were to extend to the Company, investors would be required to comply with such regulations, or face the possibility that the relevant cannabis license could be revoked or cancelled by the state licensing authority.

We face risks related to our insurance coverage and uninsurable risks.

Our business is subject to a number of risks and hazards generally, including adverse environmental conditions, accidents, fires, riots, civil unrest, labor disputes and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability.

Although we intend to continue to maintain insurance to protect against certain risks in such amounts as we consider to be reasonable, our insurance will not cover all the potential risks associated with our operations. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards encountered in our operations is not generally available on acceptable terms. We might also become subject to liability for pollution or other hazards which we may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material, adverse effect upon our financial performance and results of operations.

Our reputation and ability to do business may be negatively impacted by our suppliers’ inability to produce and ship products.

We depend on third-party suppliers to produce and timely ship orders to us. Some products purchased from our suppliers are resold to our customers, while others are used in the production or packaging of our products. These suppliers could fail to produce products to our specifications or quality standards and may not deliver units on a timely basis. Any changes in our suppliers’ ability to timely resolve production issues could impact our ability to fulfill orders and could also disrupt our business due to delays in finding new suppliers.

We are dependent on key inputs, suppliers and skilled labor for the cultivation, extraction and production of cannabis products.

The cultivation, extraction and production of cannabis and derivative products is dependent on a number of key inputs and their related costs, including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs, such as the raw material cost of cannabis, could materially impact our business, financial condition, results of operations or prospects. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier were to go out of business, we might be unable to find a replacement for such source in a timely manner, or at all. If a sole-source supplier were to be acquired by a competitor of ours, that competitor may elect not to sell to the Company in the future. Any inability to secure required supplies and services, or to do so on appropriate terms, could have a materially adverse impact on our business, prospects, revenue, results of operation and financial condition. The Company purchases key inputs on a purchase order basis from suppliers at market prices based on its production requirements and anticipated demand. The Company believes that it will have access to a sufficient supply of the key inputs for the foreseeable future.

Our cannabis growing operations consume considerable energy, which makes us vulnerable to rising energy costs. Accordingly, rising or volatile energy costs may adversely affect our business and our ability operate profitably.

The ability to compete and grow will be dependent on our continued access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that we will be successful in maintaining our required supply of skilled labor, equipment, parts and components. This could have a material, adverse effect on our financial results.

Our inability to attract and retain key personnel could materially adversely affect our business.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management and key personnel. We compete with other companies both within and outside the cannabis industry to recruit and retain competent employees. If we cannot maintain qualified employees to meet the needs of our anticipated growth, our business and financial condition could be materially, adversely affected.

Our sales are difficult to forecast due to limited and unreliable market data.

As a result of recent and ongoing regulatory and policy changes in the medical and adult use cannabis industries and the effects of COVID-19, the market data that is available is limited and unreliable. We must rely largely on our own market research to forecast sales, as detailed forecasts are not generally obtainable from other sources in the states in which our business operates. Additionally, any market research and projections by the Company of estimated total retail sales, demographics, demand and similar consumer research, are based on assumptions from limited and unreliable market data. A failure in the demand for our products to materialize as a result of inaccurate research and projections may have a material, adverse effect on our business, results of operations and financial condition.

We may be subject to growth-related risks.

We may be subject to growth-related risks, including capacity constraints and pressure on our internal personnel, processes, systems and controls. Our ability to manage growth effectively will require us, among other things, to continue to implement and improve our operational and financial systems and processes, and to expand, train and manage our employee base. Our inability to manage this growth effectively and efficiently may have a material, adverse effect on our business, prospects, revenue, results of operation and financial condition.

We are currently involved in litigation, and there may be additional litigation in which we will be involved in the future.

We are currently involved in litigation and may become party to litigation from time to time in the future with various counterparties, including, but not limited to, joint venture partners and other affiliates. An adverse decision in any litigation could have a material, adverse effect on our business, financial condition or results of operations and could result in negative publicity and reputational harm. Furthermore, even if we are successful in the litigation, we may incur substantial legal fees, which could have a material, adverse effect on our business, financial condition or results of operations.

We face an inherent risk of product liability claims as a manufacturer, processor and producer of products that are intended to be ingested by people.

As a cultivator, manufacturer, processor and distributor of products designed to be ingested by humans, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. Although we will have quality control procedures in place, we may be subject to various product liability claims, including, among others, that the products produced by us, or the products that are purchased by us from third-party licensed producers, caused injury, illness or death, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with our customers and consumers generally and could have a material, adverse effect on our business, results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Company’s potential products and have a material, adverse effect on our business, results of operations and financial condition.

Our intellectual property may be difficult to protect.

We rely upon certain proprietary intellectual property, including but not limited to brands, trademarks, trade names, patents and proprietary processes. Our success will depend, in part, on our ability to maintain and enhance protection over our intellectual property, know-how and other proprietary information. We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third-parties confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with the Company. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to perfect our rights. These confidentiality, inventions, and assignment confidentiality agreements may be breached and may not effectively assign rights to proprietary information to us. In addition, our proprietary information could be independently discovered by competitors, in which case we may not be able to prevent the use of such proprietary information by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our proprietary information could be difficult, expensive, and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect such proprietary information. The failure to obtain or maintain meaningful intellectual property protection could adversely affect our competitive position.

In addition, effective future patent, copyright and trade secret protection may be unavailable or limited in certain countries and may be unenforceable under the laws of certain jurisdictions. As long as cannabis remains illegal under U.S. federal law as a Schedule I controlled substance pursuant to the Controlled Substances Act, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to us. While many states do offer the ability to protect trademarks independent of the federal government, patent protection is wholly unavailable on a state level, and state-registered trademarks provide a lower degree of protection than would federally registered marks. As a result, our intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third parties.

Our failure to adequately maintain and enhance protection over our proprietary information, as well as over unregistered intellectual property of companies that we acquire, could have a material, adverse effect on our business, financial condition or results of operations.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could subject us to significant liabilities and other costs.

Our success may depend on our ability to use and develop new extraction technologies, recipes, know-how and new strains of cannabis without infringing the intellectual property rights of third parties. We cannot assure that third parties will not assert intellectual property claims against us. We are subject to additional risks if entities licensing intellectual property to us do not have adequate rights to the licensed materials. If third parties assert copyright or patent infringement or violation of other intellectual property rights against Vireo, it will be required to defend itself in litigation or administrative proceedings, which can be both costly and time consuming and may significantly divert the efforts and resources of management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, require us to pay ongoing royalties or subject us to injunctions that may prohibit the development and operation of our applications, any of which could have a material, adverse effect on our business, results of operations and financial condition.

Our products may be subject to product recalls, which may result in expense, legal proceedings, regulatory action, loss of sales and reputation, and diversion of management attention.

Despite our quality control procedures, cultivators, manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of our products, or any of the products that are purchased by us from a third-party licensed producer, are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin, if at all. In addition, a product recall may require significant management attention. Although we have detailed procedures in place for testing our products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of our significant brands were subject to recall for any reason, the image of that brand and the Company could be harmed. A recall could lead to decreased demand for our products and could have a material, adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by the FDA or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.

We may face unfavorable publicity or consumer perception of the safety, efficacy and quality of our cannabis products as a result of research, investigations, litigation and publicity.

Management believes the cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception of our products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that is perceived as less favorable than, or questions earlier research reports, findings or publicity could have a material, adverse effect on the demand for our products and our business, results of operations, financial condition and cash flows. Our dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material, adverse effect on the Company, the demand for our products and our business, results of operations, financial condition and cash flows. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or our products specifically, or associating the consumption of adult use cannabis with illness or other negative effects or events, could have such a material, adverse effect. Adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

In addition, the use of vape products and vaping may pose health risks. According to the Centers for Disease Control, vape products may contain ingredients that are known to be toxic to humans and may contain other ingredients that may not be safe. Because clinical studies about the safety and efficacy of vape products have not been submitted to the FDA, consumers currently have no way of knowing whether they are safe for their intended uses or what types or concentrations of potentially harmful substances are found in these products.

We face intense competition in a new and rapidly growing industry by other licensed companies with more experience and financial resources than we have and by unlicensed, unregulated participants.

We face intense competition from other companies, some of which have longer operating histories and more financial resources and manufacturing and marketing experience than we have. Increased competition by larger and better-financed competitors could materially, adversely affect our business, financial condition and results of operations. Because of the early stage of the industry in which we operate, we face additional competition from new entrants. If the number of consumers of cannabis in the states in which we operate increases, the demand for products will increase and we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, we will require a continued high level of investment in research and development, facilities, marketing and sales support. We may not have sufficient resources to maintain research and development, facilities, marketing and sales support efforts on a competitive basis, which could materially, adversely affect the business, financial condition and results of our operations.

We also face competition from illegal dispensaries and black market sources of cannabis and cannabis products, which are unlicensed and unregulated, and which may sell products that are deemed more desirable than ours by certain consumers, including products with higher concentrations of active ingredients, and using delivery methods, including edibles and extract vaporizers, that we are prohibited from offering to individuals as they are not currently permitted by the laws of certain of the states in which we operate. Any inability or unwillingness of law enforcement authorities to enforce existing laws prohibiting the unlicensed cultivation and sale of cannabis and cannabis-based products could result in the perpetuation of the black market for cannabis and/or have a material, adverse effect on the perception of cannabis use. Any or all these events could have a material, adverse effect on our business, financial condition and results of operations.

There are risks associated with consolidation of the industry by well-capitalized entrants developing large-scale operations.

Currently, the cannabis industry generally is comprised of individuals and small to medium-sized entities; however, the risk remains that large conglomerates and companies who also recognize the potential for financial success through investment in this industry could strategically purchase or assume control of larger dispensaries and cultivation facilities. In doing so, these larger competitors could establish price setting and cost controls which would effectively “price out” many of the individuals and small to medium sized entities who currently make up the bulk of the participants in the varied businesses operating within and in support of the medical and adult-use cannabis industry. While the trend in most state laws and regulations seemingly deters this type of takeover, this industry remains quite nascent, so what the landscape will be in the future remains largely unknown.

Synthetic products from the pharmaceutical industry may compete with cannabis use and products.

The pharmaceutical industry may attempt to dominate the cannabis industry, and in particular, legal cannabis, through the development and distribution of synthetic products that emulate the effects and treatment of organic cannabis. If they are successful, the widespread popularity of such synthetic products could change the demand, volume and profitability of the cannabis industry. This could adversely affect our ability to secure long-term profitability and success through the sustainable and profitable operation of the anticipated businesses and investment targets and could have a material, adverse effect on our anticipated business, financial condition and results of operations.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

We are subject to various Canadian and U.S. reporting and other regulatory requirements. We will incur expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with the Sarbanes-Oxley Act and applicable Canadian securities laws regarding internal controls over financial reporting. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act and applicable Canadian securities laws, or the subsequent testing by our independent registered public accounting firm when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retrospective changes to our consolidated financial statements or identify other areas for further attention or improvement. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Subordinate Voting Shares.

The elimination of monetary liability against our directors, officers, and employees under British Columbia law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

Our Articles contain a provision permitting us to eliminate the personal liability of our directors to us and our shareholders for damages incurred as a director or officer to the extent provided by British Columbia law. We may also have contractual indemnification obligations under any employment agreements with our officers or agreements entered into with our directors. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage the Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit the Company and our shareholders.

There is doubt as to the ability to enforce judgments in Canada or under Canadian law against U.S. subsidiaries, assets and experts.

Our subsidiaries are organized under the laws of various U.S. states. All of the assets of these entities are located outside of Canada and certain of the experts that will be retained by us or our affiliates are residents of countries other than Canada. As a result, it may be difficult or impossible for our shareholders to effect service within Canada upon such persons, or to realize against them in Canada upon judgments of courts of Canada predicated upon the civil liability provisions of applicable Canadian provincial securities laws or otherwise. There is some doubt as to the enforceability in the U.S. by a court in original actions, or in actions to enforce judgments of Canadian courts, of civil liabilities predicated upon such applicable Canadian provincial securities laws or otherwise. A court in the U.S. may refuse to hear a claim based on a violation of Canadian provincial securities laws or otherwise on the grounds that such jurisdiction is not the most appropriate forum to bring such a claim. Even if a court in the U.S. agrees to hear a claim, it may determine that the local law in the U.S., and not Canadian law, is applicable to the claim. If Canadian law is found to be applicable, the content of applicable Canadian law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by U.S. law in such circumstances.

Our directors and officers reside outside of Canada. Some or all of the assets of such persons may be located outside of Canada. Therefore, it may not be possible for Company shareholders to collect or to enforce judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable Canadian securities laws against such persons. Moreover, it may not be possible for Company shareholders to effect service of process within Canada upon such persons. Courts in the United States may refuse to hear a claim based on a violation of Canadian securities laws on the grounds that such jurisdiction is not the most appropriate forum to bring such a claim. Even if a United States court agrees to hear a claim, it may determine that the local law, and not Canadian law, is applicable to the claim. If Canadian law is found to be applicable, the content of applicable Canadian law must be proven as a fact, which can be a time-consuming and costly process.

Our past performance may not be indicative of our future results.

Our prior investment and operational performance may not be indicative of our future operating results. There can be no assurance that the historical operating results achieved by us or our affiliates will be achieved by us, and our performance may be materially different.

Our business, financial condition, results of operations, and cash flow may be negatively impacted by challenging global economic conditions.

Disruptions and volatility in global financial markets and declining consumer and business confidence, including as a result of the COVID-19 pandemic, could lead to decreased levels of consumer spending. Our operations could be affected by the economic context should the unemployment level, interest rates or inflation reach levels that influence consumer spending and, consequently, impact our sales and profitability. These macroeconomic developments could negatively impact our business, which depends on the general economic environment and levels of consumer spending. As a result, we may not be able to maintain our existing customers or attract new customers, or we may be forced to reduce the price of our products. We are unable to predict the likelihood of the occurrence, duration, or severity of such disruptions in the credit and financial markets and adverse global economic conditions. Any general or market- specific economic downturn could have a material, adverse effect on our business, financial condition, results of operations, and cashflow.

Epidemics and pandemics, including the recent outbreak of COVID-19, may have a significant negative impact on our business and financial results.

In December 2019, there was an outbreak of COVID-19 in China that has since spread to many other regions of the world. The outbreak was subsequently labeled as a global pandemic by the World Health Organization in March 2020. Although the Company’s financial condition and results of operations have not been materially impacted by the COVID-19 pandemic thus far, the Company may be impacted by business interruptions resulting from pandemics and public health emergencies, including those related to COVID-19, in the future. An outbreak of infectious disease, a pandemic, or a similar public health threat, such as the recent outbreak of COVID-19, or a fear of any of the foregoing, could adversely impact the Company by causing operating, manufacturing, supply chain, and project development delays and disruptions, labor shortages, travel, and shipping disruption and shutdowns (including as a result of government regulation and prevention measures). It is unknown whether and how the Company may be affected if such a pandemic persists for an extended period of time, including as a result of the waiver of regulatory requirements or the implementation of emergency regulations to which the Company is subject. Although the Company has been deemed essential and/or has been permitted to continue operating its facilities in the states in which it cultivates, processes, manufactures, and sells cannabis during the pendency of the COVID-19 pandemic, there is no assurance that the Company’s operations will continue to be deemed essential and/or will continue to be permitted to operate. The Company may incur expenses or delays relating to such events outside of its control, which could have a material, adverse impact on its business, operating results, financial condition and the trading price of the Company’s Subordinate Voting Shares.

Epidemics and pandemics may have adverse impacts on our financial condition and results of operations, including, but not limited to:

•	We may experience significant reductions or volatility in demand for our products as customers may not be able to purchase merchandise due to illness, quarantine or government or self-imposed restrictions placed on our stores’ operations.

•	We may experience temporary or long-term disruptions in our supply chain. Transportation delays and cost increases, closures or disruptions of businesses and facilities or social, economic, political or labor instability, may impact our or our suppliers’ operations or our customers.

•	Our liquidity may be negatively impacted if our dispensaries are unable to maintain their current level of sales and we may be required to pursue additional sources of financing to meet our financial obligations. Obtaining such financing is not guaranteed and is largely dependent upon market conditions and other factors. Further actions may be required to improve our cash position, including but not limited to, monetizing our asset and foregoing capital expenditures and other discretionary expenses.

The extent of the impact of COVID-19 on our operations and financial results depends on future developments and is highly uncertain due to the unknown duration and severity of the outbreak. The situation continues to change and future impacts may materialize that are not yet known.

Risks Related to Our Securities

A return on our securities is not guaranteed.

There is no guarantee that our securities will earn any positive return in the short term or long term. A holding of our securities is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. A holding of our securities is appropriate only for holders who have the capacity to absorb a loss of some or all of their investment.

Our voting control is concentrated given 40.5% of our voting power is held by our Chief Executive Officer.

As of December 1, 2020, the holder of our Super Voting Shares, Dr. Kyle E. Kingsley, exercises in the aggregate approximately 40.5% of the voting power in respect of our outstanding shares. As a result, Dr. Kingsley has substantial ability to control the outcome of matters submitted to our shareholders for approval, including the election and removal of directors and any arrangement or sale of all or substantially all of our assets. Even if Dr. Kingsley does not retain any employment with us, he will continue to have the ability to exercise the same significant voting power.

The concentrated control through the Super Voting Shares could delay, defer, or prevent a change of control of the Company, an arrangement involving us or a sale of all or substantially all of our assets that our other shareholders support. Conversely, this concentrated control could allow the holder of the Super Voting Shares to consummate such a transaction that our other shareholders do not support. In addition, the holder of Super Voting Shares may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm our business.

As a director and Chief Executive Officer of the Company, Dr. Kingsley has control over the day-to-day management and the implementation of major strategic decisions of the Company, subject to authorization and oversight by the Board. As a Board member, Dr. Kingsley owes a fiduciary duty to our shareholders and is obligated to act honestly and in good faith with a view to the best interests of the Company. As a shareholder, Dr. Kingsley is entitled to vote his shares, and shares over which he has voting control, in his own interests, which may not always be in the interests of the Company or our other shareholders.

Our capital structure and voting control may cause unpredictability.

Although other Canadian companies have dual class or multiple voting share structures, given the concentration of voting control that is held by Dr. Kingsley, the sole holder of the Super Voting Shares, this structure and control could result in a lower trading price for, or greater fluctuations in, the trading price of the Subordinate Voting Shares, adverse publicity to us or other adverse consequences.

Additional issuances of Subordinate Voting Shares, or securities convertible into Subordinate Voting Shares, may result in dilution.

We may issue additional equity or convertible debt securities in the future, which may dilute an existing shareholder’s holdings in the Company. Our articles permit the issuance of an unlimited number of Super Voting Shares, Multiple Voting Shares and Subordinate Voting Shares, and existing shareholders will have no pre-emptive rights in connection with such further issuances. Our Board of Directors has discretion to determine the price and the terms of further issuances, and such terms could include rights, preferences and privileges superior to those existing holders of our securities. Moreover, additional Subordinate Voting Shares will be issued by the Company on the conversion of the Multiple Voting Shares and Super Voting Shares in accordance with their terms. To the extent holders of our options or other convertible securities convert or exercise their securities and sell Subordinate Voting Shares they receive, the trading price of the Subordinate Voting Shares may decrease due to the additional amount of Subordinate Voting Shares available in the market. Further, the Company may issue additional securities in connection with strategic acquisitions. The Company cannot predict the size or nature of future issuances or the effect that future issuances and sales of Subordinate Voting Shares (or securities convertible into Subordinate Voting Shares) will have on the market price of the Subordinate Voting Shares. Issuances of a substantial number of additional Subordinate Voting Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for the Subordinate Voting Shares. With any additional issuance of Subordinate Voting Shares, investors will suffer dilution to their voting power and economic interest in the Company.

Sales of substantial numbers of Subordinate Voting Shares may have an adverse effect on their market price.

Sales of a substantial number of Subordinate Voting Shares in the public market could occur at any time either by existing holders of Subordinate Voting Shares or, after January 1, 2021, by holders of the Multiple Voting Shares, which are convertible into Subordinate Voting Shares on the satisfaction of certain conditions. These sales, or the market perception that the holders of a large number of Subordinate Voting Shares or Multiple Voting Shares intend to sell Subordinate Voting Shares, could reduce the market price of the Shares. If this occurs and continues, it could impair our ability to raise additional capital through the sale of securities.

The market price for the Subordinate Voting Shares may be volatile.

The market prices for securities of cannabis companies generally have been volatile. In addition, the market price for the Subordinate Voting Shares has been and may be subject to wide fluctuations in response to numerous factors beyond our control, including, but not limited to:

•	actual or anticipated fluctuations in our results of operations;

•	recommendations by securities research analysts;

•	changes in the economic performance or market valuations of companies in the industry in which we operate;

•	addition or departure of our executive officers and other key personnel;

•	release or expiration of transfer restrictions on outstanding Multiple Voting Shares or Subordinate Voting Shares;

•	sales or expected sales of additional Subordinate Voting Shares;

•	operating and financial performance that deviates from the expectations of management, securities analysts or investors;

•	regulatory changes affecting our industry generally and/or our business and operations;

•	announcements of developments and other material events by us or our competitors;

•	fluctuations in the costs of vital production materials and services;

•	changes in global financial markets, global economies and general market conditions, such as interest rates and pharmaceutical product price volatility;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	operating and share price performance of other companies that investors deem comparable to us or from a lack of market comparable companies; and

•	news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry or target markets.

Financial markets have at times historically experienced significant price and volume fluctuations that: (i) have especially affected the market prices of equity securities of companies and (ii) have often been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Subordinate Voting Shares from time to time may decline even if our operating results, underlying asset values and prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that may result in impairment losses to us. There can be no assurance that further fluctuations in price and volume of Subordinate Voting Shares traded will not occur. If increased levels of volatility and market turmoil continue, our operations could be adversely impacted, and the trading price of the Subordinate Voting Shares may be materially adversely affected.

A decline in the price or trading volume of the Subordinate Voting Shares could affect our ability to raise further capital and adversely impact our ability to continue operations.

A prolonged decline in the price or trading volume of the Subordinate Voting Shares could result in a reduction in the liquidity of the Subordinate Voting Shares and a reduction in our ability to raise capital. Because a significant portion of our operations have been and will be financed through the sale of equity securities, a decline in the price or trading volume of our Subordinate Voting Shares could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a material, adverse effect on our business plan and operations, including our ability to operationalize existing licenses and complete planned capital expenditures. If the price or trading volume of our Subordinate Voting Shares declines, there can be no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate or unfavorable research about us, our business or our market, our stock price and trading volume could decline.

The trading market for our Subordinate Voting Shares may be influenced by the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. If no or few securities or industry analysts cover our Company, the trading price and volume of our Subordinate Voting Shares would likely be negatively impacted. If one or more of the analysts who covers us downgrades our Subordinate Voting Shares or publishes inaccurate or unfavorable research about our business, or provides more favorable relative recommendations about our competitors, the price of our Subordinate Voting Shares would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Subordinate Voting Shares could decrease, which could cause our stock price or trading volume to decline.

An investor may face liquidity risks with an investment in the Subordinate Voting Shares.

The Subordinate Voting Shares currently trade on the Canadian Securities Exchange and are quoted on the OTCQX tier of the OTC Markets in the United States. We cannot predict at what prices the Subordinate Voting Shares will continue to trade, and there is no assurance that an active trading market will be sustained. The Subordinate Voting Shares do not currently trade on any U.S. national securities exchange. In the event Subordinate Voting Shares begin trading on any U.S. national securities exchange, we cannot predict at what prices the Subordinate Voting Shares will trade and there is no assurance that an active trading market will develop or be sustained. There is a significant liquidity risk associated with an investment in the Subordinate Voting Shares of the Company.

Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of Subordinate Voting Shares for reasons unrelated to operating performance. Moreover, the OTC Markets is not a U.S. national securities exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a U.S. national securities exchange like the Nasdaq or the NYSE. These factors may result in investors having difficulty reselling Subordinate Voting Shares on the OTC Markets.

We are subject to increased costs as a result of being a public company in Canada and the United States.

As a public company in Canada and the United States, we are subject to the reporting requirements, rules and regulations under the applicable Canadian and United States securities laws and rules of stock exchange(s) on which our securities may be listed. There are increased costs associated with legal, accounting and other expenses related to such regulatory compliance. Securities legislation and the rules and policies of the Canadian Securities Exchange require listed companies to, among other things, adopt corporate governance and related practices, and to continuously prepare and disclose material information, all of which add to a company’s legal and financial compliance costs. We may also elect to devote greater resources than we otherwise would have on communication and other activities typically considered important by publicly traded companies.

We do not intend to pay dividends on our Shares and, consequently, the ability of investors to achieve a return on their investment will depend entirely on appreciation in the price of our Subordinate Voting Shares.

We have never declared or paid any cash dividend on our Shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings, if any, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in our Subordinate Voting Shares will depend upon any future appreciation in their value. There is no guarantee that our Subordinate Voting Shares will appreciate in value or even maintain the price at which they were purchased.

We are eligible to be treated as an “emerging growth company” as defined in the JOBS Act and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, the Subordinate Voting Shares may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies may take advantage of certain reduced disclosures and may, as the Company has, elect to delay adopting new or revised accounting standards until such time as those standards apply to private companies, which may result in the Company’s financial statements not being comparable to those of some other public companies

For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (2) reduced disclosure obligations regarding executive compensation in this Amendment No. 1 to our registration statement on Form 10 and periodic reports and proxy statements, and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause the Company to lose that status earlier, including if the market value of the Subordinate Voting Shares held by non-affiliates exceeds $700 million as of June 30, 2022, or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which case we would no longer be an emerging growth company as of the following December 31. Additionally, if we issue more than $1.0 billion in non-convertible debt during any three-year period before June 30, 2022, we would cease to be an emerging growth company immediately. We cannot predict if investors will find the Subordinate Voting Shares less attractive because we may rely on these exemptions. If some investors find the Subordinate Voting Shares less attractive as a result, there may be a less active trading market for the Subordinate Voting Shares, and the share price may be more volatile.

Our shareholders are subject to extensive governmental regulation and, if a shareholder is found unsuitable by one of our licensing authorities, that shareholder would not be able to beneficially own our securities. Our shareholders may also be required to provide information that is requested by licensing authorities and we have the right, under certain circumstances, to redeem a shareholder’s securities; we may be forced to use our cash or incur debt to fund such redemption of our securities.

The Company is, subject to certain conditions, entitled to redeem its securities held by certain shareholders in order to permit the Company to comply with applicable licensing regulations. The purpose of the redemption right is to provide the Company with a means of protecting itself from having a shareholder (an “Unsuitable Person”) with an ownership interest of five percent (5%) or more of the Company’s issued and outstanding shares (calculated on as-converted to Subordinate Voting Shares basis):

1.	who a governmental authority granting licenses to the Company (including to any subsidiary) has determined to be unsuitable to own shares, or

2.	whose ownership of our securities may result in the loss, suspension or revocation (or similar action) with respect to any licenses relating to the conduct of the Company’s business relating to the cultivation, processing or dispensing of cannabis or cannabis-derived products in the United States or in the Company being unable to obtain any new licenses in the course of its business, in each case including, but not limited to, as a result of such person’s failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a governmental authority, as determined by the Board of Directors in its sole discretion after consultation with legal counsel and, if a license application has been filed, after consultation with the applicable governmental authority.

In the event a shareholder’s background or status jeopardizes our current or proposed licensure, we may be required to redeem such shareholder’s securities in order to continue our operations or obtain licenses in the future. This redemption may divert our cash resources from other productive uses and require us to obtain additional financing which, if in the form of equity financing, would be dilutive to our shareholders. Further, any debt financing may involve additional restrictive covenants and further leveraging of our fixed assets. The inability to obtain additional financing to redeem an Unsuitable Person’s securities may result in the loss of a current or potential license.

Certain Tax Risks

THE FOLLOWING IS A DISCUSSION OF CERTAIN MATERIAL TAX RISKS ASSOCIATED WITH THE ACQUISITION AND OWNERSHIP OF SHARES. THIS REGISTRATION STATEMENT DOES NOT DISCUSS RISKS ASSOCIATED WITH ANY APPLICABLE STATE, PROVINCIAL, LOCAL OR FOREIGN TAX LAWS. THE TAX RELATED INFORMATION IN THIS REGISTRATION STATEMENT DOES NOT CONSTITUTE TAX ADVICE AND IS FOR INFORMATIONAL PURPOSES ONLY. FOR ADVICE ON TAX LAWS APPLICABLE TO A SHAREHOLDER’S INDIVIDUAL TAX SITUATIONS, SHAREHOLDERS SHOULD SEEK THE ADVICE OF THEIR TAX ADVISORS. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY US OR ANY OF THE BOARD OF DIRECTORS, OFFICERS, LEGAL COUNSEL, OTHER AGENTS OR AFFILIATES WITH RESPECT TO THE TAX TREATMENT APPLICABLE TO ANY PERSON WHO ACQUIRES SHARES. EACH INVESTOR IS URGED TO REVIEW THE REGISTRATION STATEMENT IN ITS ENTIRETY AND TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, PROVINCIAL, LOCAL AND FOREIGN TAX CONSEQUENCES ARISING IN CONNECTION WITH THE ACQUISITION AND OWNERSHIP OF SHARES.

We will be subject to Canadian and United States tax on our worldwide income.

We are deemed to be a resident of Canada for Canadian federal income tax purposes by virtue of being organized under the laws of a Province of Canada. Accordingly, we are subject to Canadian taxation on our worldwide income, in accordance with the rules in the Tax Act generally applicable to corporations resident in Canada.

Notwithstanding that we are deemed to be a resident of Canada for Canadian federal income tax purposes, we are treated as a United States corporation for United States federal income tax purposes, pursuant to Section 7874(b) of the Code, and will be subject to United States federal income tax on our worldwide income. As a result, we are subject to taxation both in Canada and the United States, which could have a material, adverse effect on our business, financial condition or results of operations.

Dispositions of shares will be subject to Canadian and/or United States tax.

Dispositions of shares are subject to Canadian tax. In addition, dispositions of shares by U.S. Holders are subject to U.S. tax, and certain dispositions of shares by Non-U.S. Holders (including, if we are treated as a USRPHC, as defined below) are subject to U.S. tax. For purposes of this discussion, a “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of the shares and is (i) An individual who is a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person under applicable Treasury regulations. Further, for purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of the shares other than a U.S. holder or partnership.

Although we do not intend to pay dividends on our shares, any such dividends would be subject to Canadian and/or United States withholding tax.

It is currently not anticipated that we will pay any dividends on our shares in the foreseeable future.

To the extent dividends are paid on the shares, dividends received by shareholders who are residents of Canada for purposes of the Tax Act (and Non-U.S. Holders for purposes of the Code) will be subject to U.S. withholding tax. Any such dividends may not qualify for a reduced rate of withholding tax under the Canada-United States tax treaty. In addition, a Canadian foreign tax credit or a deduction in respect of such U.S. withholding taxes paid may not be available.

Dividends received by U.S. Holders will not be subject to U.S. withholding tax but will be subject to Canadian withholding tax. Dividends paid by us will be characterized as U.S. source income for purposes of the foreign tax credit rules under the Code. Accordingly, U.S. Holders may not be able to claim a credit for any Canadian tax withheld unless, depending on the circumstances, they have other foreign source income that is subject to a low or zero rate of foreign tax.

Dividends received by shareholders that are neither Canadian nor U.S. shareholders will be subject to U.S. withholding tax and will also be subject to Canadian withholding tax. These dividends may not qualify for a reduced rate of U.S. withholding tax under any income tax treaty otherwise applicable to a shareholder of the Company, subject to examination of the relevant tax treaty. These dividends may, however, qualify for a reduced rate of Canadian withholding tax under any income tax treaty otherwise applicable to a shareholder of the Company, subject to examination of the relevant tax treaty.

Transfers of shares may be subject to United States estate and generation-skipping transfer taxes.

Because the shares are treated as shares of a U.S. domestic corporation, the U.S. estate and generation-skipping transfer tax rules generally may apply to a Non-U.S. Holder of shares.

Taxation of Non-U.S. Holders upon a disposition of shares depends on whether we are classified as a United States real property holding corporation.

We are treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code. As a U.S. domestic corporation for U.S. federal income tax purposes, the taxation of our Non-U.S. Holders upon a disposition of shares generally depends on whether we are classified as a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”). We have not performed any analysis to determine whether we are currently, or have ever been, a USRPHC. In addition, we have not sought and do not intend to seek formal confirmation of our status as a Non-USRPHC from the IRS. If we ultimately are determined by the IRS to constitute a USRPHC, our non-U.S. Holders may be subject to U.S. federal income tax on any gain associated with the disposition of the shares.

Changes in tax laws may affect the Company and holders of shares.

There can be no assurance that the Canadian and U.S. federal income tax treatment of the Company or an investment in the Company will not be modified, prospectively or retroactively, by legislative, judicial or administrative action, in a manner adverse to us or holders of shares.

ERISA imposes additional obligations on certain investors.

In considering an investment in the shares, trustees, custodians, investment managers, and fiduciaries of retirement and other plans subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and/or Section 4975 of the Code, should consider, among other things: (1) whether an investment in the Company shares is in accordance with plan documents and satisfies the diversification requirements of Sections 404(a)(1)(C) and 404(a)(1)(D) of ERISA, if applicable; (2) whether an investment in the Company shares will result in unrelated business taxable income to the plan; (3) whether an investment in the Securities is prudent under Section 404(a)(1)(B) of ERISA, if applicable, given the nature of an investment in, and the compensation structure of, the Company and the potential lack of liquidity of the Company shares during the lock-up period following the Reverse Takeover; (4) whether the Company or any of its affiliates is a fiduciary or party in interest to the plan, and (5) whether an investment in the Securities complies with the “indicia of ownership” requirement set forth in ERISA Section 404(b). Fiduciaries and other persons responsible for the investment of certain governmental and church plans that are subject to any provision of federal, state, or local law that is substantially similar to the fiduciary responsibility provisions of Title I of ERISA or Section 4975 of the Code that are considering the investment in the Securities should consider the applicability of the provisions of such similar law and whether the Securities would be an appropriate investment under such similar law. The responsible fiduciary must take into account all of the facts and circumstances of the plan and of the investment when determining if a particular investment is prudent.

ITEM 2. FINANCIAL INFORMATION

Selected Financial Information

The following are selected financial data derived from the unaudited condensed interim consolidated financial statements of the Company for the three and nine months ended September 30, 2020 and 2019. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, the Unaudited Pro Forma Financial Statements and the accompanying notes presented in Item 13 of this registration statement. The Company’s Consolidated Financial Statements and Unaudited Pro Forma Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and on a going-concern basis that contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business.

The selected consolidated financial information set out below may not be indicative of the Company’s future performance:

	For the Three Month		For the Nine Month
	Period Ended		Period Ended
	September 30,		September 30,
	2020	2019	2020	2019
Retail Revenue	$9,904,034	$6,155,301	$27,270,389	$17,626,880
Wholesale Revenue	2,571,748	1,836,858	9,539,325	3,337,383
Total Revenues, net of discounts	$12,475,782	$7,992,159	$36,809,714	$20,964,263
Cost of Goods Sold	7,511,999	6,461,560	24,977,401	14,940,756
Gross Profit	$4,963,783	$1,530,599	$11,832,313	$6,023,507
Total Expenses	7,232,969	8,798,023	32,645,806	18,462,073
Other Income (Expense)	11,224,190	(1,147,690)	6,937,141	(4,368,432)
Operating Loss Before Provision for Income Taxes	$8,955,004	$(8,415,114)	$(13,876,352)	$(16,806,998)

As at
September 30,
2020
Current Assets	$41,388,511
Total Assets	$89,716,900

Current Liabilities	$20,723,378
Long-Term Liabilities	$45,403,605

The following are selected financial data derived from Vireo’s audited consolidated financial statements for the year ended December 31, 2019 and 2018. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, the Unaudited Pro Forma Financial Statements and the accompanying notes presented in Item 13 of this registration statement. The Company’s Consolidated Financial Statements and Unaudited Pro Forma Financial Statements have been prepared in accordance with GAAP on a going-concern basis that contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business.

The selected consolidated financial information set out below may not be indicative of the Company’s future performance:

	For the Twelve Month
	Period Ended
	December 31,
	2019	2018
Retail Revenue	$24,350,022	$18,147,414
Wholesale Revenue	5,606,150	311,655
Total Revenues, net of discounts	$29,956,172	$18,459,069
Cost of Sales	22,619,892	9,519,433
Gross Profit	$7,336,280	$8,939,636
Total Expenses	29,703,926	12,185,516
Other Income (Expense)	(6,260,816)	(2,475,085)
Loss on Impairment	(28,264,850)	-
Operating Loss Before Provision for Income Taxes	$(56,893,312)	$(5,720,965)

	As at
	December 31,
	2019	2018
Current Assets	$27,245,396	$21,231,390
Total Assets	$85,431,918	$48,549,569

Current Liabilities	$3,756,913	$4,202,582
Total Liabilities	$36,746,144	$21,219,595

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This management’s discussion and analysis (“MD&A”) of the financial condition and results of operations of Vireo Health International, Inc. (the “Company” or “Vireo”) is for the three and nine month periods ended September 30, 2020 and for the years ended December 31, 2019 and 2018. It is supplemental to, and should be read in conjunction with, the Company’s consolidated financial statements for the three and nine month periods ended September 30, 2020 and the years ended December 31, 2019 and 2018 and the accompanying notes for each respective period. The Company’s financial statements are prepared in accordance with GAAP. Financial information presented in this MD&A is presented in United States dollars (“$” or “US$”), unless otherwise indicated.

This MD&A contains certain “forward-looking statements” and certain “forward-looking information” as defined under applicable securities laws. As a result of many factors, including those outlined in the “Risk Factors” section included in this Amendment No. 1 to Form 10, the Company’s actual results may differ materially from those anticipated in these forward-looking statements and information. See “Disclosure Regarding Forward-Looking Statements” and Item 1A—“Risk Factors” elsewhere in this Amendment No. 1 to Form 10.

Overview of the Company

Vireo Health International, Inc. is a physician-led, science-focused cannabis company focused on building long-term, sustainable value by bringing the best of medicine, science, and engineering to the cannabis industry. With its core operations strategically located in five limited-license markets through its wholly-owned, state-licensed subsidiaries, Vireo cultivates and manufactures cannabis products and distributes these products through its growing network of Green Goods™ and other Vireo branded retail dispensaries as well as third-party dispensaries in the markets in which Vireo’s subsidiaries hold operating licenses.

In addition to developing and maintaining cannabis businesses in its core limited-license jurisdictions, Vireo’s team of scientists, engineers and attorneys are also focused on driving innovation and securing meaningful and protectable intellectual property. Through this dual-path approach to long-term value creation, Vireo believes it enhances the potential for shareholder returns.

Resurgent Biosciences, Inc., a wholly-owned subsidiary of Vireo, is a non-plant-touching entity that was formed with the intent of commercializing Vireo’s intellectual property portfolio. This portfolio includes two patents for harm reduction in tobacco products as well as many other patent-pending opportunities that Vireo believes have potential to create additional value for shareholders through partnerships or other strategic alternatives.

While Vireo is not currently focused on substantial capital investment or expansion outside of its core markets, the Company does own additional non-core medical cannabis licenses or operations that may present opportunities for partnership or divestiture in the future.

Reverse Take Over (“RTO”) Transaction

On March 18, 2019, Vireo U.S. completed the reverse take-over transaction of Vireo Health International, Inc. (formerly Darien Business Development Corp. or “Darien”) (the “Transaction”) whereby Darien acquired all of the issued and outstanding shares of Vireo U.S. Following the completion of the Transaction, the former shareholders of Vireo U.S. acquired control of the Company, as they owned a majority of the outstanding shares of the Company upon completion of the Transaction.

The Transaction is being treated as a reverse recapitalization effected by a share exchange for financial accounting and reporting purposes since substantially all of Darien’s operations were disposed of as part of the consummation of the Transaction and therefore no goodwill or other intangible assets were recorded by the Company as a result of the Transaction. Vireo U.S. is treated as the accounting acquirer as its shareholders control the Company after the Transaction, even though Darien was the legal acquirer. As a result, the assets and liabilities and the historical operations that are reflected in these financial statements are those of Vireo U.S. as if Vireo U.S. had always been the reporting company. All reference to Vireo U.S. subordinate voting shares, warrants and options have been presented on a post-transaction, post-reverse split basis.

Operating Segments

We report our operating results in one business segment: the cultivation, production, and sale of cannabis. The Company cultivates, manufactures and distributes cannabis products to third parties in wholesale markets and cultivates, manufactures and sells cannabis products directly to approved patients in its owned retail stores.

As of September 30, 2020, the Company had operating revenue in seven states: Arizona, Maryland, Minnesota, New Mexico, New York, Ohio and Pennsylvania. Retail revenues were derived from sales in thirteen dispensaries throughout five states. It had one operational dispensary in Arizona, four in Minnesota, two in New Mexico, four in New York, and two in Pennsylvania. Wholesale revenues were derived from sales of products to third parties in the states of Arizona, Maryland, New York, Ohio and Pennsylvania.

Regulatory Jurisdictions

The following discussion of Vireo’s regulatory jurisdictions is as of September 30, 2020. For information about regulation of the Company’s business both federally and at state and local levels, see Item 1—“Business” elsewhere in this Amendment No. 1 to Form 10.

Each of Vireo’s five core medical cannabis markets of New York, Minnesota, Arizona, New Mexico, and Maryland has the potential to enact adult-use legalization in the foreseeable future. When this change has occurred in several other state markets, many licensed operators have realized improved revenue growth, which affords Vireo’s management optimism that it will be able to drive financial performance improvements in the future if these events occur in some or all of above noted states. In Arizona, the ballot initiative to legalize adult-use sales was approved by Arizona voters on November 3rd, 2020. Vireo expects that adult-use sales will be permitted in Arizona beginning in late Q1 2021.

In Minnesota, the Company is one of only two licensed operators in the state. Vireo currently operates five retail dispensaries and one cultivation and processing facility of approximately 80,000 square feet. Additions to the states qualifying conditions for medical cannabis patients have contributed to increases in patient enrollment, and the legislature also recently granted Vireo three additional dispensary licenses which are currently in development and expected to be operational prior to year end 2020. These additional dispensary licenses, combined with the potential for the state to add dry flower to the list of allowed delivery methods, give Vireo’s management team optimism that the Minnesota market remains a strong near-term growth opportunity for the Company.

In New York, Vireo was one of the original five licensed operators and is currently one of only 10 licensed operators in the state. Vireo currently operates four retail dispensaries and one cultivation and processing facility of approximately 60,000 square feet. It also operates a legal home-delivery business in New York. While Vireo believes the long-term opportunity in New York is substantial, recent performance has been impacted by neighboring states transitioning to recreational-use jurisdictions, as well as by increasing competition from other developing operators coupled with modest patient adoption growth in the program. New product introductions and the beginning of wholesale revenue streams may contribute to improving profit margins in the future. Vireo anticipates additional growth of its home delivery service.

In Maryland, the Company owns one retail dispensary license, which is not currently operational, and it operates a cultivation and processing facility of 22,500 square feet to serve the wholesale market. Wholesale revenues have grown, driven in part by new product offerings and increased market penetration. Vireo plans to execute on its retail license around year end 2020 and recently purchased a 3-acre greenhouse facility in Massey, MD to augment cultivation capacity. Vireo anticipates this cultivation facility will be operational in Q1 2021.

The Company’s licenses in Arizona, Massachusetts, New Mexico, and Puerto Rico were acquired in conjunction with its RTO in March of 2019. See Item 1— “Business” in this Amendment No. 1 to Form 10.

In Arizona, Vireo operates and controls one retail dispensary and an outdoor cultivation facility with processing capability. Vireo has completed construction of a 9-acre outdoor cultivation facility, which it plans to have fully operational in Q4 of 2020.

In New Mexico, Vireo currently operates approximately 3,000 square feet of cultivation and has two operational retail dispensaries. Vireo is working to expand cultivation in New Mexico. The expansion is anticipated to support the opening of two additional retail dispensary locations during Q4 of 2020.

In addition to these businesses, during the first and second quarter of 2020, the Company also incurred start-up expenses related to buildout and pre-revenue operations in non-core markets, including Massachusetts, Ohio, Rhode Island and Puerto Rico. While these markets may offer future revenue opportunities, the Company’s recent decision to focus its efforts and capital on its core markets resulted in changes to future expectations regarding the overall revenue and profitability of its consolidated operations.

As at the time of Vireo’s acquisition of these now non-core assets in 2019, global cannabis stocks were approaching all-time highs and valuation methodologies within the sector were predominantly tied to revenue growth expectations rather than cash flow or profitability metrics. The book value of Vireo’s various state-by-state assets at the time similarly reflected expectations for an aggressive pace of expansion as access to growth capital for cannabis business operators within the global capital markets was much more readily available.

As calendar year 2019 progressed, several factors contributed to a more challenging operating environment for state-authorized cannabis businesses, including shifts in the regulatory landscape and public health concerns related to a sudden rise in the number of cases of lung disease illnesses associated with the use of, what appears to be, illicit-market vaporizer liquids. Growth capital for cannabis businesses became much more difficult to access during the second half of 2019, which caused Vireo’s management to revise its operating strategies in order to prioritize capital allocation decisions to medical markets.

These decisions resulted in changes to Vireo’s future expectations and required the Company to make adjustments to the fair book value of intangible assets and goodwill on its balance sheet, resulting in non-cash impairment charges of approximately $28.3 million in the fourth quarter of 2019. Vireo does not anticipate its non-core assets will be fully developed in the near future, although there may be future opportunities to effectively monetize these assets through partnership or potential divestitures.

Three-months ended September 30, 2020 Compared to Three-months ended September 30, 2019

Revenue

Revenue for the three months ended September 30, 2020 was $12,475,782, an increase of $4,483,623 or 56% compared to revenue of $7,992,159 for three months ended September 30, 2019. The increase is primarily due to revenue contributions in retail business from Minnesota and Pennsylvania and the wholesale business in Maryland of $1.6 million, $1.3 million, and $1 million, respectively. Key performance drivers include increased market penetration of Vireo branded products in the Maryland and Ohio wholesale markets and increased patient demand in Minnesota, which is partially the result of increased qualifying conditions which helps contribute to growth in certified patient enrollments. The two retail dispensaries in Pennsylvania, opened in Q4 of 2019, also contributed significantly to year over year growth.

Retail revenue for the three months ended September 30, 2020 was $9,904,034, an increase of $3,748,733 or 61% compared to retail revenue of $6,155,301 for the three months ended September 30, 2019. The increase is principally due to increases in patient count and average revenue per patient in Minnesota and New Mexico as well as the Pennsylvania dispensaries revenue, which were not operational in 2019.

Wholesale revenue for the three months ended September 30, 2020 was $2,571,748, an increase of $734,890 compared to wholesale revenue of $1,836,858 for the three months ended September 30, 2019. The increase is principally due to the growth of wholesale operations in Maryland, which was a new market in 2019 and has been operating at near capacity in 2020.

	For the Three Months Ended
	September 30,
	2020	2019	$ Change	% Change
Retail:
MN	$4,293,831	$2,670,287	$1,623,544	61%
NY	2,735,990	2,355,448	380,542	16%
AZ	928,718	819,928	108,790	13%
NM	621,728	309,638	312,090	101%
PA	1,323,767	-	1,323,767	N.M.

Total Retail	$9,904,034	$6,155,301	$3,748,733	61%

Wholesale:
AZ	$541,388	$634,738	$(93,350)	-15%
MD	1,178,516	158,513	1,020,003	643%
NY	181,236	187,270	(6,034)	-3%
OH	137,466	400	137,066	34267%
PA	533,142	855,937	(322,795)	-38%

Total Wholesale	$2,571,748	$1,836,858	$734,890	40%

Total Revenue	$12,475,782	$7,992,159	$4,483,623	56%

N.M. Not Meaningful

Cost of Goods Sold and Gross Profit

Cost of goods sold are determined from costs related to the cultivation and manufacturing of cannabis and cannabis-derived products as well as the cost of finished goods inventory purchased from third parties.

Cost of goods sold for the three months ended September 30, 2020 was $7,511,999, an increase of $1,050,439 compared to the cost of goods sold for the three months ended September 30, 2019, which was $6,461,560.

Gross profit for the three months ended September 30, 2020 was $4,963,783, representing a gross margin of 40%. This is compared to gross profit for the three months ended September 30, 2019 of $1,530,599 or a 19% gross margin. This increase in margin was driven most significantly by improvements in our new markets, Maryland and Pennsylvania which contributed gross margin increases of approximately 245% and 58% respectively, driven by operational efficiency gains, increased operating leverage through higher volumes, and planned upgrades to production facilities in 2019, which did not contribute to operational efficiencies until 2020.

Total Expenses

Total expenses for the three months ended September 30, 2020 were $7,232,969, a decrease of $1,565,054 compared to total expenses of $8,798,023 for the three months ended September 30, 2019, which represents 58% of revenue for the three months ended September 30, 2020 compared to 110% of revenue for the comparative year. The decrease in total expenses was attributable primarily to a decrease in amortization expense of approximately $1.0 million driven by the write downs of various intangible assets in Q4 of 2019, and a decrease in selling, general and administrative expenses of $0.6 million driven by operational efficiencies in the Company’s core markets. The impairment of intangible assets resulted from our view of changing industry and market circumstances, primarily in non-core markets. Vireo does not anticipate its non-core assets will be fully developed in the near future, although there may be future opportunities to effectively monetize these assets through partnership or potential divestitures.

Operating Income (Loss)

Operating loss for the three months ended September 30, 2020 was $(2,269,186), a favorable variance of $4,998,238 compared to an operating loss of $(7,267,424) for the three months ended September 30, 2019.

Total Other Income (Expense)

Total other income for the three months ended September 30, 2020 was $11,224,190, a favorable variance of $12,371,880 compared to total other expense of $1,147,690 for the three months ended September 30, 2019. This favorable variance is primarily attributable to a gain on the divesture of a subsidiary of $16,884,173 partially offset by the loss on derivative liability of $4,066,335.

Provision for Income Taxes

Income tax expense is recognized based on the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end 2019. For the three-months ended September 30, 2020, Federal and State income tax expense totaled $6,003,000 compared to a credit of $245,000 for the three-months ended September 30, 2019. A deferred tax provision of $2,280,000 is included in the income tax expense of $6,003,000 for the three months ended September 30, 2020; this expense is significantly impacted by the $16,884,173 gain affiliated with the divestiture of a subsidiary.

Nine months ended September 30, 2020 Compared to Nine months ended September 30, 2019

Revenue

Revenue for the nine months ended September 30, 2020 was $36,809,714, an increase of $15,845,451 or 76% compared to revenue of $20,964,263 for the nine months ended September 30, 2019. The increase is primarily due to increased revenue contributions in retail business from Minnesota and Pennsylvania of $4.5 million and $2.6 million, respectively, the increase in the wholesale business in Maryland of $2.6 million, the total increase in the Arizona retail and wholesale businesses of $2.4 million, and the increase in the New Mexico retail business of $1.0 million. Key performance drivers include increased market penetration of Vireo branded products in the Maryland and Ohio wholesale markets, two Pennsylvania dispensaries that were opened in Q4 2019 and increased patient demand in Minnesota, which is partially the result of increased qualifying conditions which helps contribute to growth in certified patient enrollments.

Retail revenue for the nine months ended September 30, 2020 was $27,270,389, an increase of $9,643,509 or 55% compared to retail revenue of $17,626,880 for the nine months ended September 30, 2019. The increase is principally due to increases in patient count and average revenue per patient in Minnesota, the retail dispensaries in Pennsylvania that were not operational until Q4 of 2019, and the retail acquisitions in Arizona and New Mexico during Q1 2019, which did not contribute revenue until Q2 of 2019.

Wholesale revenue for the nine months ended September 30, 2020 was $9,539,325 an increase of $6,201,942 compared to wholesale revenue of $3,337,383 for the nine months ended September 30, 2019. The increase is principally due to the growth of wholesale operations in Maryland, which was a new market in 2019 and has been operating at near capacity in 2020, and the acquisitions of wholesale businesses in Arizona in Q1 2019, which did not contribute revenue until Q2 of 2019.

	For the Nine Months Ended
	September 30,
	2020	2019	$ Change	% Change
Retail:
MN	$12,024,850	$7,563,903	$4,460,947	59%
NY	8,007,368	7,555,294	452,074	6%
AZ	2,976,038	1,823,672	1,152,366	63%
NM	1,658,096	684,011	974,085	142%
PA	2,604,037	-	2,604,037	N.M.

Total Retail	$27,270,389	$17,626,880	$9,643,509	55%

Wholesale:
AZ	$2,325,291	$1,043,760	$1,281,531	123%
MD	2,811,138	214,988	2,596,150	1208%
NY	504,735	187,270	317,465	170%
OH	376,295	400	375,895	N.M.
PA	3,521,866	1,890,965	1,630,901	86%

Total Wholesale	$9,539,325	$3,337,383	$6,201,942	186%

Total Revenue	$36,809,714	$20,964,263	$15,845,451	76%

N.M. Not Meaningful

Cost of Goods Sold and Gross Profit

Cost of goods sold are determined from costs related to the cultivation and manufacturing of cannabis and cannabis-derived products as well as the cost of finished goods inventory purchased from third parties.

Cost of goods sold for the nine months ended September 30, 2020 was $24,977,401, an increase of $10,036,645 compared to the cost of goods sold for the nine months ended September 30, 2019, which was $14,940,756.

Gross profit for the nine-months ended September 30, 2020 was $11,832,313 representing a gross margin of 32%. This is compared to gross profit for the nine months ended September 30, 2019 of $6,023,507 or a 29% gross margin. This increase in margin was driven most significantly by improvements in our new markets, Maryland and Pennsylvania, which contributed gross margin increases of approximately 213% and 65%, respectively, driven by operational efficiency gains, increased operating leverage through higher volumes, and planned upgrades to production facilities in 2019 which did not contribute to operational efficiencies until 2020.

Total Expenses

Total expenses for the nine months ended September 30, 2020 were $32,645,806, an increase of $14,183,733 compared to total expenses of $18,462,073 for the nine months ended September 30, 2019, which represents 89% of revenue for the nine months ended September 30, 2020 compared to 88% of revenue for the comparative year. The increase in total expenses was attributable primarily to an increase in selling, general and administrative expenses of $3.8 million driven by operational expansion in the Company’s core markets, and an increase in share-based compensation of $11.6 million driven by the vesting of compensation warrants issued in November of 2019.

Operating Loss

Operating loss for the nine months ended September 30, 2020 was $20,813,493, an unfavorable variance of $8,374,927 compared to an operating loss of $12,438,566 for the nine months ended September 30, 2019.

Total Other Income (Expense)

Total other income for the nine months ended September 30, 2020 was $6,937,141, a favorable variance of $11,305,573 compared to other expense of $4,368,432 for the nine-months ended September 30, 2019. This favorable variance is primarily attributable to a gain on the divesture of a subsidiary of $16,884,173 partially offset by the loss on derivative liability of $5,032,537.

Provision for Income Taxes

Income tax expense is recognized based on the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end 2019. For the nine months ended September 30, 2020, Federal and State income tax expense totaled $6,800,000 compared to an expense of $1,178,000 for the nine months ended September 30, 2019. A deferred tax provision of $2,225,000 is included in the income tax expense of $6,800,000 for the nine months ended September 30, 2020; this expense is significantly impacted by the $16,884,173 gain affiliated with the divestiture of a subsidiary.

The Year ended December 31, 2019 Compared to the Year ended December 31, 2018

Revenue

Revenue for the year ended December 31, 2019 was $29,956,172, an increase of $11,497,103 or 62% compared to revenue of $18,459,069 for year ended December 31, 2018. The increase is primarily attributable to revenue contributions from the retail business unit in Minnesota of $2.5 million, the wholesale business unit in Pennsylvania of $2.5 million, and the acquisitions in Arizona and New Mexico during Q1 2019, which contributed to a revenue increase of $5.7 million. Key performance revenue drivers are increased market penetration of Vireo branded products in the Pennsylvania wholesale market and increased patient demand in Minnesota, which is partially the result of an increase in the number of qualifying conditions, which helps contribute to growth in certified patient enrollments.

Retail revenue for the year ended December 31, 2019 was $24,350,022, an increase of $6,202,608 or 34% compared to retail revenue of $18,147,414 for the year ended December 31, 2018 primarily due to revenue contributions from Minnesota and acquisitions in Arizona and New Mexico during Q1 2019.

Wholesale revenue for the year ended December 31, 2019 was $5,606,150, an increase of $5,294,495 compared to wholesale revenue of $311,655 for year ended December 31, 2018 due to commencement of Pennsylvania wholesale operations in Q3 2018, Maryland wholesale operations in Q1 2019, Ohio wholesale operations in Q3 2019 and the acquisitions in Arizona and New Mexico in Q1 2019.

	Twelve Months Ended
	December 31,
	2019	2018	$ Change	% Change
Retail:
MN	$10,359,342	$7,837,934	$2,521,408	32%
NY	9,990,907	10,309,480	(318,573)	-3%
AZ	2,722,531	-	2,722,531	N/A
NM	1,085,332	-	1,085,332	N/A
PA	191,910	-	191,910	N/A

Total Retail	$24,350,022	$18,147,414	$6,202,608	34%

Wholesale:
PA	$2,797,446	$311,655	$2,485,791	798%
AZ	1,908,521	-	1,908,521	N/A
MD	547,653	-	547,653	N/A
NY	280,570	-	280,570	N/A
OH	71,960	-	71,960	N/A

Total Wholesale	$5,606,150	$311,655	$5,294,495	1699%

Total	$29,956,172	$18,459,069	$11,497,103	62%

Cost of Goods Sold and Gross Profit

Cost of goods sold is determined from costs related to the cultivation and manufacturing of cannabis and cannabis-derived products.

Cost of goods sold for the year ended December 31, 2019 was $22,619,892, an increase of $13,100,459 compared to the year ended December 31, 2018 of $9,519,433, driven most significantly by the increase in sales and patient demand in New York and Minnesota, commencement of operations in Pennsylvania in Q3 2018 and the acquisitions in Arizona and New Mexico during Q1 2019. The Arizona and New Mexico acquisitions accounted for approximately $5 million of the increase in cost of goods sold.

Gross profit for the year ended December 31, 2019 was $7,336,280, representing a gross margin on the sale of cannabis-derived products of 24%. This is compared to gross profit for the year ended December 31, 2018 of $8,939,636 or a 48% gross margin.

The decrease in margin was driven by the acquisition of Arizona Natural Remedies in Q1 of 2019, and expansion of the Maryland and Pennsylvania markets, which did not generate material revenue or cost of goods sold in 2018. Arizona, Maryland, and Pennsylvania had gross margins of 4%, -182%, and -53% respectively driven by operational buildouts in 2019 that did not contribute to efficiencies in 2019, and the significant wholesale component in these markets.

Total Expenses

Total expenses for the year ended December 31, 2019 were $29,703,926, an increase of $17,518,410 compared to total expenses of $12,185,516 for the year ended December 31, 2018. Increase in total expenses was attributable to an increase in salaries and wages, professional fees, and general and administrative expenses of $16,070,968 and an increase in share-based compensation of $1,230,591. The increase in salaries and wages, and general and administrative expenses was driven by significant operational buildout in existing markets and acquisitions in Arizona and New Mexico in Q1 2019 which drove an increase in operating expenses of approximately $1 million, and the increase in share-based compensation was driven by the issuance of various compensation warrants in 2019. Included in the increased expenses are an estimated $3,265,000 in start-up expenses related to buildout and pre-revenue operations in certain markets.

Operating Loss before Income Taxes

Operating loss before other income (expense) and provision for income taxes for the year ended December 31, 2019 was $(22,367,646), a decrease of $19,121,766 compared to operating income before other income (expense) and provision for income taxes of $(3,245,880) for the year ended December 31, 2018.

Total Other Income (Expense)

Total other expenses for the year ended December 31, 2019 were $34,525,666, an increase of $32,050,581 compared to $2,475,085 for the year ended December 31, 2018. Increase in other expenses is primarily attributable to intangible asset write-offs of $28,264,850 to reflect changing market conditions, interest expense from the capital leases of the cultivation and manufacturing facilities in Minnesota, New York, Ohio, Pennsylvania and Puerto Rico; and the costs related to acquisitions in Puerto Rico, and Rhode Island. The impairment of intangible assets resulted from our view of changing industry and market circumstances, primarily in non-core markets. Vireo does not anticipate its non-core assets will be fully developed in the near future, although there may be future opportunities to effectively monetize these assets through partnership or potential divestitures.

Provision for Income Taxes

Income tax expense is recognized based on the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end. For the year ended December 31, 2019, Federal and State income tax expense totaled $586,000 compared to a tax expense of $2,490,000 for the year ended December 31, 2018.

NON-GAAP MEASURES

EBITDA, Adjusted Net loss EBITDA and Adjusted EBITDA are non-GAAP measures and do not have standardized definitions under GAAP. The following information provides reconciliations of the supplemental non-GAAP financial measures presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the financial results both including and excluding the adjusted items and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$2,952,004	$(8,170,114)	$(20,676,352)	$(17,984,998)
Gain on disposal of assets	(16,884,173)	-	(16,884,173)	-
Loss on Derivative Liability	4,066,335	-	5,032,537	-
Inventory adjustment	151.328	(230,470)	487,570	522,226
Share-based compensation	524,052	229,916	12,245,412	686,868
Severance Expense	-	-	339,997	-

Adjusted net loss (non-GAAP)	$(9,341,631)	$(8,170,668)	$(19,455,009)	$(16,775,904)

Net income (loss)	$2,952,004	$(8,170,114)	$(20,676,352)	$(17,984,998)
Interest expense, net	1,255,656	1,045,638	4,249,090	2,831,464
Income taxes	6,003,000	(245,000)	6,800,000	1,178,000
Depreciation	38,097	252,968	260,725	410,177
Amortization	153,356	1,209,909	461,737	1,512,775

EBITDA (non-GAAP)	$10,402,113	$(5,906,599)	$(8,904,800)	$(12,052,582)

Gain on disposal of assets	(16,884,173)	-	(16,884,173)	-
Loss on Derivative Liability	4,066,335	-	5,032,537	-
Inventory adjustment	151.328	(230,470)	487,570	522,226
Share-based compensation	524,052	229,916	12,245,412	686,868
Severance Expense	-	-	339,997	-

Adjusted EBITDA (non-GAAP)	$(1,891,522)	$(5,907,153)	$(7,683,457)	$(10,843,488)

	Twelve Months Ended
	December 31,
	2019	2018
Net loss	$(57,479,312)	$(8,210,965)
Acquisition related costs	739,880	-
Inventory adjustment	865,405	-
Share-based compensation	3,303,297	2,072,706
Intangible Write Offs	28,264,850	-

Adjusted net loss (non-GAAP)	$(24,305,880)	$(6,138,259)

Net loss	$(57,479,312)	$(8,210,965)
Interest expense	4,460,331	2,390,103
Income taxes	586,000	2,490,000
Depreciation	491,170	274,319

EBITDA (non-GAAP)	$(51,941,811)	$(3,056,543)

Acquisition related costs	739,880	-
Inventory adjustment	865,405	-
Share-based compensation	3,303,297	2,072,706
Intangible Write Offs	28,264,850	-

Adjusted EBITDA (non-GAAP)	$(18,768,379)	$(983,837)

DRIVERS OF RESULTS OF OPERATIONS

(For the three and nine months ended September 30, 2020 and 2019)

Revenue

The Company derives its revenue from cultivating, manufacturing, and distributing cannabis products through its thirteen dispensaries in five states and its wholesale sales to third parties in four states. For the nine months ended September 30, 2020, 79% of the revenue was generated from retail business and 21% from wholesale business. For the nine months ended September 30, 2019, 77% of the revenue was generated from retail dispensaries and 23% from wholesale business.

For the nine months ended September 30, 2020, Minnesota operations contributed approximately 33% of revenues, New York contributed 23%, while Pennsylvania contributed 17%, Arizona contributed 14%, Maryland contributed 8%, New Mexico contributed 4%, and Ohio contributed 1%.

For the nine months ended September 30, 2019, New York operations contributed approximately 37% of revenues, Minnesota contributed 36%, Arizona contributed 14%, Pennsylvania 9%. New Mexico contributed 3%, and Maryland contributed 1%.

Gross Profit

Gross profit reflects total net revenue less cost of goods sold. Cost of goods sold represents the costs attributable to producing finished goods, which includes direct materials, labor, and certain indirect costs such as depreciation, insurance and utilities. Cannabis costs are affected by various state regulations that limit the sourcing and procurement of cannabis product, which may create fluctuations in gross profit over comparative periods as the regulatory environment changes.

During the quarter ended September 30, 2020, the Company continued to focus on the profitability of the Company’s operations in its core markets of Minnesota, New York, Maryland, Arizona and New Mexico as well as its production facility in Ohio.

The Company’s current production capacity has not been fully realized and future gross profits are expected to increase with revenue growth reflective of higher demand, increased product output and new product development. However, the Company expects gradual price compression as markets mature that could place downward pressure on the Company’s retail and wholesale gross margins.

Total Expenses

Total expenses other than the cost of goods sold consist of selling costs to support customer relationships, marketing, and branding activities. It also includes a significant investment in the corporate infrastructure required to support ongoing business.

Selling costs generally correlate to revenue. As a percentage of sales, the Company expects selling costs to remain relatively flat in its more established operational markets (Minnesota, New York and Arizona) and increase in developing markets as business continues to grow (New Mexico and Maryland). The increase is expected to be driven primarily by the growth of retail and wholesale channels to sustainable market share.

General and administrative expenses also include costs incurred at the corporate offices, primarily related to personnel costs, including salaries, benefits, and other professional service costs, as well as corporate insurance, legal and professional fees associated with being a publicly traded company. The Company expects this spend to decrease as a percentage of revenue as sales continue to ramp in all markets. It is anticipated that share-based compensation expenses will continue to persist in order to recruit and retain competitive talent.

The Company implemented several strategic initiatives in order to optimize its cost structure and operating model. The objectives of these initiatives are to build sustainable value with changing market conditions and to improve the Company's operating performance. These initiatives included closing the New York corporate office, the related termination of office leases, the reduction of the Company’s workforce by 9% (37 FTEs) and the elimination of certain other costs. Further savings are anticipated starting Q1 2021 as the Company will not renew certain office space leases in Minneapolis.

(For the years ended December 31, 2019 and 2018)

Revenue

The Company derives its revenue from cultivating, manufacturing and distributing cannabis products through its thirteen dispensaries in five states and its wholesale sales to third parties in five states. For the year ended December 31, 2019, 81% of the revenue was generated from retail business and 19% from wholesale business. Wholesale revenues did not begin until the end of Q3 2018. For the year ended December 31, 2018, 98% of the revenue was generated from retail dispensaries.

For the year ended December 31, 2019, New York operations contributed approximately 34% of revenues, while Minnesota contributed 35%, Arizona contributed 15%, Pennsylvania contributed 10%, Maryland contributed 2%, and New Mexico contributed 4%.

For the year ended December 31, 2018, New York operations contributed approximately 56% of revenues, Minnesota contributed approximately 42%, and Pennsylvania contributed 2%.

Gross Profit

Gross profit reflects total net revenue less cost of goods sold. Cost of goods sold represents the costs attributable to producing finished goods, which includes direct materials, labor, and certain indirect costs such as depreciation, insurance and utilities. Cannabis costs are affected by various state regulations that limit the sourcing and procurement of cannabis product, which may create fluctuations in gross profit over comparative periods as the regulatory environment changes.

Throughout the year ended December 31, 2019, the Company continued to focus on the profitability of the Company’s existing operations while pursuing expansion into new markets.

In the markets in which the Company is operational, the Company expects gradual price compression as markets mature. This could place downward pressure on the Company’s retail and wholesale gross margins. With that said, the Company’s current production capacity has not been fully realized, future gross profits could still increase with increased revenues reflective of higher demand and output.

Total Expenses

Total expenses other than the cost of goods sold consist of selling costs to support customer relationships and marketing and branding activities. It also includes a significant investment in the corporate infrastructure required to support ongoing business.

Selling costs generally correlate to revenue. As a percentage of sales, the Company expects selling costs to remain relatively flat in its more established operational markets (Minnesota and New York) and increase in developing markets as business continues to grow (Maryland, New Mexico, and Arizona). We expect the increase to be driven primarily by the growth of wholesale channels and the ramp up from pre-revenue to sustainable market share.

General and administrative expenses also include costs incurred at the corporate offices, primarily related to personnel costs, including salaries, benefits, and other professional service costs, as well as corporate insurance, legal and professional fees associated with being a publicly traded company. The Company expects to maintain spending in these areas and also anticipates stock-based compensation expenses to persist in order to recruit and retain competitive talent.

LIQUIDITY, FINANCING ACTIVITIES DURING THE PERIOD, AND CAPITAL RESOURCES

(For the nine months ended September 30, 2020 and 2019)

3% Convertible Note

On January 3, 2019, the Company issued a convertible note with a face value of $700,000 in connection with the High Gardens acquisition (refer to Note 3 of the notes to the Company’s Consolidated Interim Financial Statements for the Three and Nine Months ended September 30, 2020 and 2019).

The convertible notes bear interest at a rate of 3.0% per annum, payable monthly commencing January 3, 2019 and continuing on the first of each month, beginning on February 1, 2019. Additional interest may accrue on the convertible notes in specified circumstances. The convertible notes will mature on January 2, 2024, unless earlier repurchased, redeemed or converted. There are no principal payments required over the five-year term of the convertible notes, except in the case of redemption or events of defaults.

The convertible notes are the Company’s general unsecured obligations and rank senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables but excluding intercompany obligations) of the Company’s current or future subsidiaries.

The note includes customary covenants and sets forth certain events of default after which the convertible notes may be declared immediately due and payable, including certain types of bankruptcy or insolvency involving the Company.

To the extent the Company or the holder so elects, the convertible note will be convertible only in the event of a reverse merger. The conversion rate for the convertible note shall be equal to the price per share of the Company’s capital stock is valued at in the reverse merger. On March 28, 2019, the reverse merger conversion price was established at $425.00 per Multiple Voting Share (refer to Note 3 of the notes to the Company’s Consolidated Interim Financial Statements for the Three and Nine Months ended September 30, 2020 and 2019).

On June 4, 2019, the Company converted the outstanding principle and accrued interest into 1,665 Multiple Voting Shares pursuant to the original contractual terms.

2.76% Convertible Note

On January 1, 2019, the Company issued a convertible note with a face value of $50,000 in connection with the Midwest Hemp Research, LLC. acquisition (refer to Note 3 of the notes to the Company’s Consolidated Interim Financial Statements for the Three and Nine Months ended September 30, 2020 and 2019).

The convertible notes bear interest at a rate of 2.76% per annum, payable monthly commencing January 1, 2019 and continuing on the first of each month, beginning on July 1, 2019. Additional interest may accrue on the convertible notes in specified circumstances. The convertible notes will mature on December 10, 2021, unless earlier repurchased, redeemed or converted.

There are no principal payments required over the two-year term of the convertible notes, except in the case of redemption or events of defaults.

The convertible notes are the Company’s general unsecured obligations and rank senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables but excluding intercompany obligations) of the Company’s current or future subsidiaries.

The note includes customary covenants and sets forth certain events of default after which the convertible notes may be declared immediately due and payable, including certain types of bankruptcy or insolvency involving the Company.

To the extent the Company or the holder so elects, the convertible note will be convertible at the conversion rate equal to the price per share that the Company’s capital stock is valued at in the reverse merger at $4.25 per share. These notes were cancelled in July of 2020.

5% Convertible Note

On June 17, 2019, the Company issued a convertible note with a face value of $900,000 in connection with the XAAS Argo, Inc. acquisition (refer to Note 3 of the notes to the Company’s Consolidated Interim Financial Statements for the Three and Nine Months ended September 30, 2020 and 2019).

The convertible notes bear interest at a rate of 5.0% per annum, payable monthly commencing June 17, 2019 and continuing on the first of each month, beginning on July 1, 2019. Additional interest may accrue on the convertible notes in specified circumstances. The convertible notes will mature on June 17, 2021, unless earlier repurchased, redeemed or converted. There are no principal payments required over the two-year term of the convertible notes, except in the case of redemption or events of defaults.

The convertible note are the Company’s general unsecured obligations and rank senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables but excluding intercompany obligations) of the Company’s current or future subsidiaries.

The note includes customary covenants and sets forth certain events of default after which the convertible notes may be declared immediately due and payable, including certain types of bankruptcy or insolvency involving the Company.

To the extent the Company or the holder so elects, the convertible note will be convertible at the conversion rate equal to the price per share that the Company’s capital stock is valued at in the reverse merger of $4.25 per share. The initial conversion rate for the convertible note is 211.7547 per one-thousand-dollar principle amount of the note which represents 190,588 common shares, based on the $900,000 aggregate principle amount of convertible notes outstanding as of September 30, 2020.

As of September 30, 2020, the Company was in compliance with all the covenants set forth under the convertible notes.

The following table sets forth the net carrying amount of the convertible notes:

	September 30, 2020	December 31, 2019
5.00% convertible notes	$900,001	$900,001
2.76% convertible notes	—	50,000
3.00% convertible notes costs	—	—
Net carrying amount	$900,001	$950,001

Cash Used in Operating Activities

Net cash used in operating activities was $11.0 million for the nine months ended September 30, 2020, a decrease of $9.3 million as compared to the nine months ended September 30, 2019. The decrease in primarily attributed to our revenue growth and reduced SG&A spending.

Cash Flow from Investing Activities

Net cash from investing activities was $13.3 million for the nine months ended September 30, 2020, compared to net cash used of $20.5 million for the nine months ended September 30, 2019. The increase in cash flow is primarily attributable to cash proceeds received from the divesture of the Company’s PAMS subsidiary of $16.6 million and Q1 2019 cash used of $10.2 million for the purchases of the equity interest of Elephant Head Farms, LLC and Retail Management Associates, LLC in Arizona and $1.9 million in cash used for the asset purchase of Silver Fox Management Services LLC in New Mexico.

Cash Flow from Financing Activities

Net cash provided by financing activities was $6.3 million for the nine months ended September 30, 2020, a decrease of $41.2 million as compared to the nine months ended September 30, 2019. The decrease was principally due to the receipt of $47.5 million in proceeds from the RTO and other private placements during the three months ended March 31, 2019. In addition, on March 9, 2020, the Company closed the first tranche of a non-brokered private placement and issued 13,651,574 units at a price of C$ 0.77 per unit. Net proceeds from this transaction were $7,613,490.

Lease Transactions

The Company has entered into lease agreements for the use of buildings used in cultivation, production and sales of cannabis products in Arizona, Maryland, Minnesota, New Mexico, New York, Ohio, Pennsylvania, and Puerto Rico.

The lease agreements for all of retail space used for its dispensary operations are with third-party landlords and remaining duration ranges from 1 to 6 years. These agreements are short-term facility leases that require the Company to make monthly rent payments as well as funding common area costs, utilities and maintenance. In some cases, the Company has received Tenant Improvement funds to assist in the buildout of the space to meet the Company’s operating needs. As of September 30, 2020, the Company had 14 retail locations secured under these agreements.

The Company has also entered into sale and leaseback arrangements for its cultivation and manufacturing facilities in Minnesota, New York, and Ohio with a special-purpose real estate investment trust. These leases are long-term agreements that provide, among other things, funds to make certain improvements to the property that will significantly enhance production capacity and operational efficiency of the facility.

The Company received commitments for a total of $1,420,000 for tenant improvements as per the terms of its cultivation and manufacturing lease agreements during the nine months ended September 30, 2020. Excluding any contracts under one year in duration, the future minimum lease payments (principal and interest) on all the Company’s leases is as follows:

	Operating Leases	Finance Leases
	September 30, 2020	September 30, 2020	Total
2020	$594,393	$805,093	$1,399,486
2021	2,114,161	3,278,354	5,392,515
2022	2,104,260	3,391,772	5,496,032
2023	2,039,149	3,509,111	5,548,260
2024	2,009,380	3,630,509	5,639,889
Thereafter	19,407,877	55,150,231	74,558,108
Total minimum lease payments	$19,376,029	69,765,070	98,034,290
Less discount to net present value			(75,246,086)
			$22,788,204

(For the years ended December 31, 2019 and 2018)

As of December 31, 2019, the Company had total current liabilities of $3,756,913 ($4,202,582 as of December 31, 2018) and cash of $7,641,673 ($9,624,110 as of December 31, 2018) to meet its current obligations. As of December 31, 2019, the Company had working capital of $23,488,483 up $6,459,675 compared to December 31, 2018 driven mainly by the RTO subscription net receipts of $47,764,958.

During the year ended December 31, 2018, the Company issued 383,300 Series D shares for gross proceeds of $17,248,500. In connection with the financing, the Company incurred share issuance costs of $1,458,108 and issued compensation options and advisory warrants to acquire an additional 11,930 Series D shares at $45 per share.

During the year ended December 31, 2019, the Company issued 12,090,937 Subordinate Voting Shares of the Company at $4.25 per share for gross proceeds of $51,386,482. In connection with the financing, the Company paid a cash fee to the agents equal to $2,826,739 and the agents were granted a combined 763,111 in compensation warrants. The agent’s compensation warrants will be exercisable at a price of $4.25 per share for a period of two years. In addition, the Company paid a financial advisory fee of $415,000 and had costs in the amount of $379,785. The compensation warrants have been valued at $1,723,741 using the Black-Scholes option pricing model applying the following assumptions: Risk Free Rate - 2.31%, Expected Life - 2 years, Expected Annualized Volatility – 100%, Expected Dividend Yield – 0%.

The Company is an early-stage growth company. It is generating cash from sales and is deploying its capital reserves to develop assets capable of producing additional revenues and earnings. Capital reserves are also being utilized for capital expenditures and improvements in existing facilities, product development and marketing, as well as to improve the customer experience and operational efficiencies. The Company’s ability to fund its operating strategies and make planned capital expenditures is dependent on operating cash flows and the Company’s ability to access capital markets. Such abilities are subject to prevailing economic conditions, as well as financial, business and other factors, some of which are beyond the Company’s control.

Cash Flows

Cash Used in Operating Activities

Net cash used in operating activities was $26.9 million for the year ended December 31, 2019, an increase of $13.9 million as compared to the year ended December 31, 2018. The increase was due to increases in SG&A expenses, largely driven by transaction costs related to the RTO and employee wages, increased working capital needs to scale in new markets, and increased spending on inventory and biological assets.

Cash Flow from Investing Activities

Net cash used in investing activities was $21.2 million for the year ended December 31, 2019, compared to net cash provided of $4.2 million the year ended December 31, 2018. The increase is primarily attributable to the purchases of property and equipment and acquisition related spending. The primary driver of the net cash provided in the prior year was attributable to asset sales related to a sale-lease back transaction.

Cash Flow from Financing Activities

Net cash provided by financing activities was $47.7 million for the year ended December 31, 2019, an increase of $31.9 million as compared to the year ended December 31, 2018. The increase was principally due to the receipt of $51.4 million in proceeds from the RTO and other private placements. Offsetting these cash receipts were share issuance costs of $3.2 million and $5.2 million in lease payments.

The net cash used for the year ended December 31, 2019 was $0.4 million compared to net cash provided of $7.0 in the prior year. The Company ended the year with $7.6 million in cash.

Lease Transactions

The Company has entered into lease agreements for the use of buildings used in cultivation, production and sales of cannabis products in Arizona, Maryland, Minnesota, New Mexico, New York, Ohio, Pennsylvania, and Puerto Rico.

The lease agreements for all of retail space used for its dispensary operations are with third-party landlords and remaining duration ranges from 1 to 6 years. These agreements are short-term facility leases that require the Company to make monthly rent payments as well as funding common area costs, utilities and maintenance. In some cases, the Company has received Tennent Improvement funds to assist in the buildout of the space to meet the Company’s operating needs. As of December 31, 2019, the Company had 7 retail locations secured under these agreements.

The Company has also entered into sale and leaseback arrangements for its cultivation and manufacturing facilities in Minnesota, New York, Pennsylvania and its manufacturing-only facility in Ohio with a special-purpose real estate investment trust. These leases are long-term agreements that provide, among other things, funds to make certain improvements to the property that will significantly enhance production capacity and operational efficiency of the facility.

The Company received a total of $9,950,760 for tenant improvements as per the terms of its cultivation and manufacturing lease agreements during the year ended December 31, 2019. It is contemplated that the Company will utilize remaining funds available under the leases to build out of existing facilities in 2020 and thus will not require additional funding to complete.

Excluding any contracts under one year in duration, the future minimum lease payments (principal and interest) on all the Company’s leases is as follows:

	Operating Leases	Finance Leases
	December 31, 2019	December 31, 2019	Total
2020	$1,782,678	$4,048,544	$5,831,222
2021	1,548,850	4,188,956	5,737,806
2022	1,557,269	4,334,240	5,891,509
2023	1,546,111	4,484,566	6,030,677
2024	1,560,512	4,640,109	6,200,621
Thereafter	12,271,948	58,194,015	70,465,963
Total minimum lease payments	$20,267,368	$79,890,430	$100,157,798

ADDITIONAL INFORMATION

Outstanding Share Data

As at December 16, 2020, the Company had 51,231,051 shares outstanding, consisting of the following:

(a)  Subordinate voting shares

50,615,712 shares issued and outstanding. The holders of subordinate voting shares are entitled to receive dividends which may be declared from time to time and are entitled to one vote per share at all stockholder meetings. All subordinate voting shares are ranked equally with regards to the Company’s residual assets. The Company is authorized to issue an unlimited number of no-par value subordinate voting shares.

(b)  Multiple voting shares

549,928 shares issued and outstanding. The holders of multiple voting shares are entitled to one hundred votes per share at all stockholder meetings. Each multiple voting share is exchangeable for one hundred subordinate voting shares. The Company is authorized to issue an unlimited number of multiple voting shares.

(c)  Super voting shares

65,411 shares issued and outstanding. The holders of super voting shares are entitled to one thousand votes per share at all stockholder meetings. Each super voting share is exchangeable for one hundred subordinate voting shares. The Company is authorized to issue an unlimited number of super voting shares.

(d)  Options, Warrants, and Convertible Promissory Notes

As of September 30, 2020, the Company has 24,653,266 employee stock options outstanding, as well as 30,295,466 advisory and compensation warrants related to financing activities, and $900,001 outstanding in convertible promissory notes related to recent acquisitions.

Off-Balance Sheet Arrangements

As of the date of this filing, the Company does not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations or financial condition of the Company, including, and without limitation, such considerations as liquidity and capital resources.

Management’s Responsibility for Financial Information

The Company's financial statements and the other financial information included in this management report are the responsibility of the Company's management and have been examined and approved by the Company’s audit committee and Board of Directors. The accompanying financial statements are prepared by management in accordance with GAAP and include certain amounts based on management’s best estimates using careful judgment. The selection of accounting principles and methods is management’s responsibility.

Management recognizes its responsibility for conducting the Company’s affairs in a manner to comply with the requirements of applicable laws and established financial standards and principles, and for maintaining proper standards of conduct in its activities.

The Board of Directors supervises the financial statements and other financial information through its audit committee, which is comprised of two non-management directors.

This committee’s role is to examine the financial statements and recommend that the Board of Directors approve them, to examine the internal control and information protection systems and all other matters relating to the Company’s accounting and finances. In order to do so, the audit committee meets annually with the external auditors, with or without the Company’s management, to review their respective audit plans and discuss the results of their examination. This committee is responsible for recommending the appointment of the external auditors or the renewal of their engagement.

Transactions Between Related Parties

Key management personnel include those persons having the authority and responsibility of planning, directing, and executing the activities of the Company. The Company has determined that its key management personnel consists of all members of the Board of Directors serving at any time during the relevant period, the Company’s Chief Executive Officer and the Company’s Chief Financial Officer.

Key management personnel compensation during the nine-month period ended September 30, 2020 and 2019 were as follows:

•	Salaries and wages paid to key management personnel in the amount of $721,001 for the nine-months ended September 30, 2020 and $970,253 for the nine-months ended September 30, 2019.

•	Director Fees paid to key management personnel in the amount of $87,500 for the nine-months ended September 30, 2020 and $nil for the nine-months ended September 30, 2019.

•	Share based compensation paid to key management personnel in the amount of $11,066,888 for the nine-months ended September 30, 2020 and $198,000 for the nine-months ended September 30, 2019.

•	As of September 30, 2020, $nil was due to related parties.

•	During the nine-month period ended September 30, 2020 and 2019, the Company paid a related party, Salo, LLC for contract staffing expenses in the amount of $126,896 and $264,422, respectively.

•	Kyle Kingsley, Amber Shimpa, Ari Hoffnung and Stephen Dahmer own Ohio Medical Solutions, Inc.; the Company previously entered into and the Company executed a management agreement and option to purchase that gives the Company effective control over it.

Key management personnel compensation during the twelve-month period ended December 31, 2019 and 2018 were as follows:

•	Salaries and wages paid to key management personnel in the amount of $1,343,621 for the twelve-months ended December 31, 2019 and $835,338 for the twelve-months ended December 31, 2018.

•	Share based compensation paid to key management personnel in the amount of $1,636,396 for the twelve-months ended December 31, 2019 and $ $1,184,540 for the twelve-months ended December 31, 2018.

•	As of December 31, 2019 – $nil was due from related parties.

•	As of December 31, 2019, the Company paid a related party, Salo, LLC for contract staffing expenses in the amount of $295,463.

•	For the year ended December 31, 2019, Kyle Kingsley, Amber Shimpa, Ari Hoffnung and Stephen Dahmer own Ohio Medical Solutions, Inc. and the Company executed a management agreement and option to purchase.

Proposed Transaction

On November 14, 2018, a Vireo subsidiary entered into agreements (the “NV Purchase Agreements”) to acquire two Nevada licensees: MJ Distributing C201, LLC (“C201”), which holds a license to cultivate medical marijuana and a conditional license to cultivate recreational marijuana, and MJ Distributing P132, LLC (“P132”), which holds a license to produce medical marijuana and a conditional license to produce recreational marijuana, both of which licenses are tied to a site located in Caliente, Nevada. The NV Purchase Agreements were amended on March 29, 2019, April 5, 2019 and April 11, 2019. Also on April 11, 2019, the parties entered into escrow agreements, which provided, among other things, for the deposit with an escrow agent of the cash and other consideration and the closing documents, including the assignments of the ownership of C201 and P132, which escrows are to be released upon the satisfaction of certain conditions including approval of the ownership transfers by the State of Nevada Department of Taxation (“NDOT”). On October 17, 2019, prior to approval of the transfers of ownership of C201 and P132, NDOT announced an extended review period for transfers and changes of ownership of cannabis licensees, stating that NDOT would not be processing any new or existing applications for transfers or changes of ownership while the extended review was in place.

Subsequent Events

In March 2020 and continuing through the Effective Date, there was a global outbreak of a new strain of coronavirus, COVID-19. The global and domestic response to the COVID-19 pandemic continues to rapidly evolve. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities that required temporary closure of many businesses and cessation of public events. While the Company’s medical cannabis business has been deemed “essential” in each of the states in which we currently operate, substantial job losses resulting in millions of people filing new applications for unemployment benefits as of the date of these financial statements, many of whom are likely our customers, A reduction in the income or financial security of our customers could result in a material impact to the Company’s future results of operations, cash flows and financial condition. Vireo has taken a very proactive approach to protection of its customers and team during the COVID-19 outbreak, with the early implementation of procedures including the use of personal protective equipment, alternative staffing models and sanitation protocols.

On October 1, 2020, the Company reached a definitive agreement with Ayr Strategies Inc. (“Ayr”) to sell all of the assets and liabilities of its affiliated company, Ohio Medical Solutions, LLC (“OMS”) for $1.15 million in cash.

On October 20, 2020, the Nevada Cannabis Control Board (“NCCB”), which is the successor regulator to NDOT, approved the transfer of ownership of C201 and P132 to a Vireo subsidiary.

On November 5, 2020, the Company entered into a non-binding term sheet with Green Ivy Capital and its affiliates (the “Lenders”) on a senior secured, delayed draw term loan (the “Credit Facility”) with an aggregate principal amount of up to $46,000,000. The Lenders are not obligated to fund unless and until definitive loan documents are executed, which is anticipated in December.

On November 16, 2020, the Company announced that a subsidiary of Jushi Holdings, Inc. ("Jushi") has exercised its option to purchase Vireo's equity in Pennsylvania Dispensary Solutions, LLC ("PDS") for total consideration of $5.0 million cash. This transaction is expected to close by December 31, 2020.

On November 16, 2020, the Company announced that it has exercised its right to force the redemption of all subordinate voting share purchase warrants (the “Warrants”) issued to participants in the Company’s previously announced March 10, 2020, private placement offering (the “Offering”). Each Warrant issued in conjunction with the Offering entitles the holder to purchase one subordinate voting share in the capital of Vireo for a period of three years from the date of issuance at an exercise price of C$ 0.96 per share, subject to adjustment in certain events. Vireo retained the right to require the redemption of these Warrants if the Company's five-day volume-weighted-average-price ("VWAP") on the Canadian Securities Exchange (CSE) exceeded C$ 1.44. This milestone was achieved during the trading period from November 3, 2020 through November 9, 2020. Management expects these redemptions to result in the issuance of 13,651,574 additional subordinate voting shares and cash proceeds of approximately C$13.1 million prior to December 31, 2020.

On December 18, the Company announced the closing of the sale of its equity in Pennsylvania Dispensary Solutions, LLC to a subsidiary of Jushi Holdings, Inc. for total consideration of $5.7 million cash before final post-closing adjustments.

Outlook

Vireo has a focused outlook for the remainder of fiscal year 2020. Vireo anticipates the investments made through the second half of 2020, along with execution of core market strategies will yield organic revenue growth for the foreseeable future. This, coupled with reduced SG&A expenses, will substantially reduce the operating outflow of cash throughout fiscal year 2020. With a renewed focus on its core markets, Vireo is anticipating making further investments in capital expenditures for facility build outs, scaling and market expansion.

Vireo remains focused on the prudent deployment of capital into the highest yield opportunities and achieving free cash flow. Vireo is also focused on margin expansion via operational efficiencies and economies of scale in our 5 core markets with the aim to be a very low-cost producer in each market. The high likelihood of multiple regulatory changes across the Vireo footprint, including AZ, NY, MD and NM potentially all transitioning to adult use regulation may lead to significant increases in utilization of Vireo’s existing scale and the need to further expand existing operations. Vireo has taken a forward-looking approach to obtain production facilities that are not landlocked and allow for substantial expansion. The recently completed 10-acre campus in AZ, purchase of the three-acre cultivation facility in Maryland, along with the recent option to purchase 96 additional acres in NY demonstrate this large-scale approach to production.

Vireo’s retail strategy is focused on sequential improvement of our retail footprint with new stores opening in MN (4), MD (1) and NM (2) in the next few months along with rebranding to our Green Goods retail concept. We anticipate rebranding of our New York retail portfolio, including our Queens cannabis superstore, to Green Goods in 2021, prior to potential adult use implementation.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The critical accounting estimates, assumptions, and judgments that we believe to have the most significant impact on our consolidated financial statements are described below. Note 2, “Summary of Significant Accounting Policies” of the Notes to the Consolidated Financial Statements in Item 13 of this Form 10 describes the significant accounting policies and methods used in the preparation of our consolidated financial statements.

Use of estimates and significant judgments

The preparation of the Company’s financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of revenue, expenses, assets, liabilities, accompanying disclosures and the disclosure of contingent liabilities. These estimates and judgments are subject to change based on experience and new information which could result in outcomes that require a material adjustment to the carrying amounts of assets or liabilities affecting future periods. Estimates and judgments are assessed on an ongoing basis. Revisions to estimates are recognized prospectively.

Examples of key estimates in these financial statements include cash flows and discount rates used in accounting for business combinations including contingent consideration, asset impairment including estimated future cash flows and fair values, the allowance for doubtful accounts receivable and trade receivables, inventory valuation adjustments that contemplate the market value of, and demand for inventory, estimated useful lives of property and equipment and intangible assets, valuation allowance on deferred income tax assets, determining the fair value of financial instruments, fair value of stock-based compensation, estimated variable consideration on contracts with customers, sales return estimates, the fair value of the convertible notes and equity component and the classification, incremental borrowing rates and lease terms applicable to lease contracts. We believe that the estimates, judgments, and assumptions used to determine certain amounts that affect the financial statements are reasonable, based on information available at the time they are made. To the extent there are differences between these estimates and actual results, our consolidated financial statements may be materially affected.

Revenue Recognition

The Company recognizes revenue as earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured. Revenue is recognized net of sales incentives and returns, after discounts for the assurance program, veterans coverage program and compassionate programs.

Direct-to-patient sales are recognized when the products are shipped to the customers. Bulk and adult-use sales under wholesale agreements are recognized based on the shipping terms of the agreements. Export sales under pharmaceutical distribution and pharmacy supply agreements are recognized when products are delivered to the end customers or patients.

Cost of sales

Cost of sales represents costs directly related to manufacturing and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling and the depreciation of manufacturing equipment and production facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance, and property taxes. Cost of sales also includes inventory valuation adjustments. The Company recognizes the cost of sales as the associated revenues are recognized.

Inventory

Inventory is comprised of raw materials, finished goods and work-in-progress. Cost includes harvested finished goods, harvested cannabis (bud and trim) in progress, cannabis oil in progress, accessories, and packaging materials.

Inventory cost includes pre-harvest, post-harvest and shipment and fulfillment, as well as related accessories. Pre-harvest costs include labor and direct materials to grow cannabis, which includes water, electricity, nutrients, integrated pest management, growing supplies and allocated overhead. Post-harvest costs include costs associated with drying, trimming, blending, extraction, purification, quality testing and allocated overhead. Shipment and fulfillment costs include the costs of packaging, labelling, courier services and allocated overhead.

Inventory is stated at the lower of cost or net realizable value, determined using weighted average cost. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. At the end of each reporting period, the Company performs an assessment of inventory and records write-downs for excess and obsolete inventories based on the Company’s estimated forecast of product demand, production requirements, market conditions, regulatory environment, and spoilage. Factors considered in the determination of obsolescence include slow-moving or non-marketable items. Actual inventory losses may differ from management’s estimates and such differences could be material to the Company’s balance sheets, statements of net loss and comprehensive loss and statements of cash flows.

Assessing Recoverability of long-lived assets

The Company reviews long-lived assets, including property and equipment and definite life intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Asset impairment tests require the allocation of assets to asset groups, where appropriate, which requires significant judgment and interpretation with respect to the integration between the assets and shared resources. In order to determine if assets have been impaired, assets are grouped and tested at the lowest level for which identifiable independent cash flows are available (“asset group”). Asset impairment tests require the determination of whether there is an indication of impairment. The assessment of whether an indication of impairment exists is performed at the end of each reporting period and requires the application of judgment, historical experience, and external and internal sources of information. An impairment loss is recognized when the sum of projected undiscounted cash flows is less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying value of the asset group. Fair value can be determined using a market approach, income approach or cost approach. The reversal of impairment losses is prohibited.

Impairment of goodwill and indefinite life intangible assets

Goodwill and indefinite life intangible assets are tested for impairment annually, or more frequently when events or circumstances indicate that impairment may have occurred. As part of the impairment evaluation, the Company may elect to perform an assessment of qualitative factors. If this qualitative assessment indicates that it is more likely than not that the fair value of the indefinite-lived intangible asset or the reporting unit (for goodwill) is less than its carrying value, a quantitative impairment test to compare the fair value to the carrying value. An impairment charge is recorded if the carrying value exceeds the fair value.

Estimating the fair value of Stock-based compensation

In January 2019, the Company adopted the 2019 Equity Incentive Plan under which the Company may grant incentive stock option, restricted shares, restricted share units, or other awards. The exercise price for incentive stock options issued under the plan will be set by the committee (as defined under the plan) but will not be less 100% of the fair market value of the Company’s shares on the date of grant. The Company measures and recognizes compensation expense for stock options to employees and non-employees on a straight-line basis over the vesting period based on their grant date fair values. The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model. Estimates in our stock-based compensation valuations are highly complex and subjective. Determining the estimated fair value of at the grant date requires judgment in determining the appropriate valuation model and assumptions, including the fair value of common shares on the grant date, risk-free rate, volatility rate, annual dividend yield and the expected term. The volatility rate is based on historical volatilities of public companies operating in a similar industry to the Company. Stock options have a maximum term of 10 years from the date of grant. The stock options vest at the discretion of the Board. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

For stock options granted, the fair value of common stock at the date of grant was determined by the Board of Directors with assistance from third-party valuation specialists. The Company estimates forfeitures at the time of grant and revises these estimates in subsequent periods if actual forfeitures differ from those estimates.

For performance-based stock options and RSUs, the Company records compensation expense over the estimated service period adjusted for a probability factor of achieving the performance-based milestones. At each reporting date, the Company assesses the probability factor and records compensation expense accordingly, net of estimated forfeitures.

Fully vested, non-forfeitable equity instruments issued to parties other than employees are measured on the date they are issued where there is no specific performance required by the grantee to retain those equity instruments. Stock-based payment transactions with non-employees are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Where fully vested, non-forfeitable equity instruments are granted to parties other than employees in exchange for notes or financing receivable, the note or receivable is presented in additional paid-in capital on the balance sheets.

Assessing the realizability of deferred tax assets

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management assesses the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which judgment occurs.

Recently Issued Accounting Standards

For a discussion of recent accounting pronouncements, please see Note 2, Summary of Significant Accounting Policies to our financial statements included elsewhere in this prospectus.

RISKS AND UNCERTAINTIES

In addition to the risks and uncertainties set forth in Item 1A—“Risk Factors,” risks and uncertainties not presently known to the Company or currently deemed immaterial by the Company, may also impair the operations of the Company. If any such risks actually occur, shareholders of the Company could lose all or part of their investment and the business, financial condition, liquidity, results of operations and prospects of the Company could be materially adversely affected and the ability of the Company to implement its growth plans could be adversely affected. The Company is subject to various risks and uncertainties that could have a material impact on the Company, its financial performance, condition and outlook.

Credit Risk

Credit risk is the risk of loss associated with counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash and receivables. Cash is held on hand ($433,129 and $363,589 cash on hand as of December 31, 2019 and 2018, respectively), from which management believes the risk of loss is remote. Receivables relate primarily to wholesale sales. The Company does not have significant credit risk with respect to customers. The Company’s maximum credit risk exposure is equivalent to the carrying value of these instruments. The Company has been granted licenses pursuant to the laws of the states of Arizona, Massachusetts, Maryland, Minnesota, New Mexico, New York, Ohio, Puerto Rico and Rhode Island with respect to cultivating, processing, and/or distributing marijuana. Presently, this industry is illegal under United States federal law. The Company has, and intends, to adhere strictly to the state statutes in its operations.

Liquidity Risk

The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As of December 31, 2019, the Company’s financial liabilities consist of accounts payable and accrued liabilities, debt, and lease liabilities. The Company manages liquidity risk by reviewing its capital requirements on an ongoing basis. Historically, the Company’s main source of funding has been additional funding from shareholders. Management believes access to traditional investment capital is limited for the foreseeable future and is therefore looking to defer/limit its capital expenditures on new asset growth. The Company is also reviewing strategic asset sales to generate additional cash for investment in core markets. The Company’s access to financing is always uncertain. There can be no assurance of continued access to equity or debt financing.

Market Risk

Foreign Currency Risk

The operating results and financial position of the Company are reported in U.S. dollars. The results of the Company’s operations are subject to currency transaction risks.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Cash and cash equivalents bear interest at market rates. The Company’s financial debts have fixed rates of interest and therefore expose the Company to a limited interest rate fair value risk.

Price Risk

Price risk is the risk of variability in fair value due to movements in equity or market prices.

ITEM 3. PROPERTIES

The following tables set forth the Company’s principal physical properties.

Material Properties
Type	Location	Leased / Owned
Cultivation	Arizona Natural Remedies, Inc. (2731 E. Frontage Road Amado, Arizona 85645)	Leased

Grower	MaryMed, LLC (100 Enterprise Drive Hurlock, Maryland 21643)	Leased

Manufacturing	Vireo Health of Minnesota, LLC (8740 77th Street NE Otsego, Minnesota 55362)	Leased

Manufacturing	Vireo Health of New York, LLC (Tryon Industrial Park 256 County Route 117 Perth, New York 12010)	Leased

Through its subsidiaries, the Company has entered into material lease agreements related to its Maryland, Minnesota and New York operations. Those agreements are discussed below.

Maryland Lease

100 Enterprise Drive, LLC (“Maryland Lessor”) entered into a lease agreement with MaryMed, LLC on April 21, 2017 and continuing for a period of ten years (“MaryMed Lease Agreement”). Pursuant to the MaryMed Lease Agreement, MaryMed LLC agreed to lease from Maryland Lessor the premises located at 10 Enterprise Drive, in the Town of Hurlock County, of Dorchester, Maryland. The monthly base rent for the first twelve (12) months of the term of the lease was $20,000.00 per month and $300,000 as security deposit. The foregoing description is qualified in its entirety by reference to the MaryMed Lease Agreement, which is included as Exhibit 10.17 hereto and incorporated by reference herein.

Maryland Lessor entered into a lease amendment with MaryMed, LLC on May 8, 2020 (“MaryMed Lease Amendment”) with respect to the MaryMed Lease Agreement. Pursuant to the MaryMed Lease Amendment, the base rent was reduced to an amount of $10,506.25 per month from June 1, 2020 through August 1, 2020. The foregoing description is qualified in its entirety by reference to the MaryMed Lease Amendment, which is included as Exhibit 10.18 hereto and incorporated by reference herein.

Minnesota Lease

IIP-MN 1 LLC (“Minnesota Landlord”) and Minnesota Medical Solutions, LLC (predecessor to Vireo Health of Minnesota, LLC) entered into a lease agreement on November 8, 2017 that was set to expire on November 8, 2032 (“MN Lease Agreement”). Concurrent with the execution of the lease, Minnesota Landlord closed on a purchase of real property and improvements on the property located at 8740 77th Street Northeast, Ostego, Minnesota on October 6, 2017. The monthly base rent for the first twelve (12) months of the term of the MN Lease Agreement was $50,000, with $300,000 to be paid in security deposit. The foregoing description is qualified in its entirety by reference to the MN Lease Agreement, which is included as Exhibit 10.19 hereto and incorporated by reference herein.

Pursuant to the First Amendment to the MN Lease Agreement (“1st Amendment to the MN Lease Agreement”), dated December 7, 2018, the term of the MN Lease Agreement was extended to December 7, 2033 and Minnesota Medical Solutions, LLC was permitted to make improvements at a cost to Minnesota Landlord not to exceed $2,988,000 rather than $988,000 as initially detailed in the MN Lease Agreement. In addition, the monthly base rest was increased to $77,625 and the security deposit was increased to $450,000. The foregoing description is qualified in its entirety by reference to the 1st Amendment to the MN Lease Agreement, which is included as Exhibit 10.20 hereto and incorporated by reference herein.

Pursuant to the Second Amendment to the MN Lease Agreement (“2nd Amendment to the MN Lease Agreement”), dated September 25, 2019, the term of the MN Lease Agreement was extended to December 7, 2038 and Minnesota Medical Solutions, LLC was permitted to make improvements at a cost to Minnesota Landlord not to exceed $5,588,000 rather than $2,988,000 as detailed in the First Amendment to the MN Lease Agreement. In addition, the monthly base rest was increased to $111,262.50. The foregoing description is qualified in its entirety by reference to the 2nd Amendment to the MN Lease Agreement, which is included as Exhibit 10.21 hereto and incorporated by reference herein.

Pursuant to the Third Amendment to the MN Lease Agreement (“3rd Amendment to the MN Lease Agreement”), dated February 18, 2020, Minnesota Medical Solutions, LLC was permitted to make improvements at a cost to Minnesota Landlord not to exceed $5,638,183. The foregoing description is qualified in its entirety by reference to the 3rd Amendment to the MN Lease Agreement, which is included as Exhibit 10.22 hereto and incorporated by reference herein.

Pursuant to the Fourth Amendment to the MN Lease Agreement (“4th Amendment to the MN Lease Agreement”), dated April 10, 2020, Minnesota Medical Solutions, LLC was permitted to make improvements at a cost to Minnesota Landlord not to exceed $6,698,183 and the term of the MN Lease Agreement was extended to April 9, 2040. In addition, the monthly base rent was increased to $129,350.42. The security deposit will be reduced to $225,000 on November 8, 2023 and the security deposit will be further reduced to $112,500 on November 8, 2026. The foregoing description is qualified in its entirety by reference to the 4th Amendment to the MN Lease Agreement, which is included as Exhibit 10.23 hereto and incorporated by reference herein.

New York Lease

IIP-NY2 LLC (“New York Landlord”) and Vireo Health of New York, LLC entered into a lease agreement on October 23, 2017 that was set to expire on October 23, 2032 (“NY Lease Agreement”). Concurrent with the execution of the lease, IIP-NY 2 LLC closed on a purchase of real property and improvements on the property located at 256 County Route 117, Perth, New York on September 21, 2017. The monthly base rent for the first twelve (12) months of the term of the NY Lease Agreement was $55,000, with $330,000 to be paid in security deposit. The foregoing description is qualified in its entirety by reference to the NY Lease Agreement, which is included as Exhibit 10.14 hereto and incorporated by reference herein.

Pursuant to the First Amendment to the NY Lease Agreement (“1st Amendment to the NY Lease Agreement”), dated December 7, 2018, the term of the NY Lease Agreement was extended to December 7, 2033 and Vireo Health of New York, LLC was permitted to make improvements at a cost to New York Landlord not to exceed $3,000,000, instead of $1,000,000 as initially outlined in the NY Lease Agreement. The foregoing description is qualified in its entirety by reference to the 1st Amendment to the NY Lease Agreement, which is included as Exhibit 10.15 hereto and incorporated by reference herein.

Pursuant to the Second Amendment to the NY Lease Agreement (“2nd Amendment to the NY Lease Agreement”), dated April 10, 2020, the term of the NY Lease Agreement was extended to April 9, 2035 and Vireo Health of New York, LLC was permitted to make improvements at a cost to New York Landlord not to exceed $3,360,000 rather than $3,000,000 as detailed in the First Amendment to the NY Lease Agreement. In addition, the monthly base rent was increased to $90,518.51 and Vireo Health International, Inc. provided a new guaranty on behalf of New York Landlord. The foregoing description is qualified in its entirety by reference to the 2nd Amendment to the NY Lease Agreement, which is included as Exhibit 10.16 hereto and incorporated by reference herein.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the expected beneficial ownership of the Company’s securities as of December 1, 2020 for (i) each member of the Board of Directors, (ii) each named executive officer (as defined below), (iii) each person known to the Company to be the beneficial owner of more than 5% of the Company’s securities and (iv) the members of the Board and the executive officers of the Company as a group. Beneficial ownership is determined according to the rules of the SEC. Generally, a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power of that security, including any securities of which a person has the right to acquire beneficial ownership within 60 days. Information with respect to beneficial owners of more than 5% of the Company’s securities is based on completed questionnaires and related information provided by such beneficial owners as of December 1, 2020. Except as indicated, all shares of the Company’s securities will be owned directly, and the person or entity listed as the beneficial owner has sole voting and investment power.

	Subordinate Voting Shares		Multiple Voting Shares		Super Voting Shares		Total(1)		Voting(2)
Name, Position and Address of Beneficial Owner	Number Beneficially Owned	% of Total Subordinate Voting Shares	Number Beneficially Owned	% of Total Multiple Voting Shares	Number Beneficially Owned	% of Total Super Voting Shares	Total Number of Capital Stock Beneficially Owned	% of Total Capital Stock	% of Voting Capital Stock
Kyle E. Kingsley(3) Chairman of the Board and Chief Executive Officer	4,913,291	9.22%	—	—	65,411	100%	11,454,921	9.98%	40.49%
Amber H. Shimpa(4) Director	2,352,654	4.64%	8,521	1.55%	—	—	3,204,755	2.86%	1.87%
Chelsea A. Grayson(5) Director	205,459	*	—	—	—	—	205,459	*	*
Ross M. Hussey Director	—	—	16,803	3.06%	—	—	1,680,300	1.53%	1.00%
Judd T. Nordquist(6) Director	228,989	*	845	*	—	—	313,489	*	*
Bruce Linton(7) Former Executive Chairman and Director	1,500,000	3.01%	—	—	—	—	1,500,000	1.35%	*
Shaun Nugent Former Chief Financial Officer	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (10 people)(8)	9,811,646	16.87%	26,169	4.76%	65,411	100%	18,969,646	15.85%	42.65%

* Represents less than 1%.

Notes:

(1)	Total share values are on an as-converted basis.
(2)	The voting percentages differ from the beneficial ownership percentages in the total capital stock because our classes of securities have different voting rights. For further description of the different voting rights by different securities, see Item 11— “Description of the Registrant’s Securities To Be Registered.”
(3)	Includes 4,913,291 options to purchase Subordinate Voting Shares that are exercisable within 60 days of December 1, 2020.
(4)	Includes 2,329,124 options to purchase Subordinate Voting Shares that are exercisable within 60 days of December 1, 2020.
(5)	Includes 205,459 options to purchase Subordinate Voting Shares that are exercisable within 60 days of December 1, 2020.
(6)	Includes 205,459 options to purchase Subordinate Voting Shares that are exercisable within 60 days of December 1, 2020.
(7)	Includes 1,500,000 warrants to purchase Subordinate Voting Shares that are exercisable within 60 days of December 1, 2020.
(8)	Includes 9,764,586 options to purchase Subordinate Voting Shares that are exercisable within 60 days of December 1, 2020

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the individuals who we anticipate will be the directors and executive officers of the Company as of the Effective Date and their respective positions.

Name	Age	Position
Dr. Kyle E. Kingsley	45	Chief Executive Officer, Founder & Chairman of the Board
Amber Shimpa	41	Chief Administrative Officer & Director
Chelsea A. Grayson	49	Director
Ross M. Hussey	42	Director
Judd T. Nordquist	50	Director
Dr. Stephen Dahmer	46	Chief Medical Officer
John A. Heller	52	Chief Financial Officer
Christian González Ocasio	40	Executive Vice President, Operations
Patrick Peters	47	Senior Vice President, Retail
J. Michael Schroeder	53	General Counsel & Chief Compliance Officer

Director and Executive Officer Biographies

Dr. Kyle E. Kingsley

Dr. Kyle E. Kingsley is a board-certified emergency medicine physician and founder of the Company. Dr. Kingsley has served as CEO and a director of Vireo (and its predecessor Vireo U.S./Minnesota Medical Solutions LLC) since July 2014. Dr. Kingsley has expansive experience in starting medical cannabis companies in well-regulated, limited-license states with narrow timelines for implementation. Dr. Kingsley has been involved with all aspects of medical cannabis implementation, from horticulture and manufacturing to finance and policy. Dr. Kingsley’s primary goal is to build mainstream, cannabis-based, alternatives to opioids, alcohol, and tobacco.

Dr. Kingsley’s extensive experience with opioid pain medications and alcohol in the emergency department setting was a major reason for his desire to build a physician-led, science-focused cannabis company. Simultaneously with his emergency medicine staffing responsibilities, Dr. Kingsley founded and developed multiple companies including Clinical Scribes LLC, a medical scribe documentation training and implementation company, which he founded in 2007. Clinical Scribes LLC and its offshoot Medical Scribe Training Systems focus on efficient training of medical professionals, specifically medical scribes. Expertise developed in this setting has led to direct benefits for Vireo which is building an industry-leading, medically-sound, employee education system. Dr. Kingsley is also the author of a wide array of scientifically robust medical scribe training textbooks, “The Ultimate Medical Scribe Handbook” series, which is used by companies across the country to train their medical scribes. Dr. Kingsley also founded MedMacros LLC in 2012, a medical documentation augmentation company that provides physicians and other healthcare providers with online templates to improve documentation speed and comprehensiveness. Dr. Kingsley also brings medical device start up expertise via Doctor Sly LLC, a company focused on development of intellectual property for simple cooling devices used to treat common medical conditions. Currently MigraineBox is a potential treatment for headaches by way of simple cooling of the head and neck. Dr. Kingsley obtained a patent for this method of cooling.

Dr. Kingsley received a Bachelor of Science degree in Biochemistry and a Bachelor of Arts degree in German from University of Minnesota in Duluth and received a Doctor of Medicine degree from the University of Minnesota, Twin Cities. During his time at the University of Minnesota, Duluth, Dr. Kingsley worked extensively in a biochemistry laboratory and developed expertise in HPLC and other laboratory techniques that are directly applicable to the medical cannabis industry.

Amber H. Shimpa

Amber H. Shimpa has served as the Chief Administrative Officer for Vireo since December 2019. From January 2015 through December 2019, Ms. Shimpa served as the Company’s Chief Financial Officer. As Chief Administrative Officer, she leads Vireo’s human resources, communications and policy teams and further drives the integration of people and culture for the Company. She works closely with Dr. Kingsley, in his role as CEO, to perpetuate Vireo’s core values and culture as its workforce continues to rapidly expand. Ms. Shimpa spearheads Vireo’s Corporate Social Responsibility initiatives and Diversity and Inclusion programs. Ms. Shimpa currently serves on the Company’s Board and is a member of the Nominating and Governance Committee. Ms. Shimpa has 14 years of experience as a financial services professional with various commercial and investment banking organizations. Prior to joining Vireo, Ms. Shimpa spent nine years as Vice President of a $1.6 billion bank focused on commercial, nationwide lending. Her experience in the highly regulated banking environment has engrained quality and control in her leadership and financial management approach. Banking is often seen as a challenge for operators within the cannabis industry. Ms. Shimpa’s understanding of the strict compliance requirements in the banking industry, coupled with the Company’s scientific and safe medical model, have led to welcoming discussions with banks, and ultimately the first known open banking relationship with a cannabis-related company in the U.S. Ms. Shimpa holds a Bachelor of Arts degree in Business from the University of North Dakota.

Chelsea A. Grayson

Chelsea A. Grayson is the Chief Executive Officer of Swift Brands, a business platform that enables brands to streamline their go-to-market strategies and data science practices, an Executive-in-Residence at Wunderkind (formerly BounceX), a leading marketing technologies provider, a member of the Board of Directors of Spark Networks, where she sits on the nominating and corporate governance committee, a member of the UCLA Board of Visitors for the English Department and a Board Leadership Fellow and Corporate Governance Fellow with the National Association of Corporate Directors (NACD). From November 2018 to June 2019, she served as Chief Executive Officer and a board member of True Religion, Inc. (formerly NASDAQ: TRLG), where she chaired the audit committee. Prior to assuming her the role with True Religion, Ms. Grayson served as Chief Executive Officer and a board member of American Apparel Inc. (formerly NYSE: APP). Before joining American Apparel, Ms. Grayson was a partner in the Mergers & Acquisitions practice group of law firm Jones Day from 2007 to 2012. Ms. Grayson has served on the Company’s Board since March 2019 and currently serves as Chair of the Nominating and Corporate Governance Committee and is a member of the Compensation and Audit Committees. Ms. Grayson received a Bachelor of Arts degree in English Literature and Business/Economics from the University of California, Los Angeles and received a Juris Doctor degree from Loyola Law School in Los Angeles, California.

Ross M. Hussey

Ross M. Hussey is an attorney with over 15 years of experience who practices in multiple states and jurisdictions and focuses primarily on complex litigation and representing private businesses. He has practiced with Smith Jadin Johnson, PLLC since June 2019. From April 2015 through May 2019, he practiced with Benson, Kerrane, Storz & Nelson, PC. Mr. Hussey is a founding member of Vireo U.S. where he helped create and launch Minnesota Medical Solutions, LLC. He has served as a director of Vireo since July 2020 and sits on the Compensation and Nominating and Corporate Governance Committees. Mr. Hussey previously served as General Counsel for Minnesota Medical Solutions from December of 2014 to March of 2016 before returning to private practice. He also has prior government relations experience and was involved in the implementation of the medical cannabis program in Minnesota. Mr. Hussey holds a Bachelor of Arts degree in Political Science from Gustavus Adolphus College and received a Juris Doctor degree. from William Mitchell College of Law.

Judd T. Nordquist

Judd T. Nordquist is a Certified Public Accountant with more than 25 years of experience and has served on several Board of Advisors, Audit Committees, and has leadership roles with several organizations. He has served on Vireo’s Board of Directors since March 2019 and is Chair of Audit Committee. As a Business Partner at Abdo, Eick & Meyers, LLP, which he joined in 1995, Mr. Nordquist leads the manufacturing, distribution and agriculture segment of the firm where he is responsible for setting the strategic plan and delivering results. Mr. Nordquist helps business owners with business and tax planning, mergers and acquisitions, cash flow management, budgeting, overhead computations, auditing and entrepreneurial consulting services throughout North America and Europe. Mr. Nordquist graduated from Minnesota State University, Mankato with a Bachelor of Science degree in Accounting. He is a member of the American Institute of Certified Public Accountants, the Minnesota Society of Certified Public Accountants and DFK International.

Dr. Stephen Dahmer

Dr. Stephen Dahmer is a board-certified family physician whose passion for health and healing has taken him around the globe. Dr. Dahmer has served as the Chief Medical Officer of Vireo since September 2015. A fellow of the Arizona Center for Integrative Medicine, for over two decades he has studied the relationships between plants and people, working closely with diverse cultures and documenting their uses of plants and other integrative therapies.

Aspiring to understand ethnomedical systems, as well as the plants and traditional beliefs that support them, Dr0  Dahmer has worked in divergent settings including Umbanda terreiros in the heart of Brazil’s second largest slum, Maori clinics in New Zealand, native healers on the Palauan Islands, and as a hospitalist to the Navajo (Dine) Tribe in Chinle, Arizona. Dr. Dahmer has given over 150 lectures on cannabinoid-related medical topics and is involved in two large-scale clinical trials studying medical cannabis, opioids and chronic pain.

At Vireo, Dr. Dahmer oversees clinical research partnerships, pharmacovigilance, physician outreach and engagement, and over 200 employees providing education, support, awareness and a compassionate patient experience to tens of thousands of patients utilizing medical cannabis.

From June of 2015 to present, Dr. Dahmer has served as Assistant Clinical Professor in the Department of Family Medicine and Community Health at the Icahn School of Medicine at Mount Sinai where he passionately provided innovative primary care for seven years in New York City where he lives and resides with his family. In addition, since May of 2018, Dr. Dahmer has served as a Family Physician and Director of Holistic Primary Care at Scarsdale Integrative Medicine.

Dr. Dahmer received his Bachelor of Arts degree in Zoology and Spanish, as well as his Medical Doctor degree from the University of Wisconsin.

John A. Heller

John A. Heller has been serving as the Chief Financial Officer of Vireo since July 2020. Mr. Heller has 30 years of experience managing finance, accounting, IT, and business information functions in a variety of public and private companies. Prior to joining Vireo, Mr. Heller served as the Chief Financial Officer of Lift Brands, Inc., a worldwide fitness center franchisor. From June 1998 through April 2016, Mr. Heller served as Senior Vice President of Finance and Treasurer of Life Time Fitness, Inc. He began his career as a public accountant and Certified Public Accountant working for Arthur Andersen in Minneapolis, Minnesota. Mr. Heller has been involved in raising over $2 billion of capital through public and private equity, senior and subordinated debt, real estate financing, and sale leasebacks. Mr. Heller has a Bachelor of Science degree in Accounting from St. John’s University in Collegeville, MN.

Christian González Ocasio

Christian González Ocasio is an engineer and manufacturing entrepreneur with over 15 years of experience in the medical device, pharmaceutical and aerospace/defense industries. He has served as Vireo’s Executive Vice President, Operations since September 2019. Prior to that, he served as Vice President, Manufacturing Operations from June of 2019 until September of 2019. From December 2017 until June 2019, Mr. González served as General Manager of Pennsylvania Medical Solutions, LLC, a former subsidiary of Vireo. Mr. González founded and has served as the Chief Executive Officer of Esmeril Industries LLC, a successful medical device/aerospace component manufacturing company since August 2008. Mr. González’s knowledge of the startup process, thorough understanding of good manufacturing methods/practices, and commitment to quality are useful tools in the ever-evolving medical device and pharmaceutical industries. At Vireo, Mr. González is involved in such activities as strategic planning and capital raising efforts to mergers and acquisition activities. As Executive Vice President of Operations, Mr. González helps drive and achieve operational, manufacturing and revenue goals in line with the Company’s vision. Mr. González has a Bachelor of Science degree in Mechanical Engineering from the University of Puerto Rico.

Patrick Peters

Patrick Peters is a highly driven retail executive with experience in industry-leading brands across diverse market segments. Mr. Peters is experienced in developing innovative and effective solutions to drive continuous improvement and financial results. Mr. Peters has been serving as Senior Vice President of Retail, Wholesale, and E-Commerce at Vireo since November of 2019. Prior to that, from June 2018 to July 2019, Mr. Peters served as the Regional Director of Rue 21, where he managed Rue21’s retail locations on the East Coast. Mr. Peters served as a Financial Planner at Northwest Mutual from June 2017 to March 2018, where he assisted individuals with life insurance and financial planning. From June 2013 to February 2017, Mr. Peters served as Chief Operating Officer and Vice President of Retail at Costume SuperCenter, where he focused on growing infrastructure of new e-commerce retail acquisition.

J. Michael Schroeder

J. Michael Schroeder has been serving as Vireo Health’s General Counsel and Chief Compliance Officer since July 2018. Mr. Schroeder is an attorney with over 27 years of experience, including six years in law firm practice in New York City area and 21 years in house at four companies. He previously served as General Counsel of two other publicly traded companies. From July 2014 through February 2018, Mr. Schroder served as General Counsel and Chief Compliance Officer of Deluxe Corporation. Mr. Schroeder has expertise in a wide variety of substantive areas of the law, including corporate structuring and transactions, securities, employment, contracts, real estate, capital markets, intellectual property, international trade, litigation management, dispute resolution, and administrative law, as well as in managing the legal and regulatory compliance functions and teams for several companies. He has also provided corporate secretarial services for each of his private company employers. Mr. Schroeder joined Vireo for the opportunity to use his legal and compliance expertise to help a growing company navigate a complex industry with robust and ever-changing laws and regulations. Mr. Schroeder received a Bachelor of Science degree, magna cum laude, in Business with a concentration in Finance from the University of Colorado at Boulder and a Juris Doctor degree from Duke University.

Other Information

Dr. Kingsley is married to Ms. Shimpa’s sister. In 2011, Mr. Schroeder filed a bankruptcy petition under Chapter 7 of Title 11 of the United States Bankruptcy Code in connection with his personal guarantee of real estate development projects and the inability to refinance related indebtedness. In June of 2012, the bankruptcy was discharged. American Apparel, of which Ms. Grayson served as Chief Executive Officer, filed for Chapter 11 bankruptcy protection during her tenure.

Board Committees

The Company currently has an audit committee, a nominating and governance committee, and a compensation committee. The members of each is set out below.

Name of Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chelsea A. Grayson	X	X	X
Ross M. Hussey		X	X
Kyle E. Kingsley
Judd T. Nordquist	X
Amber H. Shimpa			X

A brief description of each committee is set out below.

Audit Committee

The audit committee of the Board (the “Audit Committee”) assists the Company’s Board in fulfilling its oversight responsibilities relating to financial accounting and reporting process and internal controls for the Company and ensuring the adequacy and effectiveness of the Company’s risk management programs. The Audit Committee reviews the financial reports and other financial information provided by the Company to regulatory authorities and its shareholders, as well as reviews the Company’s system of internal controls regarding finance and accounting, including auditing, accounting and financial reporting processes.

Composition of the Audit Committee.

As of the date of filing of this registration statement, the following are the members of the Audit Committee:

Name of Member	Independent(1)	Financially Literate(2)
Chelsea A. Grayson	Yes	Yes
Judd T. Nordquist	Yes	Yes

Notes:

(1)	A member of the Audit Committee is independent if he or she has no direct or indirect ‘material relationship’ with the Company. A material relationship is a relationship which could, in the view of the Company’s Board, reasonably interfere with the exercise of a member’s independent judgment. Any executive officer of the Company is deemed to have a material relationship with the Company.

(2)	A member of the Audit Committee is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Relevant Education and Experience

Each member of the Audit Committee has experience relevant to his or her responsibilities as an Audit Committee member. See Item 5— “Directors and Executive Officers” for a description of the education and experience of each Audit Committee member.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year were any audit committee recommendations to nominate or compensate an external auditor not adopted by the Board of Directors.

Audit Committee Charter

The Board has adopted a written charter for the Audit Committee, which sets out the Audit Committee’s responsibilities. The Audit Committee performs a number of roles including (i) assisting directors to meet their oversight responsibilities, (ii) enhancing communication between directors and the external auditors; (iii) ensuring the independence of the external auditors; (iv) increasing the credibility and objectivity of financial reports; and (v) strengthening the role of the directors by facilitating in-depth discussions among directors, management and the external auditor. The Audit Committee has been delegated responsibility for: (i) the Company’s internal audit function; (ii) the integrity of our consolidated financial statements and accounting and financial processes and the audits of our consolidated financial statements; (iii) compliance with legal and regulatory requirements; (iv) the external auditors’ qualifications and independence; (v) the work and performance of financial management and external auditors; and (vi) the system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and risk management established by management and the Board. The Audit Committee has unrestricted access to all books and records of the Company and may request any information as it may deem appropriate. It also has the authority to retain and compensate special legal, accounting, financial and other consultants or experts in the performance of its duties.

Nominating and Corporate Governance Committee

The nominating and corporate governance Committee of the Board (the “Nominating and Corporate Governance Committee”) assists the Board in fulfilling its oversight responsibilities relating to the corporate governance of the Company and the size, structure, and membership of the Board and its committees.

Composition of the Nominating and Corporate Governance Committee.

As of the date of this registration statement, the following are the members of the Nominating and Corporate Governance Committee:

Name of Member	Independent(1)
Chelsea A. Grayson	Yes
Ross M. Hussey	Yes
Amber H. Shimpa	No

Notes:

(1)	A member of the Nominating and Corporate Governance Committee is independent if he or she has no direct or indirect ‘material relationship’ with the Company. A material relationship is a relationship which could, in the view of the Company’s Board, reasonably interfere with the exercise of a member’s independent judgment. Any executive officer of the Company is deemed to have a material relationship with the Company.

Nominating and Corporate Governance Committee Charter

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which sets out the Nominating and Corporate Governance Committee’s responsibilities. The Nominating and Corporate Governance Committee has been delegated responsibility for: (i) the Company’s corporate governance guidelines; (ii) succession planning; (iii) director qualifications; (iv) the Company’s code of business conduct and ethics; (iv) director education; (v) overall Board and committee structure, composition, membership and activities; and (vi) Board and committee evaluations.

Compensation Committee

The compensation committee (“Compensation Committee”) the Board in fulfilling its oversight responsibilities relating to the recruitment, compensation, evaluation and retention of senior management and other key employees, and in particular the Chief Executive Officer, with the skills and expertise needed to enable the Company to achieve its goals and strategies at competitive compensation and with appropriate performance incentives.

Composition of the Compensation Committee.

As of the date of this registration statement, the following are the members of the Compensation Committee:

Name of Member	Independent(1)
Chelsea A. Grayson	Yes
Ross M. Hussey	Yes

Notes:

(1)	A member of the Compensation Committee is independent if he or she has no direct or indirect ‘material relationship’ with the Company. A material relationship is a relationship which could, in the view of the Company’s Board, reasonably interfere with the exercise of a member’s independent judgment. Any executive officer of the Company is deemed to have a material relationship with the Company.

Compensation Committee Charter

The Board has adopted a written charter for the Compensation Committee, which sets out the Compensation Committee’s responsibilities. The Compensation Committee has been delegated responsibility for: (i) establishing corporate goals and objectives for the Chief Executive Officer and other executive officers and recommending compensation levels for the Chief Executive Officer and executive officers to the Board; (ii) employee compensation plans; (iv) incentive compensation plans; (v) equity-based compensation plans; (vi) management agreements with the Chief Executive Officer and other executive officers; and (vii) executive compensation disclosures.

For additional details on the Compensation Committee, see Item 6— “Compensation Governance.”

Board Qualifications

We believe that each of the members of our Board has the experience, qualifications, attributes and skills that make him or her suitable to serve as our director, in light of our highly regulated cannabis business, our complex operations and large number of employees. See Item 5— “Directors and Executive Officers” for a description of the education and experience of each director.

Dr. Kyle E. Kingsley’s specific qualifications, experience, skills and expertise include:

•	Leadership and management

•	Mergers and acquisitions

•	Capital markets transactions

•	Cannabis industry knowledge

Chelsea A. Grayson’s specific qualifications, experience, skills and expertise include:

•	Leadership and management

•	Mergers and acquisitions

•	Branding and marketing

•	Corporate governance

Ross M. Hussey’s specific qualifications, experience, skills and expertise include:

•	Cannabis industry knowledge

•	Cannabis-related legislation

•	Corporate Strategy

Judd T. Nordquist’s specific qualifications, experience, skills and expertise include:

•	Financial statements and financial transactions

•	External and internal audit

•	Corporate Strategy

Amber H. Shimpa’s specific qualifications, experience, skills and expertise include:

•	Leadership and management

•	Financial statements and financial transactions

•	Cannabis industry knowledge

•	Security and inventory control

The Board believes these qualifications bring a broad set of complementary experience to the Board’s discharge of its responsibilities.

Conflicts of Interest—Board Leadership Structure and Risk Oversight

Conflicts of interest may arise as a result of the directors, officers and promoters of the Company also holding positions as directors or officers of other companies. Some of the individuals that are directors and officers of the Company have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers of the Company will be in direct competition with the Company. Conflicts, if any, will be subject to the procedures and remedies provided under the Company’s Code of Ethics and Business Conduct.

ITEM 6. EXECUTIVE COMPENSATION

Overview of Executive Compensation

The Board is authorized to review and approve annually all compensation decisions relating to the executive officers of the Company. In accordance with reduced disclosure rules applicable to emerging growth companies as set forth in Item 402 of Regulation S-K, this section explains how the Company’s compensation program is structured for its Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”).

Compensation Governance

The Board has not adopted any formal policies or procedures to determine the compensation of our directors or executive officers. The compensation of the directors and executive officers making over $200,000 per year is determined by the Board, based on the recommendations of the Compensation Committee. Recommendations of the Compensation Committee are made giving consideration to the objectives discussed below and, if applicable, considering applicable industry data.

The Compensation Committee currently consists of two directors: Ross M. Hussey and Chelsea A. Grayson, both of whom are independent. For details regarding the experience of the members of the Compensation Committee, see “Director and Executive Officer Biographies” and “Board Qualifications.”

The role and responsibility of the Compensation Committee is to assist the Board in fulfilling its responsibilities for establishing compensation philosophy and guidelines. Additionally, the Compensation Committee has responsibility for recommending to the Board compensation levels for directors, recommending compensation levels, perquisites and supplemental benefits for the executive officers. In addition, the Compensation Committee is charged with reviewing the Company’s equity incentive plans and proposing changes thereto and recommending any other employee benefit plans, incentive awards and perquisites with respect to the directors and executive officers. The Compensation Committee is responsible for approving any equity or incentive awards under the 2019 Equity Incentive Plan. The Compensation Committee is also responsible for reviewing, approving and reporting to the Board annually (or more frequently as required) on our succession plans for our executive officers, and for overseeing our Board annual self-evaluation process.

The Compensation Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates and retains executive officers over the long-term and aligns their interests with those of our shareholders. In addition, the Compensation Committee reviews our annual disclosure regarding executive compensation for inclusion where appropriate in our disclosure documents.

Elements of Compensation

Base Salary

Base salary is the fixed portion of each executive officer’s total compensation. It is designed to provide income certainty. In determining the base level of compensation for the executive officers, weight is placed on the following factors: the particular responsibilities related to the position, salaries or fees paid by companies of similar size in the industry, level of experience of the executive, and overall performance and the time which the executive officer is required to devote to the Company in fulfilling his or her responsibilities.

Long-Term Equity Incentive Awards

Long-term incentives are intended to align the interests of the Company’s directors and executive officers with those of the shareholders and to provide a long-term incentive that rewards these parties for their contribution to the creation of shareholder value. In establishing the number of nonqualified stock options (“NQSOs”), incentive stock options (“ISOs”) (collectively, “Options”), stock appreciation rights (“SARs”), restricted stock (“RS Awards”) and restricted stock units (“RSU Awards”) to be granted, if any, reference is made to the recommendations made by the Compensation Committee as well as, from time to time, the number of similar awards granted to officers and directors of other publicly-traded companies of similar size, in the same business as the Company. The Compensation Committee and the Board also consider previous grants of Options, SARs, RS Awards or RSU Awards and the overall number of Options, SARs, RS Awards or RSU Awards that are outstanding relative to the number of outstanding securities in determining whether to make any new grants of Options, SARs, RS Awards or RSU Awards and the size and terms of any such grants. With respect to executive officers, the Compensation Committee and the Board also consider the level of effort, time, responsibility, ability, experience and level of commitment of the executive officer in determining the level of long-term equity incentive awards. With respect to directors, the Compensation Committee and the Board also consider committee assignments and committee chair responsibilities, as well as the overall time requirements of the Board members in determining the level of long-term equity incentive awards to be granted, if any.

Summary Compensation Table for 2019

The following table sets forth all compensation paid to or earned by the named executive officers of the Company in the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Dr. Kyle E. Kingsley, Chief Executive Officer	2019	$360,000	$	$	$		$	$		$176	$360,176

Bruce Linton, Former Executive Chairman(3)	2019	$3,212	$	$		$12,351,687	$	$	$		$12,354,899

Shaun Nugent, Former Chief Financial Officer(4)	2019	$17,740	$	$		$712,415	$	$	$		$730,156

(1) The amounts reported in the Option Awards column reflects aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation—Stock Compensation. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note 17 to our audited consolidated financial statements for the fiscal year ended December 31, 2019, which are included elsewhere in this Amendment No. 1 to Form 10. As of December 31, 2019, Mr. Linton held 1,500,000 warrants, which entitle the holder thereof to purchase one Subordinate Voting Share at exercise prices ranging from $1.02 to $5.86. The warrants were scheduled to vest in three tranches as further discussed below under “Employment Agreements.” All of the warrants became immediately vested upon Mr. Linton’s resignation on June 8, 2020 and expire on June 8, 2021 as further discussed under “Employment Agreements.” As of December 31, 2019, Mr. Nugent held 740,000 options, which entitle the holder thereof to purchase one Subordinate Voting Share at an exercise price of $1.13. All of these options were forfeited in connection with Mr. Nugent’s resignation on July 5, 2020.

(2) In the case of Dr. Kingsley, consists of life insurance premiums paid on his behalf.

(3) Mr. Linton’s employment as Executive Chairman ended on June 8, 2020. He resigned as a director of the Company on June 11, 2020.

(4) Mr. Nugent’s employment as Chief Financial Officer ended on July 5, 2020.

Employment Agreements

Dr. Kyle E. Kingsley does not have a written employment agreement or offer letter with the Company. His base salary is $360,000 per year and life insurance premiums are paid on his behalf. He is also eligible to receive equity awards and cash incentive awards when granted by the Board of Directors.

On March 9, 2020, Bruce Linton entered into an Amended and Restated Executive Employment Agreement with the Company (the “Amended Employment Agreement”), which amended and restated in their entirety the terms of Mr. Linton’s previous employment agreement dated November 6, 2019. The Amended Employment Agreement was effective November 7, 2019 and was to continue until November 7, 2022, unless earlier terminated in accordance with the terms thereof. Pursuant to the Amended Employment Agreement, the Company agreed to pay Mr. Linton an annual base salary of $250,000 and granted him an aggregate of 15,000,000 non-transferable share purchase warrants (the “Incentive Warrants”), with each Incentive Warrant entitling Mr. Linton upon exercise to acquire one Subordinate Voting Share of the Company. 10,000,000 of the Incentive Warrants have a strike price of $1.02 (the “First Tranche Incentive Warrants”); 2,500,000 Incentive Warrants have a strike price of $3.81 (“Second Tranche Incentive Warrants”); and 2,500,000 have an exercise price of $5.86 (“Third Tranche Incentive Warrants”). The Incentive Warrants when issued under the Amended Employment Agreement had a term expiring on November 6, 2024 and vest as follows: (i) 5,000,000 First Tranche Incentive Warrants, 1,250,000 Second Tranche Incentive Warrants and 1,250,000 Third Tranche Incentive Warrants vest on November 6, 2020; and (ii) 5,000,000 First Tranche Incentive Warrants, 1,250,000 Second Tranche Incentive Warrants and 1,250,000 Third Tranche Incentive Warrants vest on November 6, 2021. In connection with Mr. Linton’s resignation, all of his Incentive Warrants immediately became fully vested. Under the acceleration provisions of the Amended Employment Agreement, the Incentive Warrant Agreements will expire June 8, 2021.

Pursuant to the Amended Employment Agreement, provided that upon the occurrence of a “Triggering Transaction” (which included completion of an equity financing by the Company for gross proceeds of at least C$8,000,000) on or before March 9, 2020 and Mr. Linton subscribing for at least C$1,000,000 of equity securities in the Triggering Transaction: (a) the Corporation would extend to Mr. Linton a line of credit, in the form of a promissory note with a maximum principal amount equal to $10,200,000, solely to exercise the 10,000,000 First Tranche Warrants; and (b) Mr. Linton would have the opportunity to receive service bonus payments from the Company equal to the amount of any draws under such line of credit, provided that (i) the service bonus payment was made one year after the date of the draw; and (ii) the market capitalization of the Company reached approximately C$275 million. Because of Mr. Linton’s termination of employment, it is the Company’s view that these provisions are no longer in effect under the terms of the employment agreement governing and limiting his post-termination rights.

Mr. Linton’s employment as Executive Chairman ended on June 8, 2020. He resigned as a director of the Company on June 11, 2020. With the exception of Articles 1, 7, 8 and 9 of the Amended Employment Agreement, which survive termination of the Amended Employment Agreement, the terms of Mr. Linton’s Amended Employment Agreement have no further force and effect as of June 8, 2020.

The foregoing description of Mr. Linton’s Amended Employment Agreement is qualified in its entirety by reference to the Amended Agreement, which is included as Exhibit 10.8 hereto and incorporated by reference herein.

On November 12, 2019, Shaun Nugent entered into an employment agreement with Vireo U.S. effective December 2, 2019, whereby Vireo US employed Mr. Nugent to serve as the Company’s Chief Financial Officer. The initial term of the agreement was for two years, but would have automatically extended for a one-year term on each succeeding one-year anniversary of the effective date of the agreement, subject to termination on an earlier date in accordance with the terms of the Agreement, or unless either party gave written notice of non-renewal to the other party at least 180 days prior to the one-year period on which the Agreement would otherwise have been automatically extended.

Pursuant to Mr. Nugent’s agreement, Vireo U.S. agreed to pay Mr. Nugent an annual base salary of $307,500, with a potential annual cash bonus at the Company’s discretion in an amount determined by the Company’s Chief Executive Officer. Mr. Nugent was also granted an option to purchase 740,000 Subordinate Voting Shares in accordance with the agreement. The option had a strike price of $1.13 and was to vest in four equal installments over a period of four years from the date of grant. Mr. Nugent resigned as Chief Financial Officer on July 5, 2020. All options held by Mr. Nugent were canceled and the terms of his agreement were of no further force or effect as of July 5, 2020.

Mr. Nugent’s employment as Chief Financial Officer ended on July 5, 2020. The terms of Mr. Nugent’s employment agreement have no further force and effect as of July 5, 2020.

The foregoing description of Mr. Nugent’s employment agreement is qualified in its entirety by reference to the agreement, which is included as Exhibit 10.10 hereto and incorporated by reference herein.

Outstanding Equity Awards Table for 2019

The following table sets forth outstanding equity awards for the named executive officers of the Company at fiscal 2019-year end.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (C$)		Option Expiration Date
Dr. Kyle E. Kingsley	775,193 3,725,532 262,542	— — 337,554	(1)	— — —	$ $ $	0.33 0.33 0.33	May 11, 2023 May 11, 2023 May 11, 2023
Bruce Linton		10,000,000 2,500,000 2,500,000	(2)		$ $ $	1.02 3.81 5.86	November 6, 2024 November 6, 2024 November 6, 2024
Shaun Nugent	—	740,000	(3)	—		$1.13	December 2, 2029

(1) Mr. Kingsley’s shares vest in tranches of 37,506 at each quarter end beginning March 31, 2020, with the final tranche vesting on March 31, 2022.

(2) The amounts reported for Mr. Linton reflect warrants. Mr. Linton’s employment as Executive Chairman ended on June 8, 2020. He resigned as a director of the Company on June 11, 2020. In connection with his departure, all of Mr. Linton’s warrants immediately became fully vested. Under the acceleration provisions of his Amended Employment Agreement, the Incentive Warrant Agreements will expire June 8, 2021.

(3) Mr. Nugent’s employment as Chief Financial Officer ended on July 5, 2020. All options held by him were canceled as of July 5, 2020.

Retirement Benefit Plans

The Company does not offer any retirement benefit plans.

Termination and Change of Control Benefits

The Company does not have any contract, agreement, plan or arrangement that provides for payments to a named executive officer at, following or in connection with a termination (whether voluntary, involuntary or constructive), resignation, retirement, a change of control of Vireo or a change in a named executive officer’s responsibilities.

Director Compensation for 2019

The following table sets forth all compensation paid to or earned by each director of the Company during fiscal year 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Dr. Kyle E. Kingsley(3)	$—	$—	$—	$—	$—	$—		$—
Chelsea A. Grayson	$129,795	$—	$308,189	$—	$—	$—		$437,984
Aaron Hoffnung(3)	$—	$—	$—	$—	$—	$300,176	(4)	$300,176
Amy Langer(5)	$123,545	$—	$205,459	$—	$—	$—		$329,004
Bruce Linton(3)	$—	$—	$—	$—	$—	$—		$—
Chad Martinson(6)	$79,658	$—	$205,459	$—	$—	$—		$285,117
Judd T. Nordquist	$119,027	$—	$308,189	$—	$—	$—		$427,216
Amber H. Shimpa(3)	$—	$—	$—	$—	$—	$260,176	(7)	$260,176

(1) Cash fees paid to non-employee directors.

(2) The amounts reported in the Option Awards column reflects aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation—Stock Compensation. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the director. Assumptions used in the calculation of these amounts are included in Note 17 to our audited consolidated financial statements for the fiscal year ended December 31, 2019, which are included elsewhere in this Amendment No. 1 to Form 10.

(3) Directors who are also executive officers do not receive any compensation for their Board service. Compensation information for Messrs. Kingsley and Linton is reflected in the Summary Compensation Table above.

(4) Reflects salary of $300,000 paid to Mr. Hoffnung, the Company’s former Chief Strategy Officer, for 2019 and life insurance premiums of $176 paid on his behalf. Mr. Hoffnung resigned from the Company on January 16, 2020.

(5) Ms. Langer resigned from the Board on March 13, 2020.

(6) Mr. Martinson resigned from the Board on November 6, 2019.

(7) Reflects salary of $260,000 paid to Ms. Shimpa, the Company’s Chief Administrative Officer, for 2019 and life insurance premiums of $176 paid on her behalf.

Compensation Committee Interlocks and Insider Participation

See Item 7 — “Certain Relationships and Related Transactions and Director Independence” for further details.

None of the Company’s executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company or on the Compensation Committee, during the fiscal year ended December 31, 2019.

None of the Company’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, during the fiscal year ended December 31, 2019.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

A related party transaction includes any transaction or proposed transaction in which:

•	the Company is or will be a participant;

•	the aggregate amount involved exceeds $120,000 in any fiscal year; and

•	any related party has or will have a direct or indirect material interest.

Related parties include any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) an executive officer or director of the Company, any shareholder beneficially owning more than 5% of any class of the Company’s voting securities or an immediate family member of any such persons.

The Audit Committee is charged with oversight over related party transactions entered into by the Company.

Company Transactions with Related Parties

Since March 18, 2019, the date of completion of the RTO, the Company has entered into related party transactions as follows:

On January 16, 2020, Ari Hoffnung resigned as an executive officer of the Company. In connection with his resignation from his officer role, Mr. Hoffnung entered into a Confidential Separation and Transition Services Agreement, Waiver and Release with the Company’s wholly-owned subsidiary, Vireo U.S. Pursuant to this agreement, Mr. Hoffnung was entitled to and/or received the following: (i) payment of his salary earned through January 16, 2020; (ii) a payment in the amount of $12,500 per month for 12 months beginning March 11, 2020; (iii) with the approval of the Vireo U.S. Board of Directors, the continued regularly scheduled vesting of unvested options held by Mr. Hoffnung; (iv) with the approval of the Vireo U.S. Board of Directors, and subject to certain conditions, the accelerated vesting of some or all of his remaining unvested options as of October 5, 2020, Mr. Hoffnung’s last day of service with the Company in any capacity, and the extension of the outside date by which he may exercise an option to the earlier of the expiration date of the option and January 16, 2023; (v) cancellation of Mr. Hoffnung’s lock-up agreement dated September 10, 2019 related to the Company’s share sale process; (vi) waiver by Vireo U.S. of all non-compete restrictions on Mr. Hoffnung’s ability to work for other companies in the cannabis industry. The foregoing description is qualified in its entirety by reference to Mr. Hoffnung’s separation agreement, which is included as Exhibit 10.9 hereto and incorporated by reference herein.

Harris Rabin previously served as the Company’s Chief Marketing Officer. In connection with his resignation, on January 24, 2020, Mr. Rabin entered into a Confidential Separation and Consulting Agreement, Waiver and Release with Vireo U.S. Following his last day of employment by on January 16, 2020, Vireo U.S. agreed to (a) pay Mr. Rabin a consulting retainer in the amount of $10,416.66 per month for the six-month period beginning on the effective date of the agreement in exchange for Mr. Rabin providing cooperation to Vireo U.S. with the transition of his duties, and (b) accelerate the vesting of 115,000 Company options to purchase Subordinate Voting Shares. The options have a strike price of $1.70 and expire January 16, 2023.

As noted under “Vireo’s Licenses and Permits in Ohio” in Item 1. — “Business,” Ohio Medical Solutions, Inc. is an affiliated entity of the Company owned equally by Dr. Kingsley, Ms. Shimpa and Dr. Dahmer. OMS is treated by the Company as a disregarded entity for accounting purposes. Prior to January 16, 2020, OMS was owned equally by Dr. Kingsley, Ms. Shimpa, Dr. Dahmer and Mr. Hoffnung. In connection with his resignation, Mr. Hoffnung transferred his 25% interest in OMS to Dr. Kingsley, Ms. Shimpa and Dr. Dahmer in exchange for his release by Vireo US from any obligation related to certain indebtedness and cash advances extended by Vireo U.S. to OMS as discussed below.

Since 2018, Vireo U.S. has made interest-free loans and cash advances to OMS in an amount totaling $1.15 million. $100,000 of this amount is represented by a formal promissory note and the balance is based on oral agreements between Vireo U.S. and OMS. The loan and cash advances do not have a set maturity date. While OMS has no revenues, as an affiliated entity of the Company, OMS is charged a proportionate share of corporate governance and other shared services costs from the Company, primarily related to human resources, employee benefits, finance, legal, accounting, tax, information technology services, and office services.

On October 1, 2020, Vireo U.S. entered into an agreement with a third party to sell OMS to the third-party for $1.15 million. The proceeds will be used to cancel the $1.15 million total in loans and cash advances as well as all amounts incurred as shared services costs by OMS since 2018. The transaction is expected to close during the first quarter of 2021.

On March 9, 2020, the Company closed the first tranche of a non-brokered private placement offering 13,651,574 units of the Company at a price per unit of C$0.77. Each unit was comprised of one Subordinate Voting Share and one purchase warrant of the Company. Each warrant entitles the holder to purchase one Subordinate Voting Share for a period of three years from the date of issuance at an exercise price of C$0.96 per Warrant Share, subject to adjustment in certain events. Mr. Linton indirectly subscribed for 1,736,715 units in the offering.

The Company is party to an agreement with staffing company Salo LLC (“Salo”), which is owned 50% by Amy Langer, who served as a director of the Company from March 18, 2019 until March 13, 2020. Salo provided contract accounting services to the Company during 2019 in an aggregate amount of $295,463.

As discussed under Item 6 — “Executive Compensation,” Messrs. Linton and Nugent were parties to employment agreements with the Company prior to their departures from the Company. See Item 6 — “Executive Compensation” for more information.

Promoters

Dr. Kyle E. Kingsley, Founder, Chief Executive Officer and a Director of the Company, and Amber H. Shimpa, Chief Administrative Officer and a Director of the Company, may be considered promoters of the Company.

Vireo U.S. entered into a membership interest purchase agreement with Kyle Kingsley and David Kingsley in November 2018 for the purchase by Vireo U.S. of all of the issued and outstanding membership interests of Midwest Hemp Research LLC for $50,000 payable on the closing of the Midwest Hemp transaction, in the form of convertible promissory notes in the original principal amount of $25,000 for each of Kyle Kingsley and David Kingsley (the “Notes”). The Notes contained certain conversion features related to the Transaction. In July 2020, this transaction was reversed, and ownership of Midwest Hemp Research LLC was transferred back to Kyle Kingsley and David Kingsley and the Notes were canceled.

Director Independence

For purposes of this registration statement, the independence of our directors is determined under the corporate governance rules of the Nasdaq Stock Market (“Nasdaq”). The independence rules of Nasdaq include a series of objective tests, including that an “independent” person will not be employed by us and will not be engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each person that no material relationship exists with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. It has been determined by the Board of Directors that three of our directors that we expect to be on the Board as of the Effective Date are independent persons under the independence rules of the Nasdaq: Chelsea A. Grayson, Ross M. Hussey and Judd T. Nordquist. Amber H. Shimpa, who serves on the Company’s Nominating and Governance Committee, is not independent.

ITEM 8.

Legal Proceedings

The Company is involved in various regulatory issues, claims and lawsuits arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material, adverse effect on our results of operations or financial condition.

Schneyer Litigation

On February 25, 2019, Dr. Mark Schneyer (“Schneyer”) filed a lawsuit in Minnesota District Court, Fourth District, on his own behalf and, derivatively, on behalf of Dorchester Capital, LLC, naming the Company’s subsidiaries Vireo U.S., Dorchester Management, LLC (“Dorchester Management”), and Dorchester Capital, LLC (“Capital”), as defendants. The essence of the claims made by Schneyer is Vireo U.S. paid an inadequate price for MaryMed, LLC (“MaryMed”), which it purchased it from Capital in 2018, and that the consideration given – shares of preferred stock in Vireo U.S. – was distributed inappropriately by Capital at the direction of Dorchester Management (the managing member of Capital). Schneyer, who is a Class B member of Capital, is seeking unspecified damages in excess of $50,000 and other relief.

Simultaneously with the complaint, Schneyer filed a motion seeking a temporary restraining order (“TRO”) to prevent the “further transfer” of MaryMed which would, Schneyer claimed, occur if Vireo U.S.’s RTO transactions were allowed to occur. The court held a hearing on the motion for TRO on March 5, 2019 and denied the motion on the same day.

Weeks prior to commencement of the litigation, Dorchester Management had appointed a special litigation committee (“SLC”) on behalf of Capital to investigate the consideration provided by Vireo U.S. for the purchase of MaryMed and assess any potential claims Capital may have as a result of the transaction. The SLC, a retired judge who engaged another retired judge as legal counsel to the SLC, was appointed in accordance with Minnesota law and has done extensive work in evaluating certain of Schneyer’s claims.

Vireo U.S. has filed motions to dismiss the complaint and to stay the proceedings pending the completion of the SLC process. The motion to dismiss has not yet been decided and the motion to stay was granted on November 23, 2019. Vireo believes that Schneyer’s claims lack merit and expects to be vindicated in the SLC process or, in the alternative, prevail in the litigation, if and when it proceeds. However, should Vireo U.S. not ultimately prevail, it is not possible to estimate the amount or range of potential loss, if any.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading Price and Volume

The Subordinate Voting Shares of the Company are traded on the CSE under the symbol “VREO.” The following table sets forth trading information for the Subordinate Voting Shares for the periods indicated, as quoted on the CSE.

Period	Low Trading Price (C$)	High Trading Price (C$)
Fourth Quarter (through December 15, 2020)	$1.120	$1.820
Third Quarter (September 30, 2020)	$0.700	$1.400
Second Quarter (June 30, 2020)	$0.425	$1.050
First Quarter (March 31, 2020)	$0.305	$1.770
Year Ended December 31, 2019
Fourth Quarter (December 31, 2019)	$1.050	$2.050
Third Quarter (September 30, 2019)	$1.520	$4.510
Second Quarter (June 30, 2019)	$2.950	$6.870
First Quarter (March 20, 2019 to March 31, 2019)	$4.660	$6.450

The Subordinate Voting Shares of the Company are also traded on the OTCQX under the symbol “VREOF.” The following table sets forth trading information for the Subordinate Voting Shares for the periods indicated, as quoted on the OTCQX.

Period	Low Trading Price (US$)	High Trading Price (US$)
Fourth Quarter (through December 15, 2020)	$0.8433	$1.4300
Third Quarter (September 30, 2020)	$0.4659	$1.0500
Second Quarter (June 30, 2020)	$0.2950	$0.7570
First Quarter (March 31, 2020)	$0.2000	$1.3500
Year Ended December 31, 2019
Fourth Quarter (December 31, 2019)	$0.7740	$1.7620
Third Quarter (September 30, 2019)	$1.1564	$2.8900
Second Quarter (June 30, 2019)	$2.2042	$5.0626
First Quarter (March 25, 2019 to March 31, 2019)	$4.2000	$4.7835

Shareholders

As of December 1, 2020, there were 79 holders of record of our Subordinate Voting Shares.

Dividends

The Company has not paid, and does not in the foreseeable future intend to pay, any dividends on the Subordinate Voting Shares or any other equity. The declaration and payment of future dividends to holders of ours hares will be at the discretion of the Board of Directors and will depend upon many factors, including the Company’s financial condition, earnings, legal requirements, restrictions in its debt agreements and other factors deemed relevant by the Board of Directors. In addition, as a holding company, the Company’s ability to pay dividends depends on its receipt of cash dividends from its operating subsidiaries, which may further restrict its ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of the Company’s subsidiaries or covenants under future indebtedness that the Company or the Company’s subsidiaries may incur. See “Risk Factors - Risks Related to the Company’s Securities - The Company does not intend to pay dividends on the Company shares and, consequently, the ability of investors to achieve a return on their investment will depend entirely on appreciation in the price of the Subordinate Voting Shares.”

Equity Compensation Plans

The following table sets forth securities authorized for issuance under each of the Vireo Health, Inc. 2018 Equity Incentive Plan and the Vireo Health International, Inc. 2019 Equity Incentive Plan as of December 31, 2019. The figures below also reflect warrants issued under individual compensation arrangements. All outstanding options under the 2018 Equity Incentive Plan, as well as all outstanding compensation warrants, settle in Subordinate Voting Shares of Vireo. Outstanding options under the 2019 Equity Incentive Plan settle in either Subordinate Voting Shares of Vireo or Multiple Voting Shares of Vireo, at Vireo’s option. Figures below are presented on an as-converted basis.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrant and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,887,323	$9.74	5,999,781
Equity compensation plans not approved by security holders	20,765,943	$6.52	—
Total	24,653,266	$7.03	5,999,781

Subject to adjustment provisions as provided in the applicable plan, the maximum number of Subordinate Voting Shares that may be issued under the 2019 Equity Incentive Plan is equal to 10% of the number of issued and outstanding Subordinate Voting Shares from time to time, on an as converted to Subordinate Voting Shares basis. No future awards will be made under the 2018 Plan. Awards under the 2019 may be made in any form permitted under the 2019 Plan, in any combinations approved by the Board of Directors. For the purposes of this Amendment No. 1 to Form 10, the term “as converted to Subordinate Voting Shares basis” includes the conversion of the Multiple Voting Shares and Super Voting Shares into Subordinate Voting Shares.

On January 1, 2018, Vireo U.S. adopted the 2018 Equity Incentive Plan which permitted the Company to grant incentive stock option, restricted shares, restricted share units, or other awards. The plan was not approved by shareholders. Under the terms of the plan, a total of 1,000,000 common shares are reserved for issue. The exercise price for incentive stock options issued under the plan were to be set by the committee (as defined under the plan), but were not to be less 100% of the fair market value of Vireo U.S.’s shares on the date of grant. Incentive stock options to be issued were to have a maximum term of 10 years from the date of grant. The incentive stock options vested at the discretion of the Board.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The following information represents securities sold by the Company since March 18, 2019, the date of completion of the Transaction, through October 15, 2020, which were not registered under the Securities Act.

On March 9, 2020, the Company closed the first tranche of a non-brokered private placement and issued 13,651,574 units at a price of C$0.77 per unit. Each unit is comprised of one Subordinate Voting Share of the Company and one Subordinate Voting Share purchase warrant. Each Warrant entitles the holder to purchase one Subordinate Voting Share for a period of three years from the date of issuance at an exercise price of C$0.96 per Subordinate Voting Share. The Company has the right to require holders of the warrants to exercise the warrants into shares if, prior to the maturity date, the five-trading-day volume weighted-average price of the Company’s Subordinate Voting Shares equals or exceeds C$1.44. Total proceeds from this transaction were $7,613,480, net of share issuance costs of $104,173. The proceeds from the offering were used to fund various growth initiatives and for working capital and general corporate purposes. On November 16, 2020, the Company announced that it had exercised its right to force the redemption of all the Warrants given the Company's five-day VWAP on the CSE exceeded C$1.44 during the trading period from November 3, 2020 through November 9, 2020. Management expects these redemptions to result in the issuance of 13,651,574 additional Subordinate Voting Shares and cash proceeds of approximately C$13.1 million prior to December 31, 2020.

In connection with the Transaction, on March 18, 2019, Canadian Finco completed a brokered private placement offering of subscription receipts at a price of $4.25 per subscription receipt, for aggregate gross proceeds in the amount of $51,386,482. The offering was co-led by Eight Capital and Canaccord Genuity Corp. as co-lead agents and joint bookrunners, together with GMP Securities L.P., Beacon Securities Limited, and Haywood Securities Inc. Each subscription receipt was automatically exchanged for one common share of Canadian Finco immediately prior to, and in connection with, the completion of the Transaction without payment of additional consideration or further action on the part of the holder. In connection with the close of the Transaction, all Canadian Finco shareholders (including former shareholders of the subscription receipts) received Subordinate Voting Shares of Vireo in exchange for Canadian Finco shares at a rate of one Subordinate Voting Share of Vireo for each share of Canadian Finco held at the time of the Transaction. The Company has used the net proceeds from the offering to help finance mergers and acquisition activity, as well as for general corporate purposes including business development, capacity expansion projects, working capital requirements and other strategic initiatives.

ITEM 11. DESCRIPTION OF THE REGISTRANT’S SECURITIES TO BE REGISTERED

Description of the Company’s Securities

The Company is authorized to issue an unlimited number of Subordinate Voting Shares, an unlimited number of Multiple Voting Shares and an unlimited number of Super Voting Shares.

As of December 1, 2020, the issued and outstanding capital of the Company consisted of: (i) 48,381,414 Subordinate Voting Shares; (ii) 549,928 Multiple Voting Shares; and (iii) 65,411 Super Voting Shares (collectively, the “Company Shares”).

The total number of equity shares assuming all are converted into Subordinate Voting Shares would be 98,869,885.

Our Articles, which are attached to this registration statement, provide further information regarding our securities and qualify the summary under this Item 11 of this registration statement in its entirety.

Subordinate Voting Shares

Notice and Voting Rights. Holders of Subordinate Voting Shares are entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held.

Class Rights. As long as any Subordinate Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Subordinate Voting Shares. Holders of Subordinate Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company.

Dividend Rights. Holders of Subordinate Voting Shares are entitled to receive, as and when declared by the directors of the Company, dividends in cash or property of the Company. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Shares basis) on the Multiple Voting Shares and Super Voting Shares.

Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Subordinate Voting Shares, be entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Shares basis) and Super Voting Shares (on an as-converted to Subordinate Voting Shares basis).

Conversion Rights. In the event that an offer is made to purchase Multiple Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange, if any, on which the Multiple Voting Shares are then listed, to be made to all or substantially all the holders of Multiple Voting Shares in a given province or territory of Canada to which these requirements apply, each Subordinate Voting Share shall become convertible at the option of the holder into Multiple Voting Shares at the inverse of the Conversion Ratio (as defined below) then in effect at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer.

The conversion right may only be exercised in respect of Subordinate Voting Shares for the purpose of depositing the resulting Multiple Voting Shares under the offer, and for no other reason. In such event, the Company’s transfer agent shall deposit under the offer the resulting Multiple Voting Shares on behalf of the holder. Should the Multiple Voting Shares issued upon conversion and tendered in response to the offer be withdrawn by shareholders or not taken up by the offeror, or should the offer be abandoned, withdrawn or terminated by the offeror or the offer otherwise expires without such Multiple Voting Shares being taken up and paid for, the Multiple Voting Shares resulting from the conversion shall be automatically reconverted, without further intervention on the part of the Company or on the part of the holder, into Subordinate Voting Shares at the Conversion Ratio then in effect.

Change in Control. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Redemption Rights. The Company is, subject to certain conditions, entitled to redeem Subordinate Voting Shares held by certain shareholders in order to permit the Company to comply with applicable licensing regulations. The purpose of the redemption right is to provide the Company with a means of protecting itself from having a shareholder (or a group of persons who the Board of Directors reasonably believes are acting jointly or in concert) (an “Unsuitable Person”) with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over), five percent (5%) or more of the issued and outstanding Company Shares (calculated on as-converted to Subordinate Voting Shares basis), who a governmental authority granting licenses to the Company (including to any subsidiary) has determined to be unsuitable to own shares, or whose ownership of Subordinate Voting Shares may result in the loss, suspension or revocation (or similar action) with respect to any licenses relating to the conduct of the Company’s business relating to the cultivation, processing and dispensing of cannabis and cannabis-derived products in the United States or in the Company being unable to obtain any new licenses in the normal course, including, but not limited to, as a result of such person’s failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a governmental authority, as determined by the Board of Directors in its sole discretion after consultation with legal counsel and, if a license application has been filed, after consultation with the applicable governmental authority.

The terms of Subordinate Voting Shares provide the Company with a right, but not the obligation, at its option, to redeem Subordinate Voting Shares held by an Unsuitable Person at a redemption price per share, unless otherwise required by any governmental authority, equal to the Unsuitable Person Redemption Price (as defined below). This right is required in order for the Company to comply with regulations in various jurisdictions where the Company conducts business or is expected to conduct business, which provide that the shareholders of a company requiring a license who hold over a certain percentage threshold of the issued and outstanding shares of the Company cannot be deemed “unsuitable” by the applicable governmental authority issuing the license in order for such license to be issued and to remain valid and in effect.

A redemption notice may be delivered by the Company to any Unsuitable Person setting forth: (i) the redemption date, (ii) the number of Subordinate Voting Shares to be redeemed, (iii) the formula pursuant to which the redemption price will be determined and the manner of payment therefor, (iv) the place where such Subordinate Voting Shares (or certificate thereto, as applicable) will be surrendered for payment, duly endorsed in blank or accompanied by proper instruments of transfer, (v) a copy of the Valuation Opinion (as defined below) if the Company is no longer listed on the CSE or another recognized securities exchange, and (vi) any other requirement of surrender of the redeemed shares. The redemption notice will be sent to the Unsuitable Person not less than 30 trading days prior to the redemption date, except as otherwise provided below. The Company will send a written notice confirming the amount of the redemption price as soon as possible following the determination of such redemption price. The redemption notice may be conditional such that the Company need not redeem Subordinate Voting Shares on the redemption date if the Board of Directors determines, in its sole discretion, that such redemption is no longer advisable or necessary.

For purposes of the foregoing, the “Unsuitable Person Redemption Price” means: (i) in the case of Subordinate Voting Shares, the volume-weighted average trading price of Subordinate Voting Shares during the five (5) trading day period immediately after the date of the redemption notice on the CSE or other national or regional securities exchange on which Subordinate Voting Shares are listed; (ii) in the case of Multiple Voting Shares or Super Voting Shares, the amount determined under (i) multiplied by the Conversion Ratio in effect at the time the redemption notice is delivered, or (iii) if no such quotations are available, the fair market value per share of such Subordinate Voting Shares and/or Multiple Voting Shares as set forth in a valuation and fairness opinion (the “Valuation Opinion”) from an investment banking firm of nationally recognized standing in Canada (qualified to perform such task and which is disinterested in the contemplated redemption and has not in the then past two years provided services for a fee to the Company or its affiliates) or a disinterested nationally recognized accounting firm.

The redemption date will be not less than 30 trading days from the date of the redemption notice unless a governmental authority requires that Subordinate Voting Shares be redeemed as of an earlier date, in which case the redemption date will be such earlier date, and if there is an outstanding redemption notice, the Company will issue an amended redemption notice reflecting the new redemption date forthwith.

From and after the date the redemption notice is delivered, an Unsuitable Person owning Subordinate Voting Shares called for redemption will cease to have any voting rights. From and after the redemption date, any and all rights of any nature which may be held by an Unsuitable Person with respect to such person’s Subordinate Voting Shares will cease and, thereafter, the Unsuitable Person will be entitled only to receive the redemption price, without interest, on the redemption date; provided, however, that if any such Subordinate Voting Shares come to be owned solely by persons other than an Unsuitable Person (such as by transfer of such Subordinate Voting Shares to a liquidating trust, subject to the approval of any applicable governmental authority), such persons may exercise voting rights of such Subordinate Voting Shares and the Board of Directors may determine, in its sole discretion, not to redeem such Subordinate Voting Shares. The Company’s redemption right is unilateral, and unless an Unsuitable Person otherwise disposes of his, her or its Subordinate Voting Shares, such Unsuitable Person cannot prevent the Company from exercising its redemption right.

Following redemption, the redeemed Subordinate Voting Shares will be cancelled.

If the Company exercises its right to redeem Subordinate Voting Shares from an Unsuitable Person, (i) the Company may fund the redemption price, which may be substantial in amount in certain circumstances, from its existing cash resources, the incurrence of indebtedness, the issuance of additional securities including debt securities, the issuance of a promissory note issued to the Unsuitable Person, any other means permitted by applicable law or a combination of the foregoing sources of funding, (ii) the number of Subordinate Voting Shares outstanding will be reduced by the number of applicable shares redeemed, and (iii) the Company cannot provide any assurance that the redemption will adequately address the concerns of any governmental authority or enable the Company to make all required governmental filings or obtain and maintain all licenses, permits or other governmental approvals that are required to conduct its business. The Company cannot prevent an Unsuitable Person from acquiring or reacquiring the Company Shares and can only address such unsuitability by exercising its redemption rights pursuant to the redemption provision. To the extent required by applicable laws, the Company may deduct and withhold any tax from the redemption price. To the extent any amounts are so withheld and are timely remitted to the applicable governmental authority, such amounts shall be treated for all purposes as having been paid to the person in respect of which such deduction and withholding was made.

A person (or group of persons acting jointly or in concert) will be prohibited from acquiring or disposing of five percent (5%) or more of the issued and outstanding shares of the Company (calculated on an as-converted to Subordinate Voting Share basis), directly or indirectly, in one or more transactions, without providing 15 days’ advance written notice to the Company by mail sent to the Company’s registered office to the attention of the corporate secretary. The foregoing restriction will not apply to the ownership, acquisition or disposition of shares as a result of: (i) a transfer of the Company Shares occurring by operation of law including, inter alia, the transfer of the Company Shares to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters or portfolio managers who hold the Company Shares for the purposes of distribution to the public or for the benefit of a third party, provided that such third party is in compliance with the foregoing restriction, or (iii) a conversion, exchange or exercise of securities of the Company, duly issued or granted by the Company, into or for Subordinate Voting Shares in accordance with their respective terms. If the Board reasonably believes that any such holder of the Company Shares may have failed to comply with the foregoing restrictions, the Company may apply to the Supreme Court of British Columbia, or such other court of competent jurisdiction, for an order directing that such shareholder disclose the number of the Company Shares held.

Notwithstanding the adoption of the redemption provisions, the Company may not be able to exercise its redemption rights in full or at all. Under the BCBCA, the Company may not make any payment to redeem shares if there are reasonable grounds for believing that the Company is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause the Company to be unable to pay its liabilities as they become due in the ordinary course of its business. In the event that such restrictions prohibit the Company from exercising its redemption rights in part or in full, the Company will not be able to exercise its redemption rights absent a waiver of such restrictions, which the Company may not be able to obtain on acceptable terms or at all.

Super Voting Shares

Notice and Voting Rights. Holders of Super Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Super Voting Shares are entitled to 10 votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted (currently 1,000 votes per Super Voting Share held).

Class Rights. As long as any Super Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Super Voting Shares. Additionally, consent of the holders of a majority of the outstanding Super Voting Shares will be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Super Voting Shares. In connection with the exercise of the voting rights in respect of any such approvals, each holder of Super Voting Shares will have one vote in respect of each Super Voting Share held. The holders of Super Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, bonds, debentures or other securities of the Company.

Dividend Rights. The holders of the Super Voting Shares are entitled to receive such dividends as may be declared and paid to holders of the Subordinate Voting Shares on an as-converted to Subordinate Voting Share basis. No dividend will be declared or paid on the Super Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Multiple Voting Shares.

Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Super Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Super Voting Shares, be entitled to participate ratably along with all other holders of Super Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis).

Conversion Rights. Each Super Voting Share has a right to convert into 1 Multiple Voting Share subject to customary adjustments for certain corporate changes.

Automatic Conversion. Each Super Voting Share will automatically be converted without further action by the holder thereof into one Multiple Voting Share upon transfer by the holder thereof to anyone other than (i) Dr. Kyle E. Kingsley (for purposes hereof, “Initial Holders”), an immediate family member of an Initial Holder or a transfer for purposes of estate or tax planning to a company or person that is wholly beneficially owned by an Initial Holder or immediate family members of an Initial Holder or which an Initial Holder or immediate family members of an Initial Holder are the sole beneficiaries thereof; or (ii) a party approved by the Company.

Each Super Voting Share held by a particular Initial Holder will automatically be converted without further action by the holder thereof into Multiple Voting Shares at the conversion ratio of one Multiple Voting Share for each Super Voting Share, subject to customary adjustments for certain corporate changes, if at any time the aggregate number of issued and outstanding Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder and that Initial Holder’s predecessor or transferor, permitted transferees and permitted successors, divided by the number of Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder as of the date of completion of the previously completed business combination is less than 50%. The holders of Super Voting Shares will, from time to time upon the request of the Company, provide to the Company evidence as to such holders’ direct and indirect beneficial ownership (and that of its permitted transferees and permitted successors) of Super Voting Shares to enable the Company to determine if its right to convert has occurred. For purposes of these calculations, a holder of Super Voting Shares will be deemed to beneficially own Super Voting Shares held by an intermediate company or fund in proportion to their equity ownership of such company or fund, unless such company or fund holds such shares for the benefit of such holder, in which case they will be deemed to own 100% of such shares held for their benefit.

Change in Control. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Redemption Rights. The Company is, subject to certain conditions, entitled to redeem Super Voting Shares held by certain shareholders in order to permit the Company to comply with applicable licensing regulations. The purpose of the redemption right is to provide the Company with a means of protecting itself from having an “Unsuitable Person” with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over), five percent (5%) or more of the issued and outstanding Company Shares (calculated on as-converted to Subordinate Voting Shares basis), who a governmental authority granting licenses to the Company (including to any subsidiary) has determined to be unsuitable to own shares, or whose ownership of Super Voting Shares may result in the loss, suspension or revocation (or similar action) with respect to any licenses relating to the conduct of the Company’s business relating to the cultivation, processing and dispensing of cannabis and cannabis-derived products in the United States or in the Company being unable to obtain any new licenses in the normal course, including, but not limited to, as a result of such person’s failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a governmental authority, as determined by the Board of Directors in its sole discretion after consultation with legal counsel and, if a license application has been filed, after consultation with the applicable governmental authority.

The terms of Super Voting Shares provide the Company with a right, but not the obligation, at its option, to redeem Super Voting Shares held by an Unsuitable Person at a redemption price per share, unless otherwise required by any governmental authority, equal to the Unsuitable Person Redemption Price. This right is required in order for the Company to comply with regulations in various jurisdictions where the Company conducts business or is expected to conduct business, which provide that the shareholders of a company requiring a license who hold over a certain percentage threshold of the issued and outstanding shares of the Company cannot be deemed “unsuitable” by the applicable governmental authority issuing the license in order for such license to be issued and to remain valid and in effect.

A redemption notice may be delivered by the Company to any Unsuitable Person setting forth: (i) the redemption date, (ii) the number of Super Voting Shares to be redeemed, (iii) the formula pursuant to which the redemption price will be determined and the manner of payment therefor, (iv) the place where such Super Voting Shares (or certificate thereto, as applicable) will be surrendered for payment, duly endorsed in blank or accompanied by proper instruments of transfer, (v) a copy of the Valuation Opinion if the Company is no longer listed on the CSE or another recognized securities exchange, and (vi) any other requirement of surrender of the redeemed shares. The redemption notice will be sent to the Unsuitable Person not less than 30 trading days prior to the redemption date, except as otherwise provided below. The Company will send a written notice confirming the amount of the redemption price as soon as possible following the determination of such redemption price. The redemption notice may be conditional such that the Company need not redeem Super Voting Shares on the redemption date if the Board of Directors determines, in its sole discretion, that such redemption is no longer advisable or necessary.

The redemption date will be not less than 30 trading days from the date of the redemption notice unless a governmental authority requires that Super Voting Shares be redeemed as of an earlier date, in which case the redemption date will be such earlier date, and if there is an outstanding redemption notice, the Company will issue an amended redemption notice reflecting the new redemption date forthwith.

From and after the date the redemption notice is delivered, an Unsuitable Person owning Super Voting Shares called for redemption will cease to have any voting rights. From and after the redemption date, any and all rights of any nature which may be held by an Unsuitable Person, any other means permitted by applicable law with respect to such person’s Super Voting Shares will cease and, thereafter, the Unsuitable Person will be entitled only to receive the redemption price, without interest, on the redemption date; provided, however, that if any such Super Voting Shares come to be owned solely by persons other than an Unsuitable Person (such as by transfer of such Super Voting Shares to a liquidating trust, subject to the approval of any applicable governmental authority), such persons may exercise voting rights of such Super Voting Shares and the Board of Directors may determine, in its sole discretion, not to redeem such Super Voting Shares. The Company’s redemption right is unilateral, and unless an Unsuitable Person otherwise disposes of his, her or its Super Voting Shares, such the Unsuitable Person cannot prevent the Company from exercising its redemption right.

Following redemption, the redeemed Super Voting Shares will be cancelled.

If the Company exercises its right to redeem Super Voting Shares from an Unsuitable Person, (i) the Company may fund the redemption price, which may be substantial in amount in certain circumstances, from its existing cash resources, the incurrence of indebtedness, the issuance of additional securities including debt securities, the issuance of a promissory note issued to the Unsuitable Person or a combination of the foregoing sources of funding, (ii) the number of Super Voting Shares outstanding will be reduced by the number of applicable shares redeemed, and (iii) the Company cannot provide any assurance that the redemption will adequately address the concerns of any governmental authority or enable the Company to make all required governmental filings or obtain and maintain all licenses, permits or other governmental approvals that are required to conduct its business. The Company cannot prevent an Unsuitable Person from acquiring or reacquiring the Company Shares and can only address such unsuitability by exercising its redemption rights pursuant to the redemption provision. To the extent required by applicable laws, the Company may deduct and withhold any tax from the redemption price. To the extent any amounts are so withheld and are timely remitted to the applicable governmental authority, such amounts shall be treated for all purposes as having been paid to the person in respect of which such deduction and withholding was made.

A person (or group of persons acting jointly or in concert) will be prohibited from acquiring or disposing of five percent (5%) or more of the issued and outstanding shares of the Company (calculated on an as-converted to Subordinate Voting Share basis), directly or indirectly, in one or more transactions, without providing 15 days’ advance written notice to the Company by mail sent to the Company’s registered office to the attention of the corporate secretary. The foregoing restriction will not apply to the ownership, acquisition or disposition of shares as a result of: (i) a transfer of the Company Shares occurring by operation of law including, inter alia, the transfer of the Company Shares to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters or portfolio managers who hold the Company Shares for the purposes of distribution to the public or for the benefit of a third party, provided that such third party is in compliance with the foregoing restriction, or (iii) a conversion, exchange or exercise of securities of the Company, duly issued or granted by the Company, into or for Subordinate Voting Shares in accordance with their respective terms. If the Board reasonably believes that any such holder of the Company Shares may have failed to comply with the foregoing restrictions, the Company may apply to the Supreme Court of British Columbia, or such other court of competent jurisdiction, for an order directing that such shareholder disclose the number of the Company Shares held.

Notwithstanding the adoption of the redemption provisions, the Company may not be able to exercise its redemption rights in full or at all. Under the BCBCA, the Company may not make any payment to redeem shares if there are reasonable grounds for believing that the Company is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause the Company to be unable to pay its liabilities as they become due in the ordinary course of its business. In the event that such restrictions prohibit the Company from exercising its redemption rights in part or in full, the Company will not be able to exercise its redemption rights absent a waiver of such restrictions, which the Company may not be able to obtain on acceptable terms or at all.

Multiple Voting Shares

Notice and Voting Rights. Holders of Multiple Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Multiple Voting Shares are entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could then be converted (currently 100 votes per Multiple Voting Share held).

Class Rights. As long as any Multiple Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Multiple Voting Shares and Super Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Multiple Voting Shares. Consent of the holders of a majority of the outstanding Multiple Voting Shares and Super Voting Shares will be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights discussed in this paragraph, each holder of Multiple Voting Shares will have one vote in respect of each Multiple Voting Share held. Holders of Multiple Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company.

Dividend Rights. The holders of the Multiple Voting Shares are entitled to receive such dividends as may be declared and paid to holders of the Subordinate Voting Shares on an as-converted to Subordinate Voting Share basis. No dividend will be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Super Voting Shares.

Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, be entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

Conversion Rights. The Multiple Voting Shares each have a restricted right to convert into 100 Subordinate Voting Shares (the “Conversion Ratio”), subject to customary adjustments for certain corporate changes. As of the date of this filing, the ability to convert the Multiple Voting Shares is subject to a restriction that the aggregate number of Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Securities Exchange Act of 1934, as amended) may not exceed 40% of the aggregate number of Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares issued and outstanding after giving effect to such conversions. Additionally, conversions subject to a restriction that a holder of Multiple Voting Shares may not convert their shares if after giving effect to such conversion, the holder, together with the holder’s affiliates, would beneficially own in excess of 9.99% of the number of Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares issuable upon conversion of the Multiple Voting Shares subject to the conversion. Upon notice to the Company, a holder of Multiple Voting Shares may increase or decrease the foregoing limitation, provided the holder would not own in excess of 19.99% of the number of Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares upon conversion of Multiple Voting Shares subject to the conversion. Any increase in the limitation is not effective until the 61st day after the notice is delivered to the Company. At the Company’s Annual Meeting of Shareholders held on July 15, 2020, the Company’s shareholders approved the removal of the foregoing conversion restrictions from the Company’s Articles of Incorporation to be effective as of January 1, 2021.

In the event that an offer is made to purchase Subordinate Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange, if any, on which the Subordinate Voting Shares are then listed, to be made to all or substantially all the holders of Subordinate Voting Shares in a given province or territory of Canada to which these requirements apply, each Multiple Voting Share shall become convertible at the option of the holder into Subordinate Voting Shares at the Conversion Ratio at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer.

The conversion right may be exercised in respect of Multiple Voting Shares for the purpose of depositing the resulting Subordinate Voting Shares under the offer, and for no other reason. In such event, the Company’s transfer agent shall deposit under the offer the resulting Subordinate Voting Shares on behalf of the holder. Should the SubordinateVoting Shares issued upon conversion and tendered in response to the offer be withdrawn by shareholders or not taken up by the offeror, or should the offer be abandoned, withdrawn or terminated by the offeror or the offer otherwise expires without such Subordinate Voting Shares being taken up and paid for, the SubordinateVoting Shares resulting from the conversion shall be automatically reconverted, without further intervention on the part of the Company or on the part of the holder, into Multiple Voting Shares at the inverse of the Conversion Ratio then in effect.

Change in Control. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Redemption Rights. The Company is, subject to certain conditions, entitled to redeem Multiple Voting Shares held by certain shareholders in order to permit the Company to comply with applicable licensing regulations. The purpose of the redemption right is to provide the Company with a means of protecting itself from having an “Unsuitable Person” with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over), five percent (5%) or more of the issued and outstanding Company Shares (calculated on as-converted to Subordinate Voting Shares basis), who a governmental authority granting licenses to the Company (including to any subsidiary) has determined to be unsuitable to own shares, or whose ownership of Multiple Voting Shares may result in the loss, suspension or revocation (or similar action) with respect to any licenses relating to the conduct of the Company’s business relating to the cultivation, processing and dispensing of cannabis and cannabis-derived products in the United States or in the Company being unable to obtain any new licenses in the normal course, including, but not limited to, as a result of such person’s failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a governmental authority, as determined by the Board of Directors in its sole discretion after consultation with legal counsel and, if a license application has been filed, after consultation with the applicable governmental authority.

The terms of Multiple Voting Shares provide the Company with a right, but not the obligation, at its option, to redeem Multiple Voting Shares held by an Unsuitable Person at a redemption price per share, unless otherwise required by any governmental authority, equal to the Unsuitable Person Redemption Price. This right is required in order for the Company to comply with regulations in various jurisdictions where the Company conducts business or is expected to conduct business, which provide that the shareholders of a company requiring a license who hold over a certain percentage threshold of the issued and outstanding shares of the Company cannot be deemed “unsuitable” by the applicable governmental authority issuing the license in order for such license to be issued and to remain valid and in effect.

A redemption notice may be delivered by the Company to any Unsuitable Person setting forth: (i) the redemption date, (ii) the number of Multiple Voting Shares to be redeemed, (iii) the formula pursuant to which the redemption price will be determined and the manner of payment therefor, (iv) the place where such Multiple Voting Shares (or certificate thereto, as applicable) will be surrendered for payment, duly endorsed in blank or accompanied by proper instruments of transfer, (v) a copy of the Valuation Opinion if the Company is no longer listed on the CSE or another recognized securities exchange, and (vi) any other requirement of surrender of the redeemed shares. The redemption notice will be sent to the Unsuitable Person not less than 30 trading days prior to the redemption date, except as otherwise provided below. The Company will send a written notice confirming the amount of the redemption price as soon as possible following the determination of such redemption price. The redemption notice may be conditional such that the Company need not redeem Multiple Voting Shares on the redemption date if the Board of Directors determines, in its sole discretion, that such redemption is no longer advisable or necessary.

The redemption date will be not less than 30 trading days from the date of the redemption notice unless a governmental authority requires that Multiple Voting Shares be redeemed as of an earlier date, in which case the redemption date will be such earlier date, and if there is an outstanding redemption notice, the Company will issue an amended redemption notice reflecting the new redemption date forthwith.

From and after the date the redemption notice is delivered, an Unsuitable Person owning Multiple Voting Shares called for redemption will cease to have any voting rights. From and after the redemption date, any and all rights of any nature which may be held by an Unsuitable Person with respect to such person’s Multiple Voting Shares will cease and, thereafter, the Unsuitable Person will be entitled only to receive the redemption price, without interest, on the redemption date; provided, however, that if any such Multiple Voting Shares come to be owned solely by persons other than an Unsuitable Person (such as by transfer of such Multiple Voting Shares to a liquidating trust, subject to the approval of any applicable governmental authority), such persons may exercise voting rights of such Multiple Voting Shares and the Board of Directors may determine, in its sole discretion, not to redeem such Multiple Voting Shares. The Company’s redemption right is unilateral, and unless an Unsuitable Person otherwise disposes of his, her or its Multiple Voting Shares, such Unsuitable Person cannot prevent the Company from exercising its redemption right.

Following redemption, the redeemed Multiple Voting Shares will be cancelled.

If the Company exercises its right to redeem Multiple Voting Shares from an Unsuitable Person, (i) the Company may fund the redemption price, which may be substantial in amount in certain circumstances, from its existing cash resources, the incurrence of indebtedness, the issuance of additional securities including debt securities, the issuance of a promissory note issued to the Unsuitable Person, any other means permitted by applicable law or a combination of the foregoing sources of funding, (ii) the number of Multiple Voting Shares outstanding will be reduced by the number of applicable shares redeemed, and (iii) the Company cannot provide any assurance that the redemption will adequately address the concerns of any governmental authority or enable the Company to make all required governmental filings or obtain and maintain all licenses, permits or other governmental approvals that are required to conduct its business. The Company cannot prevent an Unsuitable Person from acquiring or reacquiring the Company Shares and can only address such unsuitability by exercising its redemption rights pursuant to the redemption provision. To the extent required by applicable laws, the Company may deduct and withhold any tax from the redemption price. To the extent any amounts are so withheld and are timely remitted to the applicable governmental authority, such amounts shall be treated for all purposes as having been paid to the person in respect of which such deduction and withholding was made.

A person (or group of persons acting jointly or in concert) will be prohibited from acquiring or disposing of five percent (5%) or more of the issued and outstanding shares of the Company (calculated on an as-converted to Subordinate Voting Share basis), directly or indirectly, in one or more transactions, without providing 15 days’ advance written notice to the Company by mail sent to the Company’s registered office to the attention of the corporate secretary. The foregoing restriction will not apply to the ownership, acquisition or disposition of shares as a result of: (i) a transfer of the Company Shares occurring by operation of law including, inter alia, the transfer of the Company Shares to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters or portfolio managers who hold the Company Shares for the purposes of distribution to the public or for the benefit of a third party, provided that such third party is in compliance with the foregoing restriction, or (iii) a conversion, exchange or exercise of securities of the Company, duly issued or granted by the Company, into or for Subordinate Voting Shares in accordance with their respective terms. If the Board reasonably believes that any such holder of the Company Shares may have failed to comply with the foregoing restrictions, the Company may apply to the Supreme Court of British Columbia, or such other court of competent jurisdiction, for an order directing that such shareholder disclose the number of the Company Shares held.

Notwithstanding the adoption of the redemption provisions, the Company may not be able to exercise its redemption rights in full or at all. Under the BCBCA, the Company may not make any payment to redeem shares if there are reasonable grounds for believing that the Company is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause the Company to be unable to pay its liabilities as they become due in the ordinary course of its business. In the event that such restrictions prohibit the Company from exercising its redemption rights in part or in full, the Company will not be able to exercise its redemption rights absent a waiver of such restrictions, which the Company may not be able to obtain on acceptable terms or at all.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is subject to the provisions of Part 5, Division 5 of the BCBCA. Under Section 160 of the BCBCA, we may, subject to Section 163 of the BCBCA:

(a) indemnify an individual who:

(i) is or was a director or officer of our company,

(ii) is or was a director or officer of another corporation at a time when such corporation is or was an affiliate of our company; or

(iii) at our request, or at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b) after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i) “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii) “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii) “expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv) “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or Articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or Articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of our company or an eligible party, the court may do one or more of the following:

(a) order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

(d) order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

(e) make any other order the court considers appropriate.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under Part 21.1 of our Articles, and subject to the BCBCA, we must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in our Articles.

Under Part 21.2 of our Articles, and subject to any restrictions in the BCBCA, we may indemnify any person.

We have entered into indemnification agreements or employment agreements containing indemnification provisions with certain of our executive officers. Under these indemnification provisions, an executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification by the Company for certain expenses to the fullest extent permitted by applicable law. We believe that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Pursuant to Part 21.3 of our Articles, the failure of an eligible party to comply with the BCBCA or our Articles does not invalidate any indemnity to which he or she is entitled under our Articles.

Under Part 21.4 of our Articles, we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (1) is or was a director, officer, alternate director, employee or agent of the Company; (2) at the request of the Company, is or was a director, alternate director, officer, employee or agent of another corporation at a time when the corporation is or was an affiliate of the Company; or (3) at the request of the Company, is or was or holds or held a position equivalent to that of a director, alternate director, officer, employee or agent of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her by reason of having been a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

We have an insurance policy covering our directors and officers, within the limits and subject to the limitations of the policy, with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required to be included in this registration statement appear immediately following the signature page to this registration statement beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH AUDITORS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

Notes to Consolidated Financial Statements	F-6

(b)	Vireo Unaudited Interim Consolidated Financial Statements as of Three and Nine Months Ended September 30, 2020 and 2019

	Unaudited Interim Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019	F-42

	Unaudited Interim Consolidated Statements of Net Loss and Comprehensive Loss for the three and nine months ended September 30, 2020 and 2019	F-43

	Unaudited Interim Consolidated Statements of Stockholders’ Equity for the three and nine months ended September 30, 2020 and 2019	F-44

	Unaudited Interim Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019	F-46

	Notes to Unaudited Interim Consolidated Financial Statements	F-47

(c)	Unaudited Pro Forma Combined Financial Statements for the Year Ended December 31, 2019, and for the Nine Months Ended September 30, 2020

	Unaudited Pro Forma Combined Financial Statements	F-80

	Unaudited Pro Forma Statement of Operations of Vireo Health International, Inc. reflecting disposition of Pennsylvania Medical Solutions, LLC for the nine months ended September 30, 2020	F-82

	Unaudited Pro Forma Statement of Operations of Vireo Health International, Inc. reflecting disposition of Pennsylvania Medical Solutions, LLC for the year ended December 31, 2019	F-84

	Notes to Unaudited Pro Forma Combined Financial Statements	F-85

(d)	A list of exhibits filed with this registration statement is included in the Exhibit Index immediately preceding such exhibits and is incorporated herein by reference.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Directors of

Vireo Health International, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Vireo Health International, Inc. (the “Company”), as of December 31, 2019 and 2018, and the related consolidated statements of net loss and comprehensive loss, stockholders’ equity, and cash flows for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Vireo Health International, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, and in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

/s/DAVIDSON & COMPANY LLP

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

November 4, 2020

VIREO HEALTH INTERNATIONAL, INC.

Consolidated Balance Sheets (In U.S Dollars)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash	$7,641,673	$9,624,110
Restricted cash	1,592,500	-
Accounts receivable, net of allowance for doubtful accounts of $278,309 and $0, respectively	1,025,963	2,224,257
Inventory	14,671,576	6,086,593
Prepayments and other current assets	2,285,548	962,297
Deferred acquisition costs	28,136	1,885,653
Deferred financing costs	-	448,480
Total current assets	27,245,396	21,231,390
Property and equipment, net	34,544,127	22,847,283
Operating lease, right-of-use asset	7,306,820	-
Intangible assets, net	9,001,237	2,184,565
Goodwill	3,132,491	-
Deposits	2,651,366	2,259,735
Deferred Loss on Sale Leaseback	30,481	26,596
Deferred tax assets	1,520,000	-
Total assets	$85,431,918	$48,549,569
Liabilities
Current liabilities
Accounts payable	3,137,086	2,512,389
Right of use liability	619,827	338,638
Deferred lease inducement	-	341,555
Long-term debt	-	1,010,000
Total current liabilities	3,756,913	4,202,582
Deferred rent	-	271,091
Deferred lease inducement	-	4,781,770
Right-of-use liability	30,929,230	11,839,152
Deferred tax liability	-	125,000
Convertible notes, net of issuance costs	950,001	-
Long-Term debt	1,110,000	-
Total liabilities	$36,746,144	$21,219,595

Commitments and contingencies (refer to Note 18)

Stockholders’ equity
Subordinate Voting Shares ($- par value, unlimited shares authorized; 23,684,411 shares issued and outstanding)	-	-
Multiple Voting Shares ($- par value, unlimited shares authorized; 549,928 shares issued and outstanding)	-	-
Super Voting Shares ($- par value; unlimited shares authorized; 65,411 shares issued and outstanding, respectively)	-	-
Additional Paid in Capital	127,476,624	48,956,606
Accumulated deficit	(78,790,850)	(21,626,632)
Total stockholders' equity	$48,685,774	$27,329,974
Total liabilities and stockholders' equity	$85,431,918	$48,549,569

The accompanying notes are an integral part of these consolidated financial statements

VIREO HEALTH INTERNATIONAL, INC.

Consolidated Statements of Net Loss and Comprehensive Loss (In U.S. Dollars)

	2019	2018
Revenue	$29,956,172	$18,459,069
Cost of sales
Product costs	21,754,487	9,519,433
Inventory valuation adjustments	865,405	-
Gross profit	7,336,280	8,939,636
Operating expenses:
Selling, general and administrative	25,045,229	9,818,074
Stock-based compensation expenses	3,303,297	2,072,706
Depreciation	491,170	274,319
Amortization	864,230	20,417
Total operating expenses	29,703,926	12,185,516

Loss from operations	(22,367,646)	(3,245,880)

Other expenses:
Impairment of Intangible assets	28,264,850	-
Interest expenses, net	4,460,331	2,390,103
Other expenses	1,800,485	84,982
Other expenses, net	34,525,666	2,475,085

Loss before income taxes	(56,893,312)	(5,720,965)

Current income tax expenses	(2,231,000)	(2,365,000)
Deferred income tax recoveries	1,645,000	(125,000)
Net loss and comprehensive loss	(57,479,312)	(8,210,965)
Net loss per share - basic and diluted	$(0.71)	$(6.79)
Weighted average shares used in computation of net loss per share - basic and diluted	80,822,129	1,208,403

The accompanying notes are an integral part of these consolidated financial statements

VIREO HEALTH INTERNATIONAL, INC.

Consolidated Statements of Stockholders’ Equity (Deficit)

(in thousands of United States dollars)

	Series A		Series B		Series C		Series D		SVS		MVS		Super Voting Shares		Additional Paid-in	Accumulated Deficit Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stockholders' Equity
January 1st, 2018	21,663,494	$-	10,261,655	$-	20,350,213	$-	-	$-	-	$-	-	$-	-	$-	$23,268,508	$(9,190,667)	$14,077,841
Deferred tax liability from reorganization	-	-	-	-	-	-	-	-	-	-	-	-	-	-	4,225,000	(4,225,000)	-
Acquisition of MaryMed, LLC	-	-	-	-	2,422,531	-	-	-	-	-	-	-	-	-	3,600,000	-	3,600,000
Issuance of Series D preferred stock	-	-	-	-	-	-	11,500,855	-	-	-	-	-	-	-	15,790,392	-	15,790,392
Share based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	2,072,706	-	2,072,706
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(8,210,965)	(8,210,965)
Balance, December 31, 2018	21,663,494	$-	10,261,655	$-	22,772,744	$-	11,500,855	$-	-	$-	-	$-	-	$-	$48,956,606	$(21,626,632)	$27,329,974
Exchange of shares on RTO transaction	(21,663,494)	-	(10,261,655)	-	(22,772,744)	-	(11,500,855)	-	8,217,695	-	514,388	-	65,411	-	-	-	-
Shares issued on RTO transaction	-	-	-	-	-	-	-	-	705,879	-	-	-	-	-	2,999,986	-	2,999,986
Re capitalization costs	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,994,606)	-	(2,994,606)
Shares issued in private placement	-	-	-	-	-	-	-	-	12,090,937	-	-	-	-	-	47,764,958	-	47,764,958
Cumulative effect adjustment from transition to ASC 842	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	315,094	315,094
Conversion of MVS shares to SVS shares	-	-	-	-	-	-	-	-	2,669,900	-	(26,699)	-	-	-	-	-	-
Acquisition of Mayflower Botanicals	-	-	-	-	-	-	-	-	-	-	37,047	-	-	-	15,996,524	-	15,996,524
Acquisition of AZ entities	-	-	-	-	-	-	-	-	-	-	16,806	-	-	-	7,594,463	-	7,594,463
Acquisition of Silver Fox assets	-	-	-	-	-	-	-	-	-	-	6,721	-	-	-	3,130,306	-	3,130,306
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	3,303,297	-	3,303,297
Shares issued on conversion of debt	-	-	-	-	-	-	-	-	-	-	1,665	-	-	-	725,090	-	725,090
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(57,479,312)	(57,479,312)
Balance, December 31, 2019	-	$-	-	$-	-	$-	-	$-	23,684,411	$-	549,928	$-	65,411	$-	$127,476,624	$(78,790,850)	$48,685,774

The accompanying notes are an integral part of these consolidated financial statements

VIREO HEALTH INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

(in United States dollars, except for per share data)

	Year ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(57,479,312)	$(8,210,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory valuation adjustments	865,405	-
Depreciation	491,170	274,319
Non-cash operating lease expense	877,514	-
Amortization of intangible assets	864,230	20,417
Share-based payments	3,303,297	2,072,706
Impairment of goodwill	8,538,414	-
Impairment of intangible assets	19,726,436	-
Gain/loss	19,330	33,910
Deferred income tax	(1,645,000)	125,000
Accrued interest	9,861	-
Acquisition costs	739,880	-
Accretion	501,540	-
Change in operating assets and liabilities:
Accounts Receivable	1,478,191	(2,224,257)
Prepaid expenses	(1,315,536)	(226,204)
Inventory	(5,078,610)	(1,597,350)
Accounts payable and accrued liabilities	421,346	(1,052,717)
Deferred acquisition costs	775,000	(1,885,653)
Deferred financing costs	-	(448,480)
Due from related party	-	146,893
Net cash used in operating activities	(26,906,844)	(12,972,381)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of PPE	1,000,257	5,793,830
PP&E Additions	(7,690,753)	(2,089,058)
Cash acquired from MaryMed	-	1,499,085
Acquisition of High Gardens	(250,000)	-
Acquisition of Silver Fox	(1,924,305)	-
Acquisition of Mayflower	(1,045,207)	-
Acquisition of XAAS Agro	(918,501)	-
Acquisition of Midwest Hemp	(12,229)	-
Acquisition of Elephant Head	(10,159,493)	-
Deposits	(214,470)	(993,723)
Net cash used in investing activities	(21,214,701)	4,210,134

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares	48,213,438	15,790,392
Share issue costs	-	-
Proceeds from long-term debt	100,000	2,500,000
Repayment of long-term debt	-	(2,500,000)
Lease payments	(581,830)	-
Net cash provided by financing activities	47,731,608	15,790,392

Net change in cash and restricted cash	(389,937)	7,028,145

Cash and restricted cash, beginning of year	9,624,110	2,595,965

Cash and restricted cash, end of year	$9,234,173	$9,624,110

The accompanying notes are an integral part of these consolidated financial statements

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

1. Description of Business and Summary

Vireo Health International Inc. (“Vireo International” or the “Company”) (formerly, Darien Business Development Corp.) was incorporated under the Alberta Business Corporations Act on November 23, 2004. On March 18, 2019, the Company completed a Reverse Takeover Transaction (“RTO”) with Vireo Health Inc. (“Vireo U.S.”), whereby the Company acquired Vireo U.S. and the shareholders of Vireo U.S. became the controlling shareholders of the Company (Note 3). Following the RTO, the Company is listed on the Canadian Securities Exchange (the “CSE”) under ticker symbol “VREO”.

Vireo U.S. is a physician-led, science-focused organization that cultivates and manufactures pharmaceutical-grade cannabis extracts. Vireo U.S. operates medical cannabis cultivation, production, and dispensary facilities in Arizona, Maryland, Minnesota, New Mexico, New York, Ohio, Pennsylvania, and Rhode Island through its subsidiaries.

While marijuana and CBD-infused products are legal under the laws of several U.S. states (with vastly differing restrictions), the United States Federal Controlled Substances Act classifies all “marijuana” as a Schedule I drug. Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of safety for the use of the drug under medical supervision. Recently some federal officials have attempted to distinguish between medical cannabis use as necessary, but recreational use as “still a violation of federal law.” At the present time, the distinction between “medical marijuana” and “recreational marijuana” does not exist under U.S. federal law.

2. Summary of Significant Accounting Policies

Basis of presentation and going concern

The accompanying financial statements reflect the accounts of the Company. The consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

These financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations as they come due. The Company’s ability to continue as a going concern is dependent upon obtaining additional financing to meet anticipated cash needs for working capital and capital expenditures through the next twelve months.

For the fiscal year ended December 31, 2019, the Company reported a consolidated net loss of $57,479,312 and a net loss of $8,210,965 for the year ended December 31, 2018.

For the years ended December 31, 2019 and 2018, the Company had negative cash flows used in operating activities of $26,906,844 and $12,972,381, respectively. The Company had net cash outflows for the year ended December 31, 2019 of $389,937.

As at December 31, 2019 and 2018, the Company had working capital of $23,488,483 and $17,028,808 respectively, reflecting a decrease in cash of $389,937 for the year ended December 31, 2019.

Current management forecasts and related assumptions support the view that the Company can adequately manage the operational needs of the business with the additional financing of $7,613,489 secured on February 28, 2020 and $16,755,923 secured on August 10, 2020, and as necessary, through other equity financings. However, due to uncertainties the Company may face in raising additional equity financing in the future, an additional evaluation of management’s plans and forecasts was conducted to assess the Company’s ability to meet their contractual commitments and obligations over the next twelve months.

These management forecasts and assumptions support the Company’s ability to meet its contractual obligations such as payment of interest on the 5% convertible notes of $45,123, payment of interest on the additional financings, and the Company’s lease commitments of $5,831,222.

Should there be constraints on access to capital under the at-the-market program, the Company can manage cash-outflows through reduced capital expenditures and managing the operational expenses of the business that pertain to future investments that are discretionary in nature. Accordingly, the Company has concluded that it is probable that it is able to implement plans that would effectively mitigate the conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the issuance of the financial statements.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

These financial statements do not include any adjustments to the carrying amount and classification of reported assets, liabilities, revenues or expenses that might be necessary should the Company not be successful with the aforementioned initiatives. Any such adjustments could be material.

These financial statements reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of the Company’s financial position and results of operations.

Basis of consolidation

These financial statements include the accounts of the following entities wholly owned by the Company as of December 31, 2019:

Name of entity	Place of incorporation
Vireo Health International, Inc.	British Columbia, CAN
Vireo Health, Inc.	Delaware, USA
Vireo Health of New York, LLC	New York, USA
Minnesota Medical Solutions, LLC	Minnesota, USA
Pennsylvania Medical Solutions, LLC	Pennsylvania, USA
Ohio Medical Solutions, Inc.	Delaware, USA
MaryMed, LLC	Maryland, USA
1776 Hemp, LLC	Delaware, USA
Pennsylvania Dispensary Solutions, LLC	Delaware, USA
Vireo Health of Massachusetts, LLC	Delaware, USA
Mayflower Botanicals, Inc.	Massachusetts, USA
High Gardens, Inc.	Rhode Island, USA
Elephant Head Farm, LLC	Arizona, USA
Retail Management Associates, LLC	Arizona, USA
Arizona Natural Remedies, Inc.	Arizona, USA
Midwest Hemp Research, LLC	Minnesota, USA
Vireo Health of New Mexico, LLC	Delaware, USA
Red Barn Growers, Inc.	New Mexico, USA
Resurgent Biosciences, Inc.	Delaware, USA
Vireo Health of Puerto Rico, LLC	Delaware, USA
Vireo Health de Puerto Rico, Inc.	Puerto Rico
XAAS Agro, Inc.	Puerto Rico
Vireo Health of Nevada 1, LLC	Nevada, USA
Verdant Grove, Inc.	Massachusetts, USA

The entities listed above are wholly owned by the Company and have been formed or acquired to support the intended operations of the Company and all intercompany transactions and balances have been eliminated in the financial statements of the Company.

During the year ended December 31, 2019, the following entities have been added as a result of business combinations and asset acquisitions: High Gardens, Inc., Elephant Head Farm, LLC, Retail Management Associates, LLC, Red Barn Growers, Mayflower Botanicals, Inc., XAAS Agro, Inc., Midwest Hemp Research, LLC, and MaryMed, LLC. Refer to Note 3 for further details on business combinations.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

On March 18, 2019, Vireo U.S. completed the RTO of Vireo Health International Inc. (formerly Darien Business Development Corp. or “Darien”) whereby Darien acquired all of the issued and outstanding shares of Vireo U.S. Following the completion of the Transaction, the former shareholders of Vireo U.S. acquired control of the Company, as they own a majority of the outstanding shares of the Company upon completion of the Transaction.

New accounting pronouncements recently adopted

Financial instruments

On January 1, 2019, the Company adopted FASB ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which updates certain aspects of the recognition, measurement, presentation and disclosure of financial instruments. Most prominent among the changes in the standard is the requirement for changes in the fair value of equity investments, with certain exceptions, to be recognized through net income rather than other comprehensive income. The Company adopted the standard effective January 1, 2019. There was no impact on adoption.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases, codified as ASC 842 Leases (“ASC 842”). ASC 842 requires leases to be accounted for using a right-of-use model, which recognizes that, at the date of commencement, a lessee has a financial obligation to make lease payments to the lessor for the right to use the underlying asset during the lease term. The lessee recognizes a corresponding right-of-use asset related to this right. Prior to adopting ASC 842, the Company followed the lease accounting guidance as issued in ASC 840, Leases (“ASC 840”) under which the Company classified its leases as operating or capital leases based on evaluation of certain criteria of the lease agreement. Effective January 1, 2019, the Company adopted ASC 842 using the modified retrospective approach, which provides a method for recording existing leases at adoption using the effective date as its date of initial application. The Company also applied the practical expedient which provides an additional transition method which allows entities to elect not to recast comparative periods presented. The Company has elected this practical expedient in the adoption of the ASC 842. Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected remaining lease term.

The Company elected the package of practical expedients provided by ASC 842, which allowed the Company to forgo reassessing the following upon adoption of the new standard: (1) whether contracts contain leases for any expired or existing contracts, (2) the lease classification for any expired or existing leases, and (3) initial direct costs for any existing or expired leases. In addition, the Company elected an accounting policy to exclude from the balance sheet the right-of-use assets and lease liabilities related to short-term leases, which are those leases with a lease term of twelve months or less that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise.

The standard has a material impact in the Company’s balance sheets but does not have an impact in the statements of net loss and comprehensive loss. The most significant impact is the recognition of right-of-use assets and lease liabilities for operating leases, while the accounting for finance leases remains substantially unchanged. As of the date of implementation on January 1, 2019, the impact of the adoption of ASC 842 resulted in the recognition of a right-of-use asset and lease liability on the Company’s balance sheet of $7,977,238 and $7,662,144, respectively, with a $315,094 cumulative effect adjustment to accumulated deficit.

Revenue

On January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers and all subsequent amendments to the ASU, codified as ASC 606 Revenue from Contracts with Customers (collectively, “ASC 606”), which amended revenue recognition principles and provides a single, comprehensive set of criteria for revenue recognition. ASC 606 applies to all contracts with customers except for contracts that are within the scope of other standards.

ASC 606 provides a five-step framework through which revenue is recognized when control of promised goods or services is transferred to a customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To determine revenue recognition for arrangements that the Company concludes are within the scope of ASC 606, management performs the following five steps: (i) identifies the contract(s) with a customer; (ii) identifies the performance obligations in the contract (s); (iii) determines the transaction price, including whether there are any constraints on variable consideration; (iv) allocates the transaction price to the performance obligations; and (v) recognizes revenue when (or as) the Company satisfies a performance obligation.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

The Company adopted ASC 606 using the modified retrospective method to all contracts not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under ASC 606 while prior period amounts continue to be reported in accordance with pre-adoption standards. The adoption of ASC 606 did not result in a change to the accounting for any of the in-scope revenue contracts; as such, no cumulative effect adjustment was recorded.

Use of estimates and significant judgments

The preparation of the Company’s consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of revenue, expenses, assets, liabilities, accompanying disclosures and the disclosure of contingent liabilities. These estimates and judgments are subject to change based on experience and new information which could result in outcomes that require a material adjustment to the carrying amounts of assets or liabilities affecting future periods. Estimates and judgments are assessed on an ongoing basis. Revisions to estimates are recognized prospectively.

Examples of key estimates in these consolidated financial statements include cash flows and discount rates used in accounting for business combinations including contingent consideration, asset impairment including estimated future cash flows and fair values, the allowance for doubtful accounts receivable and trade receivables, inventory valuation adjustments that contemplate the market value of, and demand for inventory, estimated useful lives of property and equipment and intangible assets, valuation allowance on deferred income tax assets, determining the fair value of financial instruments, fair value of stock-based compensation, estimated variable consideration on contracts with customers, sales return estimates, the fair value of the convertible notes and equity component and the classification, incremental borrowing rates and lease terms applicable to lease contracts.

Financial statement areas that require significant judgments are as follows:

Asset impairment – Asset impairment tests require the allocation of assets to asset groups, where appropriate, which requires significant judgment and interpretation with respect to the integration between the assets and shared resources. Asset impairment tests require the determination of whether there is an indication of impairment. The assessment of whether an indication of impairment exists is performed at the end of each reporting period and requires the application of judgment, historical experience, and external and internal sources of information.

Leases – The Company applies judgment in determining whether a contract contains a lease and if a lease is classified as an operating lease or a finance lease. The Company determines the lease term as the non-cancellable term of the lease, which may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

The Company has several lease contracts that include extension and termination options. The Company applies judgment in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate (e.g., construction of significant leasehold improvements or significant customization to the leased asset).

The Company also applies judgment in allocating the consideration in a contract between lease and non-lease components. It considers whether the Company can benefit from the right-of-use asset either on its own or together with other resources and whether the asset is highly dependent on or highly interrelated with another right-of-use asset.

Foreign currency

These financial statements are presented in the United States dollar (“USD”), which is the Company’s reporting currency. The functional currency of the Company and its subsidiaries, as determined by management, is the United States (“US”) dollar. These consolidated financial statements are presented in United States dollars.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

Net loss per share

Basic net loss per share is computed by dividing reported net loss by the weighted average number of common shares outstanding for the reported period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock of the Company during the reporting period. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of common shares and the number of potential dilutive common share equivalents outstanding during the period. Potential dilutive common share equivalents consist of the incremental common shares issuable upon the exercise of vested share options and the incremental shares issuable upon conversion of the convertible notes. Potential dilutive common share equivalents consist of stock options, restricted stock units (“RSUs”) and restricted stock awards.

In computing diluted earnings per share, common share equivalents are not considered in periods in which a net loss is reported, as the inclusion of the common share equivalents would be anti-dilutive. As of December 31, 2019, and 2018, there were no common share equivalents with potential dilutive impact. Since the Company is in a net loss for all periods presented in these financial statements, there is no difference between the Company’s basic and diluted net loss per share for the periods presented.

Segment Information

Accounting Standards Codification ("ASC") 280, Segment Reporting, establishes disclosure requirements relating to operating segments in annual and interim financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources to the segment and assess its performance. The Company operates in one business segment, namely as the Cannabis segment cultivates, processes and distributes medical and adult-use cannabis products in a variety of formats, as well as related accessories. The Company’s Chief Executive Officer is the Company’s chief operating decision maker.

Cash and cash equivalents

Cash is comprised of cash and highly liquid investments that are readily convertible into known amounts of cash with original maturities of three months or less.

The Company has no cash equivalents for the period under review.

Business combinations and goodwill

The Company accounts for business combinations using the acquisition method in accordance with ASC 805, Business Combinations, which requires recognition of assets acquired and liabilities assumed, including contingent assets and liabilities, at their respective fair values on the date of acquisition. Any excess of the purchase consideration over the net fair value of tangible and identified intangible assets acquired less liabilities assumed is recorded as goodwill. The costs of business acquisitions, including fees for accounting, legal, professional consulting and valuation specialists, are expensed as incurred within acquisition-related (income) expenses, net. Purchase price allocations may be preliminary and, during the measurement period not to exceed one year from the date of acquisition, changes in assumptions and estimates that result in adjustments to the fair value of assets acquired and liabilities assumed are recorded in the period the adjustments are determined.

The estimated fair value of acquired assets and assumed liabilities are determined primarily using a discounted cash flow approach, with estimated cash flows discounted at a rate that the Company believes a market participant would determine to be commensurate with the inherent risks associated with the asset and related estimated cash flow streams.

Fair value measurements

The carrying value of the Company’s accounts receivable, accounts payable, accrued expenses and other current liabilities approximate their fair value due to their short-term nature, and the carrying value of long term loans and convertible debt approximates fair value as they bear a market rate of interest.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

Inventory

Inventory is comprised of raw materials, finished goods and work-in-progress. Cost includes harvested finished goods, harvested cannabis (bud and trim) in progress, cannabis oil in progress, accessories, and packaging materials.

Inventory cost includes pre-harvest, post-harvest and shipment and fulfillment, as well as related accessories. Pre-harvest costs include labor and direct materials to grow cannabis, which includes water, electricity, nutrients, integrated pest management, growing supplies and allocated overhead. Post-harvest costs include costs associated with drying, trimming, blending, extraction, purification, quality testing and allocated overhead. Shipment and fulfillment costs include the costs of packaging, labelling, courier services and allocated overhead.

Inventory is stated at the lower of cost or net realizable value, determined using weighted average cost. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. At the end of each reporting period, the Company performs an assessment of inventory and records write-downs for excess and obsolete inventories based on the Company’s estimated forecast of product demand, production requirements, market conditions, regulatory environment, and spoilage. Actual inventory losses may differ from management’s estimates and such differences could be material to the Company’s balance sheets, statements of net loss and comprehensive loss and statements of cash flows.

Property and equipment

Property and equipment are recorded at cost net of accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings ranges from three to thirty-nine years and the estimated useful life of property and equipment, other than buildings, ranges from three to ten years. Land is not depreciated. Leasehold improvements are depreciated over the lesser of the asset’s estimated useful life or the remaining lease term.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expenses as incurred. Significant expenditures, which extend the useful lives of assets or increase productivity, are capitalized. When significant parts of an item of property and equipment have different useful lives, they are accounted for as separate items or components of property and equipment.

Construction-in-process includes construction progress payments, deposits, engineering costs, interest expense on long-term construction projects and other costs directly related to the construction of the facilities. Expenditures are capitalized during the construction period and construction in progress is transferred to the relevant class of property and equipment when the assets are available for use, at which point the depreciation of the asset commences.

The estimated useful lives are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Capitalization of interest

Interest incurred relating to the construction or expansion of facilities is capitalized to the construction in progress. The Company ceases the capitalization of interest when construction activities are substantially completed and the facility is available for commercial us

Intangible assets

Intangible assets include intangible assets acquired as part of business combinations, asset acquisitions and other business transactions. The Company records intangible assets at cost, net of accumulated amortization and accumulated impairment losses, if any. Cost is measured based on the fair values of cash consideration paid and equity interests issued. The cost of an intangible asset acquired is its acquisition date fair value.

Amortization of definite life intangible assets is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Licenses	4-20 years

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

When there is no foreseeable limit on the period of time over which an intangible asset is expected to contribute to the cash flows of the Company, an intangible asset is determined to have an indefinite life. Indefinite life intangible assets are not amortized but tested for impairment annually or more frequently when indicators of impairment exist. If the carrying value of an individual indefinite-lived intangible asset exceeds its fair value, such individual indefinite-life intangible asset is impaired by the amount of the excess.

The estimated useful lives are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Impairment of long-lived assets

The Company reviews long-lived assets, including property and equipment and definite life intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to determine if assets have been impaired, assets are grouped and tested at the lowest level for which identifiable independent cash flows are available (“asset group”). An impairment loss is recognized when the sum of projected undiscounted cash flows is less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying value of the asset group. Fair value can be determined using a market approach, income approach or cost approach. The reversal of impairment losses is prohibited.

Impairment of goodwill and indefinite life intangible assets

Goodwill and indefinite life intangible assets are tested for impairment annually, or more frequently when events or circumstances indicate that impairment may have occurred. As part of the impairment evaluation, the Company may elect to perform an assessment of qualitative factors. If this qualitative assessment indicates that it is more likely than not that the fair value of the indefinite-lived intangible asset or the reporting unit (for goodwill) is less than its carrying value, a quantitative impairment test to compare the fair value to the carrying value. An impairment charge is recorded if the carrying value exceeds the fair value.

Leases

As a result of the adoption of ASC 842 on January 1, 2019, the Company has changed its accounting policy for leases. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and right-of-use liabilities (current and non-current) in the balance sheets. Finance lease ROU assets are included in property and equipment, net and ROU liabilities (current and non-current) in the balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are classified as a finance lease or an operating lease. A finance lease is a lease in which 1) ownership of the property transfers to the lessee by the end of the lease term; 2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise; 3) the lease is for a major part of the remaining economic life of the underlying asset; 4) The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already included in the lease payments equals or exceeds substantially all of the fair value; or 5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. The Company classifies a lease as an operating lease when it does not meet any one of these criteria.

ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments. The Company uses the implicit rate when readily determinable. The ROU assets also include any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

For finance leases, lease expenses are the sum of interest on the lease obligations and amortization of the ROU assets, resulting in a front-loaded expense pattern. ROU assets are amortized based on the lesser of the lease term and the useful life of the leased asset according to the property and equipment accounting policy. If ownership of the ROU assets transfers to the Company at the end of the lease term or if the Company is reasonably certain to exercise a purchase option, amortization is calculated using the estimated useful life of the leased asset, according to the property and equipment accounting policy. For operating leases, the lease expenses are generally recognized on a straight-line basis over the lease term and recorded to general and administrative expenses in the statements of net loss and comprehensive loss.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

The Company has elected to apply the practical expedient, for each class of underlying asset, except real estate leases, to not separate non-lease components from the associated lease components of the lessee’s contract and account for both components as a single lease component.

The Company has elected not to recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. Short-term leases include real estate and vehicles and are not significant in comparison to the Company’s overall lease portfolio. The Company continues to recognize the lease payments associated with these leases as expenses on a straight-line basis over the lease term.

Accounting policy related to periods prior to the adoption of ASC 842

The Company enters into various leases in conducting its business. At the inception of each lease, the Company evaluates the lease agreement to determine whether the lease is an operating or capital lease. A capital lease is a lease in which 1) ownership of the property transfers to the lessee by the end of the lease term; 2) the lease contains a bargain purchase option; 3) the lease term is equal to 75% or more of the economic life of the leased property; or 4) the present value of the minimum lease payment at the inception of the lease term equals or exceeds 90% of the fair value of the leased property.

An asset and a corresponding liability are established at inception for capital leases. The capital lease assets are included in property and equipment and the capital lease obligations are included in accrued obligations under finance lease. Operating lease payments are recognized as expenses on a straight-line basis over the lease term.

Convertible notes

The Company accounts for its convertible notes with a cash conversion feature in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”), which requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The initial proceeds from the sale of convertible notes are allocated between a liability component and an equity component in a manner that reflects interest expense at the rate of similar nonconvertible debt that could have been issued at such time. The equity component represents the excess initial proceeds received over the fair value of the liability component of the notes as of the date of issuance.  The resulting debt discount is amortized over the period during which the convertible notes are expected to be outstanding as additional non-cash interest expenses.

Upon repurchase of convertible debt instruments, ASC 470-20 requires the issuer to allocate total settlement consideration, inclusive of transaction costs, amongst the liability and equity components of the instrument based on the fair value of the liability component immediately prior to repurchase. The difference between the settlement consideration allocated to the liability component and the net carrying value of the liability component, including unamortized debt issuance costs, would be recognized as gain (loss) on extinguishment of debt in the statements of net loss and comprehensive loss. The remaining settlement consideration allocated to the equity component would be recognized as a reduction of additional paid-in capital in the balance sheets.

Revenue recognition

As a result of the adoption of ASC 606 on January 1, 2019, the Company has changed its accounting policy for revenue recognition. Revenue is recognized when control of the promised goods or services, through performance obligations by the Company, is transferred to the customer in an amount that reflects the consideration it expects to be entitled to in exchange for the performance obligations.

The Company generates substantially all of its revenue from the direct sale of cannabis products through contracts with medical customers. Cannabis products are sold through various distribution channels. Revenue is recognized when the control of the goods is transferred to the customer, which occurs at a point in time, typically upon delivery to or receipt by the customer, depending on shipping terms.

Sales taxes collected from customers are remitted to the appropriate taxing jurisdictions and are excluded from sales revenue as the Company considers itself a pass-through conduit for collecting and remitting sales taxes. Excise duties that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer are included in revenue. Freight revenues on all product sales, when applicable, are also recognized, on a consistent manner, at a point in time. The term between invoicing and when payment is due is not significant and the period between when the entity transfers the promised good or service to the customer and when the customer pays for that good or service is one year or less.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

The Company considers whether there are other promises in the contracts that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction price for the sale of goods, the Company considers the effects of variable consideration and the existence of significant financing components (if any).

(i)	Variable consideration

Some contracts for the sale of goods may provide customers with a right of return, volume discount, bonuses for volume/quality achievement, or sales allowance. In addition, the Company may provide in certain circumstances, a retrospective price reduction to a customer based primarily on inventory movement. These items give rise to variable consideration. The Company uses the expected value method to estimate the variable consideration because this method best predicts the amount of variable consideration to which the Company will be entitled. The Company uses historical evidence, current information and forecasts to estimate the variable consideration. The requirements in ASC 606 on constraining estimates of variable consideration are applied to determine the amount of variable consideration that can be included in the transaction price. The Company reduces revenue and recognizes a contract liability equal to the amount expected to be refunded to the customer in the form of a future rebate or credit for a retrospective price reduction, representing its obligation to return the customer’s consideration. The estimate is updated at each reporting period.

(ii)	Significant financing component

The Company may receive short-term advances from its customers. Using the practical expedient in ASC 606, the Company does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good to a customer and when the customer pays for that good or service will be one year or less. The Company has not, nor expects to receive long-term advances from customers.

(iii)	Contract balance

Contract assets

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Company performs by transferring goods to a customer before the customer pays consideration or before payment is due, a contract asset is recognized for the earned consideration.

Accounts receivable

A receivable represents the Company’s right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration).

Contract liabilities

A contract liability is the obligation to transfer goods or services to a customer for which the Company has received consideration from the customer. If a customer pays consideration before the Company transfers goods or services, a contract liability is recognized when the payment is made. Contract liabilities are recognized as revenue when the Company performs under the contract.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

Accounting policy related to periods prior to the adoption of ASC 606

The Company recognizes revenue as earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured. Revenue is recognized net of sales incentives and returns, after discounts for the assurance program, veterans coverage program and compassionate programs.

Direct-to-patient sales are recognized when the products are shipped to the customers. Bulk and adult-use sales under wholesale agreements are recognized based on the shipping terms of the agreements. Export sales under pharmaceutical distribution and pharmacy supply agreements are recognized when products are delivered to the end customers or patients.

Cost of sales

Cost of sales represents costs directly related to manufacturing and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling and the depreciation of manufacturing equipment and production facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes. Cost of sales also includes inventory valuation adjustments. The Company recognizes the cost of sales as the associated revenues are recognized.

Stock-based compensation

The Company measures and recognizes compensation expense for stock options and RSUs to employees and non-employees on a straight-line basis over the vesting period based on their grant date fair values. Prior to the adoption of ASU 2018-07 on January 1, 2019, the fair value of stock options and RSUs to non-employees were re-measured at each reporting date until one of either of the counterparty’s commitment to perform is established or until the performance is complete. The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model. Determining the estimated fair value of at the grant date requires judgment in determining the appropriate valuation model and assumptions, including the fair value of common shares on the grant date, risk-free rate, volatility rate, annual dividend yield and the expected term. The volatility rate is based on historical volatilities of public companies operating in a similar industry to the Company.

The fair value of RSUs is based on the fair value of shares as at date of grant. For stock options and RSUs granted, the fair value of common stock at the date of grant was determined by the Board of Directors with assistance from third-party valuation specialists. The Company estimates forfeitures at the time of grant and revises these estimates in subsequent periods if actual forfeitures differ from those estimates.

For performance-based stock options and RSUs, the Company records compensation expense over the estimated service period adjusted for a probability factor of achieving the performance-based milestones. At each reporting date, the Company assesses the probability factor and records compensation expense accordingly, net of estimated forfeitures.

Fully vested, non-forfeitable equity instruments issued to parties other than employees are measured on the date they are issued where there is no specific performance required by the grantee to retain those equity instruments. Stock-based payment transactions with non-employees are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Where fully vested, non-forfeitable equity instruments are granted to parties other than employees in exchange for notes or financing receivable, the note or receivable is presented in additional paid-in capital on the balance sheets.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management assesses the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which judgment occurs.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

New accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement of current expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. Adoption of ASU 2016-13 will require financial institutions and other organizations to use forward-looking information to better formulate their credit loss estimates. In addition, the ASU amends the accounting for credit losses on available for sale debt securities and purchased financial assets with credit deterioration. This update will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company expects to implement the provisions of ASU 2016-13 as of January 1, 2020. The Company is currently evaluating the effect of adopting this ASU on the Company’s financial statements. The Company does not expect that the adoption of ASU 2016-13 will have a material impact on its results of operations or cash flows.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). ASU 2018-13 adds, modifies, and removes certain fair value measurement disclosure requirements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The following are the changes that will have an immediate disclosure impact for the Company upon adoption of the guidance for fair value measurement: (i) disclosure of the valuation processes for Level 3 fair value measurements is no longer required, (ii) changes in unrealized gains and losses for the reporting period included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of the reporting period is a new disclosure requirement, and (iii) the range and weighted average (or reasonable and rational method) of significant unobservable inputs used to develop Level 3 fair value measurement is a new disclosure requirement. Other than updating the applicable disclosures, the adoption of this guidance will not have an impact on the Company’s Consolidated Financial Statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) which is intended to simply the accounting for income taxes by eliminating certain exceptions and simplifying certain requirements under Topic 740. Updates are related to intraperiod tax allocation, deferred tax liabilities for equity method investments interim period tax calculations, tax laws or rate changes in interim periods, and income taxes related to employee stock ownership plans. The guidance for ASU No. 2019-12 becomes effective on January 2021. Management is currently evaluating the impact of these changes on the Consolidated Financial Statements.

In January 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (“ASU 2020-01”), which is intended to clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. ASU 2020-01 is effective for the Company beginning January 1, 2021. The Company is currently evaluating the effect of adopting this ASU on the Company’s financial statements.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

3. Business Combinations

Reverse Takeover

On March 18, 2019, Vireo U.S. completed the reverse take-over transaction of the Vireo Health International Inc. (formerly Darien Business Development Corp. or “Darien”) (the “Transaction”) whereby Darien acquired all of the issued and outstanding shares of Vireo U.S. Following the completion of the Transaction, the former shareholders of Vireo U.S. acquired control of the Company, as they own a majority of the outstanding shares of the Company upon completion of the Transaction.

The Transaction is being treated as a reverse recapitalization effected by a share exchange for financial accounting and reporting purposes since substantially all of Darien operations were disposed of as part of the consummation of the Transaction and therefore no goodwill or other intangible assets were recorded by the Company as a result of the Transaction. Vireo US is treated as the accounting acquirer as its stockholders control the Company after the Transaction, even though Darien. was the legal acquirer. As a result, the assets and liabilities and the historical operations that are reflected in these financial statements are those of Vireo US as if Vireo US had always been the reporting company. All reference to Vireo US shares of common stock, warrants and options have been presented on a post-transaction, post-reverse split basis.

The fair value of the shares issued in the transaction was $2,999,986 and was listed as a listing expense on the statement of loss and comprehensive income. Under ASC 805 any excess of the fair value of the shares issued by the private entity over the value of the net monetary assets of the public shell corporation is recognized as a reduction to equity. The additional transaction cost associated with the Transaction, $568,2477 would still be expensed as incurred and would require no adjustment but would not be listed as a Listing Expense rather a transaction expense.

Acquisition of Elephant Head Farm, LLC and retail Management Associates, LLC

On March 22, 2019, the Company acquired all of the equity interests of Elephant Head Farm, LLC and Retail Management Associates, LLC (collectively, the “AZ entities”). The purpose of this acquisition was to acquire the exclusive right to manage and control Arizona Natural Remedies, an Arizona nonprofit corporation with licenses to cultivate and distribute medical cannabis in the state of Arizona. As part of the transaction, the Company paid $10,500,000 in cash, issued $7,594,463 in multiple voting shares, and incurred total transaction costs related to the acquisition of $723,272, including a finders’ fee of $620,000. The transaction costs are included in selling, general and administrative expenses in the consolidated statement of net loss and comprehensive loss.

The financial results of the AZ entities are included in the Company’s financial statements since acquisition close. The statements of net loss and comprehensive loss include revenue of $4,631,052 and net loss of $5,413,373 for the year ended December 31, 2019, respectively.

The final allocations of the purchase price to assets acquired and liabilities assumed on the acquisition date is listed below. The goodwill of $7,792,605 is attributable to the benefit of expected revenue growth and future market development. Goodwill is not deductible for tax purposes.

AZ Entities
Assets
Cash and cash equivalents	$340,507
Inventory	2,028,000

Other current assets	277,340
Property and equipment	1,033,135
Right of Use Assets	81,603
Intangible Asset (License)	6,800,000
Goodwill	7,792,605
Total assets	18,353,190
Liabilities
Accounts payable and accrued liabilities	177,124
Right of Use Liability	81,603
Total liabilities	258,727
Net assets acquired	$18,094,463

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

Acquisition of Red Barn Growers

On March 25, 2019, the Company acquired substantially all of the assets of Silver Fox Management Services, LLC (“Silver Fox”) including all intellectual property, contracts, leases, license rights and inventory. The purpose of this acquisition was to acquire the exclusive right to manage and control Red Barn Growers, Inc. (“Red Barn Growers”), a New Mexico nonprofit corporation with licenses to cultivate and distribute medical cannabis in the state of New Mexico. As part of the transaction, the Company paid $2,000,000 in cash, issued $3,130,306 in multiple voting shares, and incurred total transaction costs related to the acquisition of $16,608.

The financial results of Red Barn Growers are included in the Company’s financial statements since acquisition close. The statements of net loss and comprehensive loss include revenue of $1,085,332 and net loss of $4,010,077 for the year ended December 31, 2019, respectively.

The final allocations of the purchase price to assets acquired and liabilities assumed on the acquisition date is listed below. The goodwill of $3,878,300 is attributable to the benefit of expected revenue growth and future market development. Goodwill is not deductible for tax purposes.

Red Barn Growers
Assets
Cash and cash equivalents	75,695
Inventory	549,576

Other current assets	497
Property and equipment	73,290
Right of Use Assets	125,493
Intangible Asset (License)	569,400
Goodwill	3,878,300
Total assets	5,272,251
Liabilities
Accounts payable and accrued liabilities	16,452
Right of Use Liability	125,493
Total liabilities	141,945
Net assets acquired	$5,130,306

Acquisition of MJ Distributing C201, LLC and MJ Distributing P132, LLC

On April 10, 2019, the Company entered into a definitive agreement to acquire 100% of the membership interests in MJ Distributing C201, LLC and MJ Distributing P132, LLC (“MJ Distributing”) which hold provisional licenses to cultivate and distribute, respectively, medical cannabis in the state of Nevada. The purpose of this acquisition was to acquire a medical marijuana license in the state of Nevada. The acquisition was financed with cash on hand and borrowings.

As of December 31, 2019, the Company had made cash deposits with the sellers and in escrow of $1,592,500 and placed convertible promissory notes in the amount of $2,500,000 in escrow, as consideration for the equity.

Additionally, as of December 31, 2019, there were deferred acquisition costs of $28,136. The completion of the acquisition of MJ Distributing is conditional upon the Nevada Department of Taxation’s approval of the change in ownership.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

Asset Acquisitions

Acquisition of High Gardens, Inc.

On January 4, 2019, the Company acquired all of the issued and outstanding shares of High Gardens, Inc. The purpose of this acquisition was to acquire a medical marijuana license in the State of Rhode Island. As part of the asset acquisition, the Company paid $300,000 in cash, issued $700,000 in convertible debt, and incurred acquisition costs of $26,256 for the acquisition of High Gardens, Inc. Management determined the consideration paid was equal to the fair value of the intangible asset acquired, or $1,026,256. The related operating results are included in the accompanying consolidated statements of net loss, changes in stockholders’ equity, and statement of cash flows commencing from the date of acquisition.

Acquisition of Mayflower Botanicals, Inc.

On March 29, 2019, the Company completed the 100% acquisition of Mayflower Botanicals, Inc. The purpose of this acquisition was to acquire a medical marijuana license in the State of Massachusetts. As part of the asset acquisition, the Company paid $1,001,165 in cash, issued $13,094,032 in multiple voting shares, and incurred acquisition costs of $2,962,392, of which $2,902,492 related to the issuance of multiple voting shares as a finder’s fee, for the acquisition of Mayflower Botanicals, Inc. Management determined the consideration paid was equal to the fair value of the intangible asset acquired, or $17,057,589. The related operating results are included in the accompanying consolidated statements of operations, changes in shareholders’ equity, and statement of cash flows commencing from the date of acquisition.

Acquisition of XAAS Agro, Inc.

On June 19, 2019, the Company completed the 100% acquisition of XAAS Agro, Inc. The purpose of this acquisition was to acquire a medical marijuana license in the territory of Puerto Rico. As part of the asset acquisition, the Company paid $900,000 in cash, issued $900,000 in convertible debt, and incurred acquisition costs of $91,863, for the acquisition of XAAS Agro, Inc. Management determined the consideration paid was equal to the fair value of the intangible asset acquired, or $1,891,863. The related operating results are included in the accompanying consolidated statements of net loss, changes in stockholder’s equity, and statement of cash flows commencing from the date of acquisition.

Acquisition of Midwest Hemp Research, LLC

During the year ended December 31, 2019, the Company completed the 100% acquisition of Midwest Hemp Research, LLC. The purpose of this acquisition was to acquire an industrial hemp license in the state of Minnesota. As part of the asset acquisition, the Company issued $50,000 in convertible debt and incurred acquisition costs of $12,229, for the acquisition of Midwest Hemp Research, LLC. Management determined the consideration paid was equal to the fair value of the intangible asset acquired, or $62,229. The related operating results are included in the accompanying consolidated statements of net loss, changes in stockholders’ equity, and statement of cash flows commencing from the date of acquisition.

4. Fair Value Measurements

The Company complies with ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and 2018 indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

	Quoted prices
	in active
	markets for	Other	Significant
	identical	observable	unobservable
	assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total
December 31, 2019
Cash and Restricted Cash	$9,234,173	$-	$-	$9,234,173
Total recurring fair value measurements	9,234,173	-	-	9,234,173

	Quoted prices
	in active
	markets for	Other	Significant
	identical	observable	unobservable
	assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total
December 31, 2018
Cash equivalents	$9,624,110	$-	$-	$9,624,110
Total recurring fair value measurements	9,624,110	-	-	9,624,110

Items measured at fair value on a non-recurring basis

The Company's non-financial assets, such as prepayments and other current assets, long lived assets, including property and equipment and intangible assets, are measured at fair value when there is an indicator of impairment and are recorded at fair value only when an impairment charge is recognized. In connection with an evaluation of such non-financial assets during the year ended December 31, 2019, the carrying values of prepayments and intangible assets were concluded to exceed their fair values. As a result, the Company recorded impairment charges that incorporates fair value measurements based on Level 3 inputs (refer to Notes 11 & 12).

The estimated fair value of cash and cash equivalents, accounts receivable, net, accounts payable, and accrued expenses and other current liabilities at December 31, 2019 and 2018 approximate their carrying amount due to short term nature of these instruments.

5. Trade Receivables

Trade receivables are comprised of the following items:

	December 31,
	2019	2018
Trade receivable	-	1,444,217
Tenant improvements receivable	1,025,963	152,040
Taxes receivable	-	628,000
Total	$1,025,963	$2,224,257

Included in the trade receivables, net balance at December 31, 2019 is an allowance for doubtful accounts of $278,309 (December 31, 2018 - $0).

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

6. Inventory

Inventory is comprised of the following items:

	December 31,
	2019	2018
Work-in-process	$11,000,462	$4,175,594
Finished goods	3,324,920	1,650,569
Accessories	346,194	260,430
Total	$14,671,576	$6,086,593

Inventory is written down for any obsolescence, spoilage and excess inventory or when the net realizable value of inventory is less than the carrying value. Inventory valuation adjustments included in cost of sales on the statements of net loss and comprehensive loss is comprised of the following:

	December 31,
	2019	2018
Raw materials	$-	$-
Work-in-process	865,405	-
Finished goods	-	-
Total	$865,405	$-

During the year ended December 31, 2019, the Company incurred non-recurring operational expenses at our Maryland, Pennsylvania and Ohio production facilities related to our production of cannabis products. These costs could not be recovered, and as a consequence net realizable value was less than carrying value of inventory. Accordingly, an inventory valuation adjustment of $865,405 was recorded.

7. Prepayments and other current assets

Prepayments and other current assets are comprised of the following items:

	December 31,
	2019	2018
Prepaid Rent	$138,512	$-
Prepaid Insurance	983,774	500,241
Other Prepaid Expenses	1,163,262	462,056
Total	$2,285,548	$962,297

8. Deferred Acquisition Costs

As of December 31, 2019, and 2018, the Company had a total of $28,136 and $1,885,653, respectively, for deferred acquisition costs relating to the acquisition of MJ Distributing, which is not yet closed.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

9. Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31,
	2019	2018
Land	$1,309,949	$-
Buildings and leasehold improvements	5,523,380	3,586,255
Furniture and equipment	5,082,416	2,508,454
Software	105,968	105,968
Vehicles	399,302	171,517
Construction-in-progress	3,264,702	1,575,907
Right of use asset under finance lease	23,289,965	17,083,758
	38,975,682	25,031,859
Less: accumulated depreciation and amortization	(4,431,555)	(2,184,576)
Total	$34,544,127	$22,847,283

For the year ended December 31, 2019 and 2018, total depreciation and amortization on property and equipment was $2,246,979 and $274,319, respectively. For the year ended December 31, 2019 and 2018, accumulated amortization of the right of use asset amounted to $2,072,175 and $771,508, respectively. The right of use asset under finance lease of $23,289,965 consists of leased manufacturing and cultivation premises.

10. Leases

Components of lease expenses are listed below:

December 31,
2019
Finance lease cost
Amortization of ROU assets	$918,888
Interest on lease liabilities	4,236,170
Operating lease expense	1,708,920
Total lease expenses	$6,863,978

Future minimum lease payments (principal and interest) on the leases is as follows

	Operating Leases	Finance Leases
	December 31, 2019	December 31, 2019	Total
2020	$1,782,678	$4,048,544	$5,831,222
2021	1,548,850	4,188,956	5,737,806
2022	1,557,269	4,334,240	5,891,509
2023	1,546,111	4,484,566	6,030,677
2024	1,560,512	4,640,109	6,200,621
Thereafter	12,271,948	58,194,015	70,465,963
Total minimum lease payments	$20,267,368	$79,890,430	$100,157,798
Less discount to net present value			(68,608,651)
			$31,549,147

During the year ended December 31, 2019, the Company entered into sale and leaseback transactions for Cultivation Facilities. As part of the transaction, the Company entered a lease agreement for the Cultivation Facilities as follows:

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

•	The lease agreement for a processing and manufacturing facility in Ohio with a fair value of $1,018,123 is for 15 years with two consecutive options to extend for an additional 5 years each. The effective interest rate on the lease is 15% and requires regular monthly payments of $42,000, which increase by 3.5% each year. Principal repayments begin in 2028. The lease also provides for a Tenant Improvement (“TI”) allowance up to $2,581,887.

During the year ended December 31, 2018, the Company entered into sale and leaseback transactions for Cultivation Facilities. As part of the transaction, the Company entered into three separate lease agreements for the Cultivation Facilities as follows:

•	The lease agreement (as amended in December 2018) for a cultivation and manufacturing facility in Pennsylvania with a fair value of $5,763,330 is for 15 years with two consecutive options to extend for an additional 5 years each. The effective interest rate of the lease is 15% and requires regular monthly payments of $120,000 which increase by 3.5% each year. Principal repayments begin in 2025. Principal repayments begin in 2025. The lease also provides for a Tenant Improvement (“TI”) allowance up to $3,500,000.

On December 7, 2018, the Company signed a first amendment to the existing lease agreements for the cultivation and manufacturing facilities in Minnesota, New York and Pennsylvania. Under the terms of the amendments, the term of leases was extended to December 7, 2033, for tenant improvements per the terms through December 7, 2033 and provides for additional tenant improvements of up to $5,000,000.

On September 25, 2019, the Company signed a second amendment to the existing lease agreements for the cultivation and manufacturing facilities in Minnesota. Under the terms of the second amendment, the term of the lease was extended to December 7, 2038 and provides for additional tenant improvements of up to $5,588,000. The amended agreement for the cultivation and manufacturing facility in Minnesota requires regular monthly payments of $111,263.

•	The amended agreement cultivation and manufacturing facility in New York requires regular monthly payments of $82,800 which increases by 3.5% each year beginning in December 2018 over the remaining term of the agreement. Principal repayments begin in 2023. The agreement has two optional consecutive options to extend for an additional 5 years. Also, the amendment requires an additional deposit of $150,000 and provides for additional tenant improvement (TI) allowance up to $2,000,000.

•	The amended agreement for the cultivation and manufacturing facility in Minnesota requires regular monthly payments of $111,263 which increases by 3.5% each year beginning in October 2019 over the remaining term of the agreement. Principal repayments begin in 2024. The agreement has two optional consecutive options to extend for an additional 5 years. Also, the amendment provides for additional tenant improvement (TI) allowance up to $5,588,000.

Supplemental cash flow information related to leases

December 31,
2019
Cash paid for amounts included in the measurement of lease liabilities:
Financing cash flows from finance leases	$581,830
Non-cash additions to ROU assets	6,206,226
Amortization of operating leases	877,514

Other information about lease amounts recognized in the financial statements

December 31,
2019
Weighted-average remaining lease term (years) – operating leases	6.63
Weighted-average remaining lease term (years) – finance leases	13.05
Weighted-average discount rate – operating leases	15.00%
Weighted-average discount rate – finance leases	20.49%

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

11. Goodwill

The following table shows the change in carrying amount of goodwill:

Goodwill - January 1, 2019	$-
Acquisition of Elephant Head Farm	7,792,605
Acquisition of Red Barn	3,878,300
Impairment	(8,538,414)
Goodwill - December 31, 2019	$3,132,491

Goodwill is tested for impairment annually or more frequently if indicators of impairment exist or if a decision is made to dispose of business. The valuation date for the Company annual impairment testing is December 31. On this date, the Company performed a Step 1 goodwill impairment analysis.

The Company compared the current fair value of each reporting unit to the net book value, including goodwill. The Company utilized a discounted cash flow model (“DCF model”) to estimate the current fair value of reporting units, as management believes forecasted operating cash flows are the best indicator of current fair value. A number of significant assumptions and estimates were involved in the preparation of DCF models including future revenues and operating margin growth, the weighted-average cost of capital of approximately 20% (“WACC”), tax rates, capital spending, impact of business initiatives and working capital projections. DCF models are based on approved long-range plans for the early years and historical relationships and projections for later years. WACC rates are derived from internal and external factors including, but not limited to, the average market price of the Company's stock, book value of the Company's debt, the long-term risk-free interest rate, and both market and size-specific risk premiums.

The net book value of the Red Barn and Elephant Head Farms reporting units exceeded their current fair values. Accordingly, the second step of the goodwill impairment test (“Step 2”) was performed to determine if an impairment existed and the amount of goodwill impairment to record, if any.

Step 2 compared the net book value of the reporting unit’s goodwill with the implied fair value of that goodwill. The implied fair value of goodwill represents the excess of fair value of the reporting units over the fair value amounts assigned to all of the assets and liabilities of the reporting unit if it were to be acquired in a hypothetical business combination and the current fair value of the reporting unit represented the purchase price. The result was that the net book value of two reporting units’ goodwill exceeded the implied fair values. Accordingly, an impairment charge of $8,538,414 was recorded (Elephant Head Farm: $4,844,270), (Red Barn: $3,694,144).

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

12. Intangibles

During the years ended December 31, 2019 and 2018, the Company acquired cannabis licenses in Arizona, Maryland, Massachusetts, New Mexico, Puerto Rico, and Rhode Island. The fair value allocated to a license is depreciated over its expected useful life, which is estimated between 4-20 years.

Intangible assets are comprised of the following items:

	December 31,
	2019				2018
Definite-Lived Intangible Assets	Cost	Accumulated Amortization	Impairment	Net	Cost	Accumulated Amortization	Net
Licenses	29,612,319	(884,646)	(19,726,436)	9,001,237	2,204,982	(20,417)	2,184,565
Total	29,612,319	(884,646)	(19,726,436)	9,001,237	2,204,982	(20,417)	2,184,565

Amortization expense for intangibles was $864,230 and $20,417 during the years ending December 31, 2019 and 2018, respectively and is recorded in selling, general, and administrative expenses on the Consolidated Statements of Net Loss and Comprehensive Loss. During 2019, the Company decided not to pursue cannabis productions in Puerto Rico, Massachusetts, and Rhode Island. As a result, the licenses acquired from XAAS, Mayflower, and High Gardens were impaired by their entire values, totaling $19,726,436.

The Company estimates that amortization expense will be $617,940 per year, for the next five fiscal years.

13. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are comprised of the following items:

	December 31,
	2019	2018
Accounts payable – trade	$1,364,899		$1,971,151
Accrued payroll	681,281		320,004
Taxes payable	328,566		25,644
Insurance payable	241,006		-
Contract liability	210,263	-	-
Accrued taxes	115,745		66,418
Other	195,326		129,172
Total accounts payable and accrued liabilities	$3,137,086		$2,512,389

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

14. Long-Term Debt

During the year ended December 31, 2018, the Company issued a promissory note payable in the amount of $1,000,000. The note bears interest at a rate of 15% per annum with interest payments required on a monthly basis and matured on January 31, 2020. The loan was paid in full during the year ended December 31, 2018.

During the year ended December 31, 2017, the Company signed a promissory note payable in the amount of $1,010,000. The note bears interest at a rate of 15% per annum with interest payments required on a monthly basis. Effective November 13, 2019, the Company’s promissory note payable in the amount of $1,010,000 was modified to increase the amount payable to $1,110,000 and extend the maturity date to December 31, 2021.

The following table shows a summary of the Company’s long-term debt:

	December 31,
	2019	2018
Beginning of year	$1,010,000	$1,010,000
Proceeds	100,000	1,000,000
Payments	-	(1,000,000)
End of year	1,110,000	1,010,000
Less: Current portion	-	(1,010,000)
Total long-term debt	$1,110,000	$-

15. Convertible notes

3% Convertible Note

On January 3, 2019, the Company issued a convertible note with a face value of $700,000 in connection with the High Gardens acquisition (refer to Note 3).

The convertible note bears interest at a rate of 3.0% per annum, payable monthly commencing January 3, 2019 and continuing on the first of each month, beginning on February 1, 2019. Additional interest may accrue on the convertible note in specified circumstances. The convertible note will mature on January 2, 2024, unless earlier repurchased, redeemed or converted. There are no principal payments required over the five-year term of the convertible note, except in the case of redemption or events of defaults.

The convertible note is the Company’s general unsecured obligation and ranks senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the note; equal in right of payment with any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables but excluding intercompany obligations) of the Company’s current or future subsidiaries.

The note includes customary covenants and sets forth certain events of default after which the convertible note may be declared immediately due and payable, including certain types of bankruptcy or insolvency involving the Company.

To the extent the Company or the holder so elects, the convertible note will be convertible only in the event of a reverse merger. The conversion rate for the convertible note shall be equal to the price per share of the Company’s capital stock as valued in the RTO. On March 28, 2019, the RTO Conversion price was established at $425.00 per Multiple Voting Share (refer to Note 3).

On June 4, 2019, the Company converted the outstanding principle and accrued interest into 1,665 Multiple Voting Shares pursuant to the original contractual terms.

2.76% Convertible Note

On January 1, 2019, the Company issued a convertible note with a face value of $50,000 in connection with the Midwest Hep Research, LLC acquisition (refer to Note 3).

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

The convertible note bears interest at a rate of 2.76% per annum, payable monthly commencing January 1, 2019 and continuing on the first of each month, beginning on July 1, 2019. Additional interest may accrue on the convertible note in specified circumstances. The convertible note will mature on December 10, 2021, unless earlier repurchased, redeemed or converted. There are no principal payments required over the two-year term of the convertible note, except in the case of redemption or events of defaults.

The convertible note is the Company’s general unsecured obligation and ranks senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the note; equal in right of payment with any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables but excluding intercompany obligations) of the Company’s current or future subsidiaries.

The note includes customary covenants and sets forth certain events of default after which the convertible note may be declared immediately due and payable, including certain types of bankruptcy or insolvency involving the Company.

To the extent the Company or the Holder so elects, the convertible note will be convertible at the conversion rate equal to the price per share of the Company’s capital stock as valued at in the RTO at $4.25 per share. The initial conversion rate for the convertible note is 211.7547 per one-thousand-dollar principle amount of the note which represents 10,578 shares of common stock, based on the $50,000 aggregate principle amount of convertible notes outstanding as of December 31, 2019. As of December 31, 2019, the shares to be issued to settle the convertible note have an aggregate fair value of $44,996.

5% Convertible Note

On June 17, 2019, the Company issued a convertible note with a face value of $900,000 in connection with the XAAS Argo, Inc. acquisition (refer to Note 3).

The convertible note bears interest at a rate of 5.0% per annum, payable monthly commencing June 17, 2019 and continuing on the first of each month, beginning on July 1, 2019. Additional interest may accrue on the convertible note in specified circumstances. The convertible note will mature on June 17, 2021, unless earlier repurchased, redeemed or converted. There are no principal payments required over the two year term of the convertible note, except in the case of redemption or events of defaults.

The convertible note is the Company’s general unsecured obligation and ranks senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the note; equal in right of payment with any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables but excluding intercompany obligations) of the Company’s current or future subsidiaries.

The note includes customary covenants and sets forth certain events of default after which the convertible note may be declared immediately due and payable, including certain types of bankruptcy or insolvency involving the Company.

To the extent the Company or the Holder so elects, the convertible note will be convertible at the conversion rate equal to the price per share of the Company’s capital stock as valued at in the RTO at $4.25 per share. The initial conversion rate for the convertible note is 211.7547 per one-thousand-dollar principle amount of the note which represents 190,588 shares of common stock, based on the $900,000 aggregate principle amount of convertible notes outstanding as of December 31, 2019. As of December 31, 2019, the shares to be issued to settle the convertible note have an aggregate fair value of $809,961.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

The following table sets forth the net carrying amount of the convertible notes:

	December 31, 2019	December 31, 2018
5.00% convertible notes	$900,001	$-
2.76% convertible notes	50,000	-
3.00% convertible notes costs	-	-
Net carrying amount	$950,001	$-

The following table sets forth total interest expenses recognized related to the convertible notes:

16. Stockholders’ Equity

Shares

The Company’s certificate of incorporation authorized the Company to issue the following classes of shares with the following par value and voting rights as of December 31, 2019. The liquidation and dividend rights are identical among Shares equally in our earnings and losses on an as converted basis.

	Par Value	Authorized	Voting Rights
Subordinate Voting Share “SVS”	$-	Unlimited	1 vote for each share
Multiple Voting Share “MVS”	$-	Unlimited	100 votes for each share
Super Voting Share	$-	Unlimited	10 votes for each share

Subordinate Voting Shares

Holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held.

Multiple Voting Shares

Holders of Multiple Voting Shares will be entitled to one hundred votes for each Multiple Voting Share held.

Multiple Voting Shares each have the restricted right to convert to one hundred Subordinate Voting Shares subject to adjustments for certain customary corporate changes.

Super Voting Shares

Holders of Super Voting Shares will be entitled to ten votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted, which for greater certainty, shall initially equal one thousand votes per Super Voting Share. Each Super Voting share shall be convertible into one Multiple Voting Share

On March 18, 2019, the Company issued 12,090,937 SVS of the Company at $4.25 per share for gross proceeds of $51,386,482. In connection with the financing, the Company paid a cash fee to the agents equal to $2,826,739 and the agents were granted a combined 763,111 in compensation warrants with a value of $1,723,741. The agent’s compensation warrants will be exercisable at a price of $4.25 per share for a period of two years. In addition, the Company paid a financial advisory fee of $415,000 and had costs in the amount of $379,785. Of total costs, $448,840 was incurred during the year ended December 31, 2018.

On March 18, 2019, the Company issued 705,879 SVSs as part of the RTO Transaction (refer to Note 3) in exchange for all outstanding shares of Vireo US at a price of $4.25. In addition, the Company incurred $2,994,606 of transaction related fees, representing the excess fair value of shares issued by Vireo US over the value of the net monetary assets of Vireo Health International. This was recognized as a recapitalization cost within Stockholders’ equity.

On March 22, 2019, the Company issued 16,806 MVS shares at a value of $451.89 per share in connection with the closing of the Arizona Natural Remedies acquisition (refer to Note 3).

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

On March 26, 2019, the Company issued 6,721 MVS shares at a deemed issuance price of $465.75 per share in connection with the closing of the Silver Fox Management Services, LLC acquisition (refer to Note 3).

On March 29, 2019, the Company issued 30,325 MVS shares at a deemed issuance price of $431.79 per share in connection with the closing of the Mayflowers Botanicals acquisition (refer to Note 3). In addition, the Company issued 6,722 MVS shares at a deemed issuance price of $431.79 per share as a finders fee for the acquisition.

On June 4, 2019, the Company issued 1,665 MVS in connection with the conversion of the 3.0% convertible note.

Throughout the year, the Company converted 26,299 MVS Shares into SVS shares at the conversion ratio of 100 to 1.

Preferred Shares

On January 1, 2018, the Vireo U.S. converted from an LLC to a C Corporation and, as a result, became subject to corporate federal and state income taxes. On conversion to a C corporation, Vireo was authorized to issue 300,048,397 shares, including 225,036,298 common shares, and 75,012,099 preferred stock both of which have a par value of $0.0001 per share.

From Vireo U.S.’s inception to December 31, 2017, the Company was not subject to corporate federal and state income taxes since it was operating as a Limited Liability Company (LLC). On January 1, 2018, the Company converted from an LLC to a C Corporation and, as a result, became subject to corporate federal and state income taxes. Vireo U.S.’s accumulated retained earnings of $4,225,000 was adjusted.

	Par Value	Authorized	Voting Rights
Series A Preferred Stock	$0.001	Unlimited
Series B Preferred Stock	$0.001	Unlimited
Series C Preferred Stock	$0.001	Unlimited
Series D Preferred Stock	$0.001	Unlimited

Prior to the RTO, all the Series A, B,C,D Preferred Stock were converted into common shares. Concurrently, the shareholders of Vireo exchanged their common shares of Vireo, will receive, Super Voting Shares, Subordinate Voting Shares or Multiple Voting Shares of the Corporation, as applicable and received, based on a ratio of 0.300048 Multiple Voting Shares or Super Voting Shares or 30.0048 Subordinate Voting Shares for every common share of Vireo.

The Company issued 11,500,855 Class D Preferred shares for gross proceeds of $17,248,500. In connection with the issuance, the Company incurred share issuance costs of $1,458,108 and issued 867,198 warrants, which are exercisable into Series D-1 preferred shares of the Company at a price of $45 for a period of 24 months.

Vireo U.S. acquired all the issued and outstanding membership units of a Maryland company related to Vireo, which has applied for a cannabis cultivation, manufacturing and dispensary license in Maryland. As consideration for the membership units, Vireo U.S. issued 2,422,531 Series C preferred shares with fair value of $3,600,000

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

17. Stock-Based Compensation

Stock Options

In January 2019, the Company adopted the 2019 Equity Incentive Plan under which the Company may grant incentive stock option, restricted shares, restricted share units, or other awards. Under the terms of the plan, a total of ten percent of the number of shares outstanding assuming conversion of all super voting and multiple voting shares to subordinate voting shares are permitted to be issued. The exercise price for incentive stock options issued under the plan will be set by the committee but will not be less 100% of the fair market value of the Company’s shares on the date of grant. Incentive stock options have a maximum term of 10 years from the date of grant. The incentive stock options vest at the discretion of the Board.

Options granted under the equity incentive plan were valued using the Black-Scholes option pricing model with the following assumptions:

	For the Years Ended December 31,
	2019	2018
Risk-Free Interest Rate	1.48%	2.56%
Expected Life of Options (years)	8.01	8.74
Expected Annualized Volatility	100%	100%
Expected Forfeiture Rate	-	-
Expected Dividend Yield	-	-

Stock option activity for the Company for the years ended December 31, 2019 and 2018 is presented below:

		Weighted Average	Weighted Average
	Number of Shares	Exercise Price	Remaining Life
Options outstanding at January 1, 2018	-	$-	-
Granted	22,215,547	0.29	-
Options outstanding at December 31, 2018	22,215,547	0.29	8.25
Forfeitures	(225,040)	0.33	-
Granted	1,672,093	1.13	-
Options outstanding at December 31, 2019	23,662,600	$0.35	7.54

Options exercisable at December 31, 2019	14,146,823	$0.27	6.58

During the years ended December 31, 2019 and 2018, the Company recognized $789,537 and $2,072,706 in share-based compensation relating to stock options, respectively. As of December 31, 2019, the total unrecognized compensation costs related to unvested stock options awards granted was $2,095,129. In addition, the weighted average period over which the unrecognized compensation expense is expected to be recognized is 9.6 years. The total intrinsic value of stock options exercisable and outstanding as of December 31, 2019 was $17,205,946 and $11,282,703, respectively.

The Company does not estimate forfeiture rates when calculating compensation expense. The Company records forfeitures as they occur.

Warrants

Subordinate Voting Share (SVS) warrants entitle the holder to purchase one subordinate voting share of the Company. Multiple Voting Share (MVS) warrants entitle the holder to purchase one multiple voting share of the Company.

During the year ended December 31, 2019, the Company issued 763,111 SVS finders’ warrants with a value of $1,723,741. The Company also issued 15,000,000 SVS compensation warrants. During the year ended December 31, 2019, the Company issued 13,583 MVS warrants and recorded $1,121,132 in share-based compensation in connection with the MVS warrants.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

During the year ended December 31, 2018, the Company issued 867,198 warrants valued at $693,344, in connection with a share issuance.

Warrants issued were valued using the Black-Scholes option pricing model with the following assumptions:

	December 31,
SVS Warrants	2019	2018
Risk-Free Interest Rate	1.74% – 2.31%	2.86%
Expected Life of Options (years)	2.00 – 5.00	2.00
Expected Annualized Volatility	100%	100%
Expected Forfeiture Rate	-	-
Expected Dividend Yield	-	-

December 31,
MVS Warrants	2019	2018
Risk-Free Interest Rate	1.67% – 2.31%	-
Expected Life of Options (years)	2.00 – 5.00	-
Expected Annualized Volatility	60% - 100%	-
Expected Forfeiture Rate	-	-
Expected Dividend Yield	-	-

A summary of the warrants outstanding is as follows:

SVS Warrants	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life
Warrants outstanding at January 1, 2018	-	$-	-
Issued	867,198	1.50	-
Warrants outstanding at December 31, 2018	867,198	1.50	2.09
Issued	15,763,111	2.39	-
Warrants outstanding at December 31, 2019	16,630,309	$2.34	4.49
	-	-	-
Warrants exercisable at December 31, 2019	1,642,762	$2.79	1.15

MVS Warrants	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life
Warrants outstanding at January 1, 2018	-	$-	-
Issued	-	-	-
Warrants outstanding at December 31, 2018	-	-	-
Issued	13,583	194.66	-
Warrants outstanding at December 31, 2019	13,583	$194.66	2.73
	-	-	-
Warrants exercisable at December 31, 2019	12,453	$185.33	2.63

During the year ended December 31, 2019, $1,392,628 in share-based compensation expense was recorded in connection with the SVS compensation warrants and $1,121,132 in share-based compensation was recorded in connection with the MVS warrants. As of December 31, 2019, the total unrecognized compensation costs related to unvested awards granted was $11,102,668. In addition, the weighted average period over which the unrecognized compensation expense is expected to be recognized is 4.8 years.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

18. Commitments and Contingencies

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the financial statements.

Lease commitments

The Company leases various facilities, under non-cancelable finance and operating leases, which expire at various dates through September 2027.

19. General and Administrative Expenses

General and administrative expenses are comprised of the following items:

	Years Ended December 31,
	2019	2018
Salaries and benefits	$10,339,741	$4,144,540
Professional fees	4,036,348	1,862,317
Insurance expenses	3,036,962	542,548
Other expenses	8,496.408	3,289,086
Total	$25,909,459	$9,838,491

20. Income Taxes

For financial reporting purposes, loss before income taxes includes the following components

	Years Ended December 31,
	2019	2018
United States	$(56,893,312)	$(5,720,965)
Total	$(56,893,312)	$(5,720,965)

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

The (recoveries) expenses for income taxes consists of:

	Year ended December 31,
	2019	2018
Current:
United States	$2,231,000	$2,365,000
Total	2,231,000	2,365,000

Deferred:
United States	$(1,645,000)	$125,000
Total	(1,645,000)	125,000
Total	$586,000	$2,490,000

	Year ended December 31,
	2019	2018
Loss before income taxes:	$(56,893,312)	$(5,720,965)
Income tax benefits at statutory rate	(11,947,596)	(1,201,403)
State Taxes	(5,689,331)	(503,782)
Non-deductible expenses	17,198,905	3,577,397
Stock based and other compensation	1,024,022	617,788
Income tax expense, net	$586,000	$2,490,000

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

The following table summarizes the components of deferred tax:

	2019	2018
Deferred assets
Operating loss carryforwards - United States	$590,000	$-
Allowance for doubtful accounts	75,000	-
Accrued loyalty expense	65,000	-
Inventory reserve	240,000	90,000
Financing leases	220,000	260,000
Intangible assets	950,000	5,000
Share based compensation	150,000	60,000
Total Deferred tax assets	2,290,000	415,000
Less valuation allowance	-	-
Net deferred tax assets	2,290.000	415,000
Deferred tax liabilities
Property and equipment	670,000	530,000
Related party management fee receivables	90,000	-
Deferred loss sale leaseback	10,000	10,000
Total deferred tax liabilities	770,000	-
Net deferred asset/(tax liabilities)	$1,520,000	$(125,000)

Effective January 1, 2018, the United States tax law provides a deduction for the foreign-source portion of dividends received from specified foreign corporations. As such, the Company does not maintain an indefinite reinvestment assertion on unremitted foreign earnings and has recorded a deferred tax liability, as necessary, for any estimated foreign, federal, or state tax liabilities associated with a future repatriation of foreign earnings.

At December 31, 2019, the Company had United States federal net operating loss carryforwards of approximately $280,000 and state net operating loss carryforwards of approximately $6,670,000 that can be carried forward indefinitely and limited in annual use to 80% of the current year taxable income.

The Company recognizes the financial statement impact of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest impact that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company recognizes the financial statement impact of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest impact that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The total amount of gross unrecognized tax benefits (liabilities) was $1,520,000, ($125,000), as of December 31, 2019, 2018 , respectively. There is a reasonable possibility that the Company’s unrecognized tax benefits will change within twelve months due to audit settlements or the expiration of statute of limitations, but the Company does not expect the change to be material to the financial statements.

The Company recognizes interest and, if applicable, penalties (not included in the “unrecognized tax benefits” table above) for any uncertain tax positions. Interest and penalties are recorded as a component of income tax expenses. In the years ended December 31, 2019 and 2018, the Company recorded approximately $9,919 and $12,731 and, respectively, of interest and penalty expenses related to uncertain tax positions. As of December 31, 2019 and 2018, the Company had a cumulative balance of accrued interest and penalties on unrecognized tax positions of $0 and $0, respectively.

The Company and its subsidiaries are subject to United States federal income tax as well as the income tax of multiple state and foreign jurisdictions. The Company is not currently under audit in any jurisdiction for any period. Major jurisdictions where there are wholly owned subsidiaries of Vireo, Inc. Within the next four fiscal quarters, the statute of limitations will begin to close on fiscal year 2016 Canadian income tax returns.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

21. Supplemental Cash Flow Information(1)

	2019	2018
Cash paid for interest	$3,934,362	$2,314,467
Cash paid for income taxes	1,404,845	2,993,000
Non-cash financing activities
Conversion of 3% Convertible Note to MVS	$725,090	-
Non-cash investing
Acquisition of AZ Entities through issuance of MVS	$7,594,463	-
Acquisition of Mayflower through issuance of MVS	15,996,524	-
Acquisition of Silverfox through issuance of MVS	3,303,297	-
Acquisition of Midwest Hemp through issuance of 2.76% Convertible Note	50,000	-
Acquisition of Midwest Hemp through issuance of 5.0% Convertible Note	900,000	-
Acquisition of Marymed through issuance of Series C	-	3,600,000

(1)	For supplemental cash flow information related to leases, refer to Note 10.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

22. Financial Instruments

Credit risk

Credit risk is the risk of loss associated with counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash and receivables. A small portion of cash is held on hand, from which management believes the risk of loss is remote. Receivables relate primarily to wholesale sales. The Company does not have significant credit risk with respect to customers. The Company’s maximum credit risk exposure is equivalent to the carrying value of these instruments. The Company has been granted licenses pursuant to the laws of the states of Arizona, Massachusetts, Maryland, Minnesota, New Mexico, New York, Ohio, Pennsylvania, Puerto Rico and Rhode Island with respect to cultivating, processing, and/or distributing marijuana. Presently, this industry is illegal under United States federal law. The Company has, and intends, to adhere strictly to the state statutes in its operations.

Liquidity risk

The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As of December 31, 2019, the Company’s financial liabilities consist of accounts payable and accrued liabilities, debt, and lease liabilities. The Company manages liquidity risk by reviewing its capital requirements on an ongoing basis. Historically, the Company’s main source of funding has been additional funding from shareholders. The Company’s access to financing is always uncertain. There can be no assurance of continued access to significant equity financing.

Legal Risk

Vireo U.S. operates in the United States. The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug. Under United States federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. The United States Food and Drug Administration has not approved marijuana as a safe and effective drug for any indication. In the United States marijuana is largely regulated at the state level. State laws regulating cannabis are in direct conflict with the federal Controlled Substances Act, which makes cannabis use and possession federally illegal.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency rates. The Company is not exposed to currency risk.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company currently does not carry variable interest-bearing debt. It is management’s opinion that the Company is not exposed to significant interest rate risk

23. Related Parties Transactions

As of December 31, 2019, $106,113 owing to related parties (members of the Board of Directors) was included in accounts payable and accrued liabilities. There were no such amounts in 2018.

As of December 31, 2019, and 2018, there were no amounts due from related parties.

During the year ended December 31, 2019 the Company acquired Midwest Hemp Research, LLC which was 50% owned by the Kyle Kingsley Chief Executive Officer of the Company. As consideration for the acquisition, the Company issued a $25,000 convertible note to the CEO.

VIREO HEALTH INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

For the year ending December 31, 2019, the Company paid a related party (Salo LLC owned by Amy Langer member of the Board of Directors) for contract staffing expenses in the amount of $295,463.

As of December 31, 2019, certain directors and officers of the Company (Kyle Kingsley, Amber Shimpa, Ari Hoffnung, and Stephen Dahmer) own Ohio Medical Solutions, Inc. The Company has executed a management agreement and option to purchase Ohio Medical Solutions, Inc.

24. Subsequent Events

Subsequent to December 31, 2019, there was a global outbreak of a new strain of coronavirus, COVID-19. The global and domestic response to the COVID-19 pandemic continues to rapidly evolve. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities that required temporary closure of many businesses and cessation of public events. While the Company’s medical cannabis business has been deemed “essential” in each of the states in which we currently operate, substantial job losses resulting in millions of people filing new applications for unemployment benefits as of the date of these financial statements, many of whom are likely our customers. A reduction in the income or financial security of our customers could result in a material impact to the Company’s future results of operations, cash flows and financial condition.

During the six months ended June 30, 2020, vesting of SVS compensation warrants held by the former executive chairman was accelerated in connection with his termination. $10,981,157 in share-based compensation expense affiliated with the vesting of these SVS compensation warrants was recognized in the statement of loss and comprehensive loss for the six-month period ended June 30, 2020.

On March 9, 2020, the Company closed the first tranche of a non-brokered private placement and issued 13,651,574 Units at a price of CAD $0.77 per Unit. Each Unit is comprised of one subordinate voting share of the Company and one subordinate voting share purchase warrant. Each warrant entitles the holder to purchase one subordinate voting share for a period of three years from the date of issuance at an exercise price of CAD $0.96 per subordinate voting share. The company has the right to force the holders of the Warrants to exercise the Warrants into Shares if, prior to the maturity date, the five-trading-day volume weighted-average price of the Shares equals or exceeds CAD $1.44. Total proceeds from this transaction were $7,613,480 net of share issuance costs of $104,173.

On August 11, 2020, the Company completed the sale of its equity in Pennsylvania Medical Solutions, LLC ("PAMS") to Jushi Inc, a subsidiary of Jushi Holdings, Inc. ("Jushi"), for consideration of $16.8 million in cash, and $3.8 million in the form of a four-year note with an 8 percent coupon rate payable quarterly. The transaction also includes an 18-month option for Jushi to purchase all the equity in another Vireo Health subsidiary, Pennsylvania Dispensary Solutions, LLC, for an additional $5 million in cash.

On October 1, 2020, the Company reached a definitive agreement, to sell all of the assets and liabilities of the affiliated company, Ohio Medical Solutions, LLC (“OMS”) to Ayr Strategies Inc. (“Ayr”) for $1.15 million in cash.

VIREO HEALTH INTERNATIONAL, INC.

CONSOLIDATED INTERIM FINANCIAL STATEMENTS

for the Three and Nine Months Ended September 30, 2020 and 2019

(unaudited)

(Expressed in United States dollars)

VIREO HEALTH INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (In U.S Dollars)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash	$16,281,768	$7,641,673
Restricted cash	1,592,500	1,592,500
Note Receivable	3,750,000	—
Accounts receivable, net of allowance for doubtful accounts of $437,698 and $278,309, respectively	619,491	1,025,963
Inventory	11,964,010	14,671,576
Prepayments and other current assets	2,365,580	2,285,548
Deferred acquisition costs	28,136	28,136
Assets held for sale	4,787,026	—
Total current assets	41,388,511	27,245,396
Property and equipment, net	26,145,118	34,544,127
Operating lease, right-of-use assets	8,839,581	7,306,820
Intangible assets, net	8,562,776	9,001,237
Goodwill	3,132,491	3,132,491
Deposits	1,648,423	2,651,366
Deferred Loss on Sale Leaseback	—	30,481
Deferred tax assets	—	1,520,000
Total assets	$89,716,900	$85,431,918
Liabilities
Current liabilities
Accounts payable	7,722,246	3,137,086
Right of use liability	776,541	619,827
Derivative liability	8,587,565	—
Liabilities held for sale	3,637,026	—
Total current liabilities	20,723,378	3,756,913
Right of use liability	21,730,226	30,929,230
Deferred tax liability	940,000	—
Convertible notes, net of issuance costs	900,001	950,001
Long-Term debt	1,110,000	1,110,000
Total liabilities	$45,403,605	$36,746,144

Commitments and contingencies (refer to Note 19)

Stockholders’ equity
Subordinate Voting Shares ($- par value, unlimited shares authorized; 37,335,985 shares issued and outstanding)	—	—
Multiple Voting Shares ($- par value, unlimited shares authorized; 549,928 shares issued and outstanding)	—	—
Super Voting Shares ($- par value; unlimited shares authorized; 65,411 shares issued and outstanding, respectively)	—	—
Additional Paid in Capital	143,780,496	127,476,624
Accumulated deficit	(99,467,201)	(78,790,850)
Total stockholders' equity	$44,313,295	$48,685,774
Total liabilities and stockholders' equity	$89,716,900	$85,431,918

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VIREO HEALTH INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF NET LOSS AND COMPREHENSIVE LOSS ( In U.S. Dollars)

	For the Three Months ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$12,475,782	$7,992,159	$36,809,714	$20,964,263
Cost of sales
Product costs	7,360,671	6,692,030	24,492,831	14,418,530
Inventory valuation adjustments	151,328	(230,470)	484,570	522,226
Gross profit	4,963,783	1,530,599	11,832,313	6,023,507
Operating expenses:
Selling, general and administrative	6,517,464	7,105,230	19,677,932	15,852,253
Stock-based compensation expenses	524,052	229,916	12,245,412	686,868
Depreciation	38,097	252,968	260,725	410,177
Amortization	153,356	1,209,909	461,737	1,512,775
Total operating expenses	7,232,969	8,798,023	32,645,806	18,462,073

Loss from operations	(2,269,186)	(7,267,424)	(20,813,493)	(12,438,566)

Other expenses:
Loss on sale of PP&E	—	—	13,800	—
Gain on disposal of assets	(16,884,173)	—	(16,884,173)	—
Loss on assets held for sale	446,544	—	446,544	—
Loss on derivative	4,066,335	—	5,032,537	—
Interest expenses, net	1,255,656	1,045,638	4,249,090	2,831,464
Other (income) expenses	(108,552)	102,052	205,061	1,536,968
Other (income) expenses, net	(11,224,190)	1,147,690	(6,937,141)	4,368,432

Income (loss) before income taxes	8,955,004	(8,415,114)	(13,876,352)	(16,806,998)

Current income tax (expense) benefit	(3,723,000)	593,000	(4,575,000)	(930,000)
Deferred income tax recoveries	(2,280,000)	(348,000)	(2,225,000)	(248,000)
Net (loss) income and comprehensive (loss ) income	2,952,004	(8,170,114)	(20,676,352)	(17,984,998)
Net (loss) income per share - Basic	$0.03	$(0.10)	$(0.22)	$(0.23)
Net (loss) income per share - Diluted	$0.03	$(0.10)	$(0.22)	$(0.23)
Weighted average shares used in computation of net loss per share - basic	98,871,038	85,252,511	95,433,233	79,331,273
Weighted average shares used in computation of net loss per share - diluted	112,517,113	85,252,511	95,433,233	79,331,273

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VIREO HEALTH INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

(in U.S. Dollars)

	Preferred Stock								Common Stock
	Series A		Series B		Series C		Series D		SVS		MVS		Super Voting Shares
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
Balance,January 1, 2020	—	$—	—	$—	—	$—	—	$—	23,684,411	$—	549,928	$—	65,411	$—	$127,476,624	$(78,790,850)	$48,685,774
Shares issued in private placement	—	—	—	—	—	—	—	—	13,651,574	—	—	—	—	—	4,058,460	—	4,058,460
Stock-based compensation	—	—	—	—		—	—	—	—	—	—	—	—	—	2,735,938	—	2,735,938
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,513,021)	(7,513,021)
Balance, March 31, 2020	—	$—	—	$—	—	$—	—	$—	37,335,985	$—	549,928	$—	65,411	$—	$134,271,022	$(86,303,871)	$47,967,151
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	8,985,422	—	8,985,422
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(16,115,334)	(16,115,334)
Balance, June 30, 2020	—	$—	—	$—	—	$—	—	$—	37,335,985	$—	549,928	$—	65,411	$—	$143,256,444	$(102,419,205)	$40,837,239
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	524,052	—	524,052
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,952,004	2,952,004
Balance at September 30, 2020	—	$—	—	$—	—	—	—	$—	37,335,985	$—	549,928	$—	65,411	$—	$143,780,496	$(99,467,201)	$44,313,295

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VIREO HEALTH INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

(in U.S. Dollars)

	Preferred Stock								Common Stock
	Series A		Series B		Series C		Series D		SVS		MVS		Super Voting Shares
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
Balance, January 1, 2019	21,663,494	—	10,261,655	—	22,772,744	—	11,500,855	—	—	—	—	—	—	—	48,956,606	(21,626,632)	27,329,974
Exchange of shares on RTO transaction	(21,663,494)	—	(10,261,655)	—	(22,772,744)	—	(11,500,855)	—	8,217,695	—	514,388	—	65,411	—	—	—	—
Shares issued on RTO transaction	—	—	—	—	—	—	—	—	705,879	—	—	—	—	—	2,999,986	—	2,999,986
Equity transaction costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,994,606)	—	(2,994,606)
Shares issued in private placement	—	—	—	—	—	—	—	—	12,090,937	—	—	—	—	—	47,764,958	—	47,764,958
Conversion of MVS shares to SVS shares	—	—	—	—	—	—	—	—	2,669,900	—	(26,699)	—	—	—	—	—	—
Acquisition of Mayflower Botanicals	—	—	—	—	—	—	—	—	—	—	37,047	—	—	—	15,996,524	—	15,996,524
Acquisition of AZ entities	—	—	—	—	—	—	—	—	—	—	16,806	—	—	—	7,594,463	—	7,594,463
Acquisition of Silver Fox assets	—	—	—	—	—	—	—	—	—	—	7,063	—	—	—	3,130,306	—	3,130,306
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	255,765	—	255,765
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,416,144)	(3,416,144)
Balance March 31, 2019	—	$—	—	$—	—	$—	—	$—	23,684,411	$—	548,605	$—	65,411	$—	$123,704,002	$(25,042,776)	$98,661,226
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	201,187	—	201,187
Shares issued on conversion of debt	—	—	—	—	—	—	—	—	—	—	1,665	—	—	—	469,325	—	469,325
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,398,741)	(6,398,741)
Balance, June 30, 2019	—	$—	—	$—	—	$—	—	$—	23,684,411	$—	550,270	$—	65,411	$—	$124,374,514	$(31,441,517)	$92,932,997
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	229,916	—	229,916
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(8,170,114)	(8,170,114)
Balance, September 30, 2019	—	$—	—	$—	—	—	—	$—	23,684,411	$—	550,270	$—	$65,411	$—	$124,604,430	$(39,611,631)	$84,992,799

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VIREO HEALTH INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in U.S. dollars, except for per share data)

	For the Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(20,676,352)	$(17,984,998)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory valuation adjustments	484,570	522,226
Depreciation	195,418	410,177
Depreciation capitalized to inventory	1,757,281	1,258,304
Amortization of operating leases	943,905	639,431
Amortization of intangible assets	461,737	1,512,775
Share-based payments	12,245,412	686,868
Loss on assets held for sale	446,554	—
Gain/loss	65,930	19,835
Deferred income tax	710,301	(1,319,934)
Deferred financing cost	—	448,480
Deferred acquisition cost	—	1,659,361
Loss from fair value of warrants	5,032,537	—
Gain on disposal of business	(16,884,173)	—
Accretion	573,573	—
Change in operating assets and liabilities:
Accounts Receivable	(302)	638,356
Prepaid expenses	(239,174)	(2,291,137)
Inventory	(1,025,982)	(7,873,741)
Accounts payable and accrued liabilities	4,759,842	1,329,940
Held for sale assets and liabilities	153,146	—
Net cash used in operating activities	(10,995,777)	(20,344,057)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of PPE	—	974,162
PP&E Additions	(3,581,289)	(6,444,813)
Proceeds from sale of PAMS	16,637,489	—
Acquisition of High Gardens	—	(326,256)
Acquisition of Silver Fox	—	(1,924,305)
Acquisition of Mayflower	—	(1,061,065)
Acquisition of XAAS Agro	—	(991,863)
Acquisition of Midwest Hemp	—	(12,229)
Acquisition of Elephant Head	—	(10,159,493)
Deposits	282,943	(514,361)
Net cash used in investing activities	13,339,143	(20,460,223)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares	7,613,490	47,542,878
Share issue costs	—	—
Proceeds from long-term debt	—	—
Debt interest payments	(65,962)	—
Lease payments	(1,250,799)	—
Net cash provided by financing activities	6,296,729	47,542,878

Net change in cash and restricted cash	8,640,095	6,738,598

Cash and restricted cash, beginning of year	9,234,173	9,624,110

Cash and restricted cash, end of year	$17,874,268	$16,362,708

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Summary

Vireo Health International Inc. (“Vireo International” or the “Company”) (formerly, Darien Business Development Corp.) was incorporated under the Alberta Business Corporations Act on November 23, 2004. On March 18, 2019, the Company completed a Reverse Takeover Transaction (“RTO”) with Vireo Health Inc. (“Vireo U.S.”), whereby the Company acquired Vireo U.S. and the shareholders of Vireo U.S. became the controlling shareholders of the Company. Following the RTO, the Company’s shares are listed on the Canadian Securities Exchange (the “CSE”) under ticker symbol “VREO” and quoted on the OTCQX under the symbol “VREOF.”

Vireo U.S. is a physician-led, science-focused organization that cultivates and manufactures pharmaceutical-grade cannabis products. As of September 30, 2020, Vireo U.S. operates medical cannabis cultivation, production, and dispensary facilities in Arizona, Maryland, Minnesota, New Mexico, New York, and Pennsylvania through its subsidiaries.

While marijuana and CBD-infused products are legal under the laws of several U.S. states (with vastly differing restrictions), the United States Federal Controlled Substances Act classifies all “marijuana” as a Schedule I drug. Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of safety for the use of the drug under medical supervision. Recently some federal officials have attempted to distinguish between medical cannabis use as necessary, but recreational use as “still a violation of federal law.” At the present time, the distinction between “medical marijuana” and “recreational marijuana” does not exist under U.S. federal law.

2. Summary of Significant Accounting Policies

Basis of presentation and going concern

The accompanying unaudited consolidated financial statements reflect the accounts of the Company. The information included in these statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Form 10 for the year ended December 31, 2019 (the “Annual Financial Statements”). These financial statements reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year. The financial statements were prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

These financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations as they come due. The Company’s ability to continue as a going concern is dependent upon obtaining additional financing to meet anticipated cash needs for working capital and capital expenditures through the next twelve months.

For the three and nine months ended September 30, 2020 the Company reported a consolidated net income (loss) of $2,952,004 and $(20,676,352), respectively.

For the nine months ended September 30, 2020, the Company had cash flows used in operating activities of $10,995,777. The Company had net cash inflows for the nine months ended September 30, 2020 of $8,640,095.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2020, the Company had working capital of $20,665,133.

Current management forecasts and related assumptions support the view that the Company can adequately manage the operational needs of the business with the proceeds from the sale of PAMS that secured $16,755,923 on August 10, 2020 and as necessary, through equity financings. However, due to uncertainties the Company may face in raising additional equity financing in the future, an additional evaluation of management’s plans and forecasts was conducted to assess the Company’s ability to meet their contractual commitments and obligations over the next twelve months.

These management forecasts and assumptions support the Company’s ability to meet its contractual obligations such as payment of interest on the 5% convertible notes of $45,000, payment of interest on the additional financing and the Company’s lease commitments of $5,831,222.

Should there be constraints on access to capital under the at-the-market program, the Company can manage cash-outflows through reduced capital expenditures and managing the operational expenses of the business that pertain to future investments that are discretionary in nature. Accordingly, the Company has concluded that it is probable that it is able to implement plans that would effectively mitigate the conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern for the next twelve months.

These financial statements do not include any adjustments to the carrying amount and classification of reported assets, liabilities, revenues, or expenses that might be necessary should the Company not be successful with the aforementioned initiatives. Any such adjustments could be material.

These financial statements reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of the Company’s financial position and results of operations.

Basis of consolidation

These financial statements include the accounts of the following entities wholly owned by the Company as of September 30, 2020:

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Name of entity	Place of incorporation
Vireo Health International, Inc.	British Columbia, CAN
Vireo Health, Inc.	Delaware, USA
Vireo Health of New York, LLC	New York, USA
Minnesota Medical Solutions, LLC	Minnesota, USA
Ohio Medical Solutions, Inc.	Delaware, USA
MaryMed, LLC	Maryland, USA
1776 Hemp, LLC	Delaware, USA
Pennsylvania Dispensary Solutions, LLC	Delaware, USA
Vireo Health of Massachusetts, LLC	Delaware, USA
Mayflower Botanicals, Inc.	Massachusetts, USA
Elephant Head Farm, LLC	Arizona, USA
Retail Management Associates, LLC	Arizona, USA
Arizona Natural Remedies, Inc.	Arizona, USA
Vireo Health of New Mexico, LLC	Delaware, USA
Red Barn Growers, Inc.	New Mexico, USA
Resurgent Biosciences, Inc.	Delaware, USA
Vireo Health of Puerto Rico, LLC	Delaware, USA
Vireo Health de Puerto Rico, Inc.	Puerto Rico
XAAS Agro, Inc.	Puerto Rico
Vireo Health of Nevada 1, LLC	Nevada, USA
Verdant Grove, Inc.	Massachusetts, USA

The Company either wholly owns or exerts control over the entities listed above and they have been formed or acquired to support the intended operations of the Company and all intercompany transactions and balances have been eliminated in the financial statements of the Company.

Use of estimates and significant judgments

The preparation of the Company’s financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of revenue, expenses, assets, liabilities, accompanying disclosures and the disclosure of contingent liabilities. These estimates and judgments are subject to change based on experience and new information which could result in outcomes that require a material adjustment to the carrying amounts of assets or liabilities affecting future periods. Estimates and judgments are assessed on an ongoing basis. Revisions to estimates are recognized prospectively.

The Company has several lease contracts that include extension and termination options. The Company applies judgment in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate (e.g., construction of significant leasehold improvements or significant customization to the leased asset).

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company also applies judgment in allocating the consideration in a contract between lease and non-lease components. It considers whether the Company can benefit from the right-of-use asset either on its own or together with other resources and whether the asset is highly dependent on or highly interrelated with another right-of-use asset.

Foreign currency

These financial statements are presented in the United States dollar (“USD”), which is the Company’s reporting currency. The functional currency of the Company and its subsidiaries, as determined by management, is the United States (“US”) dollar. These consolidated financial statements are presented in United States dollars.

Net loss per share

Basic net loss per share is computed by dividing reported net loss by the weighted average number of common shares outstanding for the reported period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock of the Company during the reporting period. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of common shares and the number of potential dilutive common share equivalents outstanding during the period. Potential dilutive common share equivalents consist of the incremental common shares issuable upon the exercise of vested share options and the incremental shares issuable upon conversion of the convertible notes. Potential dilutive common share equivalents consist of stock options, restricted stock units (“RSUs”) and restricted stock awards. In computing diluted earnings per share, common share equivalents are not considered in periods in which a net loss is reported, as the inclusion of the common share equivalents would be anti-dilutive.

The following is the computation of diluted earnings per share applicable to common shareholders for the period indicated:

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2020	2019	2020	2019
Numerator
Net income attributable to common shareholders - basic	$2,952,004	$(8,170,114)	$(20,676,352)	$(17,984,998)
Effect of dilutive instrument on net income	164,032	—	—	—
Net loss attributable to common shareholders - diluted	$3,116,036	$(8,170,114)	$(20,676,352)	$(17,984,998)

Denominator
Weighted average shares outstanding - basic	98,871,038	85,252,511	95,433,233	79,331,273
Dilutive effect of stock options, warrants and convertible securities	13,646,075	—	—	—
Weighted average shares outstanding - diluted	112,517,113	85,252,511	95,433,233	79,331,273

Net income per share attributable to common shareholders
Basic	$0.03	$(0.10)	$(0.22)	$(0.23)
Diluted	$0.03	$(0.10)	$(0.22)	$(0.23)

The anti-dilutive shares outstanding for the three and nine month periods ending September 30, 2020 and 2019 were as follows:

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2020	2019	2020	2019
Stock options	3,887,323	20,764,068	24,651,391	20,764,068
Warrants	29,629,192	2,988,609	30,817,992	2,988,609
Convertible notes	—	223,529	211,765	223,529
Total	33,516,515	23,976,206	55,681,148	23,976,206

Segment Information

Accounting Standards Codification ("ASC") 280, Segment Reporting, establishes disclosure requirements relating to operating segments in annual and interim financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources to the segment and assess its performance. The Company operates in one business segment, namely as the Cannabis segment cultivates, processes, and distributes medical and adult-use cannabis products in a variety of formats, as well as related accessories. The Company’s Chief Executive Officer is the Company’s chief operating decision maker.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Cash and cash equivalents

Cash is comprised of cash and highly liquid investments that are readily convertible into known amounts of cash with original maturities of three months or less.

The Company has no cash equivalents as of September 30, 2020 and September 30, 2019.

Business combinations and goodwill

The Company accounts for business combinations using the acquisition method in accordance with ASC 805, Business Combinations, which requires recognition of assets acquired and liabilities assumed, including contingent assets and liabilities, at their respective fair values on the date of acquisition. Any excess of the purchase consideration over the net fair value of tangible and identified intangible assets acquired less liabilities assumed is recorded as goodwill. The costs of business acquisitions, including fees for accounting, legal, professional consulting and valuation specialists, are expensed as incurred within acquisition-related (income) expenses, net. Purchase price allocations may be preliminary and, during the measurement period not to exceed one year from the date of acquisition, changes in assumptions and estimates that result in adjustments to the fair value of assets acquired and liabilities assumed are recorded in the period the adjustments are determined.

The estimated fair value of acquired assets and assumed liabilities are determined primarily using a discounted cash flow approach, with estimated cash flows discounted at a rate that the Company believes a market participant would determine to be commensurate with the inherent risks associated with the asset and related estimated cash flow streams.

Fair value measurements

The carrying value of the Company’s accounts receivable, accounts payable, accrued expenses and other current liabilities approximate their fair value due to their short-term nature.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

Inventory

Inventory is comprised of raw materials, finished goods and work-in-progress. Cost includes harvested finished goods, harvested cannabis (bud and trim) in progress, cannabis oil in progress, accessories, and packaging materials.

Inventory cost includes pre-harvest, post-harvest and shipment and fulfillment, as well as related accessories. Pre-harvest costs include labor and direct materials to grow cannabis, which includes water, electricity, nutrients, integrated pest management, growing supplies and allocated overhead. Post-harvest costs include costs associated with drying, trimming, blending, extraction, purification, quality testing and allocated overhead. Shipment and fulfillment costs include the costs of packaging, labelling, courier services and allocated overhead.

Inventory is stated at the lower of cost or net realizable value, determined using weighted average cost. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. At the end of each reporting period, the Company performs an assessment of inventory and records write-downs for excess and obsolete inventories based on the Company’s estimated forecast of product demand, production requirements, market conditions, regulatory environment, and spoilage. Actual inventory losses may differ from management’s estimates and such differences could be material to the Company’s balance sheets, statements of net loss and comprehensive loss and statements of cash flows.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Property and equipment

Property and equipment are recorded at cost net of accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings ranges from three to thirty-nine years and the estimated useful life of property and equipment, other than buildings, ranges from three to ten years. Land is not depreciated. Leasehold improvements are depreciated over the lesser of the asset’s estimated useful life or the remaining lease term.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expenses as incurred. Significant expenditures, which extend the useful lives of assets or increase productivity, are capitalized. When significant parts of an item of property and equipment have different useful lives, they are accounted for as separate items or components of property and equipment.

Construction-in-process includes construction progress payments, deposits, engineering costs, interest expense on long-term construction projects and other costs directly related to the construction of the facilities. Expenditures are capitalized during the construction period and construction in progress is transferred to the relevant class of property and equipment when the assets are available for use, at which point the depreciation of the asset commences.

The estimated useful lives are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Capitalization of interest

Interest incurred relating to the construction or expansion of facilities is capitalized to the construction in progress. The Company ceases the capitalization of interest when construction activities are substantially completed, and the facility is available for commercial use.

Intangible assets

Intangible assets include intangible assets acquired as part of business combinations, asset acquisitions and other business transactions. The Company records intangible assets at cost, net of accumulated amortization and accumulated impairment losses, if any. Cost is measured based on the fair values of cash consideration paid and equity interests issued. The cost of an intangible asset acquired is its acquisition date fair value.

Amortization of definite life intangible assets is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Licenses	4-20 years

When there is no foreseeable limit on the period of time over which an intangible asset is expected to contribute to the cash flows of the Company, an intangible asset is determined to have an indefinite life. Indefinite life intangible assets are not amortized but tested for impairment annually or more frequently when indicators of impairment exist. If the carrying value of an individual indefinite-lived intangible asset exceeds its fair value, such individual indefinite-life intangible asset is impaired by the amount of the excess.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The estimated useful lives are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Impairment of long-lived assets

The Company reviews long-lived assets, including property and equipment and definite life intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to determine if assets have been impaired, assets are grouped and tested at the lowest level for which identifiable independent cash flows are available (“asset group”). An impairment loss is recognized when the sum of projected undiscounted cash flows is less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying value of the asset group. Fair value can be determined using a market approach, income approach or cost approach. The reversal of impairment losses is prohibited.

Impairment of goodwill and indefinite life intangible assets

Goodwill and indefinite life intangible assets are tested for impairment annually, or more frequently when events or circumstances indicate that impairment may have occurred. As part of the impairment evaluation, the Company may elect to perform an assessment of qualitative factors. If this qualitative assessment indicates that it is more likely than not that the fair value of the indefinite-lived intangible asset or the reporting unit (for goodwill) is less than its carrying value, a quantitative impairment test to compare the fair value to the carrying value. An impairment charge is recorded if the carrying value exceeds the fair value.

Leases

As a result of the adoption of ASC 842 on January 1, 2019, the Company has changed its accounting policy for leases. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and accrued obligations under operating lease (current and non-current) in the balance sheets. Finance lease ROU assets are included in property and equipment, net, and accrued obligations under finance lease (current and non-current) in the balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are classified as a finance lease or an operating lease. A finance lease is a lease in which 1) ownership of the property transfers to the lessee by the end of the lease term; 2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise; 3) the lease is for a major part of the remaining economic life of the underlying asset; 4) The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already included in the lease payments equals or exceeds substantially all of the fair value; or 5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. The Company classifies a lease as an operating lease when it does not meet any one of these criteria.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments. The Company uses the implicit rate when readily determinable. The ROU assets also include any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

For finance leases, lease expenses are the sum of interest on the lease obligations and amortization of the ROU assets, resulting in a front-loaded expense pattern. The expenses form part of facility costs which are included in product costs within cost of sales within the statements of net loss and comprehensive loss. ROU assets are amortized based on the lesser of the lease term and the useful life of the leased asset according to the property and equipment accounting policy. If ownership of the ROU assets transfers to the Company at the end of the lease term or if the Company is reasonably certain to exercise a purchase option, amortization is calculated using the estimated useful life of the leased asset, according to the property and equipment accounting policy.

For operating leases, the lease expenses are generally recognized on a straight-line basis over the lease term and recorded to general and administrative expenses in the statements of net loss and comprehensive loss.

The Company has elected to apply the practical expedient, for each class of underlying asset, except real estate leases, to not separate non-lease components from the associated lease components of the lessee’s contract and account for both components as a single lease component. Additionally, for certain equipment leases, the Company applies a portfolio approach to effectively account for the operating lease ROU assets and liabilities.

The Company has elected not to recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. Short-term leases include real estate and vehicles and are not significant in comparison to the Company’s overall lease portfolio. The Company continues to recognize the lease payments associated with these leases as expenses on a straight-line basis over the lease term.

Convertible notes

The Company accounts for its convertible notes with a cash conversion feature in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”), which requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The initial proceeds from the sale of convertible notes are allocated between a liability component and an equity component in a manner that reflects interest expense at the rate of similar nonconvertible debt that could have been issued at such time. The equity component represents the excess initial proceeds received over the fair value of the liability component of the notes as of the date of issuance.  The resulting debt discount is amortized over the period during which the convertible notes are expected to be outstanding as additional non-cash interest expenses.

Upon repurchase of convertible debt instruments, ASC 470-20 requires the issuer to allocate total settlement consideration, inclusive of transaction costs, amongst the liability and equity components of the instrument based on the fair value of the liability component immediately prior to repurchase. The difference between the settlement consideration allocated to the liability component and the net carrying value of the liability component, including unamortized debt issuance costs, would be recognized as gain (loss) on extinguishment of debt in the statements of net loss and comprehensive loss. The remaining settlement consideration allocated to the equity component would be recognized as a reduction of additional paid-in capital in the balance sheets.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Revenue recognition

As a result of the adoption of ASC 606 on January 1, 2019, the Company has changed its accounting policy for revenue recognition. Revenue is recognized when control of the promised goods or services, through performance obligations by the Company, is transferred to the customer in an amount that reflects the consideration it expects to be entitled to in exchange for the performance obligations.

The Company generates substantially all of its revenue from the direct sale of cannabis products through contracts with medical customers. Cannabis products are sold through various distribution channels. Revenue is recognized when the control of the goods is transferred to the customer, which occurs at a point in time, typically upon delivery to or receipt by the customer, depending on shipping terms.

Sales taxes collected from customers are remitted to the appropriate taxing jurisdictions and are excluded from sales revenue as the Company considers itself a pass-through conduit for collecting and remitting sales taxes. Excise duties that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer are included in revenue. Freight revenues on all product sales, when applicable, are also recognized, on a consistent manner, at a point in time. The term between invoicing and when payment is due is not significant and the period between when the entity transfers the promised good or service to the customer and when the customer pays for that good or service is one year or less.

The Company considers whether there are other promises in the contracts that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction price for the sale of goods, the Company considers the effects of variable consideration and the existence of significant financing components (if any).

(i)	Variable consideration

Some contracts for the sale of goods may provide customers with a right of return, volume discount, bonuses for volume/quality achievement, or sales allowance. In addition, the Company may provide in certain circumstances, a retrospective price reduction to a customer based primarily on inventory movement. These items give rise to variable consideration. The Company uses the expected value method to estimate the variable consideration because this method best predicts the amount of variable consideration to which the Company will be entitled. The Company uses historical evidence, current information, and forecasts to estimate the variable consideration. The requirements in ASC 606 on constraining estimates of variable consideration are applied to determine the amount of variable consideration that can be included in the transaction price. The Company reduces revenue and recognizes a contract liability equal to the amount expected to be refunded to the customer in the form of a future rebate or credit for a retrospective price reduction, representing its obligation to return the customer’s consideration. The estimate is updated at each reporting period.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(ii)	Significant financing component

The Company may receive short-term advances from its customers. Using the practical expedient in ASC 606, the Company does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good to a customer and when the customer pays for that good or service will be one year or less. The Company has not, nor expects to receive long-term advances from customers.

(iii)	Contract balance

Contract assets

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Company performs by transferring goods to a customer before the customer pays consideration or before payment is due, a contract asset is recognized for the earned consideration.

Accounts receivable

A receivable represents the Company’s right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration).

Contract liabilities

A contract liability is the obligation to transfer goods or services to a customer for which the Company has received consideration from the customer. If a customer pays consideration before the Company transfers goods or services, a contract liability is recognized when the payment is made. Contract liabilities are recognized as revenue when the Company performs under the contract.

Cost of sales

Cost of sales represents costs directly related to manufacturing and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling and the depreciation of manufacturing equipment and production facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance, and property taxes. Cost of sales also includes inventory valuation adjustments. The Company recognizes the cost of sales as the associated revenues are recognized.

Stock-based compensation

The Company measures and recognizes compensation expense for stock options and RSUs to employees and non-employees on a straight-line basis over the vesting period based on their grant date fair values. Prior to the adoption of ASU 2018-07 on January 1, 2019, the fair value of stock options and RSUs to non-employees were re-measured at each reporting date until one of either of the counterparty’s commitment to perform is established or until the performance is complete. The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model. Determining the estimated fair value of at the grant date requires judgment in determining the appropriate valuation model and assumptions, including the fair value of common shares on the grant date, risk-free rate, volatility rate, annual dividend yield and the expected term. The volatility rate is based on historical volatilities of public companies operating in a similar industry to the Company.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The fair value of RSUs is based on the fair value of shares as at date of grant. For stock options and RSUs granted, the fair value of common stock at the date of grant was determined by the Board of Directors with assistance from third-party valuation specialists. The Company estimates forfeitures at the time of grant and revises these estimates in subsequent periods if actual forfeitures differ from those estimates.

For performance-based stock options and RSUs, the Company records compensation expense over the estimated service period adjusted for a probability factor of achieving the performance-based milestones. At each reporting date, the Company assesses the probability factor and records compensation expense accordingly, net of estimated forfeitures.

Fully vested, non-forfeitable equity instruments issued to parties other than employees are measured on the date they are issued where there is no specific performance required by the grantee to retain those equity instruments. Stock-based payment transactions with non-employees are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Where fully vested, non-forfeitable equity instruments are granted to parties other than employees in exchange for notes or financing receivable, the note or receivable is presented in additional paid-in capital on the balance sheets.

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management assesses the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which judgment occurs.

Recently adopted accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement of current expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. Adoption of ASU 2016-13 will require financial institutions and other organizations to use forward-looking information to better formulate their credit loss estimates. In addition, the ASU amends the accounting for credit losses on available for sale debt securities and purchased financial assets with credit deterioration. This update will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company implemented the provisions of ASU 2016-13 on January 1, 2020. The adoption of the standard did not have a material impact on the Company's results of operations or cash flows.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). ASU 2018-13 adds, modifies, and removes certain fair value measurement disclosure requirements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The following are the changes that will have an immediate disclosure impact for the Company upon adoption of the guidance for fair value measurement: (i) disclosure of the valuation processes for Level 3 fair value measurements is no longer required, (ii) changes in unrealized gains and losses for the reporting period included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of the reporting period is a new disclosure requirement, and (iii) the range and weighted average (or reasonable and rational method) of significant unobservable inputs used to develop Level 3 fair value measurement is a new disclosure requirement. The Company implemented the provisions of ASU 2018-13 on January 1, 2020. The adoption of the standard did not have a material impact on the Company's results of operations or cash flows.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

New accounting pronouncements not yet adopted

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) which is intended to simply the accounting for income taxes by eliminating certain exceptions and simplifying certain requirements under Topic 740. Updates are related to intraperiod tax allocation, deferred tax liabilities for equity method investments interim period tax calculations, tax laws or rate changes in interim periods, and income taxes related to employee stock ownership plans. The guidance for ASU No. 2019-12 becomes effective on January 2021. Management is currently evaluating the impact of these changes on the Consolidated Financial Statements.

In January 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (“ASU 2020-01”), which is intended to clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. ASU 2020-01 is effective for the Company beginning January 1, 2021. The Company is currently evaluating the effect of adopting this ASU on the Company’s financial statements.

3. Business Combinations and Dispositions

Dispositions

On June 22, 2020, the Company reached a definitive agreement with Jushi Inc, a subsidiary of Jushi Holdings, Inc. (“Jushi”), to divest all the equity in its subsidiary company, Pennsylvania Medical Solutions, LLC (“PAMS”). On August 11, 2020, the Company completed the sale of its equity in PAMS to Jushi, for consideration of $20.45 million consisting of $16.7 million in cash, and $3.75 million in the form of a four-year note with an 8 percent coupon rate payable quarterly. As part of this transaction, the Company was relieved of $13.3 million of Right of Use Liabilities. Consideration received exceeded PAMS net assets at the time of sale, resulting in a gain of $16,884,173 which was recorded in the statement of loss and comprehensive loss for the nine months ended September 30, 2020.

In July of 2020, the Company divested all the equity in its subsidiary company, Midwest Hemp Research, LLC, to the CEO of the Company. Prior to the disposition, the Company had $50,000 in outstanding convertible notes associated with the initial acquisition of Midwest Hemp, and had recorded an intangible asset of $50,000 on the balance sheet. Upon divestiture these outstanding convertible notes were cancelled, and the intangible asset was disposed of, resulting in no gain or loss. Per the terms of the agreement, all remaining assets and liabilities associated with Midwest Hemp Research reverted back to the Company prior to the exchange of ownership.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On September 11, 2020, the Company divested all the equity in its subsidiary company, High Gardens, Inc., in exchange for a 10% royalty on all future net revenues generated by High Gardens, Inc. The fair value of this royalty consideration was $68,276 and is classified as an intangible asset with an indefinite life on the balance sheet. This consideration received was less than High Gardens, Inc. net assets at the time of sale, resulting in a loss of $293,030 which was recorded in the statement of loss and comprehensive loss for the nine months ended September 30, 2020.

Assets held for sale

On October 1, 2020, the Company reached a definitive agreement with Ayr Strategies Inc. (“Ayr”) to sell all of the assets and liabilities of its affiliated company, Ohio Medical Solutions, LLC (“OMS”) for $1.15 million in cash.

Assets and liabilities relating to OMS have been classified as “held for sale.” A loss on assets held for sale of $446,544 related to OMS is included in the statement of loss and comprehensive loss given net assets as of September 30, 2020, exceeded the agreed upon purchase price of $1.15 million. Assets and liabilities held for sale relating to OMS are as follows:

OMS
Assets held for sale
Cash and cash equivalents	$153,146
Receivables	17,225
Inventories	430,550
Prepaids	63,926
Right of use asset	3,241,911
Property and equipment	628,268
Deposits	252,000
Total assets held for sale	$4,787,026

Liabilities held for sale
Accounts payable and accrued liabilities	19,593
Right of Use Liability	3,617,433
Total liabilities held for sale	$3,637,026

Reverse Takeover

On March 18, 2019, Vireo U.S. completed the reverse take-over transaction of the Vireo Health International Inc. (formerly Darien Business Development Corp. or “Darien”) (the “Transaction”) whereby Vireo U.S. acquired all of the issued and outstanding shares of Darien. Following the completion of the Transaction, the former shareholders of Vireo U.S. acquired control of the Company, as they own a majority of the outstanding shares of the Company upon completion of the Transaction.

The Transaction is being treated as a reverse recapitalization effected by a share exchange for financial accounting and reporting purposes since substantially all of Darien operations were disposed of as part of the consummation of the Transaction and therefore no goodwill or other intangible assets were recorded by the Company as a result of the Transaction. Vireo US is treated as the accounting acquirer as its stockholders control the Company after the Transaction, even though Darien. was the legal acquirer. As a result, the assets and liabilities and the historical operations that are reflected in these financial statements are those of Vireo US as if Vireo US had always been the reporting company. All reference to Vireo US shares of common stock, warrants and options have been presented on a post-transaction, post-reverse split basis.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Acquisition of Elephant Head Farm, LLC and retail Management Associates, LLC

On March 22, 2019, the Company acquired all of the equity interests of Elephant Head Farm, LLC and Retail Management Associates, LLC (collectively, the “AZ entities”). The purpose of this acquisition was to acquire the exclusive right to manage and control Arizona Natural Remedies, an Arizona nonprofit corporation with licenses to cultivate and distribute medical cannabis in the state of Arizona. As part of the transaction, the Company paid $10,500,000 in cash, issued $7,594,463 in multiple voting shares, and incurred total transaction costs related to the acquisition of $723,272, including a finders’ fee of $620,000. The transaction costs are included in selling, general and administrative expenses in the consolidated statement of net loss and comprehensive loss.

The financial results of the AZ entities are included in the Company’s financial statements since acquisition close. The statements of net loss and comprehensive loss include revenue of $4,233,219 and net loss of $207,210 for the nine months ended September 30, 2020.

The final allocations of the purchase price to assets acquired and liabilities assumed on the acquisition date is listed below. The goodwill of $7,792,605 is attributable to the benefit of expected revenue growth and future market development. Goodwill is not deductible for tax purposes.

AZ Entities
Assets
Cash and cash equivalents	$340,507
Inventory	2,028,000
Other current assets	277,340
Property and equipment	1,033,135
Right of Use Assets	81,603
Intangible Asset (License)	6,800,000
Goodwill	7,792,605
Total assets	18,353,190
Liabilities
Accounts payable and accrued liabilities	177,124
Right of Use Liability	81,603
Total liabilities	258,727
Net assets acquired	$18,094,463

Acquisition of Red Barn Growers

On March 25, 2019, the Company acquired substantially all of the assets of Silver Fox Management Services, LLC (“Silver Fox”) including all intellectual property, contracts, leases, license rights and inventory. The purpose of this acquisition was to acquire the exclusive right to manage and control Red Barn Growers, Inc. (“Red Barn Growers”), a New Mexico nonprofit corporation with licenses to cultivate and distribute medical cannabis in the state of New Mexico. As part of the transaction, the Company paid $2,000,000 in cash, issued $3,130,306 in multiple voting shares, and incurred total transaction costs related to the acquisition of $16,608.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The financial results of Red Barn Growers are included in the Company’s financial statements since acquisition close. The statements of net loss and comprehensive loss include revenue of $1,658,096 and net loss of $221,529 for the nine months ended September 30, 2020.

The final allocations of the purchase price to assets acquired and liabilities assumed on the acquisition date is listed below. The goodwill of $3,878,300 is attributable to the benefit of expected revenue growth and future market development. Goodwill is not deductible for tax purposes.

Red Barn Growers
Assets
Cash and cash equivalents	$75,695
Inventory	549,576

Other current assets	497
Property and equipment	73,290
Right of Use Assets	125,493
Intangible Asset (License)	569,400
Goodwill	3,878,300
Total assets	5,272,251
Liabilities
Accounts payable and accrued liabilities	16,452
Right of Use Liability	125,493
Total liabilities	141,945
Net assets acquired	$5,130,306

Acquisition of MJ Distributing C201, LLC and MJ Distributing P132, LLC

On April 10, 2019, the Company entered into a definitive agreement to acquire 100% of the membership interests in MJ Distributing C201, LLC and MJ Distributing P132, LLC (“MJ Distributing”) which hold provisional licenses to cultivate and distribute, respectively, medical cannabis in the state of Nevada. The purpose of this acquisition was to acquire a medical marijuana license in the state of Nevada. The acquisition was financed with cash on hand and borrowings.

As of September 30, 2020, the Company had made cash deposits with the sellers and in escrow of $1,592,500 and placed convertible promissory notes in the amount of $2,500,000 in escrow, as consideration for the equity.

Additionally, as of September 30, 2020, there were deferred acquisition costs of $28,136. The completion of the acquisition of MJ Distributing is conditional upon the Nevada Department of Taxation’s approval of the change in ownership.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Asset Acquisitions

Acquisition of High Gardens, Inc.

On January 4, 2019, the Company acquired all of the issued and outstanding shares of High Gardens, Inc. The purpose of this acquisition was to acquire a medical marijuana license in the State of Rhode Island. As part of the asset acquisition, the Company paid $300,000 in cash, issued $700,000 in convertible debt, and incurred acquisition costs of $26,256 for the acquisition of High Gardens, Inc. Management determined the consideration paid was equal to the fair value of the intangible asset acquired, or $1,026,256. The related operating results are included in the accompanying consolidated statements of net loss, changes in stockholders’ equity, and statement of cash flows commencing from the date of acquisition.

Mayflower Botanicals, Inc. On March 29, 2019, the Company completed the 100% acquisition of Mayflower Botanicals, Inc. The purpose of this acquisition was to acquire a medical marijuana license in the State of Massachusetts. As part of the asset acquisition, the Company paid $1,001,165 in cash, issued $13,094,032 in multiple voting shares, and incurred acquisition costs of $2,962,392, of which $2,902,492 related to the issuance of multiple voting shares as a finder’s fee, for the acquisition of Mayflower Botanicals, Inc. Management determined the consideration paid was equal to the fair value of the intangible asset acquired, or $17,057,589. The related operating results are included in the accompanying consolidated statements of operations, changes in shareholders’ equity, and statement of cash flows commencing from the date of acquisition.

XAAS Agro, Inc. On June 19, 2019, the Company completed the 100% acquisition of XAAS Agro, Inc. The purpose of this acquisition was to acquire a medical marijuana license in the territory of Puerto Rico. As part of the asset acquisition, the Company paid $900,000 in cash, issued $900,000 in convertible debt, and incurred acquisition costs of $91,863, for the acquisition of XAAS Agro, Inc. Management determined the consideration paid was equal to the fair value of the intangible asset acquired, or $1,891,863. The related operating results are included in the accompanying consolidated statements of operations, changes in shareholders’ equity, and statement of cash flows commencing from the date of acquisition.

Midwest Hemp Research, LLC. During the period ended June 30, 2019, the Company completed the 100% acquisition of Midwest Hemp Research, LLC. The purpose of this acquisition was to acquire an industrial hemp license in the state of Minnesota. As part of the asset acquisition, the Company issued $50,000 in convertible debt and incurred acquisition costs of $12,229, for the acquisition of Midwest Hemp Research, LLC. Management determined the consideration paid was equal to the fair value of the intangible asset acquired, or $62,229. The related operating results are included in the accompanying consolidated statements of operations, changes in shareholders’ equity, and statement of cash flows commencing from the date of acquisition. Midwest Hemp Research, LLC was sold during July 2020.

4. Fair Value Measurements

The Company complies with ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019 indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

	Quoted prices in active markets for identical assets (Level 1)	Other Observable Inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
September 30, 2020
Assets:
Cash and restricted cash	$17,874,268	$—	$—	$17,874,268
Total assets	$17,874,268	$—	$—	$17,874,268

Derivative liability	$—	$—	$8,587,565	$8,587,565
Total liabilities	$—	$—	$8,587,565	$8,587,565

The following table reflects the activity for the Company’s warrant derivative liability for the private placement measured at fair value using Level 3 inputs:

Warrant Liability
Balance as of December 31, 2019	$—
Issuance	3,555,028
Adjustments to estimated fair value	5,032,537
Balance as September 30, 2020	$8,587,565

The resulting loss upon revaluation of $5,032,537 and $4,066,335 for the nine and three month periods ended September 30, 2020, respectively, is reflected in the statement of loss and comprehensive loss.

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
December 31, 2019
Cash and restricted cash	$9,234,173	$—	$—	$9,234,173
Total recurring fair value measurements	$9,234,173	$—	$—	$9,234,173

Items measured at fair value on a non-recurring basis

The Company's non-financial assets, such as prepayments and other current assets, long lived assets, including property and equipment and intangible assets, are measured at fair value when there is an indicator of impairment and are recorded at fair value only when an impairment charge is recognized. In connection with an evaluation of such non-financial assets during nine months ended September 30, 2020, no indications of impairment were identified. As a result, no impairment charges were recorded as of September 30, 2020 (refer to Notes 7 and 12).

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair value of cash and restricted cash, accounts receivable, net, accounts payable, and accrued expenses and other current liabilities at September 30, 2020 and December 31, 2019 approximate their carrying amount due to short term nature of these instruments.

5. Trade Receivables

Trade receivables are comprised of the following items:

	September 30, 2020	December 31, 2019
Trade receivables	$619,491	$—
Tenant improvements receivable	—	1,025,963
Total	$619,491	$1,025,963

Included in the trade receivables, net balance at September 30, 2020 is an allowance for doubtful accounts of $437,698 and $278,309 at December 31, 2019.

6. Inventory

Inventory is comprised of the following items:

	September 30, 2020	December 31, 2019
Work-in-process	$7,249,411	$11,000,462
Finished goods	4,443,690	3,324,920
Accessories	270,909	346,194
Total	$11,964,010	$14,671,576

Inventory is written down for any obsolescence, spoilage, and excess inventory or when the net realizable value of inventory is less than the carrying value. Inventory valuation adjustments included in cost of sales on the statements of net loss and comprehensive loss is comprised of the following:

	Three months ended September 30, 2020	Three months ended September 30, 2019	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Raw materials	$—	$—	$—	$—
Work-in-process	151,328	(230,470)	484,570	522,226
Finished goods	—	—	—	—
Total inventory valuation adjustment	$151,328	$(230,470)	$484,570	$522,226

During the three and nine months ended September 30, 2020, cannabis products were written down by $151,328 and $484,570, respectively. During the three and nine months ended September 30, 2019, cannabis products were written up by $230,470 and written down by $522,226, respectively. All write-downs are primarily as a result of operational inefficiencies in the Company’s wholesale market.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7. Prepayments and other current assets

Prepayments and other current assets are comprised of the following items:

	September 30, 2020	December 31, 2019
Prepaid Rent	$—	$138,512
Prepaid Insurance	1,295,187	983,774
Other Prepaid Expenses	1,070,393	1,163,262
Total	$2,365,580	$2,285,548

8. Deferred Acquisition Costs

As of September 30, 2020, and December 31, 2019, the Company had a total of $28,136 for deferred acquisition costs relating to the acquisition of MJ Distributing, which is not yet closed.

9. Property and Equipment, Net

Property and equipment, net consisted of the following:

	September 30, 2020	December 31, 2019
Land	$1,309,949	$1,309,949
Buildings and leasehold improvements	5,993,256	5,523,380
Furniture and equipment	4,311,133	5,082,416
Software	221,540	105,968
Vehicles	374,852	399,302
Construction-in-progress	6,040,093	3,264,702
Right of use asset under finance lease	10,989,879	23,289,965
	29,240,702	38,975,682
Less: accumulated depreciation and amortization	(3,095,584)	(4,431,555)
Total	$26,145,118	$34,544,127

For the nine months ended September 30, 2020 and 2019, total depreciation and amortization on property and equipment was $940,415 and $1,497,128, respectively. For nine months ended September 30, 2020 and September 30, 2019, accumulated amortization of the right of use asset amounted to $2,786,418 and $1,598,128, respectively. The right of use asset under finance lease of $10,989,879 consists of leased manufacturing and cultivation premises. The Company also capitalized into inventory $1,763,868 and $1,247,373 relating to depreciation associated with manufacturing equipment and production facilities as of September 30, 2020 and 2019, respectively. The capitalized depreciation costs associated are added to inventory and expensed through Cost of Sales Product Cost on the consolidated statements of net loss.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. Leases

Components of lease expenses are listed below:

September 30, 2020
Finance lease cost
Amortization of ROU assets	$1,108,235
Interest on lease liabilities	4,103,908
Operating lease expense	1,553,158
Total lease expenses	$6,765,301

Future minimum lease payments (principal and interest) on the leases is as follows:

	Operating Leases	Finance Leases
	September 30, 2020	September 30, 2020	Total
2020	$594,393	$805,093	$1,399,486
2021	2,114,161	3,278,354	5,392,515
2022	2,104,260	3,391,772	5,496,032
2023	2,039,149	3,509,111	5,548,260
2024	2,009,380	3,630,509	5,639,889
Thereafter	19,407,877	55,150,231	74,558,108
Total minimum lease payments	$28,269,220	69,765,070	98,034,290
Less discount to net present value			(75,246,086)
			$22,788,204

The Company has entered into various lease agreements for the use of buildings used in production and retail sales of cannabis products.

On April 10, 2020, the Company signed a fourth amendment to the existing lease agreements for the cultivation and manufacturing facilities in Minnesota. Under the terms of the amendment, the term of the lease was extended to April 9, 2040, and provides for additional tenant improvements up to $6,698,183. The amended agreement for the cultivation and manufacturing facility in Minnesota requires regular monthly payments of $129,350.

On April 10, 2020, the Company signed a second amendment to the existing lease agreements for the cultivation and manufacturing facilities in New York. Under the terms of the amendment, the term of the lease was extended to April 9, 2035, and provides for additional tenant improvements up to $3,360,000. The amended agreement for the cultivation and manufacturing facility in New York requires regular monthly payments of $90,519.

On April 10, 2020, the Company signed a third amendment to the existing lease agreements for the cultivation and manufacturing facilities in Pennsylvania. Under the terms of the amendment, tenant improvements were reduced to $8,036,670. The amended agreement for the cultivation and manufacturing facility in Pennsylvania requires regular monthly payments of $184,786.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On January 14, 2020, the Company signed a second amendment to the existing lease agreements for the cultivation and manufacturing facilities in Pennsylvania. Under the terms of the second amendment, the term of the lease was extended to December 7, 2038 and provides for additional tenant improvements of up to $8,336,670. The amended agreement for the cultivation and manufacturing facility in Minnesota requires regular monthly payments of $182,419.

During the year ended December 31, 2019, the Company entered into sale and leaseback transactions for cultivation facilities. As part of the transaction, the Company entered a lease agreement for the Cultivation Facilities as follows:

•	The lease agreement for a processing and manufacturing facility in Ohio with a fair value of $1,018,123 is for 15 years with two consecutive options to extend for an additional 5 years each. The effective interest rate on the lease is 15% and requires regular monthly payments of $42,000, which increase by 3.5% each year. Principal repayments begin in 2028. The lease also provides for a Tenant Improvement (“TI”) allowance up to $2,581,887.

•	On September 25, 2019, the Company signed a second amendment to the existing lease agreements for the cultivation and manufacturing facilities in Minnesota. Under the terms of the second amendment, the term of the lease was extended to December 7, 2038 and provides for additional tenant improvements of up to $5,588,000. The amended agreement for the cultivation and manufacturing facility in Minnesota requires regular monthly payments of $111,263.

•	The amended agreement for the cultivation and manufacturing facility in Minnesota requires regular monthly payments of $111,263 which increases by 3.5% each year beginning in October 2019 over the remaining term of the agreement. Principal repayments begin in 2024. The agreement has two optional consecutive options to extend for an additional 5 years. Also, the amendment provides for additional tenant improvement (TI) allowance up to $5,588,000.

11. Goodwill

The following table shows the change in carrying amount of goodwill:

Goodwill - December 31, 2019	$11,670,905
Impairment	(8,538,414)
Goodwill - January 1, 2020	3,132,491
Goodwill - September 30, 2020	$3,132,491

Goodwill is tested for impairment annually or more frequently if indicators of impairment exist or if a decision is made to dispose of business. The valuation date for the Company annual impairment testing is December 31. On this date the Company performed a Step 1 goodwill impairment analysis.

12. Intangibles

Intangible assets are comprised of licenses and a royalty asset. During the years ended December 31, 2019 and 2018, the Company acquired cannabis licenses in Arizona, Maryland, Massachusetts, New Mexico, Puerto Rico, and Rhode Island. The fair value allocated to the license is depreciated over its expected useful life, which is estimated between 4-20 years. On September 11, 2020, the Company divested all the equity in its subsidiary company, High Gardens, Inc., in exchange for a 10% royalty on all future net revenues generated by High Gardens, Inc. The fair value of this royalty consideration was $68,276 and is classified as an intangible asset with an indefinite life on the balance sheet.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Balance, December 31, 2018	$2,184,565
Acquisition (Annual financial statements ref. Note 12)	27,407,337
Amortization	(864,229)
Impairment	(19,726,436)
Balance, December 31, 2019	9,001,237
Additions	68,276
Dispositions	(45,000)
Amortization	(461,737)
Balance, September 30, 2020	$8,562,776

Amortization expense for intangibles was $153,356 and $461,737 during the three and nine months ended September 30, 2020, respectively, and $1,209,909 and $1,512,775 during the three and nine months ended September 30, 2019, respectively.

13. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are comprised of the following items:

	September 30, 2020	December 31, 2019
Accounts payable – trade	$669,601	$1,364,899
Accrued payroll	1,251,577	681,281
Taxes payable	4,301,122	328,566
Insurance payable	635,647	241,006
Contract liability	216,197	210,263
Accrued taxes	69,481	115,745
Other	578,621	195,326
Total accounts payable and accrued liabilities	$7,722,246	$3,137,086

14. Long-Term Debt

During the year ended December 31, 2017, the Company signed a promissory note payable in the amount of $1,010,000. The note bears interest at a rate of 15% per annum with interest payments required on a monthly basis. Effective November 13, 2019, the Company’s promissory note payable in the amount of $1,010,000 was modified to increase the amount payable to $1,110,000 and extended the maturity date to December 31, 2021.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table shows a summary of the Company’s long-term debt:

	September 30, 2020	December 31, 2019
Beginning of year	1,110,000	1,010,000
Proceeds	—	100,000
Payments	—	—
End of year	1,110,000	1,110,000
Less: Current portion	—	—
Long-term debt	1,110,000	1,110,000

15. Derivative Liability

On March 9, 2020, the Company closed the first tranche of a non-brokered private placement and issued 13,651,574 Units at a price of C$ 0.77 per Unit. Each Unit is comprised of one subordinate voting share of the Company and one subordinate voting share purchase warrant.

Because of the Canadian denominated exercise price, these warrants do not qualify to be classified within equity and are therefore classified as derivative liabilities at fair value through profit or loss. On March 9, 2020, the warrants were valued using the Black Scholes option pricing model at $3,555,030 using the following assumptions: Share Price: 0.52; Exercise Price: 0.70; Expected Life: 3 years; Annualized Volatility: 90%; Dividend yield: 0%; Discount Rate: 0.38%; C$ Exchange Rate: 1.37.

On September 30, 2020, the warrants were subsequently revalued using the Black Scholes option pricing model at $8,587,565 using the following assumptions: Share Price: 1.04; Exercise Price: 0.72; Expected Life: 2.44 years; Annualized Volatility: 90%; Dividend yield: 0%; Discount Rate: 0.13%; C$ Exchange Rate: 1.33. The resulting loss upon revaluation of $4,066,335 and $5,032,537 for the three, and nine-month periods ended September 30, 2020, respectively, is reflected in the statement of loss and comprehensive loss.

16. Convertible Notes

3% Convertible Note

On January 3, 2019, the Company issued a convertible note with a face value of $700,000 in connection with the High Gardens acquisition (refer to Note 3).

The convertible notes bear interest at a rate of 3.0% per annum, payable monthly commencing January 3, 2019 and continuing on the first of each month, beginning on February 1, 2019. Additional interest may accrue on the convertible notes in specified circumstances. The convertible notes will mature on January 2, 2024, unless earlier repurchased, redeemed or converted. There are no principal payments required over the five-year term of the convertible notes, except in the case of redemption or events of defaults.

The convertible note are the Company’s general unsecured obligations and rank senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables but excluding intercompany obligations) of the Company’s current or future subsidiaries.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The note includes customary covenants and sets forth certain events of default after which the convertible notes may be declared immediately due and payable, including certain types of bankruptcy or insolvency involving the Company.

To the extent the Company or the Holder so elects, the convertible note will be convertible only in the event of a Reverse Merger. The conversion rate for the convertible note shall be equal to the price per share of the Company’s capital stock is valued at in the Reverse Merger. On March 28, 2019, the Reverse Merger Conversion price was established at $425.00 per Multiple Voting Share (refer to Note 3).

On June 4, 2019, the Company converted the outstanding principle and accrued interest into 1,665 Multiple Voting Shares pursuant to the original contractual terms.

2.76% Convertible Note

On January 1, 2019, the Company issued a convertible note with a face value of $50,000 in connection with the Midwest Hemp Research, LLC acquisition (refer to Note 3).

The convertible notes bear interest at a rate of 2.76% per annum, payable monthly commencing January 1, 2019 and continuing on the first of each month, beginning on July 1, 2019. Additional interest may accrue on the convertible notes in specified circumstances. The convertible notes will mature on December 10, 2021, unless earlier repurchased, redeemed or converted. There are no principal payments required over the two-year term of the convertible notes, except in the case of redemption or events of defaults.

The convertible note are the Company’s general unsecured obligations and rank senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables but excluding intercompany obligations) of the Company’s current or future subsidiaries.

The note includes customary covenants and sets forth certain events of default after which the convertible notes may be declared immediately due and payable, including certain types of bankruptcy or insolvency involving the Company.

To the extent the Company or the Holder so elects, the convertible note will be convertible at the conversion rate equal to the price per share of the Company’s capital stock is valued at in the Reverse Merger at $4.25 per share. These notes were cancelled in July of 2020.

5% Convertible Note

On June 17, 2019, the Company issued a convertible note with a face value of $900,000 in connection with the XAAS Argo, Inc. acquisition (refer to Note 3).

The convertible notes bear interest at a rate of 5.0% per annum, payable monthly commencing June 17, 2019 and continuing on the first of each month, beginning on July 1, 2019. Additional interest may accrue on the convertible notes in specified circumstances. The convertible notes will mature on June 17, 2021, unless earlier repurchased, redeemed or converted. There are no principal payments required over the two-year term of the convertible notes, except in the case of redemption or events of defaults.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The convertible note are the Company’s general unsecured obligations and rank senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables but excluding intercompany obligations) of the Company’s current or future subsidiaries.

The note includes customary covenants and sets forth certain events of default after which the convertible notes may be declared immediately due and payable, including certain types of bankruptcy or insolvency involving the Company.

To the extent the Company or the Holder so elects, the convertible note will be convertible at the conversion rate equal to the price per share of the Company’s capital stock is valued at in the Reverse Merger at $4.25 per share. The initial conversion rate for the convertible note is 211.7547 per one-thousand-dollar principle amount of the note which represents 190,588 shares of common stock, based on the $900,000 aggregate principle amount of convertible notes outstanding as of September 30, 2020.

As of September 30, 2020, the Company was in compliance with all the covenants set forth under the convertible note.

The following table sets forth the net carrying amount of the convertible notes:

	September 30, 2020	December 31, 2019
5.00% convertible notes	900,001	900,001
2.76% convertible notes	—	50,000
3.00% convertible notes costs	—	—
Net carrying amount	900,001	950,001

17. Stockholders’ Equity

Shares

The Company’s certificate of incorporation authorized the Company to issue the following classes of shares with the following par value and voting rights as of September 30, 2020. The liquidation and dividend rights are identical among Shares equally in our earnings and losses on an as converted basis.

	Par Value	Authorized	Voting Rights
Subordinate Voting Share “SVS”	—	Unlimited	1 vote for each share
Multiple Voting Share “MVS”	—	Unlimited	100 votes for each share
Super Voting Share	—	Unlimited	1,000 votes for each share

Subordinate Voting Shares

Holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held.

Multiple Voting Shares

Holders of Multiple Voting Shares are entitled to one hundred votes for each Multiple Voting Share held.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Multiple Voting Shares each have the restricted right to convert to one hundred Subordinate Voting Shares subject to adjustments for certain customary corporate changes.

Super Voting Shares

Holders of Super Voting Shares are entitled to one thousand votes per Super Voting Share. Each Super Voting share is convertible into one hundred Subordinate Voting Shares.

On March 9, 2020, the Company closed the first tranche of a non-brokered private placement and issued 13,651,574 Units at a price of C$ 0.77 per Unit. Each Unit is comprised of one Subordinate Voting Share of the Company and one subordinate voting share purchase warrant. Each warrant entitles the holder to purchase one Subordinate Voting Share for a period of three years from the date of issuance at an exercise price of C$ 0.96 per Subordinate Voting Share. The Company has the right to force the holders of the Warrants to exercise the Warrants into Shares if, prior to the maturity date, the five-trading-day volume weighted-average price of the Shares equals or exceeds C$ 1.44. Proceeds from this transaction were $7,613,490 net of share issuance costs of $104,173.

On March 18, 2019, the Company issued 12,090,937 Subordinate Voting Shares at $4.25 per share for gross proceeds of $51,386,482. In connection with the financing, the Company paid a cash fee to the agents equal to $2,826,739 and the agents were granted a combined 763,111 in compensation warrants. The agent’s compensation warrants will be exercisable at a price of $4.25 per share for a period of two years. In addition, the Company paid a financial advisory fee of $415,000 and had costs in the amount of $379,785. Of total costs, $448,840 was incurred during the year ended December 31, 2018.

On March 18, 2019, the Company issued 705,879 Subordinate Voting Shares as part of the RTO Transaction (refer to Note 3) in exchange for all outstanding shares of Vireo US at a price of $4.25.

On March 22, 2019, the Company issued 16,806 Multiple Voting Shares at a deemed issuance price of $451.89 per share in connection with the closing of the Arizona Natural Remedies acquisition (refer to Note 3).

On March 26, 2019, the Company issued 6,721 Multiple Voting Shares at a deemed issuance price of $465.75 per share in connection with the closing of the Silver Fox Management Services, LLC acquisition (refer to Note 3).

On March 29, 2019, the Company issued 30,325 Multiple Voting Shares at a deemed issuance price of $431.79 per share in connection with the closing of the Mayflowers Botanicals acquisition (refer to Note 3). In addition, the Company issued 6,722 MVS shares at a deemed issuance price of $431.79 per share as a finder’s fee for the acquisition.

On June 4, 2019, the Company issued 1,665 Multiple Voting Shares in connection with the conversion of the 3.0% convertible note. During the six months ended June 30, 2020, the Company converted 26,299 Multiple Voting Shares into Subordinate Voting Shares at the conversion ratio of 100 to 1.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Preferred Shares

	Par Value	Authorized	Voting Rights
Series A Preferred Stock	$0.001	Unlimited
Series B Preferred Stock	$0.001	Unlimited
Series C Preferred Stock	$0.001	Unlimited
Series D Preferred Stock	$0.001	Unlimited

Prior to the RTO, all the Series A, B, C, and D Preferred Stock were converted into common shares. Concurrently, the shareholders of Vireo exchanged their common shares of Vireo, will receive, Super Voting Shares, Subordinate Voting Shares or Multiple Voting Shares of the Corporation, as applicable, based on a ratio of 0.300048 Multiple Voting Shares or Super Voting Shares or 30.0048 Subordinate Voting Shares for every common share of Vireo.

The Company issued 11,500,855 Class D Preferred shares for gross proceeds of $17,248,500. In connection with the issuance, the Company incurred share issuance costs of $1,458,108 and issued 867,198 warrants, which are exercisable into Series D-1 preferred shares of the Company at a price of $45 for a period of 24 months.

Vireo U.S. acquired all the issued and outstanding membership units of a Maryland company related to Vireo, which has applied for a cannabis cultivation, manufacturing and dispensary license in Maryland. As consideration for the membership units, Vireo U.S. issued 2,422,531 Series C preferred shares with fair value of $3,600,000.

18. Stock-Based Compensation

Stock Options

In January 2019, the Company adopted the 2019 Equity Incentive Plan under which the Company may grant incentive stock option, restricted shares, restricted share units, or other awards. Under the terms of the plan, a total of ten percent of the number of shares outstanding assuming conversion of all Super Voting and Multiple Voting Shares to Subordinate Voting Shares are permitted to be issued. The exercise price for incentive stock options issued under the plan will be set by the committee (as defined under the plan) but will not be less 100% of the fair market value of the Company’s shares on the date of grant. Incentive stock options have a maximum term of 10 years from the date of grant. The incentive stock options vest at the discretion of the Board.

Options granted under the equity incentive plan were valued using the Black-Scholes option pricing model with the following assumptions:

	September 30, 2020	September 30, 2019
Risk-Free Interest Rate	0.45% - 1.48%	1.35% - 1.97%
Expected Life of Options (years)	7.00 - 10.00	8.00
Expected Annualized Volatility	100.00%	100.00%
Expected Forfeiture Rate	-	-
Expected Dividend Yield	-	-

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Stock option activity for the three and nine months ended September 30, 2020 and for the year ended December 31, 2019 are presented below:

	Number of Shares	Weighted Avg. Exercise Price	Weighted Avg. Remaining Life
Balance, December 31, 2018	22,215,547	$0.29	8.25
Forfeitures	(225,040)	0.33	—
Granted	1,672,093	1.13	—
Balance, December 31, 2019	23,662,600	0.35	7.54
Forfeitures	(2,152,117)	0.67	—
Granted	3,142,783	0.81	—
Options Outstanding at September 30, 2020	24,653,266	$0.38	6.97

Options Exercisable at September 30, 2020	17,748,457	$0.29	7.03

During the nine months ended September 30, 2020 and 2019, the Company recognized $1,152,052 and $686,868 in stock-based compensation relating to stock options, respectively. During the three months ended September 30, 2020 and 2019, the Company recognized $502,266 and $229,916 in stock-based compensation relating to stock options, respectively.

The Company does not estimate forfeiture rates when calculating compensation expense. The Company records forfeitures as they occur.

Warrants

Subordinate Voting Share (SVS) warrants entitle the holder to purchase one Subordinate Voting Share of the Company. Multiple Voting Share (MVS) warrants entitle the holder to purchase one Multiple Voting Share of the Company.

During the year ended December 31, 2019, the Company issued 15,000,000 SVS compensation warrants. During the nine months ended September 30, 2020 and 2019, $10,981,157 and $0 in stock-based compensation expense was recorded in connection with the SVS compensation warrants, respectively. During the three months ended September 30, 2020 and 2019, no stock-based compensation expense was recorded in connection with the SVS compensation warrants.

During the year ended December 31, 2019, the Company issued 13,583 MVS warrants. During the nine months ended September 30, 2020 and 2019, $112,203 and $0 in stock-based compensation was recorded in connection with the MVS warrants, respectively. During the three months ended September 30, 2020 and 2019, $21,786 and $0 in stock-based compensation was recorded in connection with the MVS warrants, respectively.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Warrants issued were valued using the Black-Scholes option pricing model with the following assumptions:

SVS Warrants	September 30, 2020	September 30, 2019
Risk-Free Interest Rate	N/A	2.31%
Expected Life of Options (years)	N/A	2.00
Expected Annualized Volatility	N/A	100%
Expected Forfeiture Rate	N/A	-
Expected Dividend Yield	N/A	-

SVS Warrants Denominated in C$	September 30, 2020	September 30, 2019
Risk-Free Interest Rate	0.16%	N/A
Expected Life of Options (years)	2.69	N/A
Expected Annualized Volatility	90%	N/A
Expected Forfeiture Rate	-	N/A
Expected Dividend Yield	-	N/A

MVS Warrants	September 30, 2020	September 30, 2019
Risk-Free Interest Rate	N/A
Expected Life of Options (years)	N/A	2.00
Expected Annualized Volatility	N/A	60% - 100%
Expected Forfeiture Rate	N/A	-
Expected Dividend Yield	N/A

A summary of the warrants outstanding is as follows:

SVS Warrants	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life
Warrants outstanding at December 31, 2018	867,198	$1.50	2.09
Issued	15,763,111	2.39	—
Warrants outstanding at December 31, 2019	16,630,309	2.34	4.49
Issued	—	—	—
Warrants outstanding at September 30, 2020	16,630,309	$2.34	3.96

Warrants exercisable at September 30, 2020	16,630,219	$2.34	3.59

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MVS Warrants	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life
Warrants outstanding at December 31, 2018	—	$—	—
Issued	13,583	194.66	—
Warrants outstanding at December 31, 2019	13,583	194.66	2.73
Issued	—	—	—
Warrants outstanding at September 30, 2020	13,583	$194.66	2.73

Warrants exercisable at September 30, 2020	13,018	$185.33	2.63

During the nine months ended September 30, 2020, $10,981,157 in stock-based compensation expense was recorded in connection with the SVS compensation warrants and $8,671,561 in stock-based compensation was recorded in connection with the MVS warrants.

SVS Warrants denominated in C$	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life
Warrants outstanding at December 31, 2019	-	-	-
Issued	13,651,574	0.70	-
Warrants outstanding at September 30, 2020	13,651,574	0.70	2.69

Warrants exercisable at September 30, 2020	13,651,574	0.70	2.69

19. Commitments and Contingencies

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the financial statements.

Lease commitments

The Company leases various facilities, under non-cancelable finance and operating leases, which expire at various dates through September 2027.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20. General and Administrative Expenses

General and administrative expenses are comprised of the following items:

	Nine months ended September 30, 2020	Nine months ended September 30, 2019	Three months ended September 30, 2020	Three months ended September 30, 2019
Salaries and benefits	$9,695,111	$5,077,615	$3,262,025	$2,196,158
Professional fees	2,030,493	3,019,556	546,128	1,451,219
Other expenses	7,952,328	7,755,082	2,709,311	3,457,853
Total	$19,677,932	$15,852,253	$6,517,464	$7,105,230

21. Supplemental Cash Flow Information

	Nine months ended September 30,
	2020	2019
Cash paid for interest	$3,423,454	$2,962,564
Cash paid for income taxes	—	1,551,000
Non-cash financing activities
Conversion of 3% Convertible Note to MVS	—	725,090
Non-cash investing
Acquisition of AZ Entities through issuance of MVS	—	7,594,463
Acquisition of Mayflower through issuance of MVS	—	15,996,524
Acquisition of Silverfox through issuance of MVS	—	3,303,297
Acquisition of Midwest Hemp through issuance of 2.76% Convertible Note	—	50,000
Acquisition of XAAS through issuance of 5.0% Convertible Note	—	900,000

22. Financial Instruments

Credit risk

Credit risk is the risk of loss associated with counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash and receivables. A small portion of cash is held on hand, from which management believes the risk of loss is remote. Receivables relate primarily to wholesale sales. The Company does not have significant credit risk with respect to customers. The Company’s maximum credit risk exposure is equivalent to the carrying value of these instruments. The Company has been granted licenses pursuant to the laws of the states of Arizona, Massachusetts, Maryland, Minnesota, New Mexico, New York, Ohio, Pennsylvania, Puerto Rico and Rhode Island with respect to cultivating, processing, and/or distributing marijuana. Presently, this industry is illegal under United States federal law. The Company has, and intends, to adhere strictly to the state statutes in its operations.

VIREO HEALTH INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency rates. The Company is not exposed to currency risk.

Liquidity risk

The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As of September 30, 2020, the Company’s financial liabilities consist of accounts payable and accrued liabilities, debt, and lease liabilities. The Company manages liquidity risk by reviewing its capital requirements on an ongoing basis. Historically, the Company’s main source of funding has been additional funding from shareholders. The Company’s access to financing is always uncertain. There can be no assurance of continued access to significant equity financing.

Legal Risk

Vireo U.S. operates in the United States. The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug. Under United States federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. The United States Food and Drug Administration has not approved marijuana as a safe and effective drug for any indication. In the United States marijuana is largely regulated at the state level. State laws regulating cannabis are in direct conflict with the federal Controlled Substances Act, which makes cannabis use and possession federally illegal.

23. Subsequent Events

On November 5, 2020, the Company entered into a non-binding term sheet with Green Ivy Capital and its affiliates (the "Lenders") on a senior secured, delayed draw term loan (the "Credit Facility") with an aggregate principal amount of up to $46,000,000. The Lenders are not obligated to fund unless and until definitive loan documents are executed, which is anticipated in December.

On November 16, 2020, the Company announced that a subsidiary of Jushi Holdings, Inc. ("Jushi") has exercised its option to purchase Vireo's equity in Pennsylvania Dispensary Solutions, LLC ("PDS") for total consideration of $5.0 million cash.

On November 16, 2020, the Company announced that it has exercised its right to force the redemption of all subordinate voting share purchase warrants (the “Warrants”) issued to participants in the Company’s previously announced March 10, 2020, private placement offering (the “Offering”). Each Warrant issued in conjunction with the Offering entitles the holder to purchase one subordinate voting share in the capital of Vireo for a period of three years from the date of issuance at an exercise price of C$ 0.96 per share, subject to adjustment in certain events. Vireo retained the right to require the redemption of these Warrants if the Company's five-day volume-weighted-average-price ("VWAP") on the Canadian Securities Exchange (CSE) exceeded C$ 1.44. This milestone was achieved during the trading period from November 3, 2020 through November 9, 2020. Management expects these redemptions to result in the issuance of 13,651,574 additional subordinate voting shares and cash proceeds of approximately C$ 13.1 million prior to December 31, 2020.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma combined balance sheet and statement of operations based upon the combined historical financial statements of Vireo Health International Inc. (the “Company” or “Vireo”) after giving effect to the disposal of Pennsylvania Medical Solutions, LLC (“PAMS”) by Vireo as described in the accompanying notes.

The unaudited pro forma consolidated statements of operations of the Company for the three and nine months ended September 30, 2020 and year ended December 31, 2019 remove the historical results and operations of PAMS and the Company giving effect to the transaction as if it occurred on January 1, 2019.

The unaudited pro forma combined financial information should be read in conjunction with the audited and unaudited historical financial statements of Vireo and the notes thereto.  Additional information about the basis of presentation of this information is provided in Note 2 hereto.

The unaudited pro forma financial information was prepared in accordance with Article 11 of Regulation S-X.  The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the Company.   The unaudited pro forma financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies, or cost savings that may result from the transaction or any integration costs.  Furthermore, the unaudited pro forma statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the transaction as described in the notes to the unaudited pro forma combined financial information.

On December 18, the Company announced the closing of the sale of its equity in Pennsylvania Dispensary Solutions, LLC to a subsidiary of Jushi Holdings, Inc. for total consideration of $5.7 million cash before final post-closing adjustments.

VIREO HEALTH INTERNATIONAL INC.

UNAUDITED PROFORMA STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

	For the Nine Months Ended September 30, 2020
	Vireo Health International	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$36,809,714	$(3,521,866)	(a)	$33,287,848
Cost of sales
Product costs	24,492,831	(3,104,165)	(a)	21,388,666
Inventory valuation adjustments	484,570	(167,952)	(a)	316,618
Gross profit	11,832,313	(249,749)		11,582,564

Operating expenses:
Selling, general and administrative	19,677,932	(617,201)	(a)	19,060,731
Stock-based compensation expenses	12,245,412	-		12,245,412
Depreciation	260,725	54,817	(a)	315,542
Amortization	461,737	-		461,737
Total operating expenses	32,645,806	(562,384)		32,083,422

Loss from operations	(20,813,493)	312,635		(20,500,858)

Other expenses:
Loss on sale of PP&E	13,800	-		13,800
Gain on disposal of assets	(16,884,173)	-		(16,884,173)
Loss on assets held for sale	446,544	-		446,544
Loss on derivative	5,032,537	-		5,032,537
Interest expenses, net	4,249,090	(1,483,096)	(a)	2,765,994
Other (income) expenses	205,061	-		205,061
Other expenses, net	(6,937,141)	(1,483,096)		(8,420,237)
Loss before income taxes	(13,876,352)	1,795,731		(12,080,621)
Current income tax expenses	(4,575,000)	377,104	(b)	(4,197,896)
Deferred income tax expenses	(2,225,000)	-		(2,225,000)
Net loss and comprehensive loss	$(20,676,352)	$2,172,835		$(18,503,517)

Net loss per common share - basic and diluted	(0.22)	0.03		(0.19)
Weighted average common shares outstanding—basic and diluted	95,433,233			95,433,233

See accompanying notes to the unaudited pro forma condensed combined financial statements.

VIREO HEALTH INTERNATIONAL INC.

UNAUDITED PROFORMA STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020

	For the Three Months Ended September 30, 2020
	Vireo Health International	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$12,475,782	$(414,429)	(a)	$12,061,353
Cost of sales
Product costs	7,360,671	(418,383)	(a)	6,942,288
Inventory valuation adjustments	151,328	(120,621)	(a)	30,707
Gross profit	4,963,783	124,575		5,088,358

Operating expenses:
Selling, general and administrative	6,517,464	(149,685)	(a)	6,367,779
Stock-based compensation expenses	524,052	-		524,052
Depreciation	38,097	56,791	(a)	94,888
Amortization	153,356	-		153,356
Total operating expenses	7,232,969	(92,894)		7,140,075

Loss from operations	(2,269,186)	217,469		(2,051,717)

Other expenses:
Gain on disposal of assets	(16,884,173)	-		(16,884,173)
Loss on assets held for sale	446,544	-		446,544
Loss on derivative	4,066,335	-		4,066,335
Interest expenses, net	1,255,656	(280,608)	(a)	975,048
Other (income) expenses	(108,552)	-		(108,552)
Other expenses, net	(11,224,190)	(280,608)		(11,504,798)
Income before income taxes	8,955,004	498,077		9,453,081
Current income tax expenses	(3,723,000)	104,596	(b)	(3,618,404)
Deferred income tax recoveries	(2,280,000)	-		(2,280,000)
Net income and comprehensive income	$2,952,004	$602,673		$3,554,677

Net loss per common share - basic and diluted	0.03	0.01		0.04
Weighted average common shares outstanding—basic and diluted	98,871,038			98,871,038

See accompanying notes to the unaudited pro forma condensed combined financial statement.

VIREO HEALTH INTERNATIONAL INC.

UNAUDITED PROFORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

	For the Year Ended December 31, 2019
	Vireo Health International	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$29,956,172	$(2,797,446)	(b)	$27,158,726
Cost of sales
Product costs	21,754,487	(3,462,127)	(b)	18,292,360
Inventory valuation adjustments	865,405	(186,697)		678,708
Gross profit	7,336,280	851,378	(b)	8,187,658

Operating expenses:
Selling, general and administrative	25,045,229	(3,779,545)	(b)	21,265,684
Stock-based compensation expenses	3,303,297	-		3,303,297
Depreciation	491,170	39,174	(b)	530,344
Amortization	864,230	-		864,230
Total operating expenses	29,703,926	(3,740,371)		25,963,555

Loss from operations	(22,367,646)	4,591,749		(17,775,897)

Other expenses:
Impairment of intangible assets	28,264,850	-		28,264,850
Interest expenses, net	4,460,331	-		4,460,331
Other (income) expenses	1,800,485	(15,449)	(b)	1,785,036
Other expenses, net	34,525,666	(15,449)		34,510,217
Loss before income taxes	(56,893,312)	4,607,198		(52,286,114)
Current income tax expenses	(2,231,000)	967,512	(c)	(1,263,488)
Deferred income tax recoveries	1,645,000	-		1,645,000
Net loss and comprehensive loss	$(57,479,312)	$5,574,710		$(51,904,602)

Net loss per common share – basic and diluted	(0.71)	0.07		(0.64)
Weighted average common shares outstanding—basic and diluted	80,822,129			80,822,129

See accompanying notes to the unaudited pro forma condensed combined financial statements.

VIREO HEALTH INTERNATIONAL INC.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On June 22, 2020, the Company reached a definitive agreement with Jushi Inc, a subsidiary of Jushi Holdings, Inc. (“Jushi”), to divest all the equity in its subsidiary company, Pennsylvania Medical Solutions, LLC (“PAMS”). PAMS manufactures cannabis-based products in a 90,000 square foot co-located cultivation and processing facility and holds a permit for such activities in the state of Pennsylvania.

On August 11, 2020, the Company completed the sale of its equity in PAMS to Jushi for a total consideration of $37 million. The transaction's total consideration of $37 million includes $16.3 million in cash, $3.8 million in the form of a four-year note with an 8 percent coupon rate payable quarterly. The transaction also includes an 18-month option for Jushi to purchase all the equity in another Vireo Health subsidiary, Pennsylvania Dispensary Solutions, LLC, for an additional $5 million in cash.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements as adjusted to give effect to the disposal of PAMS. The unaudited pro forma combined statements of operations for the three and nine months ended September 30, 2020 and the year ended December 31, 2019 give effect to the PAMS disposal as if it had occurred on January 1, 2019.

3.	Unaudited Pro Forma Consolidated Condensed Statements of Operations

The unaudited pro forma consolidated condensed statements of operations for the three and nine months ended September 30, 2020 and the year ended December 31, 2019 include adjustments made to historical financial information of the Company assuming that the sale of PAMS was consummated on January 1, 2019. These adjustments reflect the elimination of the results of operations of PAMS as a result of the transaction.

(a)	To eliminate PAMS’s results of operations for the period.
(b)	This adjustment represents the estimated income tax effect of the pro-forma adjustments. The tax effect of the pro-forma adjustments was calculated using historical statutory rate of 21% in effect for the periods presented.

Appendix A

List of Licenses of Vireo Health International, Inc.

Licenses in the State of Arizona

Holding Entity	Permit/License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Arizona Natural Remedies, Inc.	00000028DCGV00174888	Phoenix, AZ	8/7/2022	Dispensary approved to cultivate
Arizona Natural Remedies, Inc.	00000028DCGV00174888	Phoenix, AZ	8/7/2022	Cultivation site approved to cultivate

Licenses in the State of Maryland

Holding Entity	Permit/License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
MaryMed, LLC	P-18-00004	Hurlock, MD	11/7/2024	Processor
MaryMed, LLC	G-18-00001	Hurlock, MD	11/7/2024	Grower

License in the State of Massachusetts

Holding Entity	Local License, Permit or Clearance	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Mayflower Botanicals, Inc.	TBD	Town of Holland, MA	N/A - Provisional, see column J	Provisional Cert. for Dispensary, Cultivation & Processing Facility

Licenses in the State of Minnesota

Holding Entity	Local License, Permit or Clearance	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Vireo Health Minnesota, LLC	N/A - Medical Manufacturer Registration Agreement Signed by MDH Commissioner of Health on 12/2/2019 and Amber Shimpa on 11/20/19	Otsego, MN (Manufacturing)	11/30/2021	Vertically Integrated – Medical (production, cultivation, processing and dispensing)
Vireo Health Minnesota, LLC	N/A - Medical Manufacturer Registration Agreement Signed by MDH Commissioner of Health on 12/2/19 and Amber Shimpa on 11/20/19	Minneapolis, MN (Dispensary) Bloomington, MN (Dispensary) Rochester, MN (Dispensary) Moorhead, MN (Dispensary) Blaine, MN (Dispensary) Hermantown, MN (Dispensary)	11/30/2021	Vertically Integrated - Medical (production, cultivation, processing, and dispensing)

Licenses in the State of New Mexico

Holding Entity	Permit/License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Red Barn Growers	Red Barn Growers	Santa Fe, NM	7/31/2021	Non-profit producer
Red Barn Growers	Red Barn Growers	Gallup, NM	7/31/2021	Non-profit producer
Red Barn Growers	Red Barn Growers	Gallup, NM	7/31/2021	Non-profit producer

Licenses in the State of New York

Holding Entity	Permit/License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Vireo Health of New York, LLC	MM0201M	Perth, NY	7/31/2021	Manufacturing
Vireo Health of New York, LLC	MM0202D	Johnson City, NY	7/31/2021	Dispensing
Vireo Health of New York, LLC	MM0203D	Albany, NY	7/31/2021	Dispensing
Vireo Health of New York, LLC	MM0204D	White Plains, NY	7/31/2021	Dispensing
Vireo Health of New York, LLC	MM0205D	Elmhurst, NY	7/31/2021	Dispensing

License in the State of Ohio

Holding Entity	Permit/License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Ohio Medical Solutions, Inc.	MMCPP00102	Akron, OH	12/1/2021	Certificate of Operation - Process Medical Marijuana

License in the State of Puerto Rico

Holding Entity	Permit/License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Vireo Health de Puerto Rico		Puerto Rico - 6 locations anticipated		Provisional Cultivation and Provisional Dispensary

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

VIREO HEALTH INTERNATIONAL, INC.

/s/ Kyle E. Kingsley
By: Kyle E. Kingsley
Title: Chief Executive Officer

Date: December 21, 2020

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1#	Articles of Vireo Health International, Inc.

4.1	Coattail Agreement, dated March 18, 2019, by and among Kyle E. Kingsley, Vireo Health International, Inc. and Odyssey Trust Company

4.2	Form of Warrant to Purchase Subordinate Voting Shares of Vireo Health International, Inc.

10.1#	Business Combination Agreement between Darien Business Development Corp., Vireo Health, Inc., Vireo Finco (Canada) Inc., 1197027 B.C. LTD. and Darien Merger Sub, LLC, dated February 13, 2019

10.2†#	Vireo Health, Inc. 2018 Equity Incentive Plan

10.3†#	Vireo Health International, Inc. 2019 Equity Incentive Plan

10.4†#	Form of Incentive Stock Option Agreement under the Vireo Health, Inc. 2018 Equity Incentive Plan

10.5†#	Form of Incentive Stock Option Agreement under the Vireo Health International, Inc. 2019 Equity Incentive Plan (Directors)

10.6†#	Form of Incentive Stock Option Agreement under the Vireo Health International, Inc. 2019 Equity Incentive Plan (Officers)

10.7†#	Incentive Stock Option Agreement by and between Vireo Health International, Inc. and Kyle Kingsley, as of March 18, 2019

10.8†#	Amended and Restated Executive Employment Agreement between Vireo Health International, Inc. and Bruce Linton, dated March 9, 2020

10.9†	Confidential Separation and Transition Services Agreement, Waiver and Release between Vireo Health, Inc. and Aaron Hoffnung, effective March 4, 2020

10.10†#	Employment Agreement between Vireo Health International, Inc. and Shaun Nugent, dated November 12, 2019

10.11	Master Purchase Agreement among Vireo Health, Inc., Harwich LLC, Mayflower Botanicals, Inc., the Owners (as defined therein), and Landing Rock LLC dated February 1, 2019

10.12	Third Amended and Restated Membership Interest and Stock Purchase Agreement among Vireo Health of Arizona, LLC, Mark Wright, Shane Howell, Gordon Hamilton, and Robert Kivlighn, dated February 26, 2019

10.13	Equity Purchase Agreement by and among Vireo Health, Inc., Pennsylvania Medical Solutions, LLC, PASPV Holdings, LLC and Jushi Inc., dated June 21, 2021

10.14	Lease Agreement between IIP-NY 2 LLC and Vireo Health of New York, LLC, dated October 23, 2017

10.15	First Amendment to Lease Agreement between IIP-NY 2 LLC and Vireo Health of New York, LLC, dated December 7, 2018

10.16	Second Amendment to Lease Agreement between IIP-NY 2 LLC and Vireo Health of New York, LLC, dated April 10, 2020

10.17	Commercial Lease Agreement by and between 100 Enterprise Drive, LLC and MaryMed, LLC, dated April 21, 2017

10.18	Lease Amendment by and between 100 Enterprise Drive, LLC and MaryMed, LLC, effective as of May 8, 2020

10.19	Lease Agreement between IIP-MN 1 LLC and Minnesota Medical Solutions, LLC, dated November 8, 2017

10.20	First Amendment to Lease Agreement between IIP-MN 1 LLC and Minnesota Medical Solutions, LLC, dated December 7, 2018

10.21	Second Amendment to Lease Agreement between IIP-MN 1 LLC and Minnesota Medical Solutions, LLC, dated September 25, 2019

10.22	Third Amendment to Lease Agreement between IIP-MN 1 LLC and Minnesota Medical Solutions, LLC, dated February 18, 2020

10.23	Fourth Amendment to Lease Agreement between IIP-MN 1 LLC and Minnesota Medical Solutions, LLC, dated April 10, 2020

21.1	List of Subsidiaries of Vireo Health International, Inc.

†	Indicates a management contract or compensatory plan or arrangement.
#	Previously Filed.